Exhibit 1.1

MEMORANDUM OF ASSOCIATION
AND

ARTICLES OF ASSOCIATION
OF

ICICI BANK LIMITED

(All amendments made till November 20, 2014 have been incorporated)

ICICI BANK LIMITED

__________________________________________________

MEMORANDUM OF ASSOCIATION

AND

ARTICLES OF ASSOCIATION

Co.No.04-21012

Fresh certificate of Incorporation Consequent on

C H A N G E   O F   N A M E

In the OFFICE OF
THE REGISTRAR OF COMPANIES
GUJARAT.
DADRA AND NAGAR HAVELI.

(Under the Companies Act. 1956 (1 of 1956))

IN THE MATTER OF

ICICI BANKING CORPORATION LIMITED

I hereby certify that

ICICI BANKING CORPORATION LIMITED

---

which was originally incorporated on 05/01/1994 under the Companies Act. 1956 and under the name

ICICI BANKING CORPORATION LIMITED

---

having duly passed the necessary resolution in terms of Section 21/31/44 of the Companies Act. 1956. on 14/06/1999 and the approval of the Central Government signifies in writing having been accorded thereto by the Registrar of Companies, Gujarat, vide his letter dated 10/09/1999 in terms of Government of India, Ministry of Law, Justice, & Company Affairs. (Department of Company Affairs) Notification No. GSR 507(E) dated 24-06-1985 the name of the said Company is this day changed to

ICICI BANK LIMITED

---

and this certificate is issued pursuant to section 23(1) of the said Act.

Given under my hand at AHMEDABAD.

Dated this 10/09/1999

(S. S. BALANI)
REGISTRAR OF COMPANIES, GUJARAT
DADRA & NAGAR HAVELI.

फ़ार्म० आई० आर०

FORM I. R.

CERTIFICATE OF INCORPORATION

निगमन का प्रमाण-पत्र

ता.................. का स..............................

No. 04- 21012 of 1993-94

मैं एतद्द्वारा प्रमाणित करता हूं कि आज ____________________

कम्पनी अधिनियम 1956 (1956 का1) के अधीन निगमित की गई हैं और यह कम्पनी परिसीमित है।

I HEREBY CERTIFY THAT ICICI BANKING CORPORATION LIMITED * * *

IS THIS DAY INCORPORATED UNDER THE COMPANIES ACT, 1956 (NO. 1 OF 1956) AND THAT THE COMPANY IS LIMITED.

मेरे हस्ताक्षर से आज ता ____________________ को दिया गया।

GIVEN UNDER MY HAND AT AHMEDABAD THIS FIFTH DAY OF JANUARY ONE THOUSAND NINE HUNDRED NINETY FOUR.

REGISTRAR OF COMPANIES GUJARAT

(V.K. PARMAR)

ASSTT. Registrar of Companies,

GUJARAT,

Dadra & Nagar Haveli

सत्यमेव जयते

Co.No.04-21012

कारबार प्रारम्भ करने के लिए प्रमाण-पत्र

CERTIFICATE FOR COMMENCEMENT OF BUSINESS

कम्पनी अधिनियम, 1956 की धारा 149 (3) अनुसरणम

Pursuant of Section 149 (3) of The Companies Act, 1956

मैं एतदद्वारा प्रमाणित करता हूं कि ____________________
जो कम्पनी अधिनियम, 1956 के अधीन तारीख ______________ को निगमित की गई थी और जिसने आज विहित प्ररुप में सम्यक रुप में सत्यापित घोषणा फाइल कर दी है कि उक्त अधिनियम की धारा 149 (1) (क) से लेकर (घ) तक/149 (2) (क) से लेकर (ग) तक की शर्तों का अनुपालन किया गया है, कारबार प्रारंभ करने की हकदार है ।

I hereby certify that the ICICI BANKING CORPORATION LIMITED * * *

which was incorporated under The Companies Act, 1956, on the FIFTH day of JANUARY 1994 and which has this day filed a duly verified declaration in this prescribed form that the conditions of section 149 (1) (a) to (d) / 149 (2) (a) to (c) of the said Act, have been complied with, is entitled to commence business.

मेरे हस्ताक्षर से यह तारीख ______________ को ______________ में दिया गया ।

Give under my hand at AHMEDABAD this TWENTY FOURTH day of FEBRUARY One Thousand Nine Hundred Ninety FOUR.

(M.L. SHARMA)

कम्पनीयों का रजिस्ट्रार

Registrar of Companies
Gujarat, Dadra & Nagar Haveli

Co. No. 04-21012

(Section 18(1) of The Companies Act, 1956)

CERTIFICATE OF REGISTRATION OF

SPECIAL RESOLUTION PASSED UNDER SUB Section (1) of
Section 17 of the COMPANIES ACT, 1956.

The M/S ICICI BANK LIMITED

having by Special Resolution passed on 11.06.2001 altered the provisions of its Memorandum of Association with respect to the objects of the Company and filed with the Registrar of Companies, on 20.06.2001

I hereby certify that the Special Resolution filed has this day been registered.

Given under my hand at AHMEDABAD this EIGHTEENTH day of FEBRUARY TWO THOUSAND TWO.

(P. MEENA)
ASSTT. REGISTRAR OF COMPANIES,
GUJARAT.
DADRA & NAGAR HAVELI.

Co. No. 04-21012

(Section 18(1) of The Companies Act, 1956)

CERTIFICATE OF REGISTRATION OF

SPECIAL RESOLUTION PASSED UNDER SUB Section (1) of Section 17
of the COMPANIES ACT, 1956.

M/S.ICICI BANK LIMITED

having by Special Resolution passed on 16.09.2002 altered the provisions of its Memorandum of Association with respect to the objects of the Company and filed with the Registrar of Companies, on 26.11.2002

I hereby certify that the Special Resolution filed has this day been registered.

Given under my had at Ahmedabad this 26TH day of NOVEMBER, 2002

Two Thousand TWO.

(P. MEENA)
ASSTT. REGISTRAR of COMPANIES,
GUJARAT.
DADRA & NAGAR HAVELI.

I

INDEX

Page

MEMORANDUM OF ASSOCIATION	...	...	...	1-10
ARTICLES OF ASSOCIATION	...	...	...	11-67
Table A Excluded	...	...	...	11
Interpretation	...	...	...	11
Preliminary	...	...	...	12
Capital	...	...	...	12
Underwriting Commission	...	...	...	16
Certificates	...	...	...	16
Calls	...	...	...	17
Forfeiture, Surrender and Lien	...	...	...	19
Transfer and Transmission of Shares	...	...	...	21
Conversion of Shares into Stock	...	...	...	24
Increase, Reduction and Alteration of Capital	...	...	...	24
Modification of Class Rights	...	...	...	26
Joint Holders	...	...	...	27
Borrowing Powers	...	...	...	27
Meetings	...	...	...	29
Proceedings at General Meeting	...	...	...	32
Votes of Members	...	...	...	34
Directors	...	...	...	36
Rotation of Directors	...	...	...	42
Chairman , Executive Chairman , Chairman and
Managing Director , Managing Director
Whole-time Director	...	...	...	45
Proceedings of Directors’ Meetings	...	...	...	47
Powers of Directors	...	...	...	50
Minutes	...	...	...	55
The Seal	...	...	...	55
Establishment of Reserve Fund	...	...	...	56
Dividends	...	...	...	56
Capitalisation	...	...	...	58
Accounts	...	...	...	59
Audit	...	...	...	60
Notices	...	...	...	62
Winding up	...	...	...	63
Secrecy Clause	...	...	...	64
Indemnity and Responsibility	...	...	...	64

ANNEXURES -  Resolutions for amendments to the Memorandum & Articles of Association, copies of Schemes of amalgamations, Order of High Court, Letters of RBI

67 onwards

II

ABSTRACT

OF

ARTICLES OF ASSOCIATION

OF

ICICI BANK LIMITED

TABLE A EXCLUDED

				Article	Page
Table A not to apply
(except as expressly provided in these presents)	...	...	...	1	11
Company to be governed by these Articles	...	...	...	2	11
INTERPRETATION
“Interpretation” Clause	...	...	...	3	11
“The Act” or “the said Act”	...	...	...	3	11
“Board”, “Board of Directors”	...	...	...	3	11
“Banking Act”	...	...	...	3	11
“The Company”	...	...	...	3	11
“Directors”	...	...	...	3	11
“Financial Year”	...	...	...	3	11
“Members”	...	...	...	3	11
“Month”	...	...	...	3	11
“The Office”	...	...	...	3	12
“These presents”	...	...	...	3	12
“The Register”	...	...	...	3	12
“The Registrar”	...	...	...	3	12
“Regulatory Agencies”	...	...	...	3	12
“Reserve Bank”	...	...	...	3	12
“The said Acts”	...	...	...	3	12
“The Seal”	...	...	...	3	12
“In Writing” or “Written”	...	...	...	3	12
Singular number	...	...	...	3	12
Gender	...	...	...	3	12
Persons	...	...	...	3	12
Expressions in the Act to bear the same meaning
in Articles	...	...	...	3	12
Marginal notes	...	...	...	3	12
PRELIMINARY
Copies of Memorandum and
Articles of Association, etc., to be furnished	...	...	...	4	12
CAPITAL
Capital	...	...	...	5	12
Power to increase or reduce capital	...	...	...	5	13
Power to issue Redeemable Preference Shares	...	...	...	5	13
Register of Members and Debenture-holders	...	...	...	6	13

III

				Article	Page
Closure of Register of Members, etc.	...	...	...	7	13
Foreign Register	...	...	...	8	13
Inspection of Register of Members,
Debenture-holders, etc.	...	...	...	9	14
Extracts or Copy of Register, etc.	...	...	...	9	14
The Company to send copy of Register, etc.	...	...	...	9	14
Nature and numbering of shares	...	...	...	10	14
Shares to be numbered progressively and no share
to be subdivided	...	...	...	10	14
Restriction on allotment	...	...	...	11	14
Shares at the disposal of the Directors	...	...	...	12	14
Directors may allot shares as fully paid-up or
partly paid-up	...	...	...	13	15
Unclassified shares	...	...	...	14	15
Issue of shares by General Meeting	...	...	...	15	15
Acceptance of shares	...	...	...	16	15
Deposit and calls, etc., to be debt payable immediately	...	...	...	17	15
Issue of shares at a discount	...	...	...	18	15
Instalments on shares	...	...	...	19	16
Calls on shares of the same class to be on uniform
basis	...	...	...	20	16
Company not bound to recognise any interest in shares other than that of the registered holders	...	...	...	21	16
Company’s funds may not be employed / lent for
acquiring shares of the Company	...	...	...	22	16
UNDERWRITING COMMISSION
Commission for subscribing to shares	...	...	...	23	16
CERTIFICATES
Issue of certificates	...	...	...	24	16
Delivery of share certificates	...	...	...	24	16
Issue of new certificate in place of one defaced,
lost or destroyed	...	...	...	25	16
Manner of issue, renewal, etc., of certificate	...	...	...	25	17
Fractional certificates	...	...	...	26	17
CALLS
Calls	...	...	...	27	17
Call to date from resolution	...	...	...	28	17
Notice of call	...	...	...	29	18
Directors may extend time	...	...	...	30	18
Amount payable at fixed time or by instalments as calls	...	...	...	31	18
When interest on call or instalment payable	...	...	...	32	18
Partial payment not to preclude forfeiture	...	...	...	33	18
Payment in advance of calls may carry interest	...	...	...	34	18
Members not entitled to privileges of membership
until all calls are paid	...	...	...	35	18
Evidence in actions by Company against shareholders	...	...	...	36	18

IV

				Article	Page
FORFEITURE, SURRENDER AND LIEN
If call or instalment not paid, notice must be given	...	...	...	37	19
Form of notice	...	...	...	38	19
In default of payment, shares may be forfeited	...	...	...	39	19
Entry of forfeiture on Register of Members	...	...	...	40	19
Forfeited shares to be property of the Company
and may be sold, etc.	...	...	...	41	19
Power to annul forfeiture	...	...	...	42	19
Effect of forfeiture	...	...	...	43	19
Shareholders liable to pay money and interest
owing at the time of forfeiture	...	...	...	44	19
Certificate of forfeiture	...	...	...	45	20
Title of purchaser and allottee of forfeited share	...	...	...	46	20
Cancellation of share certificates in respect of
forfeited shares	...	...	...	47	20
Application of forfeiture provisions	...	...	...	48	20
Company’s lien on shares	...	...	...	49	20
As to enforcing lien by sale	...	...	...	50	20
Application of proceeds of sale	...	...	...	51	20
Surrender of shares	...	...	...	52	20
TRANSFER AND TRANSMISSION OF SHARES
Register of transfers	...	...	...	53	21
Transfer not to be registered except on production
of instrument of transfer		...	...	54	21
Transfer of instrument by legal representative	...	...	...	55	21
Application for transfer	...	...	...	56	21
Company’s power to refuse transfer	...	...	...	57	22
Transferor liable until the transferee entered on
Register	...	...	...	58	22
Directors may refuse to register transfer	...	...	...	59	22
Notice of refusal to transferee and transferor	...	...	...	60	23
Transfer to minor, etc.	...	...	...	61	23
Custody of transfer deeds	...	...	...	62	23
Title to shares of deceased holder	...	...	...	63	23
Registration of persons entitled to shares otherwise
than by transfer (Transmission Clause)	...	...	...	64	23
Refusal to register nominee	...	...	...	65	23
Board may require evidence of transmission	...	...	...	66	23
Fee on transfer or transmission	...	...	...	67	24
The Company not liable for disregard of a
notice prohibiting registration of transfer	...	...	...	68	24
CONVERSION OF SHARES INTO STOCK
Conversion of shares into stock and reconversion	...	...	...	69	24
Transfer of stock	...	...	...	70	24
Rights of stockholders	...	...	...	71	24
Share regulations to apply	...	...	...	72	24

V

				Article	Page
INCREASE, REDUCTION AND ALTERATION OF CAPITAL
Increase of capital	...	...	...	73	24
On what conditions new shares may be issued	...	...	...	74	25
Further issue of capital	...	...	...	75	25
Shares under control of General Meeting	...	...	...	76	25
Same as original capital	...	...	...	77	26
Reduction of capital	...	...	...	78	26
Division and subdivision of shares	...	...	...	79	26
Directors’ discretion regarding subdivision	...	...	...	80	26
Company may purchase its own shares	...	...	...	80A	26
MODIFICATION OF CLASS RIGHTS
Power to modify right of different classes of shareholders
and the rights of dissentient shareholders	...	...	...	81	26
JOINT-HOLDERS
Joint-holders	...	...	...	82	27
Company may refuse to register more than three persons...	...	...	...	82	27
Joint and several liability for all payments in respect
of shares	...	...	...	82	27
Title of survivors	...	...	...	82	27
Receipt of one joint-holder sufficient	...	...	...	82	27
Delivery of certificates and giving notice to first-named holder ...	...	...	...	82	27
Votes of joint-holders	...	...	...	82	27
BORROWING POWERS
Power to borrow	...	...	...	83	27
Bonds, debentures, etc., to be subject to the control
of Directors	...	...	...	84	28
Securities may be assignable free from equities	...	...	...	85	28
Issue of bonds, debentures, etc., at discount, etc.,
or with special privilege	...	...	...	86	28
Mortgage of uncalled capital	...	...	...	87	28
Register of charges	...	...	...	88	28
MEETINGS
Annual General Meeting	...	...	...	89	29
Extraordinary General Meetings	...	...	...	90	29
Calling of Extraordinary General Meetings	...	...	...	91	29
Notice of Meeting	...	...	...	92	30
Contents and manner of service of notice and
persons on whom it is to be served	...	...	...	93	30
Omission to give notice not to invalidate the
proceedings at the meeting	...	...	...	93	31
Business at the Annual General Meeting	...	...	...	94	31
Explanatory Statement to be annexed to the notice	...	...	...	94	31
Ordinary and Special Resolutions	...	...	...	95	31
Resolutions requiring Special Notice	...	...	...	96	32

VI

				Article	Page
PROCEEDINGS AT GENERAL MEETING
Quorum at General Meeting	...	...	...	97	32
Business confined to election of Chairman whilst
Chair vacant	...	...	...	98	32
Chairman of General Meeting	...	...	...	99	32
Proceedings when quorum not present	...	...	...	100	32
Adjournment of meeting	...	...	...	101	33
What is to be evidence of the passing of
resolution where poll not demanded	...	...	...	102	33
Demand for poll	...	...	...	103	33
Time of taking poll	...	...	...	104	33
Right of Member to use his votes differently	...	...	...	105	33
Scrutineers at poll	...	...	...	106	33
Manner of taking poll and result thereof	...	...	...	107	34
Motion how decided in case of equality of votes	...	...	...	108	34
Demand for poll not to prevent transaction
of other business	...	...	...	109	34
Minutes of General Meeting	...	...	...	110	34
Inspection of Minutes Books	...	...	...	111	34
Copies of Minutes	...	...	...	112	34
VOTES OF MEMBERS
Votes	...	...	...	113	34
Voting by Members of unsound mind	...	...	...	114	34
Voting by Body Corporates	...	...	...	115	34
Votes in respect of shares of deceased Members	...	...	...	116	35
Qualification of proxy	...	...	...	117	35
Votes may be given by proxy or attorney	...	...	...	118	35
Execution of instrument of proxy	...	...	...	119	35
Deposit of instruments of appointment and inspection	...	...	...	120	35
Custody of the instrument	...	...	...	121	36
Validity of votes given by proxy notwithstanding
death of Member, etc.	...	...	...	122	36
Time for objections to votes	...	...	...	123	36
Chairman of any meeting to be the judge of
validity of any vote	...	...	...	124	36
Equal rights of Members	...	...	...	125	36
DIRECTORS
Number of Directors	...	...	...	126	36
First Directors	...	...	...	127	36
Non-rotational Directors	...	...	...	128	36
Debenture Director	...	...	...	129	37
Alternate Director	...	...	...	130	37
Share qualification	...	...	...	131	38
Remuneration of Directors	...	...	...	132	38

VII

				Article	Page
Directors, not bona fide residents of the place where a
meeting is held, may receive extra compensation	...	...	...	133	38
Extra remuneration to Directors for special work	...	...	...	134	38
Additional Director	...	...	...	135	39
Casual vacancy	...	...	...	136	39
Directors may act notwithstanding vacancy	...	...	...	137	39
Office of Directors becoming vacant	...	...	...	138	39
Period from which disqualification to take effect	...	...	...	138	40
Disclosure of interest by Director	...	...	...	139	40
Interested Director not to participate or vote in
Board Meetings	...	...	...	140	41
Directors may be Directors of companies promoted
by the Company	...	...	...	141	41
Disclosures by Director on appointment	...	...	...	141	41
Register of Directors, etc.	...	...	...	141	42
Director to give notice of his shareholdings	...	...	...	141	42
Disclosure by Director of interest in any other
company, etc.	...	...	...	141	42
ROTATION OF DIRECTORS
Directors to retire annually how determined	...	...	...	142	42
Which Directors to retire	...	...	...	143	42
Re-election	...	...	...	144	42
Company to fill up vacancy	...	...	...	145	42
Retiring Directors to remain in office till
successors appointed	...	...	...	146	42
Appointment of Directors to be voted on individually	...	...	...	147	43
Company may increase or reduce the number
of Directors	...	...	...	148	43
Right of persons other than retiring Directors to
stand for Directorship	...	...	...	149	43
Removal of Directors	...	...	...	150	44
CHAIRMAN - EXECUTIVE CHAIRMAN - CHAIRMAN AND MANAGING DIRECTOR -
MANAGING DIRECTOR - WHOLE-TIME DIRECTOR
Board may appoint Chairman, Managing Director(s)
or Whole-time Director(s)	...	...	...	151	45
What provisions they will be subject to	...	...	...	151(d)	46
Remuneration of Managing or Whole-time Director(s)	...	...	...	151	46
PROCEEDINGS OF DIRECTORS’ MEETINGS
Meeting of Directors	...	...	...	152	47
When meeting to be convened	...	...	...	153	47
Notice of meetings	...	...	...	154	47
Quorum and its competence to exercise powers	...	...	...	155	47
Procedure where meetings adjourned for want of quorum	...	...	...	156	48

VIII

				Article	Page
Directors may appoint Committees	...	...	...	157	48
Meetings of Committees how to be governed	...	...	...	158	48
Chairman to preside over meetings of Board	...	...	...	159	48
Questions at Board Meetings to be decided	...	...	...	159	48
Powers to be exercised at meeting	...	...	...	160	48
Certain powers to be exercised by Board at meeting only	...	...	...	161	48
Consent of the Company necessary for exercise
of certain powers	...	...	...	162	49
Acts of Board or Committees valid notwithstanding
defect of appointment	...	...	...	163	50
Resolution by circular	...	...	...	164	50
Reconstitution of the Board	...	...	...	165	50
POWERS OF DIRECTORS
General powers of Company vested in Directors	...	...	...	166	50
Specific powers given to Directors	...	...	...	167	51
To pay costs of incorporation	...	...	...	167	51
Seal abroad	...	...	...	167	51
Acquiring properties, rights, etc.	...	...	...	167	51
To pay for property	...	...	...	167	51
To insure properties	...	...	...	167	51
To open bank accounts	...	...	...	167	51
To secure contracts by mortgage	...	...	...	167	51
To attach conditions	...	...	...	167	51
To accept surrender of shares	...	...	...	167	52
To appoint trustees	...	...	...	167	52
To institute, act, conduct legal proceedings	...	...	...	167	52
To refer to arbitration	...	...	...	167	52
To act in matters of bankruptcy and insolvency	...	...	...	167	52
To give receipts	...	...	...	167	52
To determine who shall be entitled to sign on
Company’s behalf	...	...	...	167	52
To invest moneys	...	...	...	167	52
To give security by way of indemnity	...	...	...	167	52
To give interest in particular business or transaction, etc.	...	...	...	167	52
To provide for the welfare of employees, etc.	...	...	...	167	53
To subscribe to charitable funds	...	...	...	167	53
To establish revenue fund	...	...	...	167	53
To appoint officers, etc.	...	...	...	167	53
To ensure compliance of local laws	...	...	...	167	54
To establish Local Boards	...	...	...	167	54
To appoint attorneys	...	...	...	167	54
Delegation of powers	...	...	...	167	54
Subdelegation of powers	...	...	...	167	54
To enter into contracts	...	...	...	167	54

IX

				Article	Page
Provisions of the Act to be complied with by Directors	...	...	...	168	55
MINUTES
Minutes of proceedings of Board of Directors
and Committees	...	...	...	169	55
By whom Minutes to be signed and effect thereof	...	...	...	170	55
THE SEAL
The Seal, its custody and use	...	...	...	171	55
ESTABLISHMENT OF RESERVE FUND
Reserve funds	...	...	...	172	56
DIVIDENDS
Division of profit	...	...	...	173	56
Capital paid up in advance at interest not
to earn dividend	...	...	...	174	56
Dividends in proportion to amount paid up	...	...	...	175	56
Declaration of dividend and writing off
capitalised expenses	...	...	...	176	56
Power to declare dividend without writing off	...	...	...	176	56
The Company in General Meeting may
declare a dividend	...	...	...	177	56
No larger dividend than recommended by Directors,
etc.	...	...	...	178	56
Interim dividend	...	...	...	179	57
Retention of dividends	...	...	...	180	57
No Member to receive dividend whilst indebted to the Company
and Company’s right of reimbursement thereof	...	...	...	181	57
Transfer of shares must be registered	...	...	...	182	57
Dividends how remitted	...	...	...	183	57
Unclaimed dividends	...	...	...	184	57
Dividend and call together	...	...	...	185	58
Special provision in reference to dividend	...	...	...	186	58
CAPITALISATION
Capitalisation	...	...	...	187	58
ACCOUNTS
Accounts	...	...	...	188	59
Furnishing of statement of accounts and reports	...	...	...	189	59
Form and contents of Balance Sheet and
Profit and Loss Account	...	...	...	190	60
Authentication of Balance Sheet and other documents
copies thereof to be sent to Members	...	...	...	191	60
Copies of Balance Sheet, Profit and Loss Account and
Auditors’ Report shall be filed with the Registrar	...	...	...	192	60
AUDIT
Accounts to be audited	...	...	...	193	60
Appointment and qualification of Auditors	...	...	...	194	60
Branch audit	...	...	...	195	60
Remuneration of Auditors	...	...	...	196	60

X

				Article	Page
Auditors: their Report, powers and duties	...	...	...	197	61
Auditors’ right to attend meetings	...	...	...	198	61
Additional information in Auditors’ Report	...	...	...	199	61
Reasons for qualifications in Auditors’ Report	...	...	...	200	62
No qualifying remark in Auditors’ Report for
non-disclosure of certain information	...	...	...	201	62
Accounts when audited and approved to be conclusive
except as to errors discovered within three months	...	...	...	202	62
NOTICES
Notice	...	...	...	203	62
Notice on Members having no registered address	...	...	...	204	63
Notice on persons acquiring shares on death or
insolvency of Member	...	...	...	205	63
Persons entitled to notice of General Meetings	...	...	...	206	63
Notice by Company and signature thereto	...	...	...	207	63
Transferee, etc., bound by prior notices	...	...	...	208	63
Notice valid though Member deceased	...	...	...	209	63
WINDING UP
Winding up	...	...	...	210	63
Distribution in specie or kind	...	...	...	211	63
Distribution of assets	...	...	...	212	64
Right of shareholders in case of sale	...	...	...	213	64
SECRECY CLAUSE
Secrecy clause	...	...	...	214	64
INDEMNITY AND RESPONSIBILITY
Directors’ and others’ right to indemnity	...	...	...	215	64

COMPANIES ACT, 1956 COMPANY LIMITED BY SHARES MEMORANDUM OF ASSOCIATION OF ICICI BANK LIMITED

Special Adhesive Stamp Rs. 100/- 14. 12. 1993

I.	The name of the Company is ICICI BANK LIMITED.1

II.	The Registered Office of the Company will be situated in the State of Gujarat.

III.	The objects for which the Company is established are :

A.	THE MAIN OBJECTS TO BE PURSUED BY THE COMPANY ON ITS INCORPORATION ARE :

1.	To establish and carry on business of banking in any part of India or outside India.

2.	To carry on the business of accepting, for the purpose of lending or investment, of deposits of money repayable on demand or otherwise and withdrawable by cheque, draft, order or otherwise.

3.	To borrow, raise or take up money, lend or advance money with or without interest either upon or without security.

4.	To draw, make, execute, issue, endorse, negotiate, accept, discount, buy, sell, collect and deal in bills of exchange, hundies, promissory notes, coupons, drafts, bills of lading, railway receipts, warrants, debentures, bonds, mortgage-backed securities, letters of credit or obligations, certificates, scrips and other instruments and securities whether transferable or negotiable or mercantile or not.

5.	To grant and issue letters of credit, traveller’s cheques and circular notes, buy, sell and deal in bullion and specie.

6.	To receive all kinds of bonds, scrips or valuables on deposit or for safe custody or otherwise, provide safe deposit vaults, collect and transmit money, negotiable instruments and all securities.

7.	To buy, acquire, issue on commission, deal, sell, dispose of, exchange, convert, underwrite, subscribe, participate, invest in and hold whether on its own account or on behalf of any person, body corporate, company, society, firm or association of persons whether incorporated or not, shares, stocks, funds, debentures, debenture stocks, units, promissory notes, bills of exchange, bonds, warrants, participation certificates or participation units, other money market or capital market instruments, obligations and securities and investments of all kinds issued or guaranteed by any government, state, dominion, sovereign body, commission, public body or authority, supreme, local or municipal or company or body, whether incorporated or not or by any person or association.

7A2       To securitise, purchase, acquire, invest in, transfer, sell, dispose of or trade in any financial asset whatsoever, receivables, debts, whether unsecured or secured by mortgage of immoveables or charge on movables or otherwise, securitised debts, asset or mortgaged-backed securities or mortgage- backed securitised debts and to manage, service or collect the same and to appoint managing, servicing or collection agent therefor and to issue certificates or other instruments in respect thereof to public or private investors

1	The name of the Company has been changed from ICICI Banking Corporation Limited to ICICI Bank Limited pursuant to the Special Resolution passed by the Members at their Fifth Annual General Meeting held on June 14, 1999 and approval of the Registrar of Companies vide fresh certificate of incorporation dated September 10, 1999.

2	Clause 7A has been inserted pursuant to the Special Resolution passed by the Members by means of postal ballot, the result of which was declared at the Eighth Annual General Meeting held on September 16, 2002 as also approved by Reserve Bank of India vide its letter dated May 12, 2004.

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and to guarantee and insure the due payment, fulfillment and performance of obligations in respect thereof or in connection therewith and to promote, establish, undertake, organise, manage, hold or dispose of any special purpose entity, body corporate or vehicle for carrying on all or any such activities.

8.	To act as foreign exchange dealer and to buy, sell or otherwise deal in all kinds of foreign currencies including foreign bank notes, foreign currency options, forward covers, swaps of all kinds and to transact for itself or on behalf of any person, body corporate, company, society, firm or association of persons whether incorporated or not, all transactions in foreign currencies.

9.	To carry on the activities of bill discounting, rediscounting bills, marketing, factoring, dealing in commercial paper, treasury bills, certificate of deposits and other financial instruments.

10.	To act as agents for any government or local authority or any other person or persons, carry on agency business of any description including clearing and forwarding of goods, give receipts and discharges and otherwise act as an attorney on behalf of customers, but excluding the business of a managing agent or secretary and treasurer of a company.

11.	To contract for public and private loans and advances and negotiate and issue the same.

12.	To form, constitute, promote, act as managing and issuing agents, brokers, sub-brokers, prepare projects and feasibility reports for and on behalf of any company, association, society, firm, individual and body corporate.

13.	To carry on and transact every kind of guarantee and indemnity business.

14.	To undertake and execute trusts and the administration of estates as executor or trustee.

15.	To act as Registrar and Transfer Agents and Registrar to the Issue, Issue Agents and Paying Agents.

16.	To provide custodial and depository services and to do all such things as may be advised, permitted or required for this purpose.

17.	To effect, insure, guarantee, underwrite, participate in managing and carrying out of any issue, public or private, of state, municipal or other loans or of shares, stock, debentures or debenture stock of any company, corporation or association and the lending of money for the purpose of any such issue.

183.      To provide credit, charge, debit, saving, investment or other facilities to any person or persons (whether individuals, firms, companies, bodies, corporate or other entities), whether in the private or public sector by issuance of credit, charge, debit, stored value, prepaid, smart or other cards whether private label, co-branded, affinity or otherwise and to establish and maintain card acceptance network (including physical, electronic, computer or automated machines network) and make payments or provide settlement service to the merchants or issuing banks on account of usage by the cardholders of the credit, charge, debit, stored value, prepaid, smart or other cards whether private label, co- branded, affinity or otherwise.

19.	To provide or assist in obtaining, directly or indirectly, advice or services in various fields such as management, finance, investment, technology, administration, commerce, law, economics, labour, human resources development, industry, public relations, statistics, science, computers, accountancy, taxation, fund management, foreign exchange dealings, quality control, processing, strategic planning and valuation.

20.	To do any other form of business which the Government of India may specify as a form of business in which it is lawful for a banking company to engage.

3	The following clause 18 has been replaced by the above new clause 18 pursuant to the Special Resolution passed by the Members by means of postal ballot, the result of which was declared at the Eighth Annual General Meeting held on September 16, 2002 as also approved by Reserve Bank of India vide its letter dated May 12, 2004.

  18. To issue debit or credit cards to customers or any other person.

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20A4.   To carry on the business of assisting industrial, infrastructure and commercial enterprises :

in general by

i)	assisting in the creation, expansion and modernisation of such enterprises;

ii)	encouraging and promoting the participation of capital, both internal and external in such enterprises;

and in particular by

i)	providing finance in the form of long, medium or short term loans or equity participations;

ii)	sponsoring and underwriting new issues of shares and securities;

iii)	guaranteeing loans from other investment sources;

iv)	making funds available for re-investment by revolving investments as rapidly as prudent;

v)	performing and undertaking activities pertaining to leasing, giving on hire or hire-purchase, bill marketing, factoring and related fields.

20B4.    To lend money, with or without interest, (with or without security) for any maturity, in any form whatsoever including by way of loans, advances, instalment credit, trade finance, hire or otherwise to any person or persons (whether individuals, firms, companies, bodies corporate, Government, State, Sovereign, public body or authority, supreme, local or otherwise or other entities), whether in the private or public sector, for any purpose whatsoever, including agriculture, industry, infrastructure, export-import, housing, consumer or others.

20C4.    To lend money, with or without interest, (with or without security) for any maturity, in any form whatsoever, to any person or persons (whether individuals, firms, companies, bodies corporate, Government, State, Sovereign, public body or authority, supreme, local or otherwise or other entities), whether in the private or public sector, for:

(i)	Purchasing or acquiring any freehold or leasehold lands, estate or interest in any land or property,

(ii)	Taking demise for any term or terms of years of any land or property or

(iii)	Constructions, erection, purchase, extension, alteration, renovation, development or repair any house or building or any form of real estate or any part or portion thereof.

20D4.   To provide financial assistance to any person or persons (whether individuals, firms, companies, bodies corporate, Government, State, Sovereign, public body or authority, supreme, local or otherwise or other entities), whether in the private or public sector for any purpose whatsoever by means of leasing, giving on hire or hire-purchase, lending, selling, reselling, or otherwise disposing of all forms of immoveable and moveable properties and assets of any kind, nature or use, whatsoever and for the purpose, purchasing or otherwise acquiring dominion over the same, whether new or used.

20E4.   To purchase, acquire, sell, dispose of, deal or trade in bullion and specie and/or to issue, subscribe to, acquire, purchase, sell, dispose of, deal or trade in derivative financial instruments including futures, forwards options, swaps, caps, collars, floors, swap options, bond options or other derivative instruments whether traded on any market or exchange or otherwise, for proprietary trading activities or for any person or persons (whether individuals, firms, companies, bodies corporate, Government, State, Sovereign, public body or authority, supreme, local or otherwise or other entities), whether in the private or public sector.

20F4.   To promote, organise, manage or undertake the activities of insurance intermediaries including insurance or reinsurance brokers, consultants, surveyors, loss assessors, loss control engineers, risk managers, actuarial analyst and to promote, organise, manage or undertake, marketing, trading, distribution or servicing of insurance and assurance products of all kinds, whether life or general; financial, investment or other products including (without limitation) securities, stocks, shares, debentures, bonds, units, certificates or services offered by the Company and/or by any person, firm, company, body corporate, mutual fund, Government, State, public body or authority, supreme, municipal, local or otherwise, through the Company’s branches, or offices.

4	Clauses 20A - 20I inserted under Clause 20 pursuant to the Special Resolution passed by the Members by means of postal ballot, the result of which was declared at the Eighth Annual General Meeting held on September 16, 2002 as also approved by Reserve Bank of India vide its letter dated May 12, 2004.

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20G4.    To promote, organise or manage funds or investments on a discretionary or non-discretionary basis on behalf of any person or persons (whether individual, firms, companies, bodies corporate, public body or authority, supreme, local or otherwise, trusts, pension funds, offshore funds, charities, other associations or other entities), whether in the private or public sector.

20H4.    To act as Trustee of any deeds, constituting or securing any debentures, debenture stock, or other securities or obligations and to undertake and execute any other trusts, and also to undertake the office of or exercise the powers of executor, administrator, receiver, treasurer, custodian and trust corporation.

20I4.     To provide financial services, advisory and counselling services and facilities of every description capable of being provided by share and stock brokers, share and stock jobbers, share dealers, investment fund managers and to arrange and sponsor public and private issues or placement of shares and loan capital and to negotiate and underwrite such issues.

B.	OBJECTS INCIDENTAL OR ANCILLARY TO THE ATTAINMENT OF THE MAIN OBJECTS:

21.	To establish, maintain and operate electronic teller machines for carrying on any of the banking businesses.

22.	To acquire and undertake the whole or any part of the business, property and liabilities of any person carrying on any business which the Company is authorised to carry on or possession of property suitable for the purposes of the objects of the Company.

23.	To manage, sell and realise any property which may come into the possession of the Company in satisfaction or part satisfaction of any of its claims.

24.	To acquire and hold and generally deal with any property or any right, title or interest in any such property which may form the security or part of the security for any loan or advance or which may be connected with any such security.

25.	To establish and support or aid in the establishment and support of associations, institutions, funds, trusts, schools, hospitals, guest-houses, clubs and conveniences which may be considered to benefit employees or ex-employees of the Company or the dependents or connections of such persons or any other persons, natural or judicial, granting pensions and allowances and making payments towards insurance, subscribing to or guaranteeing moneys for charitable or benevolent objects or for any exhibition or for any public, general or useful object.

26.	To aid and support any person, association, body or movement whose object is solution, settlement or surmounting of industrial or labour problems or the promotion of industry, trade or business of the Company or for the promotion of science and technology, cultural activities, sports, environment, rural development and other social and welfare activities.

27.	To acquire, construct, maintain and alter any building or work necessary or convenient for the purpose of the Company.

28.	To sell, improve, manage, develop, exchange, lease, mortgage, dispose of or turn into account or otherwise deal with all or any part of the property and rights of the Company.

29.	To acquire by purchase, lease or otherwise any premises for the construction and/or establishment of a safe-deposit vault or vaults and to maintain therein fire-proof and burglar-proof strong rooms, safes and other receptacles for deeds, securities, documents, money, jewellery and valuables of all kinds.

30.	To procure the registration, incorporation or recognition of the Company under the laws or regulations of any other place outside India and to pay all costs, charges and expenses incurred or sustained in or about

4	Clauses 20A - 20I inserted under Clause 20 pursuant to the Special Resolution passed by the Members by means of postal ballot, the result of which was declared at the Eighth Annual General Meeting held on September 16, 2002 as also approved by Reserve Bank of India vide its letter dated May 12, 2004.

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the promotion, incorporation and establishment of the Company or which the Company shall consider to be preliminary, out of the funds of the Company.

31.	To promote or procure incorporation, formation or setting up of concerns and undertakings whether as company, body corporate, partnership or any other association of persons for engaging in any business and to pay out of the funds of the Company all or any expenses which the Company may lawfully pay for services rendered for formation and registration of any other company by it, subject to the provisions of the Act.

32.	To develop and promote new financing instruments of all kinds whether for the capital or money markets.

33.	To acquire and undertake the whole or any part of the business of any person or company, when such business is of a nature enumerated or described hereunder.

34.	To commence and carry on activities with a view to encourage savings and investments and participations in income, profits and gains accruing to the Company from the acquisition, holding, management and disposal of securities.

35.	To place deposits, keep money with security or otherwise either for or without interest with any person, company, bank, financial and other institution, trust, corporation, local authority, government, co-operative society, HUF or other body (whether incorporated or not).

36.	To acquire, hold, manage, buy, sell, exchange, mortgage, charge, lease, license or grant any right or interest in, over or upon any movable or immovable property of any kind, including contingent and reversionary interest in any property.

37.	To carry on activities of holding any charter or sponsoring any Act of Legislation and/or to acquire any privilege, monopoly, licence, patent or other right, power from any government or parliament or from any local or any other authority in India or elsewhere and to exercise any powers, rights, or privileges so obtained and in the matters and for the purposes aforesaid to act solely or jointly with any other person, corporation or body and to apply for registration and act as accredited investment advisers to any mutual fund, unit trust with any regulatory authority in India or elsewhere.

38.	To apply for and become member of any trade association, commodity exchange, clearing-house, society, company, management association or any other association, professional body, stock exchange, depository trust company whether it be in India or elsewhere and to communicate with various chambers of commerce and other mercantile and public bodies in India or elsewhere, concert and promote measures for the protection and/or promotion of the Company’s trade, industry and persons engaged therein.

39.	To apply for, purchase or otherwise acquire, protect and renew in India or elsewhere, patents, licences, concessions, patent rights, trade marks, designs, conferring any exclusive or non-exclusive or limited rights to their use of any secret or other information regarding any invention, research which may seem capable of being used for any purpose of the Company and to use, develop or grant licence in respect thereof or otherwise turn to account the rights or information so acquired and expend money in improving any such patents, rights or inventions.

40.	To enter into agreements, contracts for, undertake or otherwise arrange for receiving, mailing or forwarding any circular, notice, report, brochure, material, article and thing belonging to any company, corporation, firm, institution or person or persons by means of delivery by hand or otherwise.

41.	To purchase, take on lease or licence or in exchange, hire or otherwise acquire any immovable or movable property, rights or privileges which the Company may think necessary or convenient for any business of the Company and to develop and turn to account and deal with the same and, in particular, any land, tenements, buildings and easements in such manner as may be thought expedient and to construct, reconstruct, maintain and alter any immovable or movable property or works necessary or convenient for

5

the purpose of the Company and to pay for the same either in cash or in shares or securities or otherwise and to sell, let, lease or under lease or otherwise dispose of or grant right over any movable or immovable property belonging to the Company.

42.	To manage land, buildings and other property both movable and immovable and to collect rents and income and to supply to tenants, users and occupiers, attendants, servants, waiting-rooms, reading rooms and other conveniences and services as may be necessary.

43.	To apply for, promote and obtain any order, directive, instruction, regulation, ordinance and other authorisation or enactment of the Central or any state government or any other authority for enabling the Company to put any of its objects to effect or for effecting any modification or change in any of the Company’s business or constitutions and to oppose any bill, statute, rule, regulation, guideline, proceeding or application which may seem to prejudice the Company’s business or interests.

44.	To open, maintain, operate and close account or accounts with any firm or company or with any bank or banks or financial institutions or other financiers and to pay or earn interest and to withdraw money from such account or accounts.

45.	To train or pay for the training in India or abroad of any of the Company’s employee or any person in the interest of or in furtherance of the Company’s objects.

46.	To enter into any arrangement with any government or government departments or authorities or any authority that may seem conducive to the attainment of the Company’s objects and to obtain from any such government or government departments or authorities any right, privilege, licence and concession necessary or desirable to obtain and to carry out, exercise, use or comply with any such arrangement, right or privilege or concession.

47.	Subject to the provisions of the Companies Act, 1956, to distribute any of the Company’s property amongst the Members of the Company.

48.	To provide for and furnish or secure to any Member or customer of the Company or to any subscriber to or purchasee or possessor of any publication of the Company or of any coupon or ticket, issued with any publication of the Company, any convenience, advantage, benefit or special privilege, which may seem expedient or necessary, either gratuitously or otherwise.

49.	To sell, improve, manage, develop, exchange, lease, give on licence, mortgage, dispose of, or transfer business, property and undertakings of the Company or any part thereof with or without any consideration which the Company may deem fit to accept for attaining the main objects of the Company.

50.	To provide for the welfare of employees or ex-employees of the Company or its predecessors in business and the spouse, widow or widower, father (including stepfather), mother (including stepmother), brother (including stepbrother), sister (including stepsister), son (including stepson), daughter (including stepdaughter), son’s widow, daughter’s widower, deceased son’s children, deceased daughter’s children or the dependents of such employees or ex-employees by building or contributing to the building of houses or dwellings or by grant of money, pensions, allowances, bonus or other payments or by building or contributing to the building of houses or dwelling or by creating and from time to time subscribing or contributing to provident funds and other associations, institutions, funds or trusts and by providing or subscribing or contributing towards places of instruction and recreation, hospitals and dispensaries, medical and other attendances and to subscribe to, contribute to or otherwise assist charitable, benevolent, national and/or other institutions or objects.

51.	To establish, hold or conduct competitions in respect of contribution or information suitable for insertion in any publications of the Company or otherwise for any of the purposes of the Company and to offer and grant prizes, rewards and premiums of such character and on such terms as may be expedient.

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52.	To refer to or agree to refer any claim, demand, dispute or any other question by or against the Company or in which the Company is interested or concerned and whether between the Company and third parties, to arbitration and to observe and perform and do all acts, matters and things necessary to carry out or enforce the awards.

53.	To enter into partnership or into any arrangement for joint ventures in business for sharing profits, union of interest, lease, licence or otherwise, reciprocal concession or co-operate with any person, firm or company or to amalgamate with any person, firm or company carrying on or proposing to carry on any business.

54.	To form, promote, subsidise, organise, assist, maintain and conduct or aid in forming, promoting, subsidising, organising, assisting, maintaining research laboratories, experimental workshops or conducting studies, research, aiding tests and experiments on scientific, technical, economic, commercial or any other subject and undertake all types of technical, economic and financial investigations and aid or assist or enter into partnership with any institution, university, company, partnership firm or person or persons undertaking or conducting such research, study and provide, subsidise, endow, assist in laboratories, workshops, libraries, meetings, lectures and conferences and by providing for the remuneration of professors or teachers on any subject and by providing for the awards, exhibitions, scholarships, prizes and grants to students or otherwise and generally to encourage, promote and reward studies, researches, investigations, experiments, tests and inventions of any kind.

55.	To establish and maintain branches and agencies at any place or places in India or other parts of the world for the conduct of the business of the Company or for the purposes of enabling the Company to carry on its business more efficiently and to exercise all or any of its corporate powers, rights and privileges and to conduct its business in all or any of its branch in the Union of India and in any or all states, territories, possessions, colonies and dependencies and to discontinue and reconstitute any such offices, branches or agencies.

56.	To enter into any contract or arrangement for more efficient conduct of the business of the Company or any part thereof and to subcontract any such contract or arrangement.

57.	To adopt such means of making known and advertising the business and products of the Company as may be expedient.

58.	To issue or allot fully or partly-paid shares in the capital of the Company in payment or part payment of any movable or immovable property purchased or otherwise acquired by the Company or any services rendered to the Company.

59.	To insure any of the property, undertaking, contract, risk or obligation of the Company in any manner whatsoever.

60.	To make donations either in cash or in kind for such objects or causes as may be directly or indirectly conducive to any of the Company’s objects or otherwise expedient.

60A5.    To develop, improve, design, software and programme products of any and all descriptions in connection with or incidental or conducive to or in furtherance of the attainment of any of the objects of the Company.

60B5.    To appoint trustees (whether individuals or corporations) to hold securities on behalf of and to protect the interests of the Company.

60C5.    To promote, sponsor, organise, manage or undertake events, exhibitions, conferences, lectures, seminars, printing, publication or distribution of any books, report, literature, newspapers, publicity or other materials in connections with or incidental or conducive to or in furtherance of the attainment of any of the objects of the Company.

5	Clauses 60A - 60C inserted under Clause 60 pursuant to the Special Resolution passed by the Members by means of postal ballot, the result of which was declared at the Eighth Annual General Meeting held on September 16, 2002 as also approved by Reserve Bank of India vide its letter dated May 12, 2004.

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616.      To do all or any of the above things and all such other things as are incidental or as may be thought conducive to the attainment of the above objects or any of them in India or any other part of the world either as principals, agents, trustees, contractors or otherwise and either alone or in conjunction with others and either by or through agents, contractors, trustees or otherwise and to do all such things as are incidental or conducive to the attainment of the above objects.

627.      To open, establish, maintain and operate currency chests and small coin depots on such terms and conditions as may be required by the Reserve Bank of India established under the Reserve Bank of India Act, 1934 and enter into all administrative or other arrangements for undertaking such functions with the Reserve Bank of India.

63.	To do all such other things as are incidental or conducive to the promotion or advancements of the business of the Company.

And it is hereby declared that :

(i)	the word “company”, save when used in reference to this Company in these presents, shall be deemed to include any partnership or other body of persons, whether or not incorporated and whether domiciled in India or elsewhere;

(ii)	the several sub-clauses of this clause and all the powers thereof are to be cumulative and in no case is the generality of any one sub-clause to be narrowed or restricted by any particularity of any other sub-clause nor is any general expression in any sub-clause to be narrowed or restricted by any particularity of expression in the same sub-clause or by the application of any rule of construction ejusdem generies or otherwise;

(iii)	the term “India”, when used in this clause unless repugnant to the context, shall include all territories, from time to time, comprised in the Union of India;

(iv)	the Company shall have full power to exercise all or any of the powers conferred by these presents in India and/or any part of the world.

IV.	The liability of the Members is limited.

V8.       The authorised capital of the Company shall be ₹ 1775,00,00,000 divided into 637,50,00,000 shares of ₹ 2 each, 150,00,000 shares of ₹ 100 each and 350 shares of ₹ 1 crore each with rights, privileges and conditions attached thereto as are provided by the Articles of Association of the Company for the time being with power to increase or reclassify or alter the capital of the Company and to divide/consolidate the shares in the capital for the time being into several classes and face values and to attach thereto respectively such preferential, cumulative, convertible, guarantee, qualified or other special rights, privileges, conditions or restrictions, as may be determined by or in accordance with the Articles of Association of the Company for the time being and to vary, modify or abrogate any such right, privilege or condition or restriction in such manner as may for the time being be permitted by the Articles of Association of the Company and the legislative provisions for the time being in force.

6	The following clause 61 has been replaced by the above, new clause 61 pursuant to the Special Resolution passed by the Members by means of postal ballot, the result of which was declared at the Eighth Annual General Meeting held on September 16, 2002 as also approved by Reserve Bank of India vide its letter dated May 12, 2004.

61.	To do all or any of the object set out herein as are incidental or as may be thought conducive to the promotion or advancement of the business of the Company or attainment of the objects of the Company or any of them in India or elsewhere either as principal, agent, trustee, contractor, and either along or in conjunction with others and either by or through agents, contractors, trustees or otherwise and to carry on business which may seem to the Company capable of being conveniently carried on or which is calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property or right.

7	New Clause 62 inserted and the existing Clause 62 renumbered as 63 vide Resolution passed by the Members at their Seventh Annual General Meeting held on June 11, 2001.

8	At the time of incorporation, the Authorised Capital of the Company was Rs. 300,00,00,000 divided into 30,00,00,000 equity shares of Rs.10 each. Pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited, the Authorised Capital was increased to Rs. 22,50,00,00,000, divided into 1,90,00,00,000 shares of Rs.10 each and 350 shares of Rs. 1 crore each. Thereafter, pursuant to the Special Resolution passed at the Eighth Annual General Meeting of the Company held on September 16, 2002 and the approval of Reserve Bank of India vide letter dated January 16, 2003, the Authorised Share Capital was reduced to Rs. 1900,00,00,000 divided into 155,00,00,000 shares of Rs. 10 each and 350 shares of Rs. 1 crore each. Pursuant to the Ordinary Resolution passed by the Members on June 8, 2007 by way of postal ballot, the authorised share capital was altered to Rs.1775,00,00,000 divided into 127,50,00,000 shares of Rs.10 each, 150,00,000 shares of Rs.100 each and 350 shares of Rs.1 crore each. The Reserve Bank of India vide its letter dated June 5, 2007 accorded its approval to the alteration. Pursuant to the Ordinary Resolution passed by the Members on November 20, 2014 by way of postal ballot, the authorised share capital of ₹ 1775,00,00,000 was divided into 637,50,00,000 equity shares of ₹ 2 each, 150,00,000 shares of ₹ 100 each and 350 shares of ₹ 1 crore each. The Reserve Bank of India vide its letter dated October 29, 2014 accorded its approval to the alteration.

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We, the several persons whose names and addresses are subscribed are desirous of being formed into a Company in pursuance of this Memorandum of Association and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names :

Sr. No.	Name of the Subscriber and Signature	Address & Occupation of each Subscriber	No. of Shares taken by each Subscriber	Witness
1.	Narayanan Vaghul S/o. V. Narayanan Sd/- Chairman ICICI	1301, Radhika Off Sayani Road Prabhadevi Mumbai 400 025 Banker	100 (One Hundred)	Mohanraj S/o. Mishrimal Singhi Singhi & Co. Advocates, 7, Premchand House Annex Ashram Road, Ahmedabad - 380 009
2.	Parampally Vasudeva Maiya S/o. P. Ganapayya Maiya Sd/- Executive Director SCICI	Flat No. 172-B Jolly Maker Apartments I Cuffe Parade Mumbai 400 005 Bank Executive	100 (One Hundred)
3.	Lalita Dileep Gupte W/o. Dileep Gupte Sd/- Chief General Manager ICICI	153-C, Mhaskar Building Opp. Ruia Building Sir Balachander Road Matunga Mumbai 400 019 Company Executive	100 (One Hundred)
4.	Girish Sumanlal Mehta S/o. Sumanlal Mehta Sd/- Company Secretary ICICI	A-6, ICICI Apartments P. Balu Marg Prabhadevi Mumbai 400 025 Company Executive	100 (One Hundred)
5.	Shashikant Harilal Bhojani S/o. Harilal Bhojani Sd/- Corporate Legal Advisor ICICI	A-73, Ocean Gold Twin Tower Lane Prabhadevi Mumbai 400 025 Company Executive	100 (One Hundred)
6.	Sethumadhava Rao Ragothaman S/o. K. Sethumadhava Rao Sd/- Deputy General Manager ICICI	C-22, ICICI Apartments P. Balu Marg Prabhadevi Mumbai 400 025 Company Executive	100 (One Hundred)
7.	Kalpana Morparia W/o. Jaisingh Morparia Sd/- Assistant General Manager ICICI	A-13, Ocean Gold Twin Tower Lane Prabhadevi Mumbai 400 025 Company Officer	100 (One Hundred)
		Total number of shares taken:	700 (Seven Hundred Equity Shares)

Dated this 22nd day of December, 1993.

9

ARTICLES OF ASSOCIATION OF ICICI BANK LIMITED

Special Adhesive Stamp Rs. 30,000/- 14. 12. 1993

TABLE A EXCLUDED
1.	The regulations contained in Table A in the Schedule I of the Companies Act, 1956, shall not apply to the Company except so far as the same are repeated, contained or expressly made applicable in these presents or by the Act.	Table A not to apply (except as expressly provided in these presents)
2.

(a)        The regulations for the management of the Company and for the observance by the Members thereof and their representatives shall, subject as aforesaid and to any exercise of the statutory powers of the Company in reference to the repeal or alteration of or addition to its regulations by Special Resolution, as prescribed or permitted by the Act, be such as are contained in these presents.

(b)        The provisions of the Banking Regulation Act, 1949, shall have effect notwithstanding anything to the contrary contained in the Memorandum and Articles of Association of the Company.

Company to be governed by these Articles
INTERPRETATION
3.	In these presents, unless there be something in the subject or context inconsistent therewith:	“Interpretation Clause”
	“The Act” or “the said Act” means “The Companies Act, 1956” and includes any statutory modification or re-enactment thereof for the time being in force.	“The Act “ or “the said Act”
	“Board” or “Board of Directors” means the Board of Directors of the Company.	“Board”, Board of Directors”
	“Banking Act” means the Banking Regulation Act, 1949, and includes any statutory modification or re-enactment thereof for the time being in force.	“Banking Act”
	“The Company” means ICICI Bank Limited.	“The Company”
	“Director” or “Directors” means the Director or Directors of the Company:	“Directors”
	“Financial Year” means the period of twelve months of a calendar year for which accounts, Balance Sheet and Profit and Loss Account have to be prepared by the Company.	“Financial Year “
1 (…….) deleted
	“Members” means the duly registered holder, from time to time, of the shares of the Company and includes the subscribers to the Memorandum of Association but does not include a bearer of a share warrant.	“Members”
	“Month” means calendar month.	“Month”
	“The Office” means the Registered Office for the time being of the Company.	“The Office”
	“These presents” means these Articles of Association as originally framed or as altered and amended from time to time.	“These presents”
	“The Register” means the Register of Members kept by the Company pursuant to Section 150 (1) of the Act.	“The Register”

1	The following definition of the term “ICICI” has been deleted pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited. “ICICI” means The Industrial Credit and Investment Corporation of India Limited, a public company incorporated under the Indian Companies Act, 1913.

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“The Registrar”		“Registrar” means the Registrar of Companies of the State in which the Office of the Company is for the time being situated.
“Regulatory Agencies”		“Regulatory Agencies” means any authority appointed under the Act or the Banking Act and includes the Central Government, Company Law Board, the Registrar or any other authority appointed under the Act and the Reserve Bank of India acting through any of its duly authorised officer under the Banking Act or any other authority authorised to exercise any power under any other law for the time being in force.
“Reserve Bank”		“Reserve Bank” means the Reserve Bank of India established under the Reserve Bank of India Act, 1934 (2 of 1934).
“The said Acts”		“The said Acts” means the Act and the Banking Act referred to collectively.
“The Seal”		“The Seal” means the Common Seal for the time being of the Company.
“In Writing” or “Written”		In “Writing” or “Written” shall include printing and lithography and any other mode or modes of representing or reproducing words in a visible form.
Singular number		Words importing the singular number include where the context admits or requires the plural number and vice versa.
Gender		Words importing the masculine gender only shall include the feminine gender.
Persons		Words importing persons shall include the Central or State governments, corporations, firms, individuals, trusts, societies, associations and other bodies, whether incorporated or not.
Expression in the Act to bear the same meaning in Articles		Subject as aforesaid any words or expressions defined in the Act except where it is repugnant to the subject or context hereof shall bear the same meaning in these presents.
Marginal notes		The marginal notes hereto shall not affect the construction or meaning hereof.
PRELIMINARY
Copies of Memorandum and Articles of Association, etc. to be furnished	4.	Copies of the Memorandum and Articles of Association of the Company and every Agreement and every resolution (referred to in Section 192 of the Act) shall be furnished to every Member at his request within the period and on payment of such sum as may be prescribed by the Act.
CAPITAL
Capital	5

[2](a) The Authorised Capital of the Company is ₹ 1775,00,00,000 divided into:

(i)     637,50,00,000 equity shares of ₹ 2 each.

(ii)    150,00,000 shares of ₹ 100 each which shall be of such class and with rights, privileges, conditions or restrictions as may be determined by the company in accordance with these presents and subject to the legislative provisions for the time being in that behalf, and

(iii)    350 preference shares of ₹ 1 crore each.

[2]	At the time of incorporation, the Authorised Capital of the Company was Rs.300,00,00,000 divided into 30,00,00,000 equity shares of Rs.10 each. Pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited, the Authorised Capital was increased to Rs. 2,250,00,00,000 divided into 190,00,00,000 equity shares of Rs. 10 each and 350 preference shares of Rs. 1 crore each. Pursuant to the Special Resolution passed at the Eighth Annual General Meeting of the Company held on September 16, 2002 and the approval of Reserve Bank of India vide letter dated January 16, 2003, the Authorised Share Capital was reduced to Rs. 1900,00,00,000 divided into 155,00,00,000 equity shares of Rs.10/- each and 350 preference shares of Rs. 1 crore each and Article 5 (a) was amended at the said Annual General Meeting. Thereafter, pursuant to the Special Resolution passed at the Eleventh Annual General Meeting held on August 20, 2005, the Authorised Share Capital of Rs. 1900,00,00,000 was classified as 100,00,00,000 equity shares of Rs. 10/- each, 5,50,00,000 preference shares of Rs. 100 each and 350 preference shares of Rs. 1 crore each and Article 5 (a) was amended at the said Annual General Meeting. Pursuant to the Special Resolution passed by the Members on June 8, 2007 by way of postal ballot, the authorised share capital was altered to Rs.1775,00,00,000 divided into 127,50,00,000 equity shares of Rs.10 each, 150,00,000 shares of Rs.100 each and 350 preference shares of Rs.1 crore each. The Reserve Bank of India vide its letter dated June 5, 2007 accorded its approval to the alteration. Pursuant to the Special Resolution passed by the Members on November 20, 2014 by way of postal ballot, the authorised share capital of ₹ 1775,00,00,000 was divided into 637,50,00,000 equity shares of ₹ 2 each, 150,00,000 shares of ₹ 100 each and 350 preference shares of ₹ 1 crore each. The Reserve Bank of India vide its letter dated October 29, 2014 accorded its approval to the alteration.

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.
	(b) The Company has power from time to time to increase or reduce its capital and to divide the shares in the capital for the time being into several classes and to attach thereto, respectively, such preferential, cumulative, convertible, guarantee, qualified or other special rights, privileges, conditions or restrictions, as may be determined by or in accordance with these presents and to vary, modify or abrogate any such right, privileges or conditions or restrictions in such manner as may for the time being be permitted by these presents or the legislative provisions for the time being in force in that behalf.	Power to increase or reduce capital
	(c) Subject to the provisions of Section 80(1) of the Act, the Company shall have the power to issue preference shares which are, or at the option of the Company are to be, liable to be redeemed.	Power to issue Redeemable Preference Shares

Provided that:

(i)         no such shares shall be redeemed except out of profits of the Company which would otherwise be available for dividend or out of the proceeds of a fresh issue of shares made for the purposes of the redemption;

(ii)         no such shares shall be redeemed unless they are fully paid;

(iii)        the premium, if any, payable on redemption must have been provided for out of the profits of the Company or the Company’s Share Premium Account before the shares are redeemed; and

(iv)        where any such shares are redeemed otherwise than out of the proceeds of a fresh issue, there shall, out of profits which would otherwise have been available for dividend, be transferred to a reserve fund, to be called the “Capital Redemption Reserve Account”, a sum equal to the nominal amount of the shares redeemed and the provisions of the Act relating to the reduction of the share capital of the Company shall, apply as if the Capital Redemption Reserve Account were paid-up share capital of the Company.

Subject to the rights of the holders of any other shares entitled by the terms of issue to preferential repayment over the equity shares in the event of winding up of the Company, the holders of the equity shares shall be entitled to be repaid the amounts of capital paid up or credited as paid up on such equity shares and all surplus assets thereafter shall belong to the holders of the equity shares in proportion to the amount paid up or credited as paid up on such equity shares respectively at the commencement of the winding up.

6.	The Company shall cause to be kept a Register of Members, an Index of Members, a Register and Index of Debenture-holders in accordance with Sections 150, 151 and 152 of the Act.	Register of Members and Debenture holders
7.	The Directors shall, subject to the provisions of Section 154 of the Act, have power to close the Register of Members or Debenture-holders of the Company.	Closure of Register of Members, etc.
8.	The Company may exercise the powers conferred on it by Section 157 of the Act with regard to the keeping of a foreign register and the Board may, subject to the provisions of Section 158 of the Act, make and vary such regulations as it may think fit in respect of the keeping of any such Register.	Foreign Register
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Inspection of Register of Members, Debenture-holders, etc.	9.	(a) The Register of Members, the Index of Members, the Register and Index of Debenture-holders and copies of all Annual Returns prepared under Section 159 of the Act together with the copies of certificates and documents required to be annexed thereto under Section 161 of the Act shall, except when the Register of Members or Debenture-holders is closed under the provisions of the Act or these presents, be kept open to inspection at the Office on any working day between 11.00 a.m. and 1.00 p.m. or such other time as the Board may determine, from time to time, of any Member or Debenture-holder gratis and to inspection of any other person on payment of such sum as may be prescribed by the Act.
Extracts or Copy of Register, etc.		(b) Any such Member, Debenture-holder or other person may make extracts therefrom without fee or additional fee as the case may be or require a copy of any Register, Index or copy or of any part thereof on payment of such sum as may be prescribed by the Act. The Directors may at their discretion reduce or waive the sum payable for each inspection or extract.
The Company to send copy of Register, etc.		(c) The Company shall send to any Member, Debenture-holder or other persons, on request, a copy of the Register of Members, the Index of Members, the Register and Index of Debenture-holders or any part thereof required under the Act, on payment of such sum as may be prescribed by the Act. The copy shall be sent within the period prescribed by the Act.
Nature and numbering of shares	10.	In accordance with the provisions of the Act : (a) The shares, 3debentures or other interest of any Member in the Company shall be movable property, transferable in the manner provided hereunder.
		(b) Each share in the Company shall be distinguished by its appropriate number.
		(c) A certificate under the Common Seal of the Company specifying any shares held by any Member shall be prima facie evidence of the title of the Member to such shares.
Shares to be numbered progressively and no share to be subdivided		The shares in the capital of the Company shall be numbered progressively according to their several denominations and except in the manner mentioned in these presents, no share shall be subdivided.
Restriction on allotment	11.	The Directors shall observe the restrictions as to allotment contained in Sections 69 and 70 of the Act.
Shares at the disposal of the Directors	12.	Subject to the provisions of the Act and these presents, the shares in the capital of the Company for the time being (including any shares forming part of any increased capital of the Company) shall be under the control of the Directors who may issue, allot or otherwise dispose of the same or any of them to such persons in such proportion and on such terms and conditions and either at a premium or at par or at a discount (subject to compliance with the provisions of Section 79 of the Act and subject to the provisions of the Banking Act) and at such times as they may from time to time think fit and proper.

3	The word “debentures” has been inserted after the word “Shares” and before the words “or other interest ......” in Article 10(a) pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

13

13.	Subject to the provisions of the Act and these presents, the Directors may allot and issue shares in the capital of the Company as payment or part payment for any property sold or goods transferred or machinery supplied or for services rendered to the Company and any shares which may be so allotted may be issued as fully paid- up or partly paid-up shares and if so issued shall be deemed to be fully paid-up shares or partly paid-up shares.	Directors may allot shares as fully paid-up or partly paid-up
14.	Any unclassified shares (whether forming part of the original capital or of any increased capital of the Company) may, subject to the provisions of the Act and these presents, be issued and in particular such shares may be issued with a preferential or qualified right as to dividends and in the distribution of the assets of the Company.	Unclassified shares
15.	In addition to and without derogating from the powers for this purpose conferred on the Directors under Article 12, the Company in General Meeting may, subject to the provisions of Section 81 of the Act, determine that any shares (whether forming part of the original capital or of any increased capital of the Company) shall be offered to such persons (whether Members or holders of debentures of the Company or not) in such proportion and on such terms and conditions and either at a premium or at par or at a discount (subject to compliance with the provisions of Section 79 of the Act and subject to the provisions of the Banking Act), as such General Meeting may determine and with full power to give to any person (whether a Member or holder of debentures of the Company or not) the option to call for or be allotted shares of any class of the Company either at par or at a premium or subject as aforesaid at discount, such option being exercisable at such time and for such consideration as may be directed by such General Meeting or the Company in General Meeting may, subject to the provisions of Section 81 of the Act, make any other provisions whatsoever for the issue, allotment or disposal of any shares.	Issue of shares by General Meeting
16.	Any application signed by or on behalf of an applicant for shares in the Company, followed by an allotment of any share therein, shall be an acceptance of shares within the meaning of these presents and every person who thus or otherwise accepts any share(s) and whose name is entered in the Register of Members shall, for the purpose these presents, be a Member.	Acceptance of shares
17.	The money (if any) which the Directors shall, on the allotment of any share(s) being made by them, require or direct to be paid by way of deposit, call or otherwise, in respect of any share(s) allotted by them, shall immediately on the insertion of the name of the allottee in the Register of Members as the name of the holder of such shares, become a debt due to and recoverable by the Company from the allottee thereof and shall be paid by him accordingly.	Deposit and calls, etc. to be debt payable immediately
18.	The Company may issue at a discount shares in the Company of a class already issued if the following conditions are fulfilled, viz :	Issue of shares at a discount

(a)        the issue of the shares at a discount is authorised by a resolution passed by the Company in General Meeting and sanctioned by the Company Law Board;

(b)        the resolution specifies the maximum rate of discount at which the shares are to be issued;

(c)        not less than one year has at the date of the issue elapsed since the date on which the Company was entitled to commence business; and

(d)        the shares to be issued at a discount are issued within two months after the date on which issue is sanctioned by the Company Law Board or within such extended time as the Company Law Board may allow.

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Instalments on shares	19.	If, by the conditions of allotment of any shares, the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment shall, when due, be paid up to the Company by the person who for the time being and from time to time shall be the registered holder of the share or his legal representative.
Calls on shares of the same class to be on uniform basis	20.	Where any calls for further share capital are made on shares, such calls shall be made on a uniform basis on all shares falling under the same class. For the purposes of this Article, shares of the same nominal value on which different amounts have been paid up shall not be deemed to fall under the same class.
Company not bound to recognise any interest in shares other than that of the registered holders	21.	Save as herein otherwise provided, the Company shall be entitled to treat the person whose name appears on the Register of Members as the holder of any share as the absolute owner thereof and, accordingly, shall not (except as ordered by a court of competent jurisdiction or as by law required) be bound to recognise any benami trust or equity or equitable, contingent or other claim to or interest in such share on the part of any other person whether or not it shall have express or implied notice thereof.
Company’s funds may not be employed/lent for acquiring shares of the Company.	22.	Except to the extent allowed by Section 77 of the Act, no part of the funds of the Company shall be employed/lent for acquiring the shares of the Company.
		UNDERWRITING COMMISSION
Commission for subscribing to shares	23.	The Company may at any time pay a commission to any person for subscribing or agreeing to subscribe (whether absolutely or conditionally) for any shares, debentures or other securities of the Company or procuring or agreeing to procure subscriptions (whether absolute or conditional) for any shares, debentures or other securities of the Company but so that if the commission in respect of the shares, debentures or other securities shall be paid or payable out of the capital, the statutory conditions and requirements shall be observed and complied with and the amount or rate of commission shall not exceed the rates prescribed by the Act and the Banking Act. The commission may be paid or satisfied in cash or in shares, debentures or other securities of the Company or partly in one and partly in the other. The Company may also, on any issue of shares, debentures or other securities pay such brokerage as may be lawful.
		CERTIFICATES
Issue of certificates	24.	(a) The certificates of shares shall be issued in accordance with the provisions of the Companies (Issue of Share Certificates) Rules, 1960.
Delivery of share certificates		(b) Unless prohibited by any provision of law or of any order of any court, tribunal or other authority, the Company shall, within three months or such extended period as may be permitted pursuant to the provisions of the Act after the allotment of any of its shares, debentures, debenture stock and within two months after the application for the registration of the transfer of any such shares, debentures, debentures stock, deliver the certificates of all shares, debentures, debenture stock allotted or transferred.
Issue of new certificate in place of one defaced, lost or destroyed.	25.

(a)    A certificate may be renewed or a duplicate of a certificate may be issued if such certificate :

(i)       is proved to have been lost or destroyed; or

(ii)     having been defaced or mutilated or torn, is surrendered to the Company; or

(iii)     has no further space on the back thereof for endorsement of transfer.

15

	(b) The manner of issue or renewal of a certificate or issue of a duplicate thereof, the form of a certificate (original or renewed) or of a duplicate thereof, the particulars to be entered in the Register of Members or in the Register of renewed or duplicate certificates, the form of such Registers, the fee on payment of which, the terms and conditions, if any, including terms and conditions as to evidence and indemnity and the payment of out-of-pocket expenses incurred by the Company in investigating evidence, on which a certificate may be renewed or a duplicate thereof may be issued, shall be such as prescribed by the Companies (Issue of Share Certificates) Rules, 1960, or any other Rules in substitution or modification thereof.	Manner of issue, renewal, etc., of certificate
26.

(a)    If and whenever, as a result of issue of new shares, the consolidation or subdivision of shares, any Member becomes entitled to any fractional part of a share, the Directors may subject to the provisions of the Act and these presents and to the directions, if any, of the Company in General Meeting :

(i)     issue to such Member fractional certificate or certificates representing such fractional part. Such fractional certificate or certificates shall not be registered, nor shall they bear any dividend until exchanged with other fractional certificates for an entire share. The Directors may, however, fix the time within which such fractional certificates are to be exchanged for an entire share and may extend such time and if at the expiry of such time, any fractional certificates shall be deemed to be cancelled and the Directors shall sell the shares represented by such cancelled fractional certificates for the best price reasonably obtainable; or

(ii)    to sell the shares represented by all such fractional parts for the best price reasonably obtainable.

Fractional certificates
(b) In the event of any shares being sold, in pursuance of sub-article (a) (ii) above, the Directors shall pay and distribute to and amongst the persons entitled, in due proportion the net sale proceeds thereof.
(c) For the purpose of giving effect to any such sale, the Directors may authorise any person to transfer the shares sold to the purchaser thereof, comprised in any such transfer and he shall not be bound to see to the application of purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the same.
CALLS
27.	The Directors may from time to time make such calls as they think fit upon the Members in respect of all moneys unpaid on the shares held by them, respectively, and not by the conditions of allotment thereof made payable at fixed times and each Member shall pay the amount of every call so made on him to the person and at the times and places appointed by the Directors. A call may be made payable by instalments.	Calls
28.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed and may be made payable by Members on such date or at the discretion of the Directors on such subsequent date as shall be fixed by the Directors.	Call to date from resolution
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Notice of call	29.	Not less than 14 days’ notice of every call shall be given, specifying the time and place of payment, provided that before the time for payment of such call, the Directors may by notice in writing to the Members revoke or postpone the same.
Directors may extend time	30.	The Directors may from time to time, at their discretion, extend the time fixed for the payment of any call by such Member(s) for such cause as the Directors may deem fit, but no Member(s) shall be entitled to such extension save as a matter of grace and favour.
Amount payable at fixed time or by instalments as calls	31.	If by the terms of issue of any share or otherwise any amount is made payable at any fixed time or by instalments at fixed times, whether on account of the amount of the share or by way of premium, every such amount or instalment shall be payable as if it were a call duly made by the Directors and of which due notice has been given and all the provisions herein contained in respect of calls shall relate to such amount or instalment accordingly.
When interest on call or instalment payable	32.	If the sum payable in respect of any call or instalment be not paid on or before the day appointed for payment thereof, the holder for the time being or the allottee of the share in respect of which a call shall have been made or the instalment shall be due, shall pay interest on the same at such rate as the Directors shall fix from time to time from the day appointed for the payment thereof to the date of actual payment, but the Directors may, in their absolute discretion, waive payment of such interest wholly or in part.
Partial payment not to preclude forfeiture	33.	Neither a judgement nor a decree in favour of the Company for calls or other moneys due in respect of any shares nor any part payment or satisfaction thereunder nor the receipt by the Company of a portion of any money which shall from time to time be due from any Member in respect of any shares either by way of principal or interest nor any indulgence granted by the Company in respect of payment of any money shall preclude the forfeiture of such shares as herein provided.
Payment in advance of calls may carry interest	34.	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the moneys due upon the shares held by him beyond the sums actually called up, and upon the moneys so paid in advance or so much thereof as from time to time exceeds the amount of the calls then made upon the shares in respect of which such advance has been made the Company may pay interest at such rate as the Member paying such sum in advance and the Directors agree upon and the Directors may at any time repay the amount so advanced upon giving to such Member one month’s notice in writing.
Members not entitled to privileges of membership until all calls are paid	35.	No Member shall be entitled to receive any dividend or to exercise any privilege as a Member until he shall have paid all calls for the time being due and payable on every share held by him whether alone or jointly with any person, together with interest and expenses, if any.
Evidence in action by Company against shareholders	36.	On the trial or hearing of any action or suit brought by the Company against any Member or his legal representatives for the recovery of any moneys claimed to be due to the Company in respect of his shares, it shall be sufficient to prove that the name of the Member, in respect of whose shares the moneys are sought to be recovered, is entered in the Register of Members as a Member/one of the Members at or any subsequent date on which the moneys sought to be recovered are alleged to have become due on the shares and that the resolution making the call is duly recorded in the Minute book and the notice of such call was duly given to the Member,
17

holder or joint-holder or his legal representatives sued in pursuance of these presents. It shall not necessary to prove the appointment of Directors who made such call, nor that the quorum of Directors was present at the Board at which any such call was made nor that the Meeting at which any such call was made had been duly convened or constituted nor any other matter whatsoever but the proof of the matters aforesaid shall be conclusive evidence of the debt.
FORFEITURE, SURRENDER AND LIEN
37.	If any Member fails to pay the whole or any part of any call or instalment or any money due in respect of any share(s) either by way of principal or interest on or before the day appointed for the payment of the same, the Directors may at any time thereafter during such time as the call or instalment or any part thereof or other moneys remain unpaid or a judgement or decree in respect thereof remains unsatisfied in whole or in part serve a notice on such Member or on the person (if any) entitled to the share(s) by transmission requiring him to pay such call or instalment or such part thereof or other moneys as remain unpaid together with any interest that may have accrued and all expenses (legal or otherwise) that may have been incurred by the Company by reason of such non-payment.	If call or instalment not paid, notice must be given
38.	The notice shall name a day not being less than 14 days from the date of the notice and the place or places on and at which such call or instalment or such part or other moneys as aforesaid and such interest and expenses as aforesaid are to be paid. The notice shall also state that in the event of non-payment at or before the time and at the place appointed the share(s) in respect of which the call was made or instalments is payable will be liable to be forfeited.	Form of notice
39.	If the requisition of any such notice as aforesaid is not complied with any of the share(s) in respect of which such notice has been given may, at any time thereafter before payment of all calls or instalments, interest and expenses or the money due in respect thereof, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share(s) and not actually paid before the forfeiture.	In default of payment, shares may be forfeited
40.	When any share(s) shall have been so forfeited an entry of the forfeiture with the date thereof shall be made in the Register of Members.	Entry of forfeiture on Register of Members
41.	Any share(s) so forfeited shall be deemed to be the property of the Company and may be sold, re-allotted or otherwise disposed of either to the original holder thereof or to any other person upon such terms and in such manner as the Directors shall think fit.	Forfeited shares to be property of the Company and may be sold, etc.
42.	The Directors may at any time before any share(s) so forfeited shall have been sold, re-allotted or otherwise disposed of, annul the forfeiture thereof upon such conditions as they think fit.	Power to annul forfeiture
43.	The forfeiture of share(s) shall involve the extinction at the time of the forfeiture, of all interest in and all claims and demand against the Company in respect of the share(s) and all other rights incidental to the share(s), except only such of those rights as by these presents are expressly saved.	Effect of Forfeiture
44.	Any Member whose share(s) has/have been forfeited shall, notwithstanding the forfeiture, be liable to pay and shall forthwith pay to the Company all calls, instalments, interest, expenses and other moneys owing upon or in respect of such shares at the time of the forfeiture together with further interest thereon from the time of the	Shareholders liable to pay money and interest owing at the time of forfeiture
18

		forfeiture until payment at such rate as the Directors may determine and the Directors may enforce the payment of the whole or a portion thereof if they think fit but shall not be under any obligation to do so.
Certificate of forfeiture	45.	A certificate in writing under the hand of any Director or the Secretary or such other person as may be authorised from time to time that the call in respect of share(s) was made and that the forfeiture of share(s) was made, by a resolution of the Directors to that effect, shall be conclusive evidence of the fact stated therein as against all persons entitled to such share.
Title of purchaser and allottee of forfeited share	46.	The Company may receive consideration, if any, given for the share(s) on any sale, re- allotment or other disposition thereof and the person to whom such share(s) is sold, re-allotted or disposed of may be registered as the holder of the share(s) and shall not be bound to see to the application of the consideration, if any, nor shall his title to the share(s) be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale, re-allotment or other disposal of the share(s).
Cancellation of share certificates in respect of forfeited shares	47.	Upon sale, re-allotment or other disposal under the provisions of these presents, the certificate or certificates originally issued in respect of the relative share(s) shall (unless the same shall on demand by the Company have been previously surrendered to it by the defaulting Member) stand cancelled automatically and become null and void and of no effect and the Directors shall be entitled to issue a new certificate or certificates in respect of such share(s) to the person(s) entitled thereto.
Application of forfeiture provisions	48.	The provisions of these Articles as to the forfeiture shall apply in the case of nonpayment of any sum which by terms of issue of share(s) become payable at a fixed time, as if the same had been payable by virtue of a call duly made or notified.
Company’s lien on shares	49.	The Company shall have no lien on its fully-paid shares. In the case of partly paidup shares, the Company shall have a first and paramount lien on every share for all moneys that remain unpaid together with any interest that may have accrued and all expenses (legal or otherwise) that may have been incurred by the Company by reason of non-payment of calls. Any such lien shall extend to all dividends from time to time declared in respect of such shares. Unless otherwise agreed, the registration of a transfer of shares shall operate as a waiver of the Company’s lien, if any, on such shares.
As to enforcing lien by sale	50.	For the purpose of enforcing such lien, the Directors may sell the shares subject thereto in such manner as they think fit, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until notice in writing of the intention to sell shall have been served on such Member or the person (if any) entitled by transmission to the shares and default shall have been made by him in payment of the sum presently payable for 14 days after such notice.
Application of proceeds of sale	51.	The net proceeds of any such sale after payment of the costs of such sale shall be applied in or towards the satisfaction of the debt or liability in respect whereof the lien exists so far as the same is presently payable and the residue (if any) paid to the Member or the person (if any) entitled by transmission to the shares so sold. Provided that the amount so paid to such Member or person shall not exceed the amount received by the Company from such Member or person towards such shares.
Surrender of shares	52.	The Directors may, subject to the provisions of the Act, accept a surrender of any share(s) from or any Member desirous of surrendering on such terms as they think fit.
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Transfer and Transmission of Shares
53.	The Company shall keep a book to be called the ‘Register of Transfers’ and therein shall fairly and distinctly enter the particulars of every transfer or transmission of any share.	Register of transfers
54.

The Company shall not register a transfer of shares in, or debentures of, the Company, unless in accordance with the provisions of Section 108 of the Act, a proper instrument of transfer duly stamped and executed by or on behalf of the transferor and by or on behalf of the transferee and specifying the name, address and occupation, if any, of the transferee has been delivered to the Company along with the certificate relating to the shares or debentures, or if no such certificate is in existence, along with the letter of allotment of the shares or debentures.

Provided that where on an application in writing made to the Company by the transferee and bearing the stamp required for an instrument of transfer, it is proved to the satisfaction of the Directors that the instrument of transfer signed by or on behalf of the transferor and by or on behalf of the transferee has been lost, the Company may register the transfer on such terms as to indemnity as the Board may think fit.

Provided further that nothing in this Article shall prejudice any power of the Company to register as shareholder or debenture-holder any person to whom the right to any shares in, or debentures of, the Company has been transmitted by operation of law.

Transfer not to be registered except on production of instrument of transfer
55.	A transfer of the shares or other interest in the Company of a deceased Member thereof made by his legal representative shall, although the legal representative is not himself a Member, be as valid as if he had been a Member at the time of the execution of the instrument of transfer.	Transfer by legal representative
56.	(a) An application for the registration of a transfer of any share(s), debenture(s) or any other securities or other interest of a Member in the Company may be made either by the transferor or by the transferee.	Application for transfer
(b) Where the application is made by the transferor and relates to partly paid shares, the transfer shall not be registered, unless the Company gives notice of the application to the transferee and the transferee makes no objection to the transfer within two weeks from the receipt of the notice.
(c) For the purpose of sub-article (b) above, notice to the transferee shall be deemed to have been duly given if it is despatched by prepaid registered post to the transferee at the address given in the instrument of transfer and shall be deemed to have been duly delivered at the time at which it would have been delivered in the ordinary course of post.
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4(a),4 (d) Acquisition of shares or voting rights therein, by a person directly or indirectly, by himself or acting in concert with any other person which taken together with shares and voting rights, if any, held by him or his relative or associate enterprise or person acting in concert with him, makes the applicant to hold five per cent or more of the paid-up share capital of the Bank or entitles him to exercise five per cent or more of the voting rights in the Bank, should be effected by such person(s) after obtaining prior approval of Reserve Bank of India.

For the purpose of this clause-

(a) Associate enterprise means a company whether incorporated or not which

(i)     is a holding company or a subsidiary company of the applicant or

(ii)    is a joint venture of the applicant or

(iii)   controls the composition of the Board of Directors or other body governing the applicant or

(iv)   exercises in the opinion of the Reserve Bank of India significant influence on the applicant in taking financial or policy decisions or

(v)    is able to obtain economic benefits from the activities of the applicant;

(b)   Relative shall mean relative as defined in the Companies Act, 2013 as amended from time to time.

(c)   Persons shall be deemed to be acting in concert who for a common objective or purpose of acquisition of shares or voting rights in excess of the percentage mentioned in Section 12(b) of the Banking Regulation Act pursuant to an agreement or understanding (formal or informal) directly or indirectly co-operate by acquiring or agreeing to acquire shares or voting rights in the banking company.

(d)   Joint venture means a legal entity in the nature of a partnership engaged in the joint undertaking of a particular transaction for mutual profit or an association of persons or companies jointly undertaking some commercial enterprise wherein all contribute assets and share risks.

4	Sub-Article No. 56(d) inserted under Article No. 56 pursuant to the Special Resolution passed by the Members at their Seventh Annual General Meeting held on June 11, 2001. The following Sub-Article No. 56(d) replaced by new Sub-Article No. 56(d) vide Special Resolution passed by the Members at their Thirteenth Annual General Meeting held on July 21, 2007.

Acquisition of shares by a person/group which would take in the aggregate his/her/its holding to a level of 5 per cent or more of the total issued capital of the Bank (or such other percentage as may be presribed by the Reserve Bank of India from time to time) should be effected by such buyer(s) after obtaining prior approval of the Reserve Bank of India. The term (group) will have the same meaning as contained in Section 2(e) of the Monopolies and Restrictive Trade Practices Act, 1969.

4(a)	The following Sub-Article No. 56(d) further replaced by new Sub-Article No. 56(d) vide Special Resolution passed by the Members at their Twentieth Annual General Meeting held on June 30, 2014
Acquisition of shares by a person/group which could take in the aggregate his/ her/its holding to a level of 5 per cent or more of the total paid-up capital of the Bank (or such other percentage as may be presribed by Reserve Bank of India from time to time) should be effected by such buyer(s) after obtaining prior approval of Reserve Bank of India.

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Company’s power to refuse transfer	57.	Nothing in these presents shall prejudice the powers of the Company to refuse to register the transfer of any shares.
Transferor liable until the transferee entered on register	58.	The transferor shall be deemed to remain the holder of such shares until the name of the transferee is entered in the Register of Members in respect thereof.
Directors may refuse to register transfer	59.	(a) Notwithstanding anything contained in Articles 54, 55 and 56 but subject to the provisions of Section 111 of the Act and subject to the provisions of the Securities Contracts (Regulation) Act, 1956 and the Rules and Regulations made thereunder and other applicable laws and the Banking Act, the Directors may, at their absolute and uncontrolled discretion, decline to register or acknowledge any transfer of shares and by giving reasons for such refusal and in particular may so decline in respect of the shares upon which the Company has a lien or whilst any moneys in respect of the shares desired to be transferred or any of them remain unpaid and such refusal shall not be affected by the fact that the proposed transferee is already a Member. Provided that registration of any transfer shall not be refused on the ground of the transferor being either alone or jointly with any other person or persons indebted to the Company on any account whatsoever.
		(b) Without prejudice to the foregoing provisions and without limiting in any manner the generality of the above provisions, the Directors of the Company may, at their absolute and uncontrolled discretion, refuse to register the transfer of any shares or other securities of the Company being shares or securities issued by the Company in favour of any transferee whether individual, firm, group, constituent of a group, Body Corporate or Bodies Corporate under the same management or otherwise and whether in his or its own name or in the name of any other person if the total nominal value of the shares or other securities intended to be so transferred exceeds, or together with the total nominal value of any shares or others securities already held in the Company by such individual, firm, group, constituent of a group, Body Corporate or Bodies Corporate under the same management or otherwise will exceed one per cent of the paid-up equity share capital of the Company or, if the Directors are satisfied that as a result of the proposed transfer of any shares or securities or block of shares or securities of the Company, a change in the composition of the Board of Directors or change in the controlling interest of the Company is likely to take place and that such change would be prejudicial to the interest of the Company or to the public interest. For the purpose of this Article, the Directors of the Company shall be entitled, inter alia, to rely upon this Article to form its own opinion as to whether such registration of transfer of any of its shares or other securities exceeding one per cent of the paid-up equity share capital of the Company should be refused or not.

(c)    Notwithstanding anything to the contrary, the restrictive provisions contained in the preceding sub-article (b) shall not apply to the transfer of any shares or other securities made to and representing the own investment of any of the following :

(i)     public financial institutions within the meaning of Section 4A of the Act;

(ii)   public sector banks;

(iii)   multilateral agencies, foreign banks and institutions; and

(iv)   public sector mutual funds being mutual funds sponsored, promoted or managed by a public financial institution or a public sector bank.

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60.	If the Company refuses to register the transfer of any shares, it shall, within two months from the date on which the instrument of transfer is delivered to the Company, send to the transferee and the transferor notice of the refusal.	Notice of refusal to transferee and transferor
61.	Subject to the provisions of the Act, no transfer shall be made to a person who is of unsound mind. The Directors may at their absolute discretion approve a minor, becoming a Member of the Company on such terms as the Directors may stipulate.	Transfer to minor, etc.
62.	The instrument of transfer shall, after registration, be retained by the Company and shall remain in its custody. All the instruments of transfer which the Directors may decline to register shall on demand be returned to the persons depositing the same. The Directors may cause to be destroyed all transfer deeds lying with the Company after such period as may be prescribed.	Custody of transfer deeds
63.	The executors or administrators of a deceased Member or a holder of a Succession Certificate or other legal representative in respect of shares of a deceased Member where he was a sole or only surviving holder shall be the only person whom the Company will be bound to recognise as having any title to the shares registered in the name of such Member and the Company shall not be bound to recognise such executors, administrators or holder unless such executors or administrators shall have first obtained probate or Letters of Administration or such holder is the holder of a Succession Certificate or other legal representation as the case may be, from a court of competent jurisdiction.	Title to share of deceased holder
Provided that in any case where the Directors, at their absolute discretion, think fit, the Directors may dispense with production of probate or Letters of Administration or Succession Certificate or other legal representation and under Article 64 register the name of any person who claims to be absolutely entitled to the share standing in the name of a deceased Member as a Member.
64.	Any person becoming entitled to any share in consequence of the death, lunacy, bankruptcy or insolvency of any Member or by any lawful means other than by a transfer in accordance with these presents, may, with the consent of the Directors (which they shall not be under any obligation to give) upon producing such evidence that he sustains the character in respect of which he proposes to act under this Article or of his title as the Directors shall require, either be registered as a Member in respect of such shares or may subject to the regulations as to transfer contained in these presents transfer such shares to some other person. This Article is in these presents referred to as the “Transmission Clause”.	Registration of person entitled to shares otherwise than by transfer (Transmission Clause)
65.	The Directors shall have the same right to refuse to register a person entitled by transmission to any shares or his nominee as if he were the transferee named in an ordinary transfer presented for registration.	Refusal to register nominee
66.	Every transmission of a share shall be verified in such manner as the Directors may require and the Company may refuse to register any transmission until the same be so verified or until or unless an indemnity be given to the Company with regard to such registration which the Directors, at their discretion, shall consider sufficient, provided nevertheless that there shall not be any obligation on the Company or the Directors to accept any indemnity.	Board may require evidence of transmission
67.	A fee not exceeding the prescribed amount may be charged in respect of the transfer or transmission to the same party of any number of shares of any class or denomination	Fee on transfer or transmission
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		subject to such maximum on any one transfer or transmission as may from time to time be fixed by the Directors. Such maximum may be a single fee payable on any one transfer or on transmission of any number of shares of one class or denomination or may be on a graduated scale varying with the number of shares of any one class comprised in one transfer or transmission or may be fixed in any other manner as the Directors may, at their discretion, determine. The Directors in their absolute discretion may reduce or waive any fee payable.
The Company not liable for disregard of a notice prohibiting registration of transfer	68.	The Company shall incur no liability or responsibility whatever in consequence of their registering or giving effect to any transfer of shares made or purporting to be made by the apparent legal owner thereof (as shown or appearing in the Register of Members) to the prejudice of persons having or claiming any equitable right, title or interest to or in the same shares notwithstanding that the Company may have had notice of such equitable right, title or interest or notice prohibiting registration of such transfer, and may have entered such notice or referred thereto in any book of the Company and the Company shall not be bound or required to regard or attend or give effect to any notice which may be given to them of any equitable right, title or interest or be under any liability whatsoever for refusing or neglecting to do so though it may have been entered or referred to in some book of the Company but the Company shall nevertheless be at liberty to regard and attend to any such notice and give effect thereto, if the Directors shall so think fit.
		CONVERSION OF SHARES INTO STOCK
Conversion of shares into stock and reconversion	69.	The Company may, by Ordinary Resolution : (a) convert any paid-up shares into stock; and (b) reconvert any stock into paid-up shares of any denomination.
Transfer of stock	70.	The holders of stock may transfer the same or any part thereof in the same manner as, and subject to the same regulations under which, the shares from which the stock arose might, before the conversion, have been transferred, or as near thereto as circumstances admit.
		Provided that the Board may from time to time fix the minimum amount of stock transferable, so, however, that such minimum shall not exceed the nominal amount of the shares from which the stock arose.
Rights of stockholders	71.	The holders of stock shall, according to the amount of stock held by them, have the same rights, privileges and advantages as regards dividends, voting at meetings of the Company and other matters, as if they held the shares from which the stock arose; but no such privilege or advantage (except participation in the dividends and profits of the Company and in the assets on winding up) shall be conferred by an amount of stock which would not, if existing in shares, have conferred that privilege or advantage.
Share regulations to apply	72.	Such of the regulations of the Company (other than those relating to share warrants) as are applicable to paid-up shares shall apply to stock and the words, “share” and “shareholder” in those regulations shall include “stock” and “stockholder” respectively.
		INCREASE, REDUCTION AND ALTERATION OF CAPITAL
Increase of capital	73.	The Company may from time to time increase its share capital by issuing new shares, subject to the provisions of the Banking Regulation Act, 1949.
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74.	The new shares (except such of them as shall be unclassified shares subject to the provisions of Article 14) shall, subject to the provision of the Act and these presents, be issued upon such terms and conditions and with such rights and privileges annexed and in particular such shares may be issued with a preferential or qualified right to dividends and in distribution of the assets of the Company. Any preference share so issued shall be redeemable within such period as may be prescribed.	On what conditions new shares may be issued
75.	The new shares (resulting from an increase of capital as aforesaid) may, subject to the provision of the Act and these presents, be issued or disposed of by the Company in General Meeting or by the Directors under their powers in accordance with the provisions of Articles 12, 13, 14, 15 and the following provisions:	Further issue of capital
(a) (i) such new shares shall be offered to the persons who, at the date of the offer, are holders of the equity shares of the Company in proportion, as nearly as circumstances admit, to the capital paid up on those shares at that date;
(ii) the offer aforesaid shall be made by notice specifying the number of shares offered and limiting a time not being less than 15 days from the date of the offer within which the offer, if not accepted, will be deemed to have been declined;
(iii) the offer aforesaid shall be deemed to include a right exercisable by the persons concerned to renounce the shares offered to him or any of them in favour of any other person and the notice referred to in clause (ii) above shall contain a statement of this right; and
(iv) after the expiry of the time specified in the notice aforesaid, or on receipt of earlier intimation from the person to whom such notice is given that he declines to accept the shares offered, the Board of Directors may dispose them of in such manner as they think most beneficial to the Company.
(b) Nothing in clause (iii) of sub-article (a) above shall be deemed;

(i)     to extend the time within which the offer should be accepted; or

(ii)   to authorise any person to exercise the right of renunciation for a second time on the ground that the person in whose favour the renunciation was first made has declined to take the shares comprised in the renunciation.

(c) Nothing in Article 75 of these presents shall apply to the increase of the subscribed capital of the Company caused by the exercise of an option attached to the debentures issued or loans raised by the Company:
(i) to convert such debentures or loans into shares in the Company; or (ii) to subscribe to shares in the Company.
76.	In addition to and without derogating from the powers for the purpose conferred on the Directors under Article 15 of the Company in General Meeting may, in accordance with the provisions of Section 81 of the Act, determine that any shares (whether forming part of the original capital or of any increased capital of the Company) shall be offered to such persons (whether Members or holders of debentures of the Company or not) in such proportion and on such terms and conditions and either at a premium or at par or at a discount, (subject to compliance with the provisions of Section 79 of the Act) as such General Meeting shall determine.	Shares under control of General Meeting
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Same as original capital	77.	Except so far as otherwise provided by the conditions of issue or by these presents any capital raised by the creation of new shares shall be considered part of the original capital and shall be subject to the provisions herein contained with reference to the payment of calls and instalments, transfer and transmission, forfeiture, lien, surrender, voting and otherwise.
Reduction of capital	78.	The Company may from time to time by Special Resolution reduce its share capital (including the Capital Redemption Reserve Account, if any) in any way authorised by law and, in particular, may pay off any paid-up share capital upon the footing that it may be called up again or otherwise and may if and so far as necessary alter its Memorandum and Articles of Association reducing the amount of its share capital and of its shares accordingly.
Division and subdivision of shares	79.	The Company may in General Meeting by Ordinary Resolution alter the condition of shares of its Memorandum and Articles of Association as follows :
		(a) Consolidate and divide all or any of its share capital into shares of larger amount than its existing shares.
		(b) Subdivide shares or any of them into shares of smaller amount than originally fixed by the Memorandum, subject nevertheless to the provisions of the Act in that behalf.
		(c) Cancel shares which, at the date of such General Meeting, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.
Directors’ discretion regarding subdivision	80.	The Directors may, at their absolute discretion, refuse applications for the subdivision of share certificates, debenture or bond certificates into denominations of less than the marketable lot except when such subdivision is required to be made to comply with a statutory provision or an order of a competent court of law.
Company may purchase its own shares	580A	The Company may purchase its own shares in the manner provided for in Section 77A of the Act.
		MODIFICATION OF CLASS RIGHTS
Power to modify rights of different classes of shareholders and the rights of dissentient shareholders	81.	(a) If, at any time, the share capital of the Company is divided into different classes of shares, the rights and privileges attached to the shares of any class may, subject to the provisions of the Act, and whether or not the Company is being wound up, be varied, modified, commuted, affected or abrogated with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or with the sanction of a Special Resolution passed at a separate meeting of the holders of the issued shares of that class.
		(b) This Article is not to derogate from any power the Company would have had if this Article were omitted and the right of the dissentient shareholders being holders of not less in the aggregate than 10 per cent of the issued shares of that class, being persons who did not consent to or vote in favour of the Resolution for the variation, to apply to the Court to have the variations or modifications cancelled as provided in Section 107 of the Act.

5	Article 80A has been inserted pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

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Joint-Holders
82.	Where two or more persons are registered as the holders of any share, they shall be deemed to hold the same as joint tenants with benefits of survivorship, subject to the following and other provisions contained in these presents	Joint-holders
	(a) The Company shall be entitled to decline to register more than three persons as the joint-holders of any share.	Company may refuse to register more than three persons
	(b) The joint-holders of any share shall be liable severally as well as jointly for and in respect of all calls and other payments which ought to be made in respect of such share.	Joint and several liability for all payments in respect of shares
	(c) On the death of any such joint-holder, the survivor or survivors shall be the only person or persons recognised by the Company as having any title to the share but the Directors may require such evidence of death as they may deem fit and nothing herein contained shall be taken to release the estate of a deceased joint-holder from any liability on shares held by him jointly with any other person.	Title of survivors
	(d) Any one of such joint-holders may give effectual receipts for any dividends or other moneys payable in respect of such share.	Receipt of one joint-holder sufficient
	(e) Only the person whose name stands first in the Register of Members as one of the joint-holders of any share shall be entitled to delivery of the certificate relating to such share or to receive notice (which expression shall be deemed to include all documents mentioned in Article 191) from the Company and any notice given to such person shall be deemed notice to all the joint-holders.	Delivery of certificates and giving notice to first-named holder
	(f) Any one of two or more joint-holders may vote at any meeting, either personally or by attorney or by proxy, in respect of such share as if he were solely entitled thereto and if more than one of such joint holders be present at any meeting personally or by proxy or by attorney then, that one of such persons so present whose name stands first or higher (as the case may be) in the Register in respect of such share shall alone be entitled to vote in respect thereof but the other or others of the joint-holders shall be entitled to be present at the meeting, provided always that a joint-holder present at any meeting personally shall be entitled to vote in preference to a joint-holder present by attorney or by proxy although the name of such joint-holder present by attorney or proxy stands first or higher (as the case may be) in the Register in respect of such shares. Several executors or administrators of a deceased Member in whose (deceased Member’s) sole name any share stands shall, for the purpose of this clause, be deemed joint-holders.	Votes of joint-holders
BORROWING POWERS
83.	Subject to the relevant provisions of the Act, the Board of Directors may from time to time, by a resolution passed at a meeting of the Board, borrow moneys and may generally raise and secure the payment of such sum or sums in such manner and upon such terms and conditions in all respects as they think fit and in particular by the issue of bonds, perpetual or redeemable debentures or debenture stock or any mortgage or charge or other security on the undertaking or the whole or any part of	Power to borrow
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		the property of the Company (both present and future) including its uncalled capital for the time being.
		Provided that the Directors shall not borrow moneys, where moneys to be borrowed together with the moneys borrowed by the Company, apart from temporary loans obtained in its ordinary course of business and except as otherwise provided hereafter, shall exceed the aggregate of the paid-up capital of the Company and its free reserves, that is to say, reserves not set apart for any specific purpose.

Provided, however, that :

(a)   nothing contained hereinabove shall apply to any sums of moneys borrowed by the Company from any other banking companies or from the Reserve Bank of India, State Bank of India or any other bank established by or under any law for the time being in force;

(b)   acceptance by the Company in the ordinary course of business of deposits of moneys shall not be deemed to be borrowing of moneys by the Company for the purpose aforesaid.

Provided, further, that the Company shall not create:

(a)   charge upon any unpaid capital of the Company; and

(b)   a floating charge on the undertaking or any property of the Company or any part thereof unless the creation of such floating charge is certified in writing by the Reserve Bank of India as provided in the Banking Act.

Bonds, debentures, etc., to be subject to the control of Directors	84.	Any bonds, debentures, debenture stock or other securities issued or to be issued by the Company shall be under the control of the Directors who may issue them upon such terms and conditions and in such manner and for such consideration as they shall consider to be for the benefit of the Company.
Securities may be assignable free from equities	85.	Debentures, debenture stock, bonds or other securities may be made assignable free from any equities between the Company and the person to whom the same may be issued.
Issue of bonds, debentures, etc., at discount, etc. or with special privilege	86.	Subject to the provision of the said Acts, any bonds, debentures, debenture stock or other securities may be issued at a discount, premium or at par and with any special privileges as to redemption, surrender, drawing, allotment of shares, appointment of Directors or otherwise.
Mortgage of uncalled capital	87.	If any uncalled capital of the Company is included in or charged by any mortgage or other security, the Directors may authorise the person in whose favour such mortgage or security is executed or any other person in trust for him to make calls on the Members in respect of such uncalled capital and the provisions hereinbefore contained in regard to calls shall mutatis mutandis apply to calls made under such authority and such authority may be made exercisable either conditionally or unconditionally and either presently or contingently and either to the exclusion of the Directors power or otherwise and shall be assignable if expressed so to be.
Register of charges	88.	The Directors shall cause a proper register to be kept in accordance with the provisions of Section 143 of the Act of all mortgages and charges specifically affecting the property of the Company and shall duly comply with the requirements of the Act in regard to registration of mortgages and charges and in regard to inspection to be
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given to creditors or Members of the Register of Charges and of copies of instruments creating charges. Such sum as may be prescribed by the Act shall be payable by any person other than a creditor or Member of the Company for each inspection of the Register of Charges.
Meetings
89.	The Company shall, in each year, hold, in addition to any other meetings, a general meeting which shall be styled as its “Annual General Meeting” in accordance with the provisions of Section 166 of the Act.	Annual General Meeting
90.	All general meetings other than Statutory General Meeting and the Annual General Meetings shall be called Extraordinary General Meetings.	Extraordinary General Meeting
91.	The Board of Directors may, whenever they think fit, and shall, on the requisition of such number of Members of the Company as is specified in sub-article (c) of this Article forthwith proceed and call an Extraordinary General Meeting of the Company and in case of such requisition the following provisions shall apply:	Calling of Extraordinary General Meetings

(a)   The requisition shall set out the matters for the consideration of which the meeting is to be called, shall be signed by the requisitionists and shall be deposited at the Registered Office of the Company.

(b)   The requisition may consist of several documents in like form, each signed by one or more requisitionists.

(c)   The number of Members entitled to requisition a meeting with regard to any matter shall be such number of them as hold at the date of the deposit of the requisition, not less than one-tenth of such of the paid-up capital of the Company as at that date carries the right of voting in regard to that matter.

(d)   Where two or more distinct matters are specified in the requisition, the provisions of sub-article (c) above shall apply separately in regard to each such matter and the requisition shall accordingly be valid only in respect of those matters in regard to which the condition specified in that sub-article is fulfilled.

(e)   If the Board does not, within 21 days from the date of the deposit of a valid requisition in regard to any matters, proceeds duly to call a meeting for the consideration of those matters on a day not later than 45 days from the date of the deposit of the requisition, the meeting may be called by the requisitionists themselves or by such of the requisitionists as represent either a majority in value of the paid-up share capital held by all of them or not less than one-tenth of such of the paid-up share capital of the Company as is referred to in sub-article (c) above, whichever is less. However, for the purpose of this sub-article, the Directors shall, in the case of a meeting at which a resolution is to be proposed as a Special Resolution, give such notice thereof as is required by the Act.

(f)    A meeting called under sub-article (e) above by the requisitionists or any of them:

(i)    shall be called in the same manner, as nearly as possible, as that in which meetings are to be called by the Board, but

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(ii)   shall not be held after the expiration of three months from the date of the deposit of the requisition.

Provided that nothing contained in clause (ii) of sub-article (f) shall be deemed to prevent a meeting duly commenced before the expiry of the period of three months aforesaid, from adjourning to some day after the expiry of that period.

(g)   Where two or more persons hold any share or interest in the Company jointly, a requisition or a notice calling a meeting, signed by one or some only of them shall, for the purposes of this Article have the same force and effect as if it had been signed by all of them.

(h)   Any reasonable expense incurred by the requisitionists by reason of the failure of the Board to call a meeting shall be repaid to the requisitionists by the Company and any sum so repaid shall be retained by the Company out of any sums due or to become due from the Company by way of fees or other remuneration for their services to such of the Directors as were in default.

Notice of Meeting	92.	(a) A General Meeting of the Company may be called by giving not less than 21 day’s notice in writing.

(b)   A General Meeting may be called after giving shorter notice than that specified in sub-article (a) above if consent is accorded thereto

(i)     in the case of an Annual General Meeting by all the Members entitled to vote thereat; and

(ii)   in the case of any other meeting by Members of the Company holding not less than 95 per cent of such part of the paid-up share capital of the Company gives a right to vote at the meeting.

Provided that where any Members of the Company are entitled to vote only on some resolution or resolutions to be moved at a Meeting and not on the others, those Members shall be taken into account for the purposes of this sub-article in respect of the former resolution or resolutions and not in respect of the latter.

Contents and manner of service of notice and persons on whom it is to be served	93.

(a)   Every notice of a meeting of the Company shall specify the place and the day and hour of the meeting and shall contain a statement of the business to be transacted thereat.

(b)   Notice of every meeting of the Company shall be given:

(i)    to every Member of the Company, in any manner authorised by subsections (1) to (4) of Section 53 of the Act;

(ii)   to the persons entitled to a share in consequence of the death or insolvency of a Member by sending it through the post in a prepaid letter addressed to them by name or by the title of representatives of the deceased or assignees of the insolvent or by any like description, at the address, if any, in India supplied for the purpose by the persons claiming to be so entitled or until such an address has been so supplied, by giving the notice in any manner in which it might have been given if the death or insolvency had not occurred; and

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(iii) to the Auditor or Auditors for the time being of the Company in the manner authorised by Section 53 of the Act in the case of any Member or Members of the Company.
	(c) The accidental omission to give notice to or the non-receipt of notice by any Member or other person to whom it should be given shall not invalidate the proceedings at the meeting.	Omission to give notice not to invalidate the proceedings at the meeting
94.

(a)    In the case of an Annual General Meeting, all business to be transacted at the meeting shall be deemed special, with the exception of business relating to:

(i)    the consideration of accounts, Balance Sheet and reports of the Board of Directors and Auditors;

(ii)   the declaration of a dividend;

(iii)  the appointment of Directors in the place of those retiring; and

(iv)  the appointment of and the fixing of remuneration of the Auditors.

Business at the Annual General Meeting
(b) In the case of any other meeting, all business shall be deemed special.

(c)   Where any items of business to be transacted at the meeting are deemed to be special as aforesaid, there shall be annexed to the notice of the meeting a statement setting out all material facts concerning each such item of business, including in particular the nature of the concern or interest, if any, therein, of every Director and the Manager, if any.

Provided that where any item of special business as aforesaid to be transacted at a meeting of the Company relates to, or affects any other company, the extent of shareholding interest in that other company of every Director and the Manager, if any, of the Company shall also be set out in the statement if the extent of such shareholding interest is not less than 20 per cent of the paid-up share capital of that other company.

Explanatory Statement to be annexed to the notice
(d) Where any item of business consists of the according of approval to any document by the meeting, the time and place where the document can be inspected shall be specified in the statement aforesaid.
95.	(a) A resolution shall be an Ordinary Resolution when at a General Meeting of which the notice required under the Act has been duly given, the votes cast (whether on a show of hands, or on a poll, as the case may be), in favour of the resolution (including the casting vote, if any, of the Chairman) by Members who, being entitled so to do, vote in person or where proxies are allowed, by proxy, exceed the votes, if any, cast against the resolution by Members so entitled and voting.	Ordinary and Special Resolutions

(b)   A resolution shall be a Special Resolution when:

(i)     the intention to propose the resolution as a Special Resolution has been duly specified in the notice calling the General Meeting or other intimation given to the Members of the resolution;

(ii)    the notice required under the Act has been duly given of the General Meeting; and

(iii)   the votes cast in favour of the resolution (whether on a show of hands, or on a poll, as the case may be), by Members who, being entitled so to

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		do, vote in person, or where proxies are allowed, by proxy, are not less than three times the number of the votes, if any, cast against the resolution by Members so entitled and voting.
Resolutions requiring Special Notice	96.

(a)   Where, by any provisions contained in the Act or in these presents, Special Notice is required of any resolution, notice of the intention to move the resolution shall be given to the Company not less than 14 days before the meeting at which it is to be moved, exclusive of the day on which the notice is served or deemed to be served and the day of the meeting.

(b)   The Company shall, immediately after the notice of the intention to move any such resolution has been received by it, give its Members notice of the resolution in the same manner as it gives notice of the meeting, or if that is not practicable, shall give them notice thereof, either by advertisement in a newspaper having an appropriate circulation or in any other mode allowed by these presents, not less than seven days before the meeting.

		PROCEEDINGS AT GENERAL MEETING
Quorum at General Meeting	97.	Five members personally present shall be a quorum for a General Meeting and no business shall be transacted at any General Meeting unless the requisite quorum be present when the meeting proceeds to business.
Business confined to election of Chairman whilst chair vacant	98.	No business shall be discussed at any General Meeting except the election of a Chairman whilst the Chair is vacant.
Chairman of General Meeting	99.

(a)   The Chairman, if any, of the Board shall preside as Chairman at every General Meeting of the Company.

6(b)  If there be no Chairman or if at any meeting he shall not be present within 15 minutes after the time appointed for holding such meeting, or is unwilling to act, the Managing Director shall be entitled to act as the Chairman of such meeting failing which the Non-Rotational Directors present may choose one of their number to act as Chairman of the meeting and in default of their doing so, the Members present shall choose one of the Directors to take the Chair and if no Directors present be willing to take the Chair, the Members present shall choose one of their number to be the Chairman of the meeting.

Proceedings when quorum not present	100.	If within half an hour from the time appointed for the General Meeting, a quorum be not present, the meeting, if convened on the requisition of shareholders, shall be dissolved and in any other case, shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may determine. If at such adjourned meeting also, a quorum, be not present within half an hour from the time appointed for holding the meeting, the Members present shall be a quorum and may transact the business for which the meeting was called.

6	The following Article 99(b) has been replaced by the above new Article 99(b) pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

99(b)	If there is no such Chairman, or if he is not present within 15 minutes after the time appointed for holding the meeting or is unwilling to act as Chairman of the meeting, then the Directors present at the meeting shall elect one of the ICICI Directors referred to in Article 128 to be Chairman of the meeting and failing which, the Members present and voting shall choose one of their Members to be Chairman of the meeting.

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101.	(a) The Chairman may, with the consent of any meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn the meeting from time to time, and from place to place.	Adjournment of meeting

(b)   No business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

(c)   When a meeting is adjourned for more than 30 days, notice of the adjourned meeting shall be given as in the case of an original meeting.

(d)   Save as aforesaid, it shall not be necessary to give any notice of the adjournment or of the business to be transacted at an adjourned Meeting.

102.	At any General Meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded in the manner hereinafter mentioned and unless a poll is so demanded, a declaration by the Chairman that a resolution has, on a show of hands, been carried unanimously or by a particular majority or lost and an entry to that effect in the book of the proceedings of the Company shall be conclusive evidence of the fact, without proof of the number of proportion of the votes recorded in favour of or against such resolution.	What is to be evidence of the passing of resolution where poll not demanded
103.

(a)    Before or on the declaration of the result of the voting on any resolution on a show of hands, a poll may be ordered to be taken by the Chairman of the meeting of his own motion and shall be ordered to be taken by him on a demand made in that behalf by any Member or Members present in person or by proxy and holding shares in the Company:

(i)    which confer a power to vote on the resolution not being less than one-tenth of the total voting power in respect of the resolution; or

(ii)  on which an aggregate sum of not less than Rs. 50,000/- has been paid up.

Demand for poll
(b) The demand for a poll may be withdrawn at any time by the person who made the demand.
104.	(a) If a poll is demanded on the election of a Chairman or on a question of adjournment, it shall be taken forthwith and without adjournment.	Time of taking poll
(b) A poll demanded on any other question shall be taken at such time not being later than 48 hours from the time when the demand was made, as the Chairman may direct.
105.	On a poll taken at a meeting of the Company, a Member entitled to more than one vote or his proxy or other person entitled to vote for him as the case may be, need not, if he votes, use all his votes or cast in the same way all the votes he uses.	Right of Member to use his votes differently
106.	(a) Where a poll is to be taken, the Chairman of the meeting shall appoint two scrutineers to scrutinise the votes given on the poll and to report thereon to him.	Scrutineers at poll
(b) The Chairman shall have power, at any time before the result of the poll is declared, to remove a scrutineer from office and to fill vacancies in the office of the scrutineer arising from such removal or from any other cause.
(c) Of the two scrutineers appointed under this Article, one shall always be a Member (not being an officer or employee of the Company) present at the meeting, provided that such a Member is available and willing to be appointed.
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Manner of taking poll and result thereof	107.

(a)    Subject to the provisions of the Act, the Chairman of the meeting shall have power to regulate the manner in which a poll shall be taken.

(b)    The result of the poll shall be deemed to be the decision of the meeting on the resolution on which the poll was taken.

Motion how decided in case of equality of votes	108.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a casting vote in addition to his own vote or votes to which he may be entitled as a Member.
Demand for poll not to prevent transaction of other business	109.	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded.
Minutes of General Meetings	110.	The Company shall cause Minutes of all proceedings of General Meetings to be entered in books kept for that purpose. The Minutes of each meeting shall contain a fair and correct summary of the proceedings thereat. All appointments of officers made at any of the meetings shall be included in the Minutes of the meeting. Any such Minutes, if purporting to be signed by the Chairman of the meeting at which the proceedings took place or in the event of death or inability of that Chairman, by a Director duly authorised by the Board for the purpose, shall be evidence of the proceedings.
Inspection of Minutes Books	111.	The books containing Minutes of proceedings of General Meetings of the Company shall be kept at the Registered Office of the Company and shall be open to the inspection of any Member without charge, between 11 a.m. and 1 p.m. on all working days.
Copies of Minutes	112.	Any Member shall be entitled to be furnished within the prescribed period after he has made a request in that behalf to the Company with a copy of any Minutes referred to above on payment of such sum as may be prescribed by the Act.
		VOTES OF MEMBERS
Votes	7113.	(a) on a show of hands, every Member present in person shall have one vote; and
		7(a)(b) On a poll, the voting rights of Members shall be as provided in Section 47 of the Companies Act, 2013, but will be subject to the ceiling of ten per cent of the total voting rights or such other percentage as may be stipulated by Section 12(2) of the Banking Regulation Act or under any of the proviso or explanation to Section 12 of the Banking Regulation Act.
Voting by Members of unsound mind	114.	A Member of unsound mind or in respect of whom an order has been made by any court having jurisdiction in lunacy may vote, whether on a show of hands or on a poll, by his committee or other legal guardian and any such committee or guardian may, on a poll, vote by proxy.
Voting by Body Corporates	115.	A Body Corporate (whether a company within the meaning of the Act or not) may, if is a Member, by resolution of its Board of Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company

7	The following Article 113 has been replaced by the above new Article 113 pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited 113. Subject to any rights or restrictions for the time being attached to any class or classes of shares:

(a)	on a show of hands, every Member present in person shall have one vote, and shall be governed by the ceiling one per cent of the total voting rights as stipulated by Section 12 (2) of the Banking Regulation Act; and

(b)	on a poll, the voting rights of Members shall be as provided by Section 87 of the Act, but will be subject to the restrictions and limitations as prescribed by or under the Banking Regulation Act.

7(a) The following Sub-Article No. 113(b) further replaced by new Sub-Article No. 113(b) vide Special Resolution passed by the Members at their Twentieth Annual General Meeting held on June 30, 2014 on a poll, the voting rights of Members shall be as provided in Section 87 of the Act, but will be subject to the ceiling of ten per cent of the total voting rights or such other percentage as may be stipulated by Section 12(2) of the Banking Regulation Act.

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in accordance with the provisions of Section 187 of the Act. The production at the meeting of a copy of such resolution duly signed by one Director of such Body Corporate or by a member of its governing body and certified by him as being a true copy of the resolution shall on production at the meeting be accepted by the Company as sufficient evidence of the validity of his appointment.
116.	Any person entitled under the Transmission Clause to transfer any shares may vote at the General Meetings in respect thereof as if he was the registered holder of such shares provided that at least 48 hours before the time of holding the meeting or adjourned meeting as the case may be at which he proposes to vote he shall satisfy the Directors of his right to transfer such shares unless the Directors shall have previously admitted his right to vote at such meeting in respect thereof.	Votes in respect of shares of deceased Members
117.	(a) Any Member of the Company entitled to attend and vote at a meeting of the Company shall be entitled to appoint another person (whether a Member or not) as his proxy to attend and vote instead of himself but a proxy so appointed shall not have any right to speak at the meeting.	Qualification of proxy
(b) In every notice calling a meeting of the Company, there shall appear with reasonable prominence a statement that a Member entitled to attend and vote is entitled to appoint a proxy to attend and vote instead of himself and that a proxy need not be a Member.
118.	Votes may be given either personally or by attorney or by proxy or, in the case of a Body Corporate, by a representative duly authorised as aforesaid.	Votes may be given by proxy or attorney
119.	Every instrument of proxy whether for a specified meeting or otherwise shall be in writing under the hand of the appointer or his attorney authorised in writing or if such appointer is a Body Corporate, under its Common Seal or the hand of an officer or an attorney duly authorised by it and shall, as nearly as circumstances will admit, be in the form specified in Schedule IX of the Act.	Execution of instrument of proxy
120.	No person shall act as proxy unless the instrument of his appointment and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall have been deposited at the Office at least 48 hours before the time for holding the meeting at which the person named in the instrument of proxy proposes to vote and in default the instrument appointing the proxy shall not be treated as valid. No attorney shall be entitled to vote unless the power of attorney or other instrument appointing him as attorney or a notarially certified copy thereof has either been registered in the records of the Company at any time not less than 48 hours before the time of the meeting at which the attorney proposes to vote or is deposited at the Office not less than 48 hours before the time of such meeting as aforesaid. Notwithstanding that a power of attorney or other authority has been registered in the records of the Company, the Company may by notice in writing addressed to the Member or the attorney at least seven days before the date of a meeting require him to produce the original Power of Attorney or authority and unless the same is thereupon deposited with the Company not less than 48 hours before the time fixed for the meeting the attorney shall not be entitled to vote at such meeting unless the Directors, at their absolute discretion, excuse such non-production and deposit. Every Member entitled to vote at a meeting of the Company or on any resolution to be moved thereat shall be entitled during the period beginning 24 hours before the time fixed for the commencement of the meeting and ending with the conclusion of the meeting to inspect the proxies lodged at any time during the business hours of the Company provided that not less than three days notice in writing of the intention so to inspect is given to the Company.	Deposit of instrument of appointment and inspection
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Custody of the instrument	121.	If any such instrument of appointment be confined to the object of appointing a proxy or substitute for voting at meetings of the Company, it shall remain permanently or for such time as the Directors may determine, in the custody of the Company and if embracing other objects a copy thereof, examined with the original, shall be delivered to the Company to remain in the custody of the Company.
Validity of votes given by proxy notwithstanding death of Member, etc.	122.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death of the principal or revocation of the proxy or of any Power of Attorney under which such proxy was signed or the transfer of the share in respect of which the vote is given, provided that no intimation in writing of the death, revocation or transfer shall have been received at the Office of the Company before the meeting.
Time for objections to votes	123.	No objection shall be made to the validity of any vote except at the meeting or poll at which such vote shall be tendered and every vote whether given personally or by proxy not disallowed at such meeting or poll, shall be deemed valid for all purposes of such meeting or poll whatsoever.
Chairman of any meeting to be the judge of validity of any vote	124.	The Chairman of any meeting shall be the sole judge of the validity of every vote tendered at such meeting. The Chairman present at the taking of a poll shall be the sole judge of the validity of every vote tendered at such poll.
Equal rights of Members	125.	Any Member whose name is entered in the Register of Members of the Company shall enjoy the same rights and be subject to the same liabilities as all other Members of the same class.
		DIRECTORS
Number of Directors	8126	Until otherwise determined by a General Meeting, the number of Directors shall not be less than three or more than 21 excluding the Government Director (referred to in Article 128A) and the Debenture Director (referred to in Article 129) (if any).
First Directors	127.

The persons hereinafter named are the First Directors of the Company:

(a)     Shri Parampally Vasudeva Maiya

(b)     Shri Girish Sumanlal Mehta

(c)     Shri Sethumadhava Rao Ragothaman

The First Directors shall retire at the first Annual General Meeting.

Non-rotational Directors	9128.	Not more than one-third of the total number of Directors shall be non-rotational Directors and, except for the Debenture Director and the Government Director, such non-rotational Directors (hereinafter referred to as the “Non-Rotational Directors”)

8	The following Article 126 has been replaced by the above new Article 126 pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited

126. Until otherwise determined by a General Meeting, the number of Directors shall not be less than three or more than 12.

9	The following Article 128 has been replaced by above new article 128 as also a new article 128A has been inserted pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

128.(a)   One-third of the total number of Directors shall be non-retiring Directors and, except for the Debenture Director, such non-rotational Directors (including Executive Chairman or Chairman and Managing Director or Nonexecutive Chairman, Managing Director) hereinafter referred to as the “ICICI Directors/Nominee Directors” shall be appointed by ICICI. The balance Directors shall be persons whose period of office is liable to determination by rotation and subject to the provisions of the Act, and shall be appointed by the Company in General Meeting.

(b) (i)    ICICI shall have the power to remove the Nominee Directors from office, with or without cause, and in the event of vacancy being caused in such office, by death, disability, resignation, removal or otherwise, to appoint another or others in the place(s) falling vacant; and

       (ii)   any appointment or removal of a Nominee Director shall be by a notice in writing addressed to the Company and the appointment or removal shall take effect forthwith upon such notice being delivered to the Company.

(c)	The Board of Directors of the Company shall have no power to remove from office any Nominee Director.

(d)	Subject to the provisions of the Act and rules framed thereunder, the Company shall pay the Nominee Directors, sitting fees and reimbursement of expenses and other fees and commission or reimbursement to which other Directors of the Company are entitled and pay or reimburse to ICICI any expenses that may be incurred by ICICI or such Nominee Directors in connection with their appointment or directorship.

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shall be appointed by the Board of Directors of the Company. The remaining Directors shall be persons whose period of office is liable to determination by rotation and subject to the provisions of the Act shall be appointed by the Company in General Meeting.
9128A.	During such time as the Guarantee Agreement dated March 14, 1955 or the Guarantee Agreement dated July 15, 1959 or the Guarantee Agreement dated October 28, 1960 or the Guarantee Agreement dated February 28, 1962, between the President of India and The International Bank for Reconstruction and Development shall remain in force the President of India shall have the right from time to time to appoint one person as a Director of the Company and to remove such person from office and on a vacancy being caused in such office from any cause whether by resignation, death, removal or otherwise to appoint a Director in the vacant place. The Company shall be entitled to agree with the President of India for the appointment of a Director of the Company by the President of India as contemplated by this Article in respect of any future advance or advances by the Government of India or in respect of any guarantee or guarantees that may be given by the Government of India in connection with the Company’s future borrowings from The International Bank for Reconstruction and Development or any other financial institution. The Director appointed under this Article is herein referred to as “the Government Director” and the term “Government Director” means the Director for the time being in office under this Article. The Government Director shall not be liable to retire by rotation or be removed from office except by the President of India as aforesaid. Subject as aforesaid the Government Director shall be entitled to the same rights and privileges and be subject to the same obligations as any other Director of the Company.
129.	Any trust documents covering the issue of debentures or bonds of the Company may provide for the appointment of a Director (in these presents referred to as the “Debenture Director”) for and on behalf of the holders of the debentures or bonds for such period as is therein provided not exceeding the period for which the debentures/bonds or any of them shall remain outstanding and for the removal from office of such Debenture Director and on a vacancy being caused whether by resignation, death, removal or otherwise for appointment of a Debenture Director in the vacant place. The Debenture Director shall not be liable to retire by rotation or be removed from office except provided as aforesaid.	Debenture Director
130.	(a) The Board of Directors may appoint an Alternate Director to act for a Director (hereinafter in this Article called the ‘Original Director’), at his suggestion or otherwise, during his absence for a period of not less than three months from the state in which meetings of the Board are ordinarily held.	Alternate Director
(b) An Alternate Director appointed under sub-article (a) above, shall not hold office as such for period longer than permissible to the Original Director in whose place he has been appointed and shall vacate office if and when the

9	The following Article 128 has been replaced by above new article 128 as also a new article 128A has been inserted pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

128. (a) One-third of the total number of Directors shall be non-retiring Directors and, except for the Debenture Director, such non-rotational Directors (including Executive Chairman or Chairman and Managing Director or Nonexecutive Chairman, Managing Director) hereinafter referred to as the “ICICI Directors/Nominee Directors” shall be appointed by ICICI. The balance Directors shall be persons whose period of office is liable to determination by rotation and subject to the provisions of the Act, and shall be appointed by the Company in General Meeting.

(b) (i)    ICICI shall have the power to remove the Nominee Directors from office, with or without cause, and in the event of vacancy being caused in such office, by death, disability, resignation, removal or otherwise, to appoint another or others in the place(s) falling vacant; and

    (ii)   any appointment or removal of a Nominee Director shall be by a notice in writing addressed to the Company and the appointment or removal shall take effect forthwith upon such notice being delivered to the Company.

(c)	The Board of Directors of the Company shall have no power to remove from office any Nominee Director.

(d)	Subject to the provisions of the Act and rules framed thereunder, the Company shall pay the Nominee Directors, sitting fees and reimbursement of expenses and other fees and commission or reimbursement to which other Directors of the Company are entitled and pay or reimburse to ICICI any expenses that may be incurred by ICICI or such Nominee Directors in connection with their appointment or directorship.

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		Original Director returns to the state in which meetings of the Board are ordinarily held.
		(c) If the term of office of the Original Director is determined before he so returns to the state aforesaid, any provision for the automatic re-appointment of retiring Directors in default of another appointment shall apply to the Original and not to the Alternate Director.
Share qualification	131.

(a)   No Director shall be required to hold any qualification shares of the Company.

(b)   No person shall be qualified to be a Director if his appointment is in contravention of any law or guideline in force or if by amendment of any law or guideline, his continuance in office is in contravention of such law or guideline, he shall immediately vacate his office; on such vacation he shall not be entitled to any compensation.

Remuneration of Directors	132.	The fees payable to a Director for attending a meeting of the Board or Committee thereof shall be decided by the Board of Directors from time to time within the limits as may be prescribed by the Act or the Central Government. [10]No Director who is a Government servant shall be entitled to receive any remuneration under this Article or other provisions of these presents except as authorised by the Government.
	10132A.	Subject to the provisions of Article 132 in the case of a Government servant, the Directors may allow and pay to any Director who is not a bona fide resident of the place where a meeting is held and who shall come to such place for the purpose of attending a meeting such sum as the Directors may consider fair compensation for travelling, hotel and other expenses in addition to his remuneration as above specified and the Directors may from time to time fix the remuneration to be paid to any member or members of their body constituting a committee appointed by the Directors in terms of these presents and may pay the same.
	[10]132B	Subject to the provisions of Article 132 in the case of a Government servant if any Director, being willing, shall be called upon to perform extra services or to make any special exertions in going out or residing at a particular place or otherwise for any of the purposes of the Company, the Company may remunerate such Director either by fixed sum or otherwise as may be determined by the Directors and such remuneration may be either in addition to or in substitution for his remuneration above provided.
Directors not bona fide residents of the place where a meeting is held, may receive extra compensation	133.	The Directors may allow and pay to any Director who is not a bona fide resident of the place where a meeting is held and who shall come to such place for the purpose, of attending a meeting such sum as the Directors may consider fair compensation for travelling, hotel and other expenses in addition to his remuneration as above specified and the Directors may fix the remuneration to be paid to any member or members of their body constituting a Committee appointed by the Directors in terms of these presents and may pay the same.
Extra remuneration to Directors for special work	134.	Subject to the provision of the said Acts, if any Director, being willing, shall be called upon to perform extra services or to make any special exertions in going out or residing at a particular place or otherwise for any of the purposes of the Company, the Company may remunerate such Directors either by a fixed sum or otherwise as

10	The above sentence starting with the words “No Directors” and ending with the words “authorised by the Government” has been inserted in Article 132 as also new Articles 132A and 132B have been inserted pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

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may be determined by the Directors and such remuneration may be either in addition to or in substitution for his remuneration above provided.
135.	The Directors shall have the power at any time and from time to time to appoint, subject to the provisions of these presents, any person as an Additional Director to the Board but so that the total number shall not at any time exceed the maximum number fixed for the Board but any Director so appointed shall hold office only up to the date of the next Annual General Meeting of the Company and shall then be entitled for re-election.	Additional Director
136.	If the office of any Director appointed by the Company in General Meeting is vacated before his term of office expires in the normal course, the resulting casual vacancy may be filled by the Board of Directors at a meeting of the Board and the Director so appointed shall hold office only up to the date up to which the Director in whose place he is appointed would have held office if it had not been vacated.	Casual vacancy
137.	Subject to the provisions of the Act, the continuing Directors may act notwithstanding any vacancy in their body, but so that if the number falls below the minimum number fixed the Directors shall not, except in emergencies or for the purpose of filling up vacancies or for summoning a General Meeting of the Company, act so long as the number is below the minimum and they may so act notwithstanding the absence of a necessary quorum.	Directors may act notwithstanding vacancy
138.

(a) The office of a Director shall become vacant if:

(i)     he is found to be of unsound mind by a court of competent jurisdiction; or

(ii)    he applies to be adjudicated an insolvent; or

(iii)   he is adjudged an insolvent; or

(iv)   he is convicted by a court of any offence involving moral turpitude and sentenced in respect thereof to imprisonment for not less than six months; or

Office of Directors becoming vacant
(v) he fails to pay any call in respect of shares held by him alone or jointly with others within six months from the last date fixed for the payment of the call unless the Central Government has, by notification in the Official Gazette, removed the disqualification incurred by such failure; or
(vi) he absents himself from three consecutive Meetings of the Directors or from all Meetings of the Directors for a continuous period of three months, whichever is longer, without leave of absence from the Board of Directors; or
(vii) he (whether by himself or by any person for his benefit or on his account) or any firm in which he is a partner or any private company of which he is a Director, accepts a loan or guarantee or security for a loan from the Company in contravention of Section 295 of the Act; or
(viii) he acts in contravention of Section 299 of the Act; or
(ix) he becomes disqualified by an order of the court under Section 203 of the Act; or
(x) he is removed in pursuance of Section 284 of the Act; or
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(xi)   he resigns office by notice in writing addressed to the Company or to the Directors; or

(xii)  having been appointed a Director by virtue of his holding any office or other employment in the Company, he ceases to hold such office or other employment in the Company; or

(xiii)  he becomes disqualified under Article 131 (b); or

(xiv)  he is disqualified for being appointed as a Director under any of the provisions of either of the said Acts.

Period from which disqualification to take effect

(b)   Notwithstanding anything in clauses (iii), (iv) and (ix) of sub-article (a) above, the disqualification referred to in those clauses shall not take effect:

 (i)    for 30 days from the date of adjudication or sentence or order; or

(ii) where any appeal or petition is preferred within 30 days aforesaid against the adjudication, sentence or conviction resulting in the sentence or order until the expiry of seven days from the date on which such appeal or petition is disposed of; or
(iii) where, within the seven days aforesaid, any further appeal or petition is preferred in respect of the adjudication, sentence, conviction or order and the appeal or petition, if allowed, would result in the removal of the disqualification, until such further appeal or petition is disposed of.
Disclosure of interest by Director	139.	(a) Every Director of the Company who is in any way, whether directly or indirectly, concerned or interested in a contract or arrangement or proposed contract or arrangement entered into or to be entered into, by or on behalf of the Company, shall disclose the nature of his concern or interest at a Meeting of the Board of Directors.
(b) (i) In the case of a proposed contract or arrangement, the disclosure required to be made by a Director under sub-article (a) above shall be made at the meeting of the Board at which the question of entering into contract or arrangement is first taken into consideration or if the Director was not, at the date of that meeting, concerned or interested in the proposed contract or arrangement at the first meeting of the Board held after he becomes so concerned or interested;
(ii) in the case of any other contract or arrangement, the required disclosure shall be made at the first meeting of the Board held after the Director becomes concerned or interested in the contract or arrangement.
(c) (i) For the purpose of sub-articles (a) and (b) above, a general notice given to the Board by a Director, to the effect that he is a Director or a Member of a specified Body Corporate or is a partner of a specified firm and is to be regarded as concerned or interested in any contract or arrangement which may, after the date of the notice, be entered into with that Body Corporate or firm shall be deemed to be a sufficient disclosure of concern or interest in relation to any contract or arrangement so made;
(ii) any such general notice shall expire at the end of the financial year in which it is given, but may be renewed for further periods of one financial year at a time, by a fresh notice given in the last month of the financial year in which it would otherwise expire;
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(iii) no such general notice and no renewal thereof shall be of effect unless it is either given at a meeting of the Board or the Director concerned takes reasonable steps to secure that it is brought up and read at the first meeting of the Board after it is given.
(d) Nothing in this Article shall be taken to prejudice the operation of any rule of law restricting a Director of the Company from having any concern or interest in any contracts or arrangements with the Company.
(e) Nothing in this Article shall apply to any contract or arrangement entered into or to be entered into between the Company and any other company where any of the Directors of the Company or two or more of them together holds or hold not more than two per cent of the paid-up share capital in the other company.
140.	(a) No Director of the Company shall, as a Director, take part in the discussion of, or vote on, any contract or arrangement entered into or to be entered into, by Board’s proceedings or on behalf of the Company, if he is in any way, whether directly or indirectly, concerned or interested in the contract or arrangement; nor shall his presence count for the purpose of forming a quorum at the time of any such discussion or vote; and if he does vote, his vote shall be void.	Interested Director not to participate or vote in Board Meetings
(b) Sub-article (a) above shall not apply to:
(i) any contract of indemnity against any loss which the Directors or any one or more of them may suffer by reason of becoming or being sureties or a surety for the Company;
(ii) any contract or arrangement entered into or to be entered into with a public company or a private company which is a subsidiary of a public company, in which the interest of the Director aforesaid consists solely:
• in his being a Director of such company and the holder of not more than shares of such number or value therein as is requisite to qualify him for appointment as a Director thereof, he having been nominated as such Director by the Company, or
• in his being a member holding not more than two per cent of the paid-up share capital of such other company.
11(iii) … deleted
141.	(a) Subject to the provisions of the said Acts, these presents and any other law for the time being in force, a Director of the Company may be or become a Director of any company promoted by the Company or in which he may be interested as vendor, member or otherwise and no such Director shall be accountable for any benefits received as Director or member of such other company.	Director may be Directors of Companies promoted by the Company

(b) A Director shall, within 20 days of his appointment to or relinquishment of his office as Director, Managing Director, Manager or Secretary in any other Body Corporate, disclose to the Company the particulars relating to his office in the other Body Corporate which are required to be specified under Section 303(1) of the Act.

Disclosure by Director on appointment

11	The following Article 140(b) (iii) has been deleted pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

(iii)	any contract or agreement entered into or to be entered into with ICICI in which the interest of a Nominee Director consists solely of his being a Director or officer of ICICI.

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Register of Directors, etc.		(c) The Company shall enter the aforesaid particulars in a Register kept for the purpose in conformity with Section 303 of the Act.
Director to give notice of his shareholdings		(d) A Director shall give notice in writing to the Company of his holding of shares and debentures of the Company or its subsidiary, together with such particulars as may be necessary to enable the Company to comply with the provision of Section 307 of the Act. If such notice be not given at a meeting of the Board, the Director shall take all reasonable steps to secure that it is brought up and read at the next meeting of the Board after it is given. The Company shall enter particulars of a Director’s holding of shares and debentures as aforesaid in a Register kept for the purpose in conformity with Section 307 of the Act.
Disclosure by Director of interest in any other company, etc.		(e) If any Director has any interest in any other company, institution, financial intermediary or any Body Corporate by virtue of his position as director or partner or with which he may be associated in any other capacity, then he shall disclose his interest to the Board of Directors.
		ROTATION OF DIRECTORS
Directors to retire annually how determined	12142.	At every Annual General Meeting of the Company, one third of such Directors for the time being as are liable to retire by rotation or if their number is not three or a multiple of three, then the number nearest to one-third, shall retire from office. The Debenture Directors, the Government Directors and the Non-Rotational Directors, subject to Article 151, shall not be subject to retirement under this Article.
Which Directors to retire	143.	The Directors to retire by rotation at every Annual General Meeting shall be those who have been longest in office since their last appointment, but as between persons who became Directors on the same day, those who are to retire shall (unless they otherwise agree among themselves) be determined by lot.
Re-election	144.	A retiring Director shall be eligible for re-election.
Company to fill up vacancy	145.	The Company at the Annual General Meeting at which a Director retires in the manner aforesaid may fill up the vacated office by appointing the retiring Director or some other person thereto.
Retiring Directors to remain in office till successors appointed	146.	If the place of the retiring Director is not so filled up and the meeting has not expressly resolved not to fill the vacancy, the meeting shall stand adjourned till the same day in the next week, at the same time and place, or if that day is a public holiday, till the next succeeding day which is not a public holiday, at the same time and place, and if at the adjourned meeting also, the place of the retiring Director is not filled up and that meeting also has not expressly resolved not to fill the vacancy, the retiring Director shall be deemed to have been re-appointed at the adjourned meeting, unless:
		(i) at that meeting or at the previous meeting, a resolution for the re-appointment of such Director has been put to the meeting and lost;
		(ii) the retiring Director has, by a notice in writing addressed to the Company or the Board of Directors, expressed his unwillingness to be so re-appointed;

12	The following Article 142 has been replaced by the above new Article 142 pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

142.	At every Annual General Meeting of the Company other than the first Annual General Meeting, one-third of such of the Directors for the time being as are liable to retire by rotation or if their number is not three or a multiple of three, then the number nearest to one-third, shall retire from office. The Debenture Directors and the Nominee Directors, subject to Article 151, shall not be subject to the retirement under this Article.

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(iii)   he is not qualified or is disqualified for appointment;

(iv)   a Resolution, whether Special or Ordinary, is required for his appointment by virtue of any provisions of the Act;

(v)    the provision to sub-article (b) or sub-article (c) of Article 147 is applicable to the case.

147.	(a) At every Annual General Meeting of the Company, a motion shall not be made for the appointment of two or more persons as Directors of the Company by a single resolution, unless a resolution that it shall be so made has first been agreed to by the meeting without any vote being given against it.	Appointment of Directors to be voted on individually
(b) A resolution moved in contravention of sub-article (a) above shall be void whether or not objection was taken at the time to its being so moved. Provided that where a resolution so moved is passed, no provision for the automatic re-appointment of retiring Director, in default of another appointment shall apply.
(c) For the purposes of this Article, a motion for approving a person’s appointment or for nominating a person for appointment shall be treated as a motion for his appointment.
148.

Subject to the provisions of Sections 252, 255 and 259 of the Act, the Company may, by Ordinary Resolution from time to time increase or reduce the number of Directors.

Provided that any increase in the number of Directors except an increase which is within the permissible maximum shall not have any effect unless approved by the Regulatory Agencies whose approval is required under any law for the time being in force.

Company may increase or reduce the number of Directors
149.	(a) Subject to the provisions of the said Acts and these presents, no person, not being a retiring Director, shall be eligible for election to the office of Directors at any General Meeting, unless he or some other Member intending to propose him has, at least 14 days before the meeting, left at the office of the Company a notice in writing under his hand signifying his candidature for the office of Director or the intention of such Member to propose him along with a deposit of such sum as may be prescribed which shall be refunded to such person or, as the case may be, to such Member, if the person succeeds in getting elected as a Director.	Right of persons other than retiring Directors to stand for Directorship
(b) The Company shall inform its Members of the candidature of a person for the office of Director or the intention of a Member to propose such person as a candidate for that office by serving individual notices on the Members not less than seven days before the meeting.
Provided that it shall not be necessary for the Company to serve individual notices upon the Members as aforesaid if the Company advertises such candidature or intention not less than seven days before the meeting in at least two newspapers circulating in the place where the Registered Office of the Company is located, of which one is published in the English language and the other in the regional language of that place.
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(c) Every person (other than a Director retiring by rotation or otherwise or a person who has left at the office of the Company a notice under Section 257 of the Act signifying his candidature for the office of a Director) proposed as a candidate for the office of a Director shall sign and file with the Company his consent in writing to act as a Director, if appointed.
(d) The Company shall ensure that the appointment of Directors of the Company in General Meeting and 13appointment of the Non-rotational Directors and their retirement shall be in accordance with the provisions of the said Acts.
(e) A person, other than:
(i) a Director re-appointed after retirement by rotation or immediately on the expiry of his term of office; or
(ii) an Additional or Alternate Director or a person filling a casual vacancy in the office of a Director under Section 262 of the Act, appointed as a Director or re-appointed as an Additional or Alternate Director immediately on the expiry of his term of office; or
(iii) a person named as Director of the Company under this Article as first registered Shall not act as a Director of the Company unless he has, within 30 days of his appointment, signed and filed with the Registrar his consent in writing to act as such Director.
Removal of Directors	150.

(a)   The Company may subject to the provisions of Section 284 of the Act, by Ordinary Resolution remove a Director (not being a Debenture Director or a 14Non-Rotational Director) before the expiry of his period of office.

(b)   Special Notice shall be required of any resolution to remove a Director under this Article or to appoint somebody instead of a Director so removed at the meeting at which he is removed.

(c) On receipt of notice of a resolution to remove a Director under this Article, the Company shall forthwith send a copy thereof to the Director concerned and the Director (whether or not he is a Member of the Company) shall be entitled to be heard on the resolution at the meeting.
(d) Where notice is given of a resolution to remove a Director under this Article and the Director concerned makes with respect thereto representations in writing to the Company (not exceeding a reasonable length) and requests their notification to Members of the Company, the Company shall, unless the representations are received by it too late for it to do so:
(i) in any notice of the resolution given to Members of the Company, state the fact of the representations having been made; and
(ii) send a copy of the representations to every Member of the Company to whom notice of the meeting is sent (whether before or after receipt of

13	The words “nomination of ICICI Directors by ICICI” have been replaced with the words “appointment of the Non-Rotational Directors” pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

14	The words “Nominee Director” have been replaced with the words “Non-Rotational Director” pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

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the representations by the Company) and if a copy of the representation is not sent as aforesaid because they were received too late or because of the Company’s default, the Director may (without prejudice to his right to be heard orally) require that the representations shall be read out at the meeting.

Provided that, copies of the representations need not be sent out and the representations need not be read out at the meeting, if on the application either of the Company or of any other person who claims to be aggrieved, the Company Law Board is satisfied that the rights conferred by this sub-article are being abused to secure needless publicity for defamatory matter.

(e)    A vacancy created by the removal of a Director under this Article may, if he had been appointed by the Company in General Meeting or by the Board, be filled by the appointment of another Director in his stead, by the meeting at which he is removed, provided Special Notice of the intended appointment has been given under sub-article (b) above. A Director so appointed shall hold office until the date up to which his predecessor would have held office if he had not been removed as aforesaid.

(f)    If the vacancy is not filled under sub-article (e) of this Article, it may be filled as a casual vacancy in accordance with the provisions so far as they may be applicable of Article 136 and all the provisions of that Article shall apply accordingly.

Provided that the Director who was removed from office shall not be reappointed as a Director by the Board of Directors.
CHAIRMAN - EXECUTIVE CHAIRMAN - CHAIRMAN AND MANAGING DIRECTOR - MANAGING DIRECTOR - WHOLE-TIME DIRECTOR
15151	(a) Subject to the provisions of the said Acts and these presents, the Board of Directors of the Company shall be entitled to appoint from time to time, one or more of the Non-Rotational Directors to act as the Whole-time or Executive Chairman and Managing Director or Part-time Chairman or Whole-time Chairman (hereinafter referred to as the “Executive Chairman”) or a Managing Director or Managing Director(s) and/or Whole-time Director or Whole-time Director(s) of the Company (hereinafter referred to as the “Managing Director”) for such term not exceeding five years at a time as the Board of Directors may think fit to manage the affairs and business of the Company and may from time to time (subject to provisions of any contract between him and the Company) may remove or dismiss him or them from office and appoint another in his place.	Board may appoint Chairman, Managing Director(s) or Whole-time Director(s)

15	The following Article 151(a) has been replaced by the above new Article 151(a) pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

151(a)	Subject to the provisions of the said Acts and these presents, ICICI shall be entitled to appoint from time to time, one or more of the ICICI Directors to be Chairman and Managing Director of the Company to act as the Whole-time or Executive Chairman and Managing Director of the Company (hereinafter referred to as the ‘Executive Chairman’) or a Managing Director or Managing Directors and/or Whole-time Director or Whole-time Directors of the Company (hereinafter referred to as the “Managing Director”) for such term not exceeding five years at a time as ICICI may think fit to manage the affairs and business of the Company and may from time to time (subject to provisions of any contract between him or them and the Company) remove or dismiss him or them from office and appoint another or others in his or their place or places.

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16[(b) and (c) ...] deleted
What provisions they will be subject to	(d) Subject to the provisions of the said Acts and these presents, the Executive Chairman or the Managing Director shall not, while he continues to hold that office, be subject to retirement by rotation under Article 142, but he shall be subject to the provisions of any contract between him and the Company and be subject to the same provisions as to the resignation and removal as the other Directors of the Company and he shall ipso facto and immediately cease to be an Executive Chairman or Managing Director if he ceases to hold the office of Director from any cause, provided that if at any time the number of Directors (including Executive Chairman or Managing Director) as are not subject to retirement by rotation shall exceed one-third of the total number of the Directors for the time being, then the Executive Chairman or Managing Director or any of them as the Directors may from time to time determine shall be liable to retirement by rotation in accordance with Article 142 to the intent that the number of Directors not liable to retirement by rotation shall not exceed one-third of the total number of Directors for the time being.
Remuneration of Managing or Whole- time Director(s)	(e) The remuneration of the Managing Director or Whole-time Director shall (subject to Section 309 of the Act and other applicable provisions of the said Acts and these Articles and of any contract between him and the Company) be fixed by the Directors, from time to time and may be by way of fixed salary and/or perquisites or commission on profits of the Company or by participation in such profits or by any or all these modes or any other mode not expressly prohibited by the Act.
(f) Subject to sub-article (d) above, the Managing Director(s) and/or Whole-time Director(s) so appointed shall not be liable to retire at any General Meeting of the Company.
(g) Subject to the provisions of Sections 198, 269, 309, 310 and 311 of the Act and also subject to the limitations, conditions and provisions of Schedule XIII of the Act, the appointment and payment of remuneration to the Executive Chairman or Managing Director(s) shall be subject to approval of the Members in General Meeting.
(h) Subject to the superintendence, control and direction of the Board, the day-to-day management of the Company shall be in the hands of the Executive Chairman or Managing Director, with power to the Board to distribute such day-to-day management functions in any manner as deemed fit by the Board, subject to the provisions of the Act and these presents and shall also be subject to the provisions of the Banking Regulation Act, 1949.
(i) The Executive Chairman or Managing Director shall not exercise the powers to:
(i) make calls on shareholders in respect of any money unpaid on the shares in the Company;

61	The following Articles 151(b) and 151(c) have been deleted pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

151(b)	If ICICI has not nominated Executive Chairman or Managing Director as provided in sub-article (a) above, then subject to the provisions of the said Acts and these presents, the Board of Directors of the Company shall have the power to appoint from time to time one or more of their body to be the Executive Chairman or Managing Director as the case may be.

151(c)	Unless ICICI has exercised its rights to appoint the Executive Chairman as provided in sub-article (a) above, ICICI shall have the right to appoint a Non-executive Chairman.

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(ii) issue debentures; and except to the extent mentioned in the Resolution passed at the Board Meeting under Section 292 of the Act, shall also not exercise the powers to :
(iii) borrow moneys, otherwise than on debenture;
(iv) invest the funds of the Company; and
(v) make loans, give credits or sign credit notes exceeding an amount fixed by the Board from time to time.
PROCEEDINGS OF DIRECTORS’ MEETINGS
152.	The Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings and proceedings as they think fit.	Meeting of Directors
Provided, however, that the meeting of the Board of Directors shall be held at least once in every three calendar months and at least four such meetings shall be held every year.
153.	The Chairman may at any time and the Manager, Secretary or such other officer of the Company as may be authorised by the Directors shall upon the requisition of a Director convene a meeting of the Board.	When meeting to be convened
154.	Notice of every meeting of the Board of Directors of the Company shall be given in writing to every Director for the time being in India and at his usual address in India to every other Director.	Notice of meetings
155.	Subject to Section 287 of the Act, the quorum for a meeting of the Board shall be one-third of its total strength excluding Directors, if any, whose places may be vacant at the time and any fraction contained in that one-third being rounded off as one or two Directors, whichever is higher.	Quorum and its competence to exercise powers
Provided that where at any time the number of interested Directors exceeds or is equal to two-thirds of the total strength of the number of remaining Directors, that is to say, the number of Directors who are not interested, present at the Meeting being not less than two, shall be the quorum during such time.
17[...] deleted
For the purposes of this Article:
(i) “total strength” means the total strength of the Directors of the Company as determined in pursuance of the Act, after deducting therefrom the number of the Directors, if any, whose places may be vacant at the time;
(ii) “interested Director” means any Director whose presence cannot by reason of Article 140 count for the purpose of forming a quorum at a meeting of the Board, at the time of the discussion or vote on any matter.

17	The following para of Article 155 has been deleted pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.
“Provide further, that no quorum for a Meeting of the Board shall be constituted and no such meeting shall proceed to transact any business unless at least one ICICI Director or his Alternate are present at such meeting, except where for a particular meeting the said requirement for a quorum is waived in writing by the ICICI Directors or their Alternates.”

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Procedure where meeting adjourned for want of quorum	156.	(a) If a meeting of the Board could not be held for want of quorum, then, unless the Directors present at such meeting otherwise decide, the meeting shall automatically stand adjourned till the same day in the next week, at the same time and place, or if that day is a public holiday, till the next succeeding day which is not a public holiday at the same time and place.
		(b) The provisions of Article 152 shall not be deemed to have been contravened merely by reason of the fact that a meeting of the Board which had been called in compliance with the terms of that Article could not be held for want of a quorum.
Directors may appoint Committees	18157.	The Directors may subject to the provisions of the Act delegate any of their powers to Committees consisting of Directors and/or such other person or persons as they think fit, and they may from time to time revoke and substitute such delegation. Any Committee so formed shall in the exercise of the powers so delegated, conform to any regulations that may from time to time be imposed on it by the Directors. All acts done by any such Committee in conformity with such regulations and in fulfilment of the purposes of its appointment but not otherwise, shall have the force and the effect as if done by the Board.
Meetings of Committees how to be governed	158.	The meetings and proceedings of any such Committee shall be governed by the provisions of these presents for regulating the meetings and proceedings of the Directors, so far as the same are applicable thereto and are not superseded by any regulations made by the Directors under Article 157.
Chairman to preside over meetings of Board	19159	(a) All meetings of the Directors shall be presided over by the Chairman if present, but if at any meeting of Directors, the Chairman be not present, at the time appointed for holding the same, then and in that case the Managing Director shall be entitled to be the Chairman of such meeting, failing which the Board shall choose one of the Non-Rotational Directors then present to preside at the meeting.
Questions at Board Meetings to be decided		(b) Subject to the provisions of Sections 316, 372(5) and 386 of the Act, any question arising at any meeting of the Board shall be decided by a majority of votes and in case of equality of votes, the Chairman shall have second or casting vote.
Powers to be exercised at meeting	160.	The meeting of the Board of Directors for the time being at which quorum is present, shall be able to exercise all or any of the authorities, powers and discretion which by or under the Act or these presents are vested in or exercisable by the Board of Directors generally.
Certain powers to be exercised by Board at meeting only	161.	(a) The Board shall exercise the following powers on behalf of the Company, and it shall do so only by means of resolutions passed at its meetings:

18	The following Article 157 has been replaced by the above new Article 157 pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited

157.	Subject to the restrictions contained in Section 292 of the Act, the Board may delegate any of their powers to the Committees of the Board consisting of at least the Chairman or the Managing Director of the Company and one ICICI Director (other than Chairman or Managing Director); and the Board may from time to time revoke and discharge such Committee of the Board either wholly or in part and either as to persons or purposes, but every Committee of the Board so formed shall in the exercise of the powers so delegated conform to any regulations that may from time to time be imposed on it by the Board. All acts done by any such Committee of the Board in conformity with such regulations and in fulfilment of the purposes of its appointment but not otherwise, shall have the force and effect as if done by the Board. The quorum for a meeting of such a Committee shall be two.

19	The following Article 159(a) has been replaced by the above new Article 159(a) pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

159(a)	All meetings of the Directors and the Committee shall be presided over by the Chairman. If at any meeting the Chairman is not present within fifteen minutes of the time appointed for holding the same, the Directors present shall choose one of the other ICICI Directors to be Chairman of such meeting.

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(i)       the power to make calls on shareholders in respect of money unpaid on their shares;

(ii)      the power to issue debentures;

(iii)     the power to borrow moneys otherwise than by debentures;

(iv)     the power to invest the funds of the Company; and

(v)      the power to make loans.

(b) Provided that the Board may, by a resolution passed at a meeting, delegate to any Committee of Directors, the Managing Director, the Manager or any other principal officer of the Company or in the case of a branch office of the Company, to a principal officer of the branch office, the powers specified in clauses (iii), (iv) and (v) of sub-article (a) above to the extent and subject to the conditions specified in Section 292 of the Act.
20[(c)...] deleted
162.

The Board shall not, except with the consent of the Company, in General Meeting:

(a)  Sell, lease or otherwise dispose of the whole or substantially the whole, of the undertaking of the Company or where the Company owns more than one undertaking of the whole or substantially the whole, of any such undertaking.

Consent of the Company necessary for exercise of certain powers
(b) Remit or give time for the repayment of, any debt due by a Director.
(c) Invest, otherwise than in trust securities, the amounts of compensation received by the Company in respect of the compulsory acquisition of any such undertaking as is referred to in sub-article (a) or of any premises or properties used for any such undertaking and without which it cannot be carried on or can be carried on only with difficulty or only after a considerable time.
(d) Borrow moneys where the moneys to be borrowed together with the moneys already borrowed by the Company (apart from temporary loans obtained from the Company’s bankers in the ordinary course of business) will exceed the aggregate of the paid-up capital of the Company and its free reserves, that is to say, reserves not set apart for any specific purpose or;

(i)         the expression “temporary loans” means loans repayable on demand or within six months from the date of the loan or such higher term, discounting of bills and issues of other short-term loans of a seasonal nature, but does not include loans raised for the purpose of financing expenditure of capital nature; and

20	The following Article 161(c) has been deleted pursuant to the Order dated March 7, 2002 of the High Court of Gujarat at Ahmedabad in connection with the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

161(c)	Notwithstanding anything contained in sub-article (a) above, the following matters can be considered only at a meeting of the Board of Directors or Committee of Directors of the Company at which at least one ICICI Director is present, hereinafter referred to as the “Fundamental Matters”. Resolutions on Fundamental Matters shall not be effective unless there is a favourable vote of the majority of ICICI Directors present at the meeting:

(i)	any decision to alter or amend or authorize additional business activities in which the Company may participate;

(ii)	any amendment to the Memorandum or Articles of Association of the Company or any change in the authorized or issued share capital of the Company;

(iii)	any merger involving the Company, any acquisition of property or asset by the Company or any significant sale of or other disposition by the Company of any property or asset, in either case, where the consequence thereof might have a material effect on the income or financial position of the Company or any liquidation, dissolution or bankruptcy of the Company.

(iv)	The establishment of any subsidiary, any significant sale or contribution or other disposition of property or asset to a subsidiary of the Company and the exercise by the Company of any shareholder’s voting rights for shares of any subsidiary;

(v)	any determination of maximum exposure limit with respect to categories of the Company’s activities;

(vi)	the selection and replacement of the Auditors of the Company; and

(vii)	any determination of broad policies regarding staffing, employment and codes of conduct.

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(ii)   accepting deposits by the Company shall not be considered as the Company having borrowed moneys for the purpose of this Article.

(e)    Contribute to charitable and other funds not directly relating to the business of the Company or the welfare of its employees, any amounts the aggregate of which will, in any financial year, exceed the prescribed limits.

Acts of Board or Committees valid notwithstanding defect of appointment	163.	All acts done by any meeting of the Board or of a Committee thereof or by any person acting as a Director, shall be valid notwithstanding that it may be afterwards discovered that the appointment of any one or more of such Directors or of any person acting as aforesaid, was invalid by reason of defect or disqualification or had terminated by virtue of any provision contained in the Act or these presents. Provided that nothing in this Article shall be deemed to give validity to acts done by a Director after his appointment has been shown to the Company to be invalid or to have terminated.
Resolution by Circular	164.	No Resolution shall be deemed to have been duly passed by the Board or by a Committee thereof by circulation, unless the Resolution has been circulated in draft, together with the necessary papers, if any, to all the Directors, or to all the Members of the Committee, then in India (not being less in number than the quorum fixed for a meeting of the Board or Committee, as the case may be) and to all other Directors or Members, at their usual address in India and has been approved by such of the Directors as are then in India or by a majority of such of them, as are entitled to vote on the Resolution.
Reconstitution of the Board	165.	(a) If the requirements as to the constitution of the Board as laid down in any of the said Acts are not fulfilled at any time, the Board shall reconstitute such Board so as to ensure that such requirements are fulfilled.
		(b) If, for the purpose of reconstituting the Board under sub-article (a) above, it is necessary to retire any Director or Directors, the Board shall, by lots drawn at a Board Meeting, decide which Director or Directors shall cease to hold office and such decision shall be binding on every Director.
		(c) Every Director, if he is appointed under any casual or other vacancy, shall hold office until the date up to which his predecessor would have held office, if the election had not been held or, as the case may be, the appointment had not been made.
		(d) No act or proceeding of the Board of Directors of the Company shall be invalid by reason only of any defect in the composition thereof or on the ground that it is subsequently discovered that any of its Members did not fulfill the requirements of this Article.
		POWERS OF DIRECTORS
General powers of Company vested in Directors	166.

(a)   Subject to the provisions of the said Acts, the Board of Directors shall be entitled to exercise all such powers and to do all such acts and things, as the Company is authorised to exercise and do.

Provided that the Board shall not exercise any power to do any act or thing which is directed or required, by any act or by the Memorandum or Articles of the Company or otherwise, to be exercised or done by the Company in General Meeting.

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Provided further that in exercising any such power or doing any such act or thing, the Board shall be subject to the provisions contained in that behalf in any Act or in the Memorandum or Articles of the Company or in any regulations not inconsistent therewith and duly made thereunder including regulations made by the Company in General Meeting.

(b)   No regulation made by the Company in General Meeting shall invalidate any prior act of the Board which would have been valid if that regulation had not been made.

167.	Without prejudice to the general powers conferred by the last preceding Article and the other powers conferred by these presents but subject, however, to the provisions of the Act, the Memorandum and these presents it is hereby expressly declared that the Directors shall have the following powers:	Specific powers given to Directors
	(a) To pay the costs, charges and expenses preliminary and incidental to the promotion, formation, establishment and registration of the Company.	To pay costs of incorporation
	(b) To have an Official Seal for use abroad.	Seal abroad
	(c) To purchase or otherwise acquire for the Company any property rights or privileges which the Company is authorised to acquire at such price and generally on such terms and conditions as they think fit.	Acquiring properties, rights, etc.
	(d) At their discretion to pay for any property or rights or privileges acquired by or services rendered to the Company, either wholly or partially in cash or in shares, bonds, debentures, debenture stock or other securities of the Company and any such shares may be issued either as fully paid-up or with such amount credited as paid-up thereon as may be agreed upon and any such bonds, debentures, debenture stock or other securities may be either specifically charged upon all or any part of the property of the Company and its uncalled capital or not so charged.	To pay for property
	(e) To insure and keep insured against loss or damage by fire or otherwise for such period and to such extent as they may think proper all or any part of the buildings, machinery, goods, stores, produce and other movable property of the Company either separately or jointly; also to insure all or any portion of the goods, produce, machinery and other articles imported or exported by the Company and to sell, assign, surrender or discontinue any policies of assurance effected in pursuance of this power.	To insure properties
	(f) To open accounts with any bank or bankers or with any company, firm or individual and to pay money into and draw money from any such account from time to time as the Directors may think fit.	To open bank accounts
	(g) To the extent permissible under the said Acts, to secure the fulfilment of any contracts or engagements entered into by the Company by mortgage or charge of all or any of the property of the Company and its uncalled capital for the time being or in such other manner as they think fit.	To secure contracts by mortgage
	(h) To attach to any shares issued as the consideration or part of the consideration for any contract with or property acquired by the Company or in payment for services rendered to the Company, such conditions as to the transfer thereof as they think fit.	To attach conditions
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To accept surrender of shares	(i) To accept from any Member, on such terms and conditions as shall be agreed, a surrender of his shares or stock or any part thereof.
To appoint trustees	(j) To appoint any person or persons (whether incorporated or not) to accept and hold in trust for the Company any property belonging to the Company or in which it is interested or for any other purposes and to execute and do all such acts and things as may be requisite in relation to any such trust and to provide for the remuneration of such trustee or trustees.
To institute, act, conduct legal proceedings	(k) To institute, conduct, defend, compound or abandon any legal proceedings by or against the Company or its officers or otherwise concerning the affairs of the Company and also to compound and allow time for payment or satisfaction of any debt due or of any claims or demands by or against the Company.
To refer to arbitration	(l) To refer any claim or demand by or against the Company to arbitration and observe and perform the awards.
To act in matters of bankruptcy and insolvency	(m) To act on behalf of the Company in all matters relating to bankruptcy and insolvency.
To give receipts	(n) To make and give receipts, releases and other discharges for moneys payable to the Company and for the claims and demands of the Company.
To determine who shall be entitled to sign on Company’s behalf	(o) To determine from time to time who shall be entitled to sign on the Company’s behalf bills, notes, receipts, acceptances, endorsements, cheques, dividend warrants, releases, contracts and documents.
To invest moneys	(p) To invest and deal with any of the moneys of the Company whether or not immediately required for the purposes thereof, upon such securities and in such manner as they may think fit and from time to time to vary or realise such investments.
To give security by way of indemnity	(q) To execute in the name and on behalf of the Company in favour of any Director or other person who may incur or be about to incur any personal liability for the benefit of the Company such mortgages of the Company’s property (present and future) as they think fit and any such mortgage may contain a power of sale and such other powers, covenants and provisions as shall be agreed on.
To give interest in particular business or transaction, etc.	(r) To give to any Director, officer or other person employed by the Company an interest in any particular business or transaction or otherwise or a share in the general profits of the Company and such interest, commission or share of profits shall be treated as a part of the working expenses of the Company.
Provided that the share of general profits of the Company payable to the Directors or to the officers of the Company or such other person shall not exceed in the aggregate a sum equivalent to three per cent of the net profits of the Company as determined in accordance with the provisions of Sections 349 and 350 of the Act.
Provided, further, that this limitation or restriction on the percentage of net profits shall not be applicable to any distribution of a general bonus to employees of the Company.
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(s) To provide for the welfare of employees or ex-employees of the Company or its predecessors in business and the spouse, widow or widower, father (including stepfather), mother (including stepmother), brother (including stepbrother), sister (including stepsister), son (including stepson), daughter (including stepdaughter), son’s widow, daughter’s widower, deceased son’s children, deceased daughter’s children or the dependents of such employees or ex-employees by building or contributing to the building of houses or dwellings or by grant of money, pensions, allowances, bonus or other payments or by building or contributing to the building of houses or dwelling or by creating and from time to time subscribing or contributing to provident funds and other associations, institutions, funds or trusts and by providing or subscribing or contributing towards places of instruction and recreation, hospitals and dispensaries, medical and other attendances and to subscribe or contribute to or otherwise assist charitable, benevolent, national and/or other institutions or objects.	To provide for the welfare of employees, etc.
(t) Subject to the provisions of the Act and these presents to subscribe or guarantee money for any national, charitable, benevolent, public, general or useful object or for any exhibition or to any institution, club, society or fund.	To subscribe to charitable funds
(u) The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they may think proper for depreciation or to a Depreciation Fund or as reserve or to a Reserve Fund or Sinking Fund or any Special Fund to meet contingencies or to repay preference shares or debentures or for payment of dividends or for equalising dividends or for repairing, improving, extending and maintaining any part of the property of the Company or for such other purposes as the Directors may, in their absolute discretion, think conducive to the interests of the Company; and the Directors may invest the several sums so set aside or so much thereof as required to be invested upon such investments (subject to the restrictions imposed by the Act) as the Directors may think fit and from time to time deal with and vary such investments and dispose of and apply and expend all or any part thereof for the benefit of the Company, in such manner and for such purposes as the Directors (subject to such restrictions as aforesaid), in their absolute discretion, think conducive to the interests of the Company notwithstanding that the matters to which the Directors apply or upon which they expend the same, or any part thereof may be matters to or upon which the capital moneys of the Company might rightly be applied or expended; and the Directors may divide the reserve or any fund into such special funds and transfer any sum from one fund to another as the Directors may think fit and may employ the assets constituting all or any of the above funds, including the Depreciation Fund, in the business of the Company or in the purchase or repayment of preference shares or debentures and that without being bound to keep the same separate from the other assets and without being bound to pay interest on the same, with power, however, to the Directors, at their discretion, to pay or allow to the credit of such fund interest at such rate as the Directors may think proper, not exceeding five per cent per annum.	To establish revenue fund
(v) To appoint and, at their discretion, remove or suspend such committee or committees of experts, technicians or advisers or such manager(s), officer(s), clerk(s), employee(s) and agent(s) for permanent, temporary or special services as they may from time to time think fit and to determine their powers and duties and fix their salaries and emoluments and require security in such	To appoint officers, etc.
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instances and to such amounts as they may think fit and also without prejudice as aforesaid from time to time to provide for the management and transaction of the affairs of the Company in any specified locality in India and the provisions contained in sub-articles (y) and (z) of this Article following shall be without prejudice to the general powers conferred by this sub-article.
To ensure compliance of local laws	(w) To comply with the requirements of any local law which, in their opinion, it shall, in the interest of the Company, be necessary or expedient to comply with.
To establish Local Boards	(x) From time to time and at any time to establish any Local Board for managing any of the affairs of the Company in any specified locality in India or elsewhere and to appoint any persons to be members of any Local Boards and to fix their remuneration. And from time to time and at any time, but subject to the provisions of Section 292 of the Act and these presents to delegate to any person so appointed any of the powers, authorities and discretions for the time being vested in the Directors and to authorise the members for the time being of any such Local Board or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation. Any such delegate may be authorised by the directors to subdelegate all or any of the powers, authorities and discretions, for the time being, vested in them.
To appoint attorneys	(y) At any time and from time to time but subject to the provisions of Section 292 of the Act and these presents by Power of Attorney to appoint any person or persons to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these presents) and for such period and subject to such conditions as the Directors may from time to time think fit and any such appointment (if the Directors think fit) may be made in favour of the members or any of the members of any Local Board established as aforesaid or in favour of any company or the Members, Directors, nominees or managers of any company or firm or otherwise in favour of any fluctuating body or any persons whatsoever whether nominated directly or indirectly by the Directors and any such Power of Attorney may contain such powers for the protection or convenience of persons dealing with such attorneys as the Directors may think fit.
Delegation of powers	(z) Subject to the provisions of the Act and these presents, to delegate the powers, authorities and discretions vested in the Directors to any person, firm, company or fluctuating body of persons as aforesaid.
Sub-delegation of powers	(aa) Any such delegate or attorney as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities and discretions for the time being vested in him.
To enter into contracts	(ab) Subject to the provisions of the Act, to enter into all such negotiations and contracts and rescind and vary all such contracts and execute and do all such acts, deeds and things in the name and on behalf of the Company as they may consider expedient for or in relation to any of the matters aforesaid or otherwise for the purposes of the Company.
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(ac)  Subject to the provisions of the Act, to give in the name and on behalf of the Company such indemnities and guarantees as may be necessary.

(ad)  From time to time to make, vary and repeal any by-law, regulations and other rules, guidelines or instructions for regulating the business of the Company, its officials, the employees and other persons having dealings with the Company.

168.	The Directors shall comply with the provisions of Sections 159, 295, 297, 299, 303, 305, 307 and 308 of the Act.	Provisions of the Act to be complied with by Directors
MINUTES
169.	The Company shall cause Minutes of all proceedings of every meeting of the Board of Directors and all Committees of the Board to be duly entered in a book or books for that purpose maintained in such form and manner as may be permitted in law from time to time, including but not limited to loose leaf volumes. The Minutes shall contain:	Minutes of proceedings of the Board of Directors and the Committees
(i) a fair and correct summary of the proceedings at the Meeting;
(ii) the names of the Directors present at the meeting of the Board of Directors or of any Committee of the Board;
(iii) all decisions taken by the Board and Committee of the Board and all appointments of officers and Committee of Directors;
(iv) all resolutions and proceedings of meetings of the Board and the Committees of the Board; and
(v) in the case of each resolution passed at a meeting of the Board or Committee of the Board, the names of the Directors, if any, dissenting from or not concurring in the Resolution.
170.	Any Minutes of any meeting of the Board or of any Committee of the Board, shall be signed by the Chairman of such meeting or by the Chairman of the next succeeding meeting and such Minutes shall for all purposes whatsoever be prima facie evidence of the actual passing of the resolutions recorded and the actual and regular transaction or occurrence of the proceedings so recorded and of the regularity of the meeting at which the same shall appear to have taken place.	By whom Minutes to be signed and the effect thereof
THE SEAL
171.	(a) The Directors shall provide a Common Seal for the purpose of the Company and shall have power from time to time to destroy the same and substitute a new Seal in lieu thereof and the Directors shall provide for the safe custody of the Seal.	The Seal, its custody and use

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(b) The Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Board or of a Committee of the Board authorised by it in that behalf and except in the presence of at least one Director and the Secretary or such other person as the Board may appoint for the purpose and the said Director and the Secretary or such other person as aforesaid shall sign every instrument to which the Seal of the Company is so affixed in their presence.

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		ESTABLISHMENT OF RESERVE FUND
Reserve Funds	172.	The Company shall create a Reserve Fund and shall, out of the balance of profit of each year as disclosed in the Profit and Loss Account and before any dividend is declared, transfer to the Reserve Fund equivalent to not less than 20 per cent of such profit or such other percentage as may be notified by any Regulatory Agency.
		DIVIDENDS
Division of profit	173.	The profits of the Company, subject to the provisions of the Act, the Memorandum and these presents, shall be divisible among the Members in proportion to the amount of capital paid-up on the shares held by them, respectively.
Capital paid up in advance at interest not to earn dividend	174.	Where capital is paid up in advance of calls upon the footing that the same shall carry interest such capital shall not, whilst carrying interest, confer a right to dividend or to participate in profits.
Dividends in proportion to amount paid up	175.	The Company may pay dividends in proportion to the amount paid up or credited as paid up on each share where a larger amount is paid up or credited as paid up on some shares than on others.
Declaration of dividend and writing off capitalised expenses	176.	(a) The Company, before declaring any dividend on its shares for each year, shall transfer to Reserve Fund an amount specified in these presents and required by or under any directions issued under the said Acts and shall also completely write off all its capitalised expenses (including preliminary expenses, share selling commission, brokerage, amount of losses incurred and any other item of expenditure not represented by tangible assets).
Power to declare dividend without writing off		(b) Provided, however, that the Company may pay dividends on its shares without writing off:
		(i) the depreciation, if any, in the values of its investments in approved securities in any case where such depreciation has not actually been capitalised or otherwise accounted for as a loss;
		(ii) the depreciation, if any, in the value of its investments in shares, debentures or bonds (other than approved securities) in any case where adequate provision for such depreciation has been made to the satisfaction of the Company; and
		(iii) the bad debts, if any, in any case where adequate provision for such debts has been made to the satisfaction of the Auditors of the Company.
The Company in General Meeting may declare a dividend	177.	The Company in General Meeting may, subject to the provisions of the said Acts, declare a dividend to be paid to the Members according to their respective rights and interests in the profits and may fix the time for payment.
No larger dividend than recommended by Directors, etc.	178.	No larger dividend shall be declared than is recommended by the Directors but the Company in General Meeting may declare a smaller dividend. Subject to the provisions of Section 205 of the Act, no dividend shall be payable except out of the profits of the year or any other undistributed profits. The declaration of the Directors as to the amount of the net profits of the Company shall be conclusive.
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179.	Subject to the provisions of the said Acts and these presents, the Directors may from time to time pay to the Members such interim dividends as in their judgement the position of the Company justifies. Such interim dividend may be declared at any time and shall be set off against the final dividend for the relevant period.	Interim dividend
180.	Subject to the provisions of the said Acts, the Directors may retain the dividends payable in respect of which any person is, under the Transmission Clause, entitled to become a Member or which any person under that Clause is entitled to transfer until such person shall become a Member in respect of such shares or shall duly transfer the same.	Retention of dividends
181.	Subject to the provisions of the said Acts, no Member shall be entitled to receive payment of any interest or dividend in respect of his share or shares whilst any money may be due or owing from him to the Company in respect of such share or shares or otherwise howsoever either alone or jointly with any other person or persons and the Directors may deduct from the interest or dividend payable to any Member all sums of money so due from him to the Company.	No Member to receive dividend whilst indebted to the Company and Company’s right of reimbursement thereof
182.	Where any instrument of transfer of shares has been delivered to the Company for registration and the transfer of such shares has not been registered by the Company, it shall, notwithstanding anything contained in any other provision of the Act:	Transfer of shares must be registered
(a) Transfer the dividend in relation to such shares to the special account referred to in Section 205A of the Act unless the Company is authorised by the registered holder of such shares in writing to pay such dividend to the transferee specified in such instrument of transfer; and
(b) Keep in abeyance in relation to such shares any offer of rights shares under clause (a) of sub-section (1) of Section 81 and any issue of fully paid-up bonus shares in pursuance of sub-section (3) of Section 205 of the Act.
183.	Unless otherwise directed, any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto or, in case of joint-holders, to that one of them first named in the Register in respect of the jointholding. Every such cheque shall be made payable to the order of the person to whom it is sent. The Company shall not be liable or responsible for any cheque or warrant lost in transmission or for any dividend lost by the Member or person entitled thereto by the forged endorsement of any cheque or warrant or the fraudulent or improper recovery thereof by any other means.	Dividends how remitted
184.	(a) Subject to the provisions of Section 205A of the Act, if the Company has declared a dividend but which has not been paid or claimed within 42 days from the date of declaration to any shareholder entitled to the payment of the dividend, the Company shall, within seven days from the date of expiry of the said period of 42 days, transfer the total amount of dividend which remains unpaid or unclaimed within the said period of 42 days to a special account in that behalf in any scheduled bank called the “Unpaid Dividend Account of ICICI Bank Limited.”	Unclaimed dividends
(b) Any money transferred to the Unpaid Dividend Account of the Company which remains unpaid or unclaimed for a period of three years from the date of such transfer, shall be transferred by the Company to the general revenue account of the Central Government. A claim to any money so transferred to
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		the general revenue account may be preferred to the Central Government by the shareholders to whom the money is due. No unclaimed dividend shall be forfeited till the claim thereto becomes barred by law.
Dividend and call together	185.	Any General Meeting declaring a dividend may make a call on the Members in respect of moneys unpaid on shares for such amount as the meeting fixes but so that the call on each Member shall not exceed the dividend payable to him and so that the call be made payable at the same time as the dividend and the dividend may, if so arranged between the Company and the Members, be set off against the call.
Special provision in reference to dividend	186.	No dividend shall be payable except in cash. Provided that nothing in this Article shall be deemed to prohibit the capitalisation of profits or reserves of the Company for the purpose of issuing fully paid-up bonus shares or paying up any amount for the time being unpaid on any shares held by the Members of the Company.
		CAPITALISATION
Capitalisation	187.	Any General Meeting may resolve that any moneys, investments or other assets forming part of the undivided profits standing to the credit of the reserve or Reserve Fund or any other fund of the Company or in the hands of the Company and available for dividend or representing premiums received on the issue of shares and standing to the credit of the share premium account be capitalised-
		(i) by the issue and distribution as fully paid-up shares, debentures, debenture stock, bonds or other obligations of the Company; or
		(ii) by crediting shares of the Company which may have been issued to and are not fully paid up, with the whole or any part of the sum remaining unpaid thereon.
		Such issue and distribution under (i) above and such payment to the credit of unpaid share capital under (ii) above shall be made to, among and in favour of the Members or any class of them or any of them entitled thereto and in accordance with their respective rights and interest and in proportion to the amount of capital paid-up on the shares held by them, respectively, in respect of which such distribution under (i) or payment under (ii) above shall be made on the footing that such Members become entitled thereto as capital. The Directors shall give effect to any such resolution and apply such portion of the profits or reserve or Reserve Fund or any other fund on account as aforesaid as may be required for the purpose of making payment in full for the shares, debentures or debenture stock, bonds or other obligations of the Company so distributed under (i) above or (as the case may be) for the purpose of paying, in whole or in part, the amount remaining unpaid on the shares which may have been issued and are not fully paid up under (ii) above.
		Provided that no such distribution or payment shall be made unless recommended by the Directors and, if so recommended, such distribution and payment shall be accepted by such Members as aforesaid in full satisfaction of their interest in the said capitalised sum.
		For the purpose of giving effect to any such resolution, the Directors may settle any difficulty which may arise in regard to the distribution or payment as aforesaid as they think expedient and, in particular, they may issue fractional certificates and
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may fix the value for distribution of any specific assets and may determine that cash payments be made to any Members on the footing of the value so fixed and may vest any such cash, shares, debentures, debenture stock, bonds or other obligations in trustees upon such trusts for the persons entitled thereto as may seem expedient to the Directors and generally may make such arrangements for the acceptance, allotment and sale of such shares, debentures, debenture stock, bonds or other obligations and fractional certificates or otherwise as they may think fit. Subject to the provisions of the Act and these presents, in cases where some of the shares of the Company are fully paid and others are partly paid, only such capitalisation may be effected by the distribution of further shares in respect of the fully paid shares and by crediting the partly paid shares with the whole or part of the unpaid liability thereon but so that as between the holders of the fully paid shares and the partly paid shares the sums so applied in the payment of such further shares and in the extinguishment or diminution of the liability on the partly paid shares shall be so applied pro rata in proportion to the amount then already paid or credited as paid on the existing fully paid and partly paid shares, respectively. When deemed requisite a proper contract shall be filed in accordance with the Act and the Board may appoint any person to sign such contract on behalf of the holders of the shares of the Company which shall have been issued prior to such capitalisation and such appointment shall be effective.
ACCOUNTS
188.

(a)   The Directors shall cause true accounts to be kept of:

(i)     all sums of money received and expended by the Company and the matters in respect of which such receipt and expenditure take place;

(ii)    all sales and purchases of goods by the Company; and

Accounts
(iii) the assets, credits and liabilities of the Company and generally of all its commercial, financial and other affairs, transactions and engagements and of all other matters, necessary for showing the true financial state and condition of the Company and the accounts shall be kept in English in such manner as the Directors may deem fit; and the books of accounts shall be kept at the Office and/or at such other place or places in India as the Directors think fit and shall be open to inspection by any of the Directors and such other persons authorised under the Act during business hours.
(b) If the Company shall have a branch office, whether in or outside India, proper books of account relating to the transactions effected at the office shall be kept at that office and proper summarised returns, made up-to-date at intervals of not more than three months, shall be sent by the branch office to the Company at its Registered Office or other place in India as the Board thinks fit, where the main books of the Company are kept.
189.	Once at least in every calendar year the Directors shall lay before the Company in Annual General Meeting a Profit and Loss Account for financial year of the Company immediately preceding the financial year in which such meeting is held and a Balance Sheet containing a summary of the assets and liabilities of the Company made up as at the end of the last working day of that financial year or in case where an extension of time has been granted for holding the meeting up to such extended time and every such Balance Sheet, shall as required by Section 217 of the Act, be	Furnishing of statement of accounts and reports
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		accompanied by a report (to be attached thereto) of the Directors as to the state and condition of the Company and as to the amount (if any) which they recommend to be paid out of the profits by way of dividend and the amount (if any) set aside by them for the Reserve Fund, general reserve or Reserve Account shown specifically in the Balance Sheet or to be shown specifically in a subsequent Balance Sheet.
Form and contents of Balance Sheet and Profit and Loss Account	190.	Every Balance Sheet and Profit and Loss Account of the Company shall give a true and fair view of the state of affairs of the Company or its branch office and shall, subject to the provisions of Section 211 of the Act and to the extent they are not inconsistent with the Act, be in the forms set out in the Third Schedule of the Banking Act or as near thereto as circumstances admit.
Authentication of Balance Sheet and other documents - copies thereof to be sent to Members	191.	The Balance Sheet and the Profit and Loss Account shall be signed by at least three Directors, one of whom shall be a Managing Director or when only one Director is for the time being in India, by such Director and by the Manager or Secretary. The Balance Sheet and the Profit and Loss Account shall be approved by the Board of Directors before they are signed on behalf of the Board in accordance with provisions of this Article and before they are submitted to the Auditors for their Report thereon. The Auditors’ Report shall be attached to the Balance Sheet and the Profit and Loss Account or there shall be inserted at the foot of the Balance Sheet and the Profit and Loss Account a reference to the Report. A copy of such Balance Sheet and the Profit and Loss Account so audited together with a copy of the Auditors’ Report and every other document required by law to be annexed or attached to the Balance Sheet shall not less than 21 days before the meeting at which the same are to be laid before the Members of the Company, be subject to the provisions of Section 219 of the Act, sent to every trustee for the holders of any debenture and to all persons other than such Members or Trustees, being so entitled.
Copies of Balance Sheet, Profit and Loss Account and Auditors’ Report shall be filed with the Registrar	192	After the Balance Sheet and Profit and Loss Account have been laid before the Company at a General Meeting, three copies thereof signed by the Managing Director, the Manager or Secretary or if there be none of these by a Director of the Company shall be filed with the Registrar together with the requisite returns in accordance with the requirements of Sections 159 and 161 of the Act.
		AUDIT
Accounts to be audited	193.	At least once in every year, the accounts of the Company shall be balanced and audited and the correctness of the Profit and Loss Account and Balance Sheet ascertained by one or more Auditor or Auditors to be appointed as required by the said Acts.
Appointment and qualification of Auditors	194.	The Company, at each Annual General Meeting, shall appoint an Auditor or Auditors to hold office from the conclusion of that meeting until the conclusion of the next Annual General Meeting. The appointment and the removal of Auditors and the person who may be appointed as Auditors shall be as provided in Sections 224, 224A, 225 and 226 of the Act and the relevant provisions of the Banking Regulation Act, 1949.
Branch audit	195.	The audit of the branch office, if any, of the Company shall be by and in the manner provided by Section 228 of the Act.
Remuneration of Auditors	196.	The remuneration of the Auditors of the Company shall be fixed by the Company in General Meeting or by the Board of Directors, if so authorised by the Company in
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General Meeting except that the remuneration of any Auditors appointed to fill any casual vacancy, may be fixed by the Directors and where his appointment has been made by the Central Government, pursuant to Article 194, may be fixed by the Central Government.
197.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanations as may be necessary for the performance of the duties of the Auditors and the Auditors shall make a Report to the shareholders on the accounts examined by them and on every Balance Sheet and Profit and Loss Account and every other document declared by the Act to be part of or annexed to the Balance Sheet or Profit and Loss Account which are laid before the Company in General Meeting during their tenure of office and the Report shall state whether in their opinion and to the best of their information and according to the explanations given to them the said accounts give the information required by the said Acts in the manner so required and give a true and fair view:	Auditors: their Report, powers and duties
(a) in the case of the Balance Sheet, of the state of the Company’s affairs as at the end of its financial year, and
(b) in the case of the Profit and Loss Account, of the profit or loss for financial year. The Auditors’ Report shall also state:
(i) Whether they had obtained all the information and explanations which to the best of their knowledge and belief were necessary for the purpose of their audit;
(ii) Whether, in their opinion, proper books of accounts as required by law have been kept by the Company so far as it appears from the examination of those books and proper returns adequate for the purpose of their audit have been received from the branches not visited by them; and
(iii) Whether the Company’s Balance Sheet and Profit and Loss Account dealt with by the Report are in agreement with the books of accounts and returns.
Where any of the matters referred to in items (i) and (ii) aforesaid are answered in the negative or with a qualification, the Auditors’ Report shall state the reason for the same. The Auditors’ Report shall be attached to the Balance Sheet and Profit and Loss Account or set out at the foot thereof and such Report shall be read before the Company in General Meeting and shall be open to inspection by any member of the Company.
198.	All notices of and other communications relating to any General Meeting of a Company which any Member of the Company is entitled to have sent to him shall also be forwarded to the Auditors of the Company; and the Auditors shall be entitled to attend any General Meeting and to be heard at any General Meeting which they attend on any part of the business which concerns them as Auditors.	Auditors’ right to attend meetings
199.	In addition to the matter which under the preceding Article the Auditor is required to state in his Report, he shall also state in his Report:	Additional information in Auditors’ Report
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		(i) whether or not the information and explanations required by him have been found to be satisfactory;
		(ii) whether or not the transactions of the Company which have come to his notice have been within the powers of the Company;
		(iii) whether or not the returns received from branch offices of the Company have been found adequate for the purposes of his audit;
		(iv) whether the Profit and Loss Account shows a true balance (profit or loss) for the period covered by such accounts;
		(v) any other matter which he considers should be brought to the notice of the shareholders of the Company.
Reasons for qualifications in the Auditors’ Report	200.	Where any of the matters referred to in the Act hereof is answered in the negative or with a qualification, the Auditors’ Report shall state the reason for the answer.
No qualifying remark in Auditors’ Report for nondisclosure of certain information	201.	The accounts of the Company shall not be deemed as not having been and the Auditors’ Report shall not state that those accounts have not been properly drawn up on the ground merely that the Company has not disclosed certain matters if:
		(i) those matters are such as the Company is not required to disclose by virtue of any provisions contained in the said Acts; and
		(ii) those provisions are specified in the Balance Sheet and Profit and Loss Account of the Company.
Accounts when audited and approved to be conclusive except as to errors discovered within three months	202.	Every account, when audited and approved by a General Meeting, shall be conclusive except as regards any error discovered therein within three months after the approval thereof. Whenever any such error is discovered within that period, the account shall forthwith be corrected and henceforth shall be conclusive.
		NOTICES
Notice	203.	(a) A notice (which expression for the purposes of these presents shall be deemed to include and shall include any summon, notice, process, order, judgement or any other document in relation to or in the winding up of the Company) may be given by the Company to any Member either personally or by sending it by post to him to his registered address or if he has no registered address in India to the address, if any, within India supplied by him to the Company for the giving of notices to him.

(b)    Where a notice is sent by post, the service of such notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice.

Provided that where a Member has intimated to the Company in advance that documents should be sent to him under a certificate of posting or by registered post with or without acknowledgement due and has deposited with the Company a sum sufficient to defray the expenses of doing so, service of the document or notice shall not be deemed to be effected unless it is sent in the manner intimated by the Member.

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204.	If a Member has no registered address in India and has not supplied to the Company an address within India for the giving of notices to him a notice advertised in a newspaper circulating in the neighbourhood of the Registered Office shall be deemed to be duly given to him on the day on which the advertisement appears.	Notice on Members having no registered address
205.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or insolvency of a Member by sending it through the post in a pre-paid letter addressed to them by name or by the title of representatives of the deceased or assignee of the insolvent or by any like description at the address (if any) in India supplied for the purpose by the persons claiming to be so entitled or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or insolvency had not occurred.	Notice on persons acquiring shares on death or insolvency of Members
206.

Subject to the provisions of the Act and these presents, notice of every General Meeting shall be given in any manner hereinbefore authorised to:

(i)     every Member of the Company;

(ii)    every person entitled to a share in consequence of the death or insolvency of a Member who, but for his death or insolvency, would be entitled to receive notice of the Meeting; and

(iii)   the Auditor or Auditors of the Company.

Persons entitled to notice of General Meeting
207.	Any notice to be given by the Company shall be signed by the Secretary or by such Director or officer as the Directors may appoint. Such signature may be written, printed or lithographed.	Notice by Company and signature thereto
208.	Every person who, by operation of law, transfer or other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of such share, which previously to his name and address and title to the share being notified to the Company, shall have been duly given to the person from whom he derives his title to such share.	Transferee, etc., bound by prior notices
209.	Subject to the provisions of the Act and these presents, any notice given in pursuance of these presents or document delivered or sent by post to or left at the registered address of any Member or at the address given by him in pursuance of these presents shall notwithstanding such Member be then deceased and whether or not the Company have notice of his decease, be deemed to have been duly served in respect of any registered share, whether held solely or jointly with other persons by such Member until some other person be registered in his stead as the holder or the joint-holder thereof and such service shall, for all purposes of these presents, be deemed sufficient service of such notice or document on his or her heirs, executors or administrators and all persons, if any, jointly interested with him or her in any such share.	Notice valid though Member deceased
WINDING UP
210.	For winding up of the Company, the provisions contained in the Banking Act will apply and the provisions of the Act will also apply to the extent to which they are not varied or inconsistent with the Banking Act.	Winding up
211.	If the Company shall be wound up and the assets available for distribution among the Members as such shall be insufficient to repay the whole of the paid-up capital,	Distribution in specie or kind
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		such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the shares held by them, respectively. And if in a winding up, the assets available for distribution among the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital, at the commencement of the winding up, paid up or which ought to have been paid up on the shares held by them, respectively. But this Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.
Distribution of assets	212.	(a) If the Company shall be wound up whether voluntarily or otherwise, the liquidators may, with the sanction of a Special Resolution and any other sanction required by the Act, divide amongst the contributories in specie or kind, the whole or any part of the assets of the Company and may, with like sanction, vest the whole or any part of the assets of the Company in trustees upon such trusts for the benefit of the contributories or any of them, as the liquidators with the like sanction shall think fit.
		(b) If thought expedient any such distribution may subject to the provisions of the Act, the Memorandum and these presents, be otherwise than in accordance with the legal rights of the contributories and in particular any class may be given preference or special rights or may be excluded altogether or in part but in case any distribution otherwise than in accordance with the legal rights of the contributories shall be determined on, any contributory who would be prejudiced thereby shall have a right to dissent and ancillary rights as if such determination were a Special Resolution passed pursuant to Section 494 of the Act.
		(c) In case any share to be divided as aforesaid involve a liability to calls or otherwise any person entitled under such division to any of the said share may within 10 days after the passing of the Special Resolution by notice in writing direct the liquidators to sell his portion and pay him the net proceeds and the liquidators shall, if practicable, act accordingly.
Right of shareholders in case of sale	213.	A Special Resolution sanctioning a sale to any other company duly passed pursuant to Section 494 of the Act may, in like manner, as aforesaid determine that any shares or other consideration receivable by the liquidators be distributed amongst the Members otherwise than in accordance with their existing rights and any such determination shall be binding upon all the Members subject to the rights of dissent and consequential rights conferred by the said Section.
		SECRECY CLAUSE
Secrecy clause	214.	No Member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading or any matter which may be in the nature of a trade secret, mystery of trade or secret process which may relate to the conduct of the business of the Company and which, in the opinion of the Directors, will be inexpedient in the interest of the Company to communicate the same.
		INDEMNITY AND RESPONSIBILITY
Directors’ and others’ right to indemnity	215.	(a) Subject to the provisions of Section 201 of the Act, every Director of the Company, officer (whether Managing Director, Manager, Secretary or other

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officer) or employee or any person employed by the Company as Auditor shall be indemnified by the Company against and it shall be the duty of the Directors out of the funds of the Company to pay all costs, losses and expenses (including travelling expenses) which any such Director, officer, other employee or Auditor may incur or become liable to by reason of any contract entered into or act or deed done by him as such Director, officer, other employee or Auditor or in any way in the discharge of his duties.

(b)        Subject as aforesaid every Director, officer, other employee or Auditor of the Company shall be indemnified against any liability incurred by him in defending any proceedings whether civil or criminal, in which judgement is given in his favour or in which he is acquitted or discharged in connection with any application under Section 633 of the Act in which relief is granted to him by the court.

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We, the several persons whose names and addresses are subscribed are desirous of being formed into a Company in pursuance of this Articles of Association and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names :

Sr. No.	Name of the Subscriber and Signature	Address & Occupation of each Subscriber	No. of Shares taken by each Subscriber	Witness
1.	Narayanan Vaghul	1301, Radhika	100	Mohanraj S/o. Mishrimal Singhi Singhi & Co. Advocates, 7, Premchand House Annex Ashram Road, Ahmedabad - 380 009.
	S/o. V. Narayanan	Off Sayani Road	(One Hundred)
	Sd/-	Prabhadevi
	Chairman	Mumbai 400 025
	ICICI	Banker

2.	Parampally Vasudeva Maiya	Flat No. 172-B	100
	S/o. P. Ganapayya Maiya	Jolly Maker Apartments I	(One Hundred)
	Sd/-	Cuffe Parade
	Executive Director	Mumbai 400 005
	SCICI	Bank Executive

3.	Lalita Dileep Gupte	153-C, Mhaskar Building	100
	W/o. Dileep Gupte	Opp. Ruia Building	(One Hundred)
	Sd/-	Sir Balachander Road
	Chief General Manager	Matunga
	ICICI	Mumbai 400 019
Company Executive

4.	Girish Sumanlal Mehta	A-6, ICICI Apartments	100
	S/o. Sumanlal Mehta	P. Balu Marg	(One Hundred)
	Sd/-	Prabhadevi
	Company Secretary	Mumbai 400 025
	ICICI	Company Executive

5.	Shashikant Harilal Bhojani	A-73, Ocean Gold	100
	S/o. Harilal Bhojani	Twin Tower Lane	(One Hundred)
	Sd/-	Prabhadevi
	Corporate Legal Advisor	Mumbai 400 025
	ICICI	Company Executive

6.	Sethumadhava Rao Ragothaman	C-22, ICICI Apartments	100
	S/o. K. Sethumadhava Rao	P. Balu Marg	(One Hundred)
	Sd/-	Prabhadevi
	Deputy General Manager	Mumbai 400 025
	ICICI	Company Executive

7.	Kalpana Morparia	A-13, Ocean Gold	100
	W/o. Jaisingh Morparia	Twin Tower Lane	(One Hundred)
	Sd/-	Prabhadevi
	Assistant General Manager	Mumbai 400 025
	ICICI	Company Officer

		Total number of shares taken:	700
(Seven Hundred
Equity Shares)

Dated this 22nd day of December, 1993.

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At the Fifth Annual General Meeting of ICICI Bank Limited, convened and held at Professor Chandravadan Mehta (Professor C.C. Mehta) Auditorium, General Education Centre, Opposite D. N. Hall Ground, The Maharaja Sayajirao University, Pratapgunj, Vadodara 390 002 on Monday, June 14, 1999, the following Special Resolution was passed:

Resolution at Item no.6

RESOLVED THAT subject to the approval of the Central Government under Section 21 and other applicable provisions, if any, of the Companies Act, 1956, Sections 49-B and 49-C of the Banking Regulation Act, 1949 (including any statutory modification(s) or re-enactment(s) thereof for the time being in force), the name of the Company be changed from “ICICI Banking Corporation Limited” to “ICICI Bank Limited” or such other name with minor modification(s) as may be suggested by the Registrar of Companies, Gujarat and/or the Reserve Bank of India which may be agreed to and accepted by the Board of Directors (the Board) of the Company and accordingly the name “ICICI Banking Corporation Limited” wherever it appears in the Memorandum and Articles of Association of the Company and in all other records of the Company be substituted by the name “ICICI Bank Limited” or such other name with minor modification(s) as may be suggested by the Registrar of Companies, Gujarat and/or the Reserve Bank of India which may be agreed to or accepted by the Board.

Explanatory Statement to the Notice of Fifth Annual General Meeting dated June 14, 1999 under Section 173(2) of the Companies Act, 1956.

Item No.6

The Company was incorporated with the Registrar of Companies, Gujarat, on January 5, 1994 under the name of “ICICI Banking Corporation Limited”. The need for a change in the name of the Company has arisen consequent to closer working of the Companies of the ICICI Group, of which the Bank is one of the companies, to benefit from the synergy of the group. Further, the name of the Company is quite long. The Company is well known and is frequently referred to by the public at large as “ICICI Bank”. In view of this, the formalisation of the Company’s name as “ICICI Bank Limited” instead of “ICICI Banking Corporation Limited” is considered necessary and hence being recommended.

The Registrar of Companies, Gujarat, has confirmed that the new name “ICICI Bank Limited” is available for registration under Section 20 of the Companies Act, 1956. Applications were made to the Central Government and the Reserve Bank of India (RBI) for a change of name of the Company. Approval of the RBI is awaited.

At the Seventh Annual General Meeting of ICICI Bank Limited, convened and held at Central Gujarat Chamber of Commerce Auditorium, Second Floor, Vanijya Bhavan, Race Course Circle, Vadodara 390 007 on Monday, June 11, 2001, the following Special Resolutions were passed:

Resolution at Item no.11

THAT pursuant to the provisions of Section 17 and other applicable provisions, if any, of the Companies Act, 1956 (including any statutory modification or re-enactment thereof for the time being in force), the Object Clause of Memorandum of Association of the Company be amended, subject to approval of the Reserve Bank of India, by the insertion of the following new sub-clauses 62 under Clause III B -

62.	To open, establish, maintain and operate currency chests and small coin depots on such terms and conditions as may be required by the Reserve Bank of India established under the Reserve Bank of India Act, 1934 and enter into all administrative or other arrangements for undertaking such functions with the Reserve Bank of India.

THAT the present sub-clause 62 be re-numbered as sub-clause 63 under Clause III B.

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Resolution at Item no.12

THAT upon the Special Resolution at Item No.11 of the Notice for alteration of the Object Clause of the Memorandum of Association being duly passed and becoming effective, the approval of the Members of the Company be and is hereby accorded pursuant to the provisions of Section 149 (2-A) and other applicable provisions, if any, of the Companies Act, 1956, for commencing and carrying on business and activities as stated therein at such time as may be deemed fit by the Board of Directors (which term to include any committee of the Board) of the Company.

Explanatory Statement to the Notice of Seventh Annual General Meeting dated June 11, 2001 under Section 173(2) of the Companies Act, 1956.

Item Nos. 11 and 12

The Bank has been undertaking commercial banking activities since its inception. Pursuant to the approval of the Scheme of Amalgamation of Bank of Madura Limited (BoM) with the Bank, the BoM has been amalgamated into the Bank with effect from March 10, 2001. The BoM was operating a Currency Chest and Small Coins Depot at its main branch in Madurai. With effect from March 10, 2001, the Effective Date of the amalgamation, all assets, liabilities, rights, obligations, etc., of BoM have been transferred to the Bank. As a consequence, the Bank had to take charge of the Currency Chest and Small Coins Depot of BoM at Madurai. The Reserve Bank of India while approving the Bank’s application for taking charge and operating the Currency Chest and Small Coins Depot of BoM suggested that the Objects Clause of Memorandum of Association be amended to specifically provide for opening, establishing, maintaining and operation of currency chests and small coins depots on such terms and conditions as may be required by the Reserve Bank of India.

Pursuant to the provisions of Section 17 of the Companies Act, 1956, the approval of the Members in a general meeting is required to be obtained through a Special Resolution with three-fourths majority in favour for alteration of the Objects Clause of Memorandum of Association of a Company.

The Directors recommend alteration of the Objects Clause of Memorandum of Association of the Company and the commencement and carrying out of the new business and activities as detailed in Resolutions at Item Nos. 11 and 12.

At the Seventh Annual General Meeting of ICICI Bank Limited, convened and held at Central Gujarat Chamber of Commerce Auditorium, Second Floor, Vanijya Bhavan, Race Course Circle, Vadodara 390 007 on Monday, June 11, 2001, the following Resolution was passed as Special Resolution.

Resolution at item no. 13

THAT pursuant to the provisions of Section 31 and other applicable provisions, if any, of the Companies Act, 1956, the consent of the Company be and is hereby accorded to the alteration of the Articles of Association of the Company by inserting a new sub-Article No. 56d under Article 56 as follows:

New sub-Article 56(d)

Acquisition of shares by a person/group which would take, in the aggregate his/her/its holding to a level of 5 percent or more of the total issued capital of the Bank (or such other percentage as may be prescribed by the Reserve Bank of India from time to time) should be effected by such buyer(s) after obtaining prior approval of the Reserve Bank of India. The term group will have the same meaning as contained in Section 2(e) of the Monopolies-and Restrictive Trade Practices Act, 1969.

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Explanatory Statement to the Notice of Seventh Annual General Meeting dated June 11, 2001 under Section 173(2) of the Companies Act, 1956

The Reserve Bank of India had, vide their letter no. DBOD, No. PSBS.BC.182/16.13.100/99-2000 dated May 31, 2000 addressed to all private sector banks, suggested an amendment to their Articles of Association to the effect that no person/group shall acquire shares in a banking company which would take his/her/its holding to a level of 5 per cent or more of the total issued capital of the bank (or such other percentage as may be prescribed by the Reserve Bank of India from time to time) without the prior approval of the Reserve Bank of India. For holding of shares in excess of 5 per cent of the paid up capital of a banking company, a prior approval in the form of an acknowledgement of the Reserve Bank of India is required to be taken before the transfer of shares in the name of the transferee is given effect. While the approval of the Reserve Bank of India could be applied for and obtained by banks before effecting transfer in case of physical holdings, the same is not feasible in case of acquisition by investors through electronic mode. Hence, the Resolution at Item No. 13 is proposed which lays the responsibility on the buyer of the equity shares to seek prior approval of the Reserve Bank of India in case his/her/its holdings in equity shares in a bank crosses 5 per cent of the paid up capital.

At the Eighth Annual General Meeting of ICICI Bank Limited, convened and held at Professor Chandravadan Mehta Auditorium, General Education Centre, Opposite D.N. Hall Ground, The Maharaja Sayajirao University, Pratapgunj, Vadodara 390 002 on Monday, September 16, 2002, the following Resolutions were passed.

Ordinary Resolution

Resolution at Item no. 22

RESOLVED that the authorised capital of the Company be reduced from Rs. 2250,00,00,000 (Rupees Two Thousand Two Hundred and Fifty Crore) to Rs. 1900,00,00,000 (Rupees One Thousand Nine Hundred Crore) RESOLVED FURTHER that subject to the approval of the Reserve Bank of India and any other requisite approvals, if and to the extent necessary, the Memorandum of Association of the Company be amended by substituting Clause V as follows:

V. The authorised capital of the Company shall be Rs. 1900,00,00,000 divided into 155,00,00,000 equity shares of Rs. 10/- each and 350 preference shares of Rs. 1 crore each with rights, privileges and conditions attached thereto as are provided by the Articles of Association of the Company for the time being with power to increase or reduce the Capital of the Company and to divide the shares in the capital for the time being into several classes and to attach thereto respectively such preferential, cumulative, convertible, guarantee, qualified or other special rights, privileges, conditions or restrictions, as may be determined by or in accordance with the Articles of Association of the Company for the time being and to vary, modify, or abrogate any such right, privilege or condition or restriction in such manner as may for the time being be permitted by the Articles of Association of the Company or the legislative provisions for the time being in force.

Special Resolution

Resolution at Item no. 23

RESOLVED that subject to the requisite approvals, if and to the extent necessary, Article 5(a) of the Articles of Association of the Company be substituted by the following:

5(a). The authorised capital of the Company is Rs. 1900,00,00,000 divided into 155,00,00,000 equity shares of Rs. 10/- each and 350 preference shares of Rs. 1 crore each.

Explanatory Statement to the Notice of Eighth Annual General Meeting dated September 16, 2002 under Section 173(2) of the Companies Act, 1956.

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Item Nos. 22 and 23

At present, the authorised capital of the Company is Rs. 2250 crore as set out in Clause V of the Memorandum of Association of the Company consisting of equity share capital of Rs. 1900 crore and preference share capital of Rs. 350 crore as mentioned in Schedule I of the Scheme of Amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

In terms of the provisions of Section 12(1)(i) of the Banking Regulation Act, 1949, the subscribed capital of the Company must not be less than one-half of the authorised capital. Currently, the subscribed capital of the Company is Rs.963 crore consisting of equity capital of Rs.613 crore and preference share capital of Rs.350 crore. The Company is not planning to increase its subscribed capital in the near future. Thus, it is necessary to reduce the authorised capital of the Company in order to comply with the requirement of the Banking Regulation Act.

Your approval is, therefore, sought to reduce the authorised capital and the amendment of the said Clause V of the Memorandum of Association of the Company vide Resolution at Item No.22 of the Notice. The relevant extract from Clause V vis-a-vis the proposed amendment are given below for ready reference of the Members:

Extract from Clause V at present	With the proposed amendment
The authorized capital of the Company shall be Rs.2,250,00,00,000 divided into 1,90,00,00,000 shares of Rs.10/- each and 350 shares of Rs.1 crore each……….	The authorized capital of the Company shall be Rs.1900,00,00,000 divided into 155,00,00,000 shares of Rs.10/- each and 350 shares of Rs.1 crore each………

Your approval is also sought vide Resolution at Item No.23 of the Notice to amend the relevant Article of the Articles of Association of the Company to reflect the reduction and classification of the share capital.

The relevant Article 5(a) as at present and with the proposed amendment is given below for ready reference of the Members :

Present Article	Proposed Article
“5(a) The Authorized Share Capital of the Company is Rs.2,250,00,00,000 divided into 1,90,00,00,000 equity shares of Rs.10/- each and 350 preference shares of Rs.1 crore each”.	“5(a) The Authorized Share Capital of the Company is Rs.1,900,00,00,000 divided into 1,55,00,00,000 equity shares of Rs.10/- each and 350 preference shares of Rs.1 crore each”.

At the Eighth Annual General Meeting of ICICI Bank Limited, convened and held at Professor Chandravadan Mehta Auditorium, General Education Centre, Opposite D. N. Hall Ground, The Maharaja Sayajirao University, Pratapgunj, Vadodara 390 002 on Monday, September 16, 2002, the following Resolution was confirmed by the Members as a Special Resolution which was approved by them by means of postal ballot voting process.

Resolution at Item No. 24

RESOLVED THAT subject to the provisions of Sections 17,18 and other applicable provisions, if any, of the Companies Act, 1956 and Section 49-C of the Banking Regulation Act, 1949, the Memorandum of Association of the Company be and is hereby amended by addition or substitution as the case may be, of the following:

I. Clause III (A) be modified and amended as follows:

(a)          By inserting the following Clause as Clause 7A after Clause 7:

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7A.	To securitise, purchase, acquire, invest in, transfer, sell, dispose of or trade in any financial asset whatsoever, receivables, debts, whether unsecured or secured by mortgage of immoveables or charge on movables or otherwise, securitised debts, asset or mortgaged backed securities or mortgage backed securitised debts and to manage, service or collect the same and to appoint managing, servicing or collection agent therefor and to issue certificates or other instruments in respect thereof to public or private investors and to guarantee and insure the due payment, fulfillment and performance of obligations in respect thereof or in connection therewith and to promote, establish, undertake, organise, manage, hold or dispose of any special purpose entity, body corporate or vehicle for carrying on all or any such activities.

(b)	By deleting Clause III(A)(18) and replacing it with the following:

18. i)     To provide credit, charge, debit, saving, investment or other facilities to any person or persons (whether individuals, firms, companies, bodies, corporate or other entities), whether in the private or public sector by issuance of credit, charge, debit, stored value, prepaid, smart or other cards whether private label, co-branded, affinity or otherwise and to provide fee based services to merchant and card members or cardholders.

ii)	To establish and maintain card acceptance network (including physical, electronic, computer or automated machines network) and to engage in merchant acquisition or location management.

(c)	By inserting the following Clauses after Clause III(A)(20) as Object Clause Nos. 20A, 20B, 20C, 20D, 20E, 20F, 20G, 20H, 20I, 20J, 20K:

20A.	To carry on the business of assisting industrial, infrastructure and commercial enterprises :

in general by

i)	assisting in the creation, expansion and modernisation of such enterprises;

ii)	encouraging and promoting the participation of capital, both internal and external in such enterprises;

and in particular by

i)	providing finance in the form of long, medium or short term loans or equity participations ;

ii)	sponsoring and underwriting new issues of shares and securities;

iii)	guaranteeing loans from other investment sources;

iv)	making funds available for re-investment by revolving investments as rapidly as prudent;

v)	performing and undertaking activities pertaining to leasing, giving on hire or hire-purchase, warehousing, bill marketing, factoring and related fields;

20B.	To lend money, with or without interest, (with or without security) for any maturity, in any form whatsoever including by way of loans, advances, instalment credit, trade finance, hire or otherwise to any person or persons (whether individuals, firms, companies, bodies corporate, Government, State, Sovereign, public body or authority, supreme, local or otherwise or other entities), whether in the private or public sector, for any purpose whatsoever, including agriculture, industry, infrastructure, export-import, housing, consumer or others.

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20C.	To lend money, with or without interest, (with or without security) for any maturity, in any form whatsoever, to any person or persons (whether individuals, firms, companies, bodies corporate, Government, State, Sovereign, public body or authority, supreme, local or otherwise or other entities), whether in the private or public sector, to purchase or acquire any freehold or leasehold lands, estate or interest in or to take demise for any term or terms of years of any land or property or to construct, erect, purchase, extend, alter, renovate, develop or repair any house or building or any form of real estate or any part or portion thereof.

20D.	To provide financial assistance to any person or persons (whether individuals, firms, companies, bodies corporate, Government, State, Sovereign, public body or authority, supreme, local or otherwise or other entities), whether in the private or public sector for any purpose whatsoever by means of leasing, giving on hire or hirepurchase, lending, selling, reselling, or otherwise disposing of all forms of immoveable and moveable properties and assets of any kind, nature or use, whatsoever and for the purpose, purchasing or otherwise acquiring dominion over the same, whether new or used.

20E.	To issue, subscribe to, acquire, purchase, sell, dispose of, deal or trade in derivative financial instruments including futures, forwards, options, swaps, caps, collars, floors, swap options, bond options or other derivative instruments whether traded on any market or exchange or otherwise for proprietary trading activities or for any person or persons (whether individuals, firms, companies, bodies corporate, Government, State, Sovereign, public body or authority, supreme, local or otherwise or other entities), whether in the private or public sector.

20F.	To purchase, acquire, sell, dispose of, deal or trade in commodities (including but not limited to bullion, metals, non-metals, energy and energy products, electricity or agricultural products), as permitted for banking companies to undertake from time to time, and to issue, acquire, dispose of, deal or trade in derivative instruments in respect thereof including futures, forwards, options, swaps, caps, collars, floors, swap options or other derivative instruments whether traded on any market or exchange or otherwise for proprietary trading activities or for any person or persons (whether individuals, firms, companies, bodies corporate, Government, State, Sovereign, public body or authority, supreme, local or otherwise or other entities), whether in the private or public sector.

20G.	To promote, organize, manage or undertake the activities of insurance intermediaries including insurance or reinsurance brokers, consultants, surveyors, loss assessors, loss control engineers, risk managers, actuarial analyst and to buy, sell, market, distribute, deal in or dispose of insurance products and related investments.

20H.	To promote, organise or manage funds or investments on a discretionary or non-discretionary basis on behalf of any person or persons (whether individual, firms, companies, bodies, corporate, public body or authority, supreme, local or otherwise, trusts, pension funds, offshore funds, charities, other associations or other entities), whether in the private or public sector.

20I.	To act as Trustee of any deeds, constituting or securing any debentures, debenture stock or other securities or obligations and to undertake and execute any other trusts, and also to undertake the office of or exercise the powers of executor, administrator, receiver, treasurer, custodian and trust corporation.

20J.	To promote, organise, manage or undertake, marketing, trading, distribution or servicing of insurance and assurance products of all kinds, whether life or general; financial, investment or other products including (without limitation) securities, stocks, shares, debentures, bonds, units, certificates or services offered by the Company and/or by any person, firm, company, body corporate, mutual fund, Government, State, public body or authority, supreme, municipal, local or otherwise, through the Company’s branches, offices, call or contact centres or other outlets, franchisees or agents or through print, voice, video, electronic or other media or through remote facilities including (without limitation) electronic, computer or automated machines network or other modes of communication and for that purpose to appoint or avail the services of agents, brokers, franchisees or distributors by whatever name called.

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20K.	To provide financial services, advisory and counselling services arid facilities of every description capable of being provided by share and stock brokers, share and stock jobbers, share dealers, investment fund managers and to arrange and sponsor public and private issues or placement of shares and loan capital and to negotiate and underwrite such issues.

II. Clause III (B) be modified and amended by:

(a)	By deleting Clause III (B)(61) and replacing it with the following:

61.	To do all or any of the above things and all such other things as are incidental or as may be thought conducive to the attainment of the above objects or any of them in India or any other part of the world either as principals, agents, trustees, contractors or otherwise and either alone or in conjunction with others and either by or through agents, contractors, trustees or otherwise and to do all such things as are incidental or conducive to the attainment of the above objects.

(b)	By inserting the following Clauses after Clause III(B)(62) as Object Clause Nos. 62A, 62B, 62C, 62D, and 62E:

62A. To develop, improve, design, market, distribute, sell or license software and programme products of any and all descriptions in connection with or incidental or conducive to or in furtherance of the attainment of any of the objects of the Company.

62B. To operate delivery services in connection with or incidental or conducive to or in furtherance of the attainment of any of the objects of the Company, and to own, operate and maintain all modes of transportation, warehouses, depots or godowns in connection with or incidental or conducive to or in furtherance of the attainment of any of the objects of the Company.

62C. To appoint trustees (whether individuals or corporations) to hold securities on behalf of and to protect the interests of the Company.

62D. To promote, sponsor, organise, manage or undertake events, exhibitions, conferences, lectures, seminars, printing, publication or distribution of any books, report, literature, newspapers, publicity or other materials in connections with or incidental or conducive to or in furtherance of the attainment of any of the objects of the Company.

62E. To promote, own, establish, operate or maintain branches and other outlets or media, data, call or contact centres or other remote facilities for trading, marketing, distribution or conducting transactions including (without limitation) electronic data interchange, transaction initiation, processing, clearing or settlement services by means of electronic, computer or automated machines network or by any other modes of communication in financial and other products or services,

RESOLVED FURTHER THAT the aforesaid Special Resolution for alteration of the Object Clause of the Memorandum of Association being duly passed and becoming effective, the approval of the Members of the Company be and is hereby accorded pursuant to the provisions of Section 149(20 A) and other applicable provisions, if any, of the Companies Act, 1956, for commencing and carrying on all or any of the new business and activities at such time as may be deemed fit by the Board of Directors.

Explanatory Statement in respect of Special Resolution which was approved by the Members of ICICI Bank by means of postal ballot voting process, the result of which was declared at its Eighth Annual General Meeting held on September 16, 2002 to amend the Object Clause of the Memorandum of Association of ICICI Bank Limited.

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Item No. 24

The merger of ICICI Limited (ICICI), ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited (the Company) has expanded the existing and future scope of the Company’s operations, as various activities that ICICI was empowered to undertake would now be undertaken by the Company, subject to applicable laws and regulations governing banking companies. While all activities commenced by the Company are covered in the Object Clause of the Memorandum of Association, for the sake of abundant clarity, it is proposed to provide a more detailed description of these activities in the Object Clause of the Memorandum of Association of the Company. Further, it is proposed to add new activities such as acting as insurance intermediaries, engaging in commodity trading, in the Object Clause. It is, therefore, necessary to suitably amend the Object Clause of the Memorandum of Association of the Company. The Clauses proposed to be amended/added are detailed in the Resolution at Item No. 24 of the Notice.

Pursuant to the provisions of Section 149(20 A) of the Companies Act, 1956, the approval of the Members in General Meeting is required before commencement of any new activity set out in the Object Clause of the Memorandum of Association of a company. Approval of the Members is sought for amendment to the Object Clause and for the commencement and carrying out of new business and activities vide Resolution at Item No. 24 of the Notice. The said new business and activities would commenced at such time or times as the Board may deem fit in the interest of the Company subject to the applicable laws and regulations governing banking companies including the Banking Regulation Act, 1949.

Pursuant to the provisions of Section 192A of the Companies Act, 1956, read with the Companies (Passing of Resolution through Postal Ballot) Rules, 2001, the shareholders’ consent for amendment to the Object Clause of the Memorandum of Association of the Company is required to be obtained by means of postal ballot. This is being obtained separately and the result of the same will be announced by the Chairman of the Meeting.

At the Eleventh Annual General Meeting of ICICI Bank Limited, convened and held at Professor Chandravadan Mehta Auditorium, General Education Centre, Oppoiite D. N. Hall Ground. The Maharaja Sayajirao University, Pratapgunj, Vadodara 390 002 on Saturday, August 20, 2005, the following Special Resolution was passed.

Item No. 17

RESOLVED that, subject to the applicable provisions of the Companies Act, 1956 and subject to the requisite approvals, if and to the extent necessary, Article 5(a) of the Articles of Association of the Company be substituted by the following Clause:

“The Authorised Capital of the Company is Rs. 1900,00,00,000 divided into 100,00,00,000 equity shares of Rs. 10 each, 5,50,00,000 preference shares of Rs.100 each and 350 preference shares of Rs. 1 crore each.”

Explanatory Statement to the Notice of Eleventh Annual General Meeting dated July 15, 2005 under Section 173(2) of the Companies Act, 1956

Item Nos. 17 and 18

The Company may need to raise long-term resources from time to time to carry on its banking activities and expansion of business. The Banking Regulation Act, 1949 currently does not permit issuance of preference shares by a banking company. However, the Government of India, in the Banking Regulation (Amendment) Bill, 2005, has proposed to allow banks to issue preference shares and preference share capital may be treated as regulatory capital under specified circumstances as per Basel norms. In view of the above, your Directors felt it would be in the overall interest of the Company to explore the option of mobilisation of long-term resources by issue of preference shares

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at an opportune time by way of private placement or public issue or rights issue to the shareholders or to any domestic/foreign investors, or in such other manner, in such tranches, as the Board may, in its absolute discretion deem fit, from time to time, subject to applicable provisions of the Companies Act, 1956 and the Banking Regulation Act, 1949 (including with the aforesaid amendment being given effect to, as also any other statutory modification or re-enactment thereof from time to time) and the provisions of the Memorandum and Articles of Association of the Company. To give effect to the above, it is proposed that the Board of Directors/any Committee thereof be authorised to do all such acts, matters, deeds and things necessary or desirable in connection with or incidental thereto, including listing of the preference shares.

It may be noted with respect to the preference share capital of the Company representing 350 preference shares of Rs. 1 crore each issued to preference shareholders of erstwhile ICICI Limited on merger with ICICI Bank Limited that the Ministry of Finance has, by way of a Notification in terms of provisions of the Banking Regulation Act, 1949 exempted the Company from the restriction under Section 12(1) of the Banking Regulation Act, 1949, which otherwise prohibits issue of preference shares by banks.

In view of the proposed issue of preference shares, it is deemed necessary by the Board to sub-divide the authorised share capital of the company, which entails requisite amendment to the Articles of Association of the Company.

The relevant Article 5(a) as at present and with the proposed amendment is given below for ready reference of the Members’ :

Present Article	Proposed Article
“The Authorized Capital of the Company is Rs.1900,00,00,000 divided into 1,55,00,00,000 equity shares of Rs.10/- each and 350 preference shares of Rs.1 crore each”.	“The Authorized Capital of the Company is Rs.1900,00,00,000 divided into 100,00,00,000 equity shares of Rs.10 each, 5,50,00,000 preference shares of Rs.100 each and 350 preference shares of Rs.1 crore each”.

The Directors recommend the adoption of the Resolution at Item Nos. 17 and 18 of the Notice. No Director is in any way concerned or interested in the Resolutions at Item Nos. 17 and 18 of the Notice, except to the extent of his/her participating in the proposed issue of preference shares as also to the extent of participation in the proposed issue of preference shares by a financial institution/company/body corporate/firm/bank/undertaking in which the Director or his/her relative may be directly or indirectly concerned/interested.

At the Extra-ordinary General Meeting of ICICI Bank Limited, convened and held at Professor Chandravadan Mehta Auditorium, General Education Centre, Opp. D.N. Hall Ground, The Maharaja Sayajirao University, Pratapgunj, Vadodara 390 002, on Saturday, January 20, 2007 at 2.00 p.m., the following Resolution was passed by the requisite majority as provided under Section 44A of the Banking Regulation Act, 1949:

RESOLVED that pursuant to the provisions of Section 44A of the Banking Regulation Act, 1949 and Reserve Bank of India’s guidelines for merger and amalgamation of private sector banks dated May 11, 2005 (hereinafter referred to as “RBI Guidelines”), and in accordance with any applicable provisions of the Companies Act, 1956, and the Memorandum and Articles of Association of ICICI Bank Limited (hereinafter referred to as “the Bank”) and any other applicable provisions of any other law for the time being in force, and any directions, guidelines or regulations, if any, of Reserve Bank of India (hereinafter referred to as “RBI”) and of all other relevant authorities from time to time, to the extent applicable and subject to such approvals, consents, permissions and sanctions of all appropriate authorities, institutions or bodies, if required and to the extent applicable, and subject to such terms and conditions and modifications as may be prescribed by any of them while granting such approvals, consents, permissions and sanctions, which the Board of Directors of the Bank (hereinafter referred to as “the Board”, which expression shall be deemed to include any Committee(s) constituted/to be constituted or any other person authorised/to be authorised by the Board/Committee to exercise its powers including the powers conferred by this Resolution) is hereby authorised to accept, the consent and approval of the Members of the Bank be and is hereby accorded to the

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amalgamation of The Sangli Bank Limited (hereinafter referred to as the “Transferor Bank”) with the Bank with effect from the date on which the Scheme of Amalgamation (hereinafter referred to as “the Scheme”) is sanctioned by RBI or such other date as may be specified by RBI by an order in writing passed in this behalf under the provisions of Section 44A of the Banking Regulation Act, 1949.

RESOLVED FURTHER that pursuant to the provisions of Section 44A of the Banking Regulation Act, 1949 and the RBI Guidelines, and in accordance with the applicable provisions of the Companies Act, 1956, and the Memorandum and Articles of Association of the Bank and any other applicable provisions of any other law for the time being in force:

I.	The draft of the Scheme circulated to the Members with the Notice for this Meeting, be and is hereby approved.

II.	Any Member of the Bank, who has voted against the Scheme at the Meeting of the Bank, or has given notice in writing at or prior to the Meeting of the Bank, or to the presiding officer of the Meeting of the Bank, that he dissents from the Scheme, shall be entitled, in the event of the Scheme being sanctioned by RBI, to claim from the Bank, in respect of the equity shares held by him in the Bank, their value as determined by RBI while sanctioning the Scheme and such Member shall, in consideration thereof, compulsorily tender the equity shares held by him in the Bank, to the Bank for cancellation thereof and to that extent the equity share capital of the Bank shall stand reduced or be deemed to have been reduced, by such number of equity shares held and tendered by such Member, on the date immediately preceding the Effective Date (as defined in the Scheme), the determination by RBI as to the value of the equity shares to be paid to the dissenting Member being final for all purposes.

III.	The Board be and is hereby authorised, on behalf of the Bank, for the purpose of giving effect to the provisions of the Scheme to effect the consequential reduction of the paid-up equity share capital of the Bank, if any, or of the Share Premium Account of the Bank, as may be required in terms of the Scheme as sanctioned by RBI.

IV.	The Board be and is hereby authorised, on behalf of the Bank, to create, issue and allot, such number of equity shares of the Bank to the Members of the Transferor Bank in accordance with the Scheme as sanctioned by RBI.

V.	The Board be and is hereby empowered and authorised to make such modifications and alterations to the Scheme including those as may be required or suggested by the relevant authority/authorities.

VI.	The Board be and is hereby authorised to do all acts, matters, deeds and things and to take all steps and give such directions as may be necessary, expedient, incidental, ancillary or desirable as the Board in its absolute discretion may deem fit for giving effect to the Scheme or for its implementation and also to settle any questions or difficulties that may arise in such manner as the Board in its absolute discretion may deem fit and to take all steps which are incidental and ancillary thereto in this connection.

Explanatory statement to the Notice of the Extra-ordinary General Meeting dated December 9, 2006 under Section 173(2) of the Companies Act, 1956.

EXPLANATORY STATEMENT UNDER SECTION 173(2) OF THE COMPANIES ACT, 1956

1.	An Extraordinary General Meeting of the Members of ICICI Bank Limited is being convened for the purpose of considering and, if thought fit, approving, with or without modifications, arrangement in the proposed Scheme of Amalgamation, as annexed hereto (hereinafter referred to as “the Scheme”) of The Sangli Bank Limited with ICICI Bank Limited.

2.	In this Statement, The Sangli Bank Limited is referred to as the Transferor Bank, and ICICI Bank Limited is referred to as the Transferee Bank.

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3.   The Scheme has been approved by the Board of Directors of the Transferor Bank and the Transferee Bank at their respective Meetings held on December 9, 2006.

4.   Background of the Transferor Bank and the Transferee Bank:

a)	The Transferor Bank was incorporated on October 5, 1916 under the Indian Companies Act, 1913 and has its Registered Office at Rajwada Chowk, Sangli 416 416, Maharashtra. The Transferor Bank has a network of 190 branches and extension counters.

b)	The primary object of the Transferor Bank is banking business as set out in its Memorandum of Association.

c)	The Transferee Bank was incorporated on January 5, 1994 under the Companies Act, 1956 and has its Registered Office at Landmark, Race Course Circle, Vadodara 390 007, Gujarat. The Transferee Bank has a network of 640 branches and extension counters and has over 2,300 automated teller machines (ATMs).

d)	The primary object of the Transferee Bank is banking business as set out in its Memorandum of Association.

e)	The authorised, issued, subscribed and paid-up share capital of the Transferor Bank and the Transferee Bank as at September 30, 2006 are as set out in Clause 3 of the Scheme.

5.   The amalgamation of the Transferor Bank with the Transferee Bank will be effected subject to the provisions of the Scheme formulated pursuant to Section 44A of the Banking Regulation Act, 1949 (hereinafter referred to as the ‘said Act’) and Reserve Bank of India’s guidelines for merger and amalgamation of private sector banks dated May 11, 2005, (hereinafter referred to as ‘RBI Guidelines’) and in accordance with the applicable provisions of the Companies Act, 1956, and the Memorandum and Articles of Association of the Transferor Bank and the Transferee Bank and other applicable provisions of laws for the time being in force. In terms of Section 44A of the said Act and the RBI Guidelines, a Resolution is required to be passed by a majority in number representing two-thirds in value of the Members of the Transferor Bank and the Transferee Bank, present either in person or by proxy at the respective general meetings of the Members of the Transferee Bank and the Transferor Bank. As both the Transferor Bank and Transferee Bank are banking companies duly licensed under the provisions of the said Act, the amalgamation of the Transferor Bank with the Transferee Bank is exclusively governed by the provisions of Section 44A of the said Act and the RBI Guidelines which constitute a composite and complete code governing amalgamation of banking companies and the provisions of the scheme of amalgamation and the matters incidental and ancillary thereto, and as such the said amalgamation would require only the sanction of the Scheme by Reserve Bank of India (hereinafter referred to as ‘RBI’) for the Scheme coming into effect, and accordingly the provisions of the Companies Act, 1956 relating to amalgamation, the provisions of the Scheme, and matters incidental or ancillary thereto are not applicable. The Scheme does not require the approval of any High Court(s) / Company Courts / the National Company Law Tribunal under the provisions of the Companies Act, 1956.

6.   In the opinion of the Board of Directors of the Transferee Bank, the following are the main benefits that are expected to accrue to the Transferee Bank from the proposed Scheme:

a)	Increase in branch network: As a result of the amalgamation, the branch network of the Transferee Bank would increase by over 190 branches, providing increased geographic coverage and supporting increase in the Transferee Bank’s retail deposit base.

b)	Support to rural banking strategy: The Transferee Bank has identified rural banking as a key focus area. The rural branches of the Transferor Bank would support rollout of the Transferee Bank’s rural banking strategy, including meeting the priority sector lending requirement.

c)	Support to strategy for small and medium enterprise customers: The semi-urban and rural branches of the Transferor Bank would support extension of the Transferee Bank’s strategy to increase its coverage of small and medium enterprise customers.

d)	Strengthening urban and metropolitan franchise: The amalgamation would enable the Transferee Bank to increase its customer base in urban and metropolitan centres, and increase its market share in retail deposits.

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Further, there is no likelihood that any creditor of the Transferor Bank or of the Transferee Bank would lose or be prejudiced as a result of the Scheme being passed since no sacrifice or waiver is at all called for from them nor are their rights sought to be modified in any manner. The Transferee Bank has a strong capital and liquidity position and the. Scheme would support further growth in its deposit base. It would be able to meet all the liabilities as they arise in the course of the business. Hence the Scheme is in no way expected to adversely affect the interests of any class of creditors but is in fact expected to substantially enhance the comfort available to the creditors of the Transferor Bank, and have a positive impact on the funding profile of the Transferee Bank.

7.   Salient features of the Scheme and valuation:

a)	The Scheme envisages that upon coming into effect of the Scheme, all the properties, assets, estates, rights, title, interests, licenses and authorities acquired by the Transferor Bank shall, subject to such modalities for vesting as stated in the Scheme, without any further act, deed or instrument, stand transferred to or be deemed to be transferred to the Transferee Bank in the manner set out in the Scheme and furthermore, that all the liabilities, borrowings, debts and/or obligations of the Transferor Bank shall, without any further act, deed or instrument, vest or be deemed to vest or be taken over by the Transferee Bank without the necessity of obtaining the consent of any third party or the person who is a party to or concerned with any contract or arrangement by virtue of which such liabilities, borrowings, debts and obligations have arisen in order to give effect to the provisions of the Scheme.

b)	On and from the Effective Date and subject to the provisions of the Scheme, all contracts, deeds, tenancies, leases, licenses or other assurances, agreements, arrangements and other instruments of whatsoever nature to which the Transferor Bank is a party to or benefit of which the Transferor Bank may be eligible and which are subsisting or having effect immediately before the Effective Date, shall be in full force and effect against or in favour of the Transferee Bank as the case may be and all or any of the rights, privileges, obligations and liabilities of the Transferor Bank shall be transferred to and vest in the Transferee Bank and may be enforced as fully and effectually as if, instead of the Transferor Bank, the Transferee Bank had been a party, beneficiary or obligee thereto.

c)	Upon coming into effect of the Scheme all suits, actions and proceedings of whatsoever nature by or against the Transferor Bank pending and/or arising on or before the Effective Date shall be continued and be enforced by or against the Transferee Bank as fully and effectually as if the same had been filed by, pending and/or arising against the Transferee Bank.

d)	Upon coming into effect of the Scheme and in consideration of the transfer of and vesting of all the assets and the liabilities (as defined in the Scheme) of the Transferor Bank to the Transferee Bank in terms of the Scheme, the Transferee Bank shall subject to the provisions of the Scheme and without any further application, act or deed, issue and allot One Hundred (100) equity shares of the Transferee Bank of the face value of Rs. 10/- each credited as fully paid-up in the capital of the Transferee Bank to those Members of the Transferor Bank whose names are recorded in the Register of the Members (hereinafter referred to as the “the said Members”) on a date (hereinafter referred to as the “Record Date”) to be fixed by the Board of the Transferee Bank for every Nine Hundred and Twenty Five (925) equity shares of Rs. 10/- each held by the said Member in the Transferor Bank.

The aforesaid share exchange ratio has been approved separately and independently by the Board of Directors of both the Transferor Bank and Transferee Bank. The same has been approved as being a fair exchange ratio after considering the independent valuation made by M/s Deloitte Haskins & Sells, a well reputed firm of Chartered Accountants, who were appointed as the independent valuer for this purpose.

The equity share exchange ratio has been arrived at by the independent valuer on the basis of a relative valuation of the equity shares of both the Transferor Bank and the Transferee Bank by applying commonly used and accepted valuation methodologies, namely, net asset value methodology, market price methodology and profit earning capacity value methodology, as applicable, and after taking into account various qualitative factors relevant to both the Transferor Bank and the Transferee Bank including their business dynamics and growth potential.

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e)	The share certificates in relation to the equity shares held by the said Members in the Transferor Bank shall be deemed to have been automatically cancelled and be of no effect on and from the Record Date, without any further act, deed or instrument. In so far as the issue of equity shares pursuant to Clause 9 of the Scheme is concerned, each of the said Members of the Transferor Bank, holding the share certificates of the Transferor Bank, shall have the option, exercisable by notice in writing by the said Members to the Transferee Bank on or before such date as may be determined by the Board of Directors of the Transferee Bank or a committee of such Board of Directors, to receive either in certificate form or in dematerialised form, the equity shares of the Transferee Bank in lieu thereof and in terms of the scheme. In the event that such notice from the said Members has not been received by the Transferee Bank in respect of any of the said Members the equity shares of the Transferee Bank shall be issued to such Members in certificate form. In respect of those of the said Members exercising the option to receive the equity shares in dematerialised form, such of the said Members shall have opened and maintained an account with a depository participant and shall provide such other confirmations and details as may be required, and thereupon the Transferee Bank shall directly issue and credit the demat/dematerialised securities account of such Member with the equity shares of the Transferee Bank.

f)	The Transferee Bank shall be entitled to declare and pay dividend, whether interim and/or final, to its Members in respect of the financial year/accounting period prior to the Effective Date. The Transferor Bank shall not declare any dividend in accordance with Clause 15 of the Scheme.

g)	Upon the coming into effect of the Scheme, the equity shares of the Transferee Bank to be issued and allotted to the said Members as provided in the Scheme shall rank part passu in all respect with the equity shares of the Transferee Bank including entitlement of dividend, if any, that may be declared by the Transferee Bank.

h)	This Scheme shall become operative from the Effective Date, i.e. the date on which the Scheme is sanctioned by RBI or such other date as may be specified by RBI by an order in writing passed in this behalf under the provisions of Section 44A of the said Act.

i)	All the employees of the Transferor Bank in service on the Effective Date shall become the employees of the Transferee Bank on the Effective Date without any break or interruption in service and on terms and conditions as to remuneration, emoluments or perquisites, which are not less favourable than those subsisting with reference to the Transferor Bank as on the Effective Date.

j)	The Scheme is specifically conditional upon and subject to several matters set forth in Clause 21 of the Scheme.

k)	Upon the Scheme coming into effect, and subject to further directions as RBI may pass, the Transferor Bank shall be dissolved without being wound up.

I)	All costs, charges and expenses, including any taxes and duties, of the Transferor Bank and the Transferee Bank incurred by each of them in relation to or in connection with the Scheme and incidental to the completion of the amalgamation of the Transferor Bank with the Transferee Bank in pursuance of the Scheme (other than due diligence expenses of the Transferee Bank), shall be borne and paid by the Transferor Bank.

8.	Any Member of the Transferor Bank or the Transferee Bank, as the case may be, who has voted against the Scheme at the Meeting of the Transferor Bank or the Transferee Bank, as the case may be, or has given notice in writing at or prior to the Meeting of the Transferor Bank or the Transferee Bank, as the case may be, or to the presiding officer of the Meeting of the Transferor Bank or the Transferee Bank, as the case may be, that he dissents from the Scheme, shall be entitled, in the event of the Scheme being sanctioned by RBI, to claim from the Transferor Bank or the Transferee Bank, as the case may be, their value as determined by RBI when sanctioning the Scheme and such Member shall, in consideration thereof, compulsorily tender the shares held by him, in the Transferor Bank or the Transferee Bank, as the case may be, to the Transferor Bank or the Transferee Bank, for cancellation thereof and to that extent the share capital of the Transferor Bank or the Transferee Bank, as the case may be shall stand reduced or be deemed to have been reduced, by such number of shares held and tendered by such Member, on the date immediately preceding the Effective Date. The determination by RBI as to value of the shares to be paid to the dissenting Member shall be final for all purposes.

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9.	The Scheme is conditional upon and subject to necessary sanctions and approvals as set out in Clause 21 of the Scheme. The Scheme provides that in the event of any approval(s) not being obtained, the same shall stand revoked and will have no effect and in that event the Transferor Bank and the Transferee Bank shall bear their own costs or as may be mutually agreed amongst them.

The aforesaid being only the salient features of the Scheme, the Members are requested to read the entire text of the Scheme to get better acquainted with the provisions thereof, as stated above.

Miscellaneous

10.	In order to give effect to the Scheme under the provisions of law, both the Transferor Bank and the Transferee Bank are required to obtain the consent and approval of their Members to the proposed Scheme, with or without modifications, under the provisions of Section 44A of the said Act. The consent of the Members of the Transferor Bank and the Transferee Bank is sought to be obtained for this purpose through separate general meetings to be conducted in January 2007.

11.	The Directors of the Transferor Bank and the Transferee Bank may be deemed to be concerned and/or interested in the Scheme to the extent of their shareholdings or that of the companies, firms, and/or institutions of which they are Directors, partners or members and which may hold equity shares in either the Transferor Bank or the Transferee Bank or both, and to that extent of any employee stock options granted, if any, by the Transferor Bank and the Transferee Bank. The equity shares held by the Directors of the Transferor Bank and the Transferee Bank, either singly or jointly, are as follows:

Directors of ICICI Bank Limited	Shareholding as on December 9, 2006 in		Directors of The Sangli Bank Limited	Shareholding as on December 9, 2006 in
Names	ICICI Bank	Sangli Bank	Names	ICICI Bank	Sangli Bank
N. Vaghul	27,543	Nil	P.N. Desai	Nil	1,000
R.K. Joshi	Nil	Nil	S.B. Kaltari	Nil	1,000
L.N. Mittel	3,110,700	Nil	L.S. Gidwani	Nil	83,380
Sridar Iyengar	Nil	Nil	R.H. Bhate	Nil	73,400
Narendra Murkumbi	Nil	Nil	A.S. Hirani	Nil	1,000
Anupam Puri	Nil	Nil	M.D. Patil	Nil	1,000
Vinod Rai	Nil	Nil	P.P. Patil	Nil	1,000
M.K. Sharma	5,050	Nil	S.R. Thakkar	Nil	1,000
PM. Sinha	Nil	Nil
Marti G. Subrahmanyam	1,613	Nil
T.S. Vijayan	Nil	Nil
V. Prem Watsa	Nil	Nil
K.V. Kamath	164,500	Nil
Kalpana Morparia	21,190	Nil
Chanda D. Kochhar	176,425	Nil
Nachiket Mor	Nil	Nil
V. Vaidyanathan	48,960	Nil

12.   The following documents will be open for inspection between 11.00 a.m. and 1.00 p.m at the Registered Office of the Transferee Bank on all working days, except on Sunday and other holidays, and at the Corporate Office of the Transferee Bank on all working days, except on Saturday and Sunday and other holidays, till the date of the Meeting:

a) Memorandum and Articles of Association of the Transferor Bank;

b) Memorandum and Articles of Association of the Transferee Bank;

c) Audited accounts of the Transferor Bank for the year ended March 31, 2006;

d) Audited accounts of the Transferee Bank for the year ended March 31, 2006;

e) Scheme of Amalgamation;

f) Valuation Report from Deloitte Haskins & Sells dated December 9, 2006;

g) Certified Copy of extracts of the Register of Interest of Directors of the Transferor Bank; and

h) Register of Interest of Directors of the Transferee Bank.

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13.	As the implementation of the Scheme could involve reduction of the paid-up share capital of the Transferee Bank, or of the Share Premium Account of the Transferee Bank, for the purpose of abundant caution, it is also proposed to pass the Resolution for the purpose of giving effect to the provisions of the Scheme to effect the consequential reduction of the paid-up equity share capital of the Transferee Bank, if any, or of the Share Premium Account of the Transferee Bank, as may be required in terms of the Scheme, as sanctioned by RBI.

14.	The paid-up equity share capital of the Transferee Bank as on September 30, 2006 is 892,895,861 equity shares of Rs. 10/- (Rupees ten only) each amounting to Rs. 8,929.2 million, including shares forfeited and call in arrears and which is, after the amalgamation, on account of the amalgamation and as per the Scheme, expected to increase by 3,455,138 equity shares of Rs. 10/- (Rupees ten only) each, subject to the terms of the Scheme in this behalf. The shareholding pattern of the Transferee Bank, pre-amalgamation and post amalgamation, will not undergo any material, significant or substantial change as the expected increase in equity share capital is equivalent to about 0.4% of the Transferee Bank’s existing issued equity share capital, and will augment the public shareholding category of the Transferee Bank. As the implementation of the Scheme would involve the issue of new equity shares of the Transferee Bank, for the purpose of abundant caution, it is also proposed to pass the Resolution for creation, issue and allotment of equity shares in order to give effect to the Scheme.

The following Resolutions were passed by the Members of the ICICI Bank on June 8, 2007 vide Postal Ballot voting process, as approved by Reserve Bank of India vide letter dated June 5, 2007.

Resolution at Item No. 1

RESOLVED that pursuant to the provisions of Section 94 of the Companies Act, 1956, and other applicable provisions, if any, of the Companies Act, 1956, the authorised capital of the Company be altered from Rs.1900,00,00,000 (Rupees One Thousand Nine Hundred crore) to Rs.1775,00,00,000 (Rupees One Thousand Seven Hundred Seventy Five crore).

RESOLVED FURTHER that subject to the approval of Reserve Bank of India and any other requisite approvals, if and to the extent necessary, the Memorandum of Association of the Company be amended by subsituting Clause V as follows:

“The authorised capital of the Company shall be Rs.1775,00,00,000 divided into 127,50,00,000 shares of Rs.10 each, 150,00,000 shares of Rs. 100 each and 350 shares of Rs.1 crore each with rights, privileges and conditions attached thereto as are provided by the. Articles of Association of the Company for the time being with power to increase or reclassify or alter the capital of the Company and to divide/consolidate the shares in the capital for the time being into several classes and face values and to attach thereto respectively such preferential, cumulative, convertible, guarantee, qualified or other special rights, privileges, conditions or restrictions, as may be determined by or in accordance with the Articles of Association of the Company for the time being and to vary, modify or abrogate any such right, privilege or condition or restriction in such manner as may far the time being be permitted by the Articles of Association of the Company and the legislative provisions for the time being in force.”

Resolution at Item No. 2

RESOLVED that subject to the applicable provisions of the Companies Act, 1956 and subject to the requisite approvals, if and to the extent necessary, Article 5 (a) of the Articles of Association of the Company be substituted by the following Clause :

5(a) The Authorised Capital of the Company is Rs.1775,00,00,000 divided into :

(i)	127,50,00,000 equity shares of Rs.10 each.

(ii)	150,00,000 shares of Rs. 100 each which shall be of such class and with rights, privileges, conditions or restrictions as may be determined by the company in accordance with these presents and subject to the legislative provisions for the time being in that behalf, and

(iii)	350 preference shares of Rs.1 crore each.

Explanatory Statement and reasons for proposing the Resolutions at Item Nos. 1 and 2 of the Postal Ballot Notice dated April 28, 2007 for alteration of the authorised share capital and alteration in the Memorandum and Articles of Association of the Company.

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At present, the authorised capital of the Company is Rs.1900 crore as set out in Clause V of the Memorandum of Association of the Company consisting of equity share capital of Rs.1000 crore and preference share capital of Rs.900 crore.

The paid-up equity share capital as on March 31, 2007 is Rs.899 crore. Subsequent to the allotment of equity shares to the shareholders of The Sangli Bank Limited, the paid-up equity share capital will increase to approximately Rs.903 crore.

In line with the growth momentum of the Indian economy, the Bank has grown at a rapid pace. Over the last three years, ICICI Bank’s asset base has grown at a compounded annual rate of over 40%.

ICICI Bank will require additional capital due to the requirement of capital for operational risk under Basel II, the recent guidelines substantially increasing the risk weights for various categories of assets and to support business growth in India and overseas. Given the future capital requirements, the Bank proposes a fresh issue of equity shares. Subject to necessary changes in applicable statutes and regulations, the Bank would also consider issuing preference shares eligible for inclusion in regulatory capital. Further, the Bank proposes to explore the possibility of early redemption of the existing preference share capital, though not provided for in the terms of the preference shares.

Pursuant to Section 12 of the Banking Regulation Act, 1949, the issued share capital of a bank cannot be less than 50% of its authorised capital. In order to enhance the equity capital, enable issuance of new preference shares, when permitted, and facilitate the possible reduction in existing preference share capital, while ensuring compliance with the above restriction, it is proposed to amend the authorised share capital of the Bank by reducing the overall Authorised Capital of the Bank from Rs. 1900,00,00,000 (Rupees One Thousand Nine Hundred crore) to Rs.1775,00,00,000 (Rupees One Thousand Seven Hundred Seventy Five crore).

Your approval is, therefore, sought to the amendment of the said Clause V of the Memorandum of Association of the Bank vide Resolution at Item No. 1 of the Notice.

The relevant extract from Clause V at present vis-a-vis the proposed amendment are given below for ready reference of the Members:

Extract from Clause V at present _	With the proposed amendment
The authorised capital of the Company shall be Rs.1900,00,00,000 divided into 155,00,00,000 shares of Rs.10 each and 350 shares of Rs.1 crore each….	The authorised capital of the Company shall be Rs.1775,00,00,000 divided into 127,50,00,000 equity shares of Rs.10 each, 150,00,000 preference shares of Rs.100 each and 350 preference shares of Rs.1 crore each ....

Your approval is also sought vide Resolution at Item No. 2 of the Notice to amend the relevant Article of the Articles of Association of the Company to reflect the alteration in the authorised share capital and classification of the share capital.

The relevant Article 5(a) as at present and with the proposed amendment is given below for ready reference of the Members:

Present Article	Proposed Article
“5 (a) The Authorised Capital of the Company is Rs.1900,00,00,000 divided into 100,00,00,000 equity shares of Rs.10 each, 5,50,00,000 preference shares of Rs.100 each and 350 preference shares of Rs.1 crore each.”	“5 (a) The Authorised Capital of the Company is Rs.1775,00,00,000 divided into 127,50,00,000 equity shares of Rs.10 each, 150,00,000 preference shares of Rs.100 each and 350 preference shares of Rs.1 crore each.”

The Directors recommend the adoption of the Resolutions at Item Nos. 1 and 2 of the Notice.

No Director of the Company is in any way concerned or interested in the Resolutions at Item Nos.1 & 2 of the Notice.

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At the Thirteenth Annual General Meeting of ICICI Bank Limited, convened and held at Professor Chandravadan Mehta Auditorium, General Education Centre, Opposite D. N. Hall Ground, The Maharaja Sayajirao University, Pratapgunj, Vadodara 390 002 on Saturday, July 21, 2007, the following Resolution was passed as Special Resolution.

Resolution at Item No. 19

RESOLVED that subject to the applicable provisions of the Companies Act, 1956 and subject to the requisite approvals, if and to the extent necessary, Article 56(d) of the Articles of Association of the Company be substituted by the following Clause:

“56(d) Acquisition of shares by a person/group which could take in the aggregate his/her/its holding to a level of 5 per cent or more of the total paid-up capital of the Bank (or such other percentage as may be prescribed by Reserve Bank of India from time to time) should be effected by such buyer(s) after obtaining prior approval of Reserve Bank of India.”

Explanatory Statement to the Notice of Thirteenth Annual General Meeting dated July 21, 2007 under Section 173(2) of the Companies Act 1956.

Article 56(d) of the Articles of Association of the Bank provides that “Acquisition of shares by a person/group which could take in the aggregate his/her/its holding to a level of 5 per cent or more of the total issued capital of the Bank (or such other percentage as may be prescribed by the Reserve Bank of India from time to time) should be effected by such buyer(s) after obtaining prior approval of the Reserve Bank of India. The term ‘group’ will have the same meaning as contained in Section 2(e) of the Monopolies and Restrictive Trade Practices Act, 1969”.

It is proposed to delete the reference to the definition of ‘group’. Further the words “5 per cent or more of the total issued capital of the Bank” are proposed to be substituted by the words “5 per cent or more of the total paid-up capital of the Bank”.

The Directors recommend the adoption of the Resolution at Item No.19 of the Notice.

No Director is in any way concerned or interested in the Resolution at Item No.19 of the Notice.

Amendments to the Object Clause approved by the Members by means of postal ballot, the result of which was declared at the Eighth Annual General Meeting held on September 16, 2002, which was approved by Reserve Bank of India with some modifications as detailed below:

I. Clause III (A) be modified and amended as follows:

(a)	By inserting the following Clause as Clause 7A after Clause 7:

7A.	To securitise, purchase, acquire, invest in, transfer, sell, dispose of or trade in any financial asset whatsoever, receivables, debts, whether unsecured or secured by mortgage of immoveables or charge on movables or otherwise, securitised debts, asset or mortgaged backed securities or mortgage backed securitised debts and to manage, service or collect the same and to appoint managing, servicing or collection agent therefor and to issue certificates or other instruments in respect thereof to public or private investors and to guarantee and insure the due payment, fulfillment and performance of obligations in respect thereof or in connection therewith and to promote, establish, undertake, organise, manage, hold or dispose of any special purpose entity, body corporate or vehicle for carrying on all or any such activities.

(b)	By deleting Clause III(A)(18) and replacing it with the following:

18.	To provide credit, charge, debit, saving, investment or other facilities to any person or persons (whether individuals, firms, companies, bodies, corporate or other entities), whether in the private or public sector by issuance of credit, charge, debit, stored value, prepaid, smart or

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other cards whether private label, cobranded, affinity or otherwise and to establish and maintain card acceptance network (including physical, electronic, computer or automated machines network) and make payments or provide settlement service to the merchants or issuing banks on account of usage by the cardholders of the credit, charge, debit, stored value, prepaid, smart or other cards whether private label, co-branded, affinity or otherwise.

(c)	By inserting the following Clauses after Clause III(A)(20) as Object Clause Nos. 20A, 20B, 20C, 20D, 20E, 20F, 20G, 20H, 20I, 20J, 20K:

20A.	To carry on the business of assisting industrial infrastructure and commercial enterprises:

in general by

i)	assisting in the creation, expansion and modernisation of such enterprises;

ii)	encouraging and promoting the participation of capital, both internal and external in such enterprises; and in particular by

i)	providing finance in the form of long, medium or short term loans or equity participations ;

ii)	sponsoring and underwriting new issues of shares and securities ;

iii)	guaranteeing loans from other investment sources ;

iv)	making funds available for re-investment by revolving investments as rapidly as prudent ;

v)	performing and undertaking activities pertaining to leasing, giving on hire or hire-purchase, bill marketing, factoring and related fields;

20B	To lend money, with or without interest, (with or without security) for any maturity, in any form whatsoever including by way of loans, advances, instalment credit, trade finance, hire or otherwise to any person or persons (whether individuals, firms, companies, bodies corporate, Government, State, Sovereign, public body or authority, supreme, local or otherwise or other entities), whether in the private or public sector, for any purpose whatsoever, including agriculture, industry, infrastructure, export-import, housing, consumer or others.

20C	To lend money, with or without interest, (with or without security) for any maturity, in any form whatsoever, to any person or persons (whether individuals, firms, companies, bodies corporate, Government, State, Sovereign, public body or authority, supreme, local or otherwise or other entities), whether in the private or public sector, for :

(i)	Purchasing or acquiring any freehold or leasehold lands, estate or interest in any land or property,

(ii)	Taking demise for any term or terms of years of any land or property, or

(iii)	Construction, erection, purchase, extension, alteration, renovation, development or repair any house or building or any form of real estate or any part or portion thereof.

20D	To provide financial assistance to any person or persons (whether individuals, firms, companies, bodies corporate, Government, State, Sovereign, public body or authority, supreme, local or otherwise or other entities), whether in the private or public sector for any purpose whatsoever by means of leasing, giving on hire or hire-purchase, lending, selling, reselling, or otherwise disposing of all forms of immoveable and moveable properties and assets of any kind, nature or use, whatsoever and for the purpose, purchasing or otherwise acquiring dominion over the same, whether new or used.

20E	To purchase, acquire, sell, dispose of, deal or trade in bullion and specie and/or to issue, subscribe to, acquire, purchase, sell, dispose of, deal or trade in derivative financial instruments including futures, forwards, options, swaps, caps, collars, floors, swap options, bond options or other derivative instruments whether traded on any market or exchange or otherwise, for proprietary trading activities or for any person or persons (whether individuals, firms, companies, bodies

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corporate, Government, State, Sovereign, public body or authority, supreme, local or otherwise or other entities), whether in the private or public sector.

20F	To promote, organize, manage or undertake the activities of insurance intermediaries including insurance or reinsurance brokers, consultants, surveyors, loss assessors, loss control engineers, risk managers, actuarial analyst and to promote, organize, manage or undertake, marketing, trading, distribution or servicing of insurance and assurance products of all kinds, whether life or general; financial, investment or other products including (without limitation) securities, stocks, shares, debentures, bonds, units, certificates or services offered by the Company and/or by any person, firm, company, body corporate, mutual fund, Government, State, public body or authority, supreme, municipal, local or otherwise, through the Company’s branches or offices.

20G	To promote, organise or manage funds or investments on a discretionary or non-discretionary basis on behalf of any person or persons (whether individual, firms, companies, bodies, corporate, public body or authority, supreme, local or otherwise, trusts, pension funds, offshore funds, charities, other associations or other entities), whether in the private or public sector.

20H	To act as Trustee of any deeds, constituting or securing any debentures, debenture stock, or other securities or obligations and to undertake and execute any other trusts, and also to undertake the office of or exercise the powers of executor, administrator, receiver, treasurer, custodian and trust corporation.

20I	To provide financial services, advisory and counselling services and facilities of every description capable of being provided by share and stock brokers, share and stock jobbers, share dealers, investment fund managers and to arrange and sponsor public and private issues or placement of shares and loan capital and to negotiate and underwrite such issues.

II.	Clause III (B) be modified and amended by:

(a)	By deleting Clause III (B)(61) and replacing it with the following:

61.	To do all or any of the above things and all such other things as are incidental or as may be thought conducive to the attainment of the above objects or any of them in India or any other part of the world either as.principals, agents, trustees, contractors or otherwise and either alone or in conjunction with others and either by or through agents, contractors trustees or otherwise and to do all such things as are incidental or conducive to the attainment of the above objects.

(b)	By inserting the following Clauses after Clause III(B)(60) as Object Clause Nos. 60A, 60B and 60C:

60A	To develop, improve, design, software and programme products of any and all descriptions in connection with or incidental or conducive to or in furtherance of the attainment of any of the objects of the Company.

60B	To appoint trustees (whether individuals or corporations) to hold securities on behalf of and to protect the interests of the Company.

60C	To promote, sponsor, organise, manage or undertake events, exhibitions, conferences, lectures, seminars, printing, publication or distribution of any books, report, literature, newspapers, publicity or other materials in connections with or incidental or conducive to or in furtherance of the attainment of any of the objects of the Company.

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At the Twentieth Annual General Meeting of ICICI Bank Limited, convened and held at Sir Sayajirao Nagargruh, Vadodara Mahanagar Seva Sadan, Near GEB Colony, Old Padra Road, Akota, Vadodara 390 020 on Monday, June 30, 2014, the following Special Resolution was passed:

Resolution at Item no. 9

RESOLVED that subject to Section 14 and other applicable provisions of the Companies Act, 2013, Banking Regulation Act, 1949, Banking Laws (Amendment) Act, 2012, guidelines of Reserve Bank of India and such other requisite approvals as may be required, Article 56(d) and Article 113(b) of the Articles of Association of the Company be substituted by the following Clauses respectively:

Article 56(d) would be substituted as follows:

Acquisition of shares or voting rights therein, by a person directly or indirectly, by himself or acting in concert with any other person which taken together with shares and voting rights, if any, held by him or his relative or associate enterprise or person acting in concert with him, makes the applicant to hold five per cent or more of the paid-up share capital of the Bank or entitles him to exercise five per cent or more of the voting rights in the Bank, should be effected by such person(s) after obtaining prior approval of Reserve Bank of India.

For the purpose of this clause-

(a)    Associate enterprise means a company whether incorporated or not which

(i)	is a holding company or a subsidiary company of the applicant or

(ii)	is a joint venture of the applicant or

(iii)	controls the composition of the Board of Directors or other body governing the applicant or

(iv)	exercises in the opinion of the Reserve Bank of India significant influence on the applicant in taking financial or policy decisions or

(v)	is able to obtain economic benefits from the activities of the applicant;

(b)	Relative shall mean relative as defined in the Companies Act, 2013 as amended from time to time.

(c)	Persons shall be deemed to be acting in concert who for a common objective or purpose of acquisition of shares or voting rights in excess of the percentage mentioned in Section 12(b) of the Banking Regulation Act pursuant to an agreement or understanding (formal or informal) directly or indirectly co-operate by acquiring or agreeing to acquire shares or voting rights in the banking company.

(d)	Joint venture means a legal entity in the nature of a partnership engaged in the joint undertaking of a particular transaction for mutual profit or an association of persons or companies jointly undertaking some commercial enterprise wherein all contribute assets and share risks.

Article 113(b) would be substituted as follows:

On a poll, the voting rights of Members shall be as provided in Section 47 of the Companies Act, 2013, but will be subject to the ceiling of ten per cent of the total voting rights or such other percentage as may be stipulated by Section 12(2) of the Banking Regulation Act or under any of the proviso or explanation to Section 12 of the Banking Regulation Act.

Explanatory Statement to the Notice of Twentieth Annual General Meeting dated June 30, 2014 under Section 102(1) of the Companies Act, 2013.

Item No. 9

Ministry of Finance has vide its gazette notification dated January 17, 2013 notified the Banking Laws (Amendments) Act, 2012 making certain amendments to the Banking Regulation Act, 1949. In the context of the above, Reserve Bank of India (RBI) vide its letter dated October 23, 2013 has advised all private sector banks to make necessary amendments to their Memorandum of Association (MoA) and Articles of Association (AoA) to align these constitutional documents with the provisions of the Banking Laws (Amendments) Act, 2012. Based on the changes to the provisions of the Banking Regulation Act, 1949, clauses 56(d) and 113(b) of the AoA are required to be amended to align the same with Banking Law (Amendments) Act, 2012.

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Articles 56(d) of the Articles of Association provides that “Acquisition of shares by a person/group which could take in the aggregate his/her/its holding to a level of five per cent or more of the total paid-up capital of the Bank (or such other percentage as may be prescribed by RBI from time to time) should be effected by such buyer(s) after obtaining prior approval of RBI.” Article 56(d) was inserted in the AoA in line with Reserve Bank of India guidelines. It is proposed to amend the clause 56(d) to align the same with the new Section 12B introduced in Banking Regulation Act, 1949 on “Regulation of acquisition of shares or voting rights” which has enhanced the scope of the already existing clause as mentioned above to include the act of acquisition by a person acting in concert, relative and associate enterprise.

Article 113(b) of the Articles of Association provides that on a poll, the voting rights of Members shall be as provided in Section 87 of the Act (Companies Act, 1956), but will be subject to the ceiling of ten per cent of the total voting rights or such other percentage as may be stipulated by Section 12(2) of the Banking Regulation Act. It is proposed to amend Article 113(b) of the AoA to include appropriate cross reference to Section 47 of Companies Act, 2013 and Section 12(2) of the Banking Regulation Act, 1949 wherein a new proviso has been inserted and power has been given to RBI to increase, in a phased manner, ceiling on voting rights on poll from ten per cent to twenty six per cent.

The Directors recommend the adoption of the Resolution at Item No. 9 of the Notice.

No Director, Key Managerial Personnel and their relatives are in any way concerned or interested in the Resolution at Item No. 9 of the Notice.

The following Resolutions were passed by the Members of the ICICI Bank on November 20, 2014 vide Postal Ballot voting process. The alteration of the capital clauses was approved by Reserve Bank of India vide letter dated October 29, 2014

Resolution at Item No. 1

RESOLVED that pursuant to the provisions of Section 61, 64 and other applicable provisions, if any, of the Companies Act, 2013, (including any statutory modification or re-enactment thereof for the time being in force) and in accordance with the provisions of the Memorandum and Articles of Association of the Bank and subject to such other approval(s), consent(s), permission(s) and sanction(s) as may be necessary from the concerned Statutory Authority(ies), including the Reserve Bank of India, each Equity Share of the Bank having a face value of Rs 10 each fully paid-up be sub-divided into 5 (Five) Equity Shares of the face value of Rs 2 each fully paid-up.

RESOLVED FURTHER that on sub-division, 5 (Five) Equity Shares of face value of Rs 2 each be allotted in lieu of existing 1 (one) Equity Share of Rs 10 each subject to the terms of the Memorandum and Articles of Association of the Bank and shall rank pari passu in all respects with the existing fully paid Equity Shares of Rs 10 each of the Bank and shall be entitled to participate in full in dividends to be declared after the subdivided Equity Shares are allotted.

RESOLVED FURTHER that on sub-division of Equity Shares as aforesaid, the existing share certificate(s) in relation to the existing Equity Shares of the face value of Rs 10 each held in physical form shall be deemed to have been automatically cancelled and be of no effect on and from the Record Date and the Bank may, without requiring the surrender of the existing share certificate(s), issue and dispatch the new share certificate(s) of the Bank in lieu of such existing share certificate(s) subject to the provisions of the Companies (Share Capital and Debentures) Rules, 2014 and in the case of Equity Shares held in the dematerialised form, the number of sub-divided Equity Shares be credited to the respective beneficiary accounts of the Members with the depository participants, in lieu of the existing credits representing the Equity Shares of the Bank before sub-division.

RESOLVED FURTHER that the Board of Directors of the Bank (which expression shall also include a Committee thereof) be and is hereby authorized to make appropriate adjustments due to the sub-division of Equity Shares as aforesaid, to stock options which have been granted to employees of the Bank under its Employee Stock Option Scheme pursuant to the Securities and Exchange Board of India (Employee Stock Options and Employee Stock Purchase Scheme) Guidelines, 1999 and any amendments thereto from time to time, such that the exercise price for all employee stock options which are outstanding as on the Record Date (vested and unvested options including lapsed and forfeited options available for reissue) shall be proportionately adjusted and the number of stock options which are available for grant and those already granted but not exercised as on Record Date shall be appropriately adjusted.

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RESOLVED FURTHER that subject to approval(s), consent(s), permission(s) and sanction(s) as may be necessary from the concerned Statutory Authority(ies) and Indian and Overseas Depositories the consent of the Bank be and is hereby accorded for registering additional American Depository Receipts (ADRs) with New York Stock Exchange/Securities Exchange Commission or such other statutory/regulatory authority(ies) as may be required to maintain the existing ratio of one ADR being equivalent to two Equity Shares post sub-division.

RESOLVED FURTHER that the Board of Directors of the Bank (which expression shall also include a Committee thereof) be authorised to take such steps as may be necessary including the delegation of all or any of its powers herein conferred to any Director(s), the Company Secretary or any other officer(s) of the Bank for obtaining approvals, statutory, contractual or otherwise, in relation to the above and to settle all matters arising out of and incidental thereto, and to execute all deeds, applications, documents and writings that may be required, on behalf of the Bank and generally to do all acts, deeds, matters and things that may be necessary, proper, expedient or incidental for the purpose of giving effect to this resolution.

Resolution at Item No. 2

RESOLVED that subject to Section 13, 61 and other applicable provisions of the Companies Act, 2013 (including any statutory modification or re-enactment thereof for the time being in force) and subject to such other approval(s) from the concerned Statutory Authority(ies), including the Reserve Bank of India, Clause V of the Memorandum of Association of the Bank relating to Capital be substituted by the following Clause:

Clause V would be substituted as follows:

The authorised capital of the Company shall be Rs 1775,00,00,000 divided into 637,50,00,000 shares of Rs 2 each, 150,00,000 shares of Rs 100 each and 350 shares of Rs 1 crore each with rights, privileges and conditions attached thereto as are provided by the Articles of Association of the Company for the time being with power to increase or reclassify or alter the capital of the Company and to divide/consolidate the shares in the capital for the time being into several classes and face values and to attach thereto respectively such preferential, cumulative, convertible, guarantee, qualified or other special rights, privileges, conditions or restrictions, as may be determined by or in accordance with the Articles of Association of the Company for the time being and to vary, modify or abrogate any such right, privilege or condition or restriction in such manner as may for the time being be permitted by the Articles of Association of the Company and the legislative provisions for the time being in force.

RESOLVED FURTHER that the Board of Directors of the Bank (which expression shall also include a Committee thereof) be authorised to take such steps as may be necessary including the delegation of all or any of its powers herein conferred to any Director(s), the Company Secretary or any other officer(s) of the Bank for obtaining approvals, statutory, contractual or otherwise, in relation to the above and to do all acts, deeds, matters and things that may be necessary, proper, expedient or incidental for the purpose of giving effect to this resolution.

Resolution at Item No. 3

RESOLVED that subject to Section 14 and other applicable provisions of the Companies Act, 2013 (including any statutory modification or reenactment thereof for the time being in force) and subject to such other approval(s) from the concerned Statutory Authority(ies), including the Reserve Bank of India, Article 5(a) of the Articles of Association of the Bank relating to Capital be substituted by the following Clause:

Article 5(a) would be substituted as follows:

The Authorised Capital of the Company is Rs 1775,00,00,000 divided into:

i.	637,50,00,000 Equity Shares of Rs 2 each.

ii.	150,00,000 shares of Rs 100 each which shall be of such class and with rights, privileges, conditions or restrictions as may be determined by the company in accordance with these presents and subject to the legislative provisions for the time being in that behalf, and

iii.	350 preference shares of Rs 1 crore each.

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RESOLVED FURTHER that the Board of Directors of the Bank (which expression shall also include a Committee thereof) be authorised to take such steps as may be necessary including the delegation of all or any of its powers herein conferred to any Director(s), the Company Secretary or any other officer(s) of the Bank for obtaining approvals, statutory, contractual or otherwise, in relation to the above and to do all acts, deeds, matters and things that may be necessary, proper, expedient or incidental for the purpose of giving effect to this Resolution.

Explanatory Statement and reasons for proposing the Resolutions at Item Nos.1, 2 and 3 of the Postal Ballot Notice dated September 29, 2014 for alteration of the authorised share capital and alteration in the Memorandum and Articles of Association of the Company

Item Nos. 1, 2 and 3

The Equity Shares of your Bank are listed and actively traded on the National Stock Exchange of India Limited and the Bombay Stock Exchange. With a view to encourage the participation of small investors by making Equity Shares of the Bank affordable, the Board of Directors at its Meeting held on September 9, 2014 considered and approved the sub-division of one Equity Share of the Bank having a face value of Rs 10 each into five Equity Shares of face value of Rs 2 each subject to approval of the Members and any other statutory and regulatory approvals, as applicable. The Record Date for the aforesaid sub-division of the Equity Shares will be fixed after approval of the Members is obtained.

The sub-division of Equity Shares would, inter alia, require appropriate adjustments with respect to all the stock options of the Bank under its Employee Stock Option Scheme pursuant to the Securities and Exchange Board of India (Employee Stock Options Scheme and Employee Stock Purchase Scheme) Guidelines, 1999 and any amendments thereto from time to time, such that all the stock options outstanding as on Record Date (vested and unvested options including lapsed and forfeited options available for reissue) as well as stock options which are available for grant and those already granted but not exercised as on Record Date shall be proportionately converted into options for Equity Shares of face value of Rs 2 each and the grant price of all the outstanding stock options shall be proportionately adjusted by dividing the existing grant price by 5.

Further, the sub-division of Equity Shares would result in an increase in the number of ADRs in order to maintain the existing ratio of one ADR being equivalent to two Equity Shares.

Presently, the Authorised Share Capital of your Bank is Rs 1775 crores divided into:

i.	127,50,00,000 Equity Shares of Rs 10 each.

ii.	150,00,000 Shares of Rs 100 each which shall be of such class and with rights, privileges, conditions or restrictions as may be determined by the company in accordance with these presents and subject to the legislative provisions for the time being in that behalf, and

iii.	350 Preference Shares of Rs 1 crore each.

The sub-division as aforesaid would require consequential amendments to the existing Clause V of the Memorandum of Association and Article 5(a) of the Articles of Association of the Bank as set out in Item Nos. 2 and 3 of the Notice respectively to reflect the change in face value of each Equity Share from Rs 10 each to Rs 2 each.

The Directors recommend passing of the Resolutions at Item Nos. 1, 2 and 3 of the Notice.

No Director, Key Managerial Personnel and their relatives are in any way concerned or interested in the Resolution at Item Nos. 1, 2 and 3 of the Notice except to the extent of their shareholding and outstanding employee stock options in the Bank.

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DBOD. No. PSBS.728/16.01.128/2000-2001

27 February 2001

Confidential

The Managing Director
ICICI Bank Ltd.
Corporate Office, ICICI Towers
Bandra-Kurla Complex
Bandra (East), Mumbai 400 051

Dear Sir,

Scheme of Amalgamation under Section 44A of the Banking Regulation Act, 1949-
Bank of Madura Ltd with ICICI Bank Ltd.

Please refer to your letter dated 20 January 2001 enclosing therewith the captioned scheme of amalgamation as approved to the EGM held on 19.1.2001. In this In this connection, we forward herewith an order issued under sub section (4) of Section 44A of the Banking Regulation Act 1949.

The scheme of amalgamation shall be effective from 10 March 2001.

2.	You may arrange to submit audited balance sheet of the amalgamated entity as on the effective date of the scheme within one month from that date, after ensuring compliance with the prescribed accounting policies/standards

3.	For cancellation of the licence issued to Bank of Madura Ltd. as an Authorised Dealer for dealing in Foreign Exchange, you may approach our Exchange Control Department for necessary action.

4.	Further, you may approach our Chennai Office to whom a copy of the letter is endorsed for cancellation of the Licence issued to Bank of Madura Ltd under section 22 of the Banking Regulation Act, 1949.

5.	You may also arrange for surrender of the branch licences issued to Bank of Madura Ltd for reissual under section 23 of the Act ibid by our concerned regional offices.

6.	You may please let us know the date on which the dissolution of Bank of Madura Ltd. is to take place to enable us to consider issue of further orders required under the provisions of Section 44A(6A) & 44A(6B) of the B. R. Act, 1949.

Yours faithfully

sd/-

A.L. Narasinthan
Chief General Manager

Encl: As stated.

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DBOD. No. PSBS.725/16.01.128/2000-2001

26 February 2001

ORDER

Scheme of Amalgamation under Section 44A of the Banking Regulation Act, 1949-Bank of Madura Ltd, with ICICI Bank Ltd.

In exercise of the powers contained in subsection (4) of Section 44A of the Banking Regulation Act, 1949. the Reserve Bank of India hereby sanctions the appended scheme of amalgamation of Bank of Madura Ltd. (Transferor Bank) with ICICI Bank Ltd. (Transferee Bank) subject to modifications indicated in Clauses 2, 18 and 19 as also deletion of Clause 30 of the Scheme. The scheme of amalgamation shall come into effect from 10 March 2001.

sd/-

G.P. Muniappan
Executive Director

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Scheme of Amalgamation

of

Bank of Madura Limited ...............	Transferor Bank

with

ICICI Bank Limited .......................	Transferee Bank

1.1	This Scheme of Amalgamation provides for the amalgamation Bank of Madura Limited, having its registered office at 33, North Chitrai Street, Madurai 625 001 (hereinafter referred to as the “Transferor Bank”) with ICICI Bank Limited, having its registered office at Landmark, Race Course Circle, Vadodara 390 007 (hereinafter referred to as the “Transferee Bank”), pursuant to Section 44A and other relevant provisions of the Banking Regulation Act, 1949 (hereinafter referred to as the “said Act”)

1.2	In this Scheme of Amalgamation, unless inconsistent with the subject or context, the following expressions shall have the following meaning :

1.2.1	“the Board of Transferee Bank”, shall mean the Board of Directors of the Transferee Bank, any Committee(s) constituted / to be constituted by the Board of Directors of the Transferee Bank or any other person authorised / to be authorised by the Board / Committee to exercise its powers including the powers in terms of this Scheme.

1.2.2	“the Effective Date” shall mean the date on which the Scheme of Amalgamation is sanctioned by the Reserve Bank of India or such other date as may be specified by the Reserve Bank of India by an order in writing passed in this behalf under the provisions of the said Act.

References in the Scheme of Amalgamation to the “coming into effect of the Scheme” shall mean the Effective Date.

1.2.3	“the Specified Date” shall mean such date as may be directed, by way of a further order in writing, by the Reserve Bank of India on which date the Transferor Bank shall stand dissolved.

1.2.4	“the said liabilities” shall mean all debts, demand deposits, saving bank deposits, term deposits, time and demand liabilities, borrowings, bills payable, interest accrued and all other liabilities, duties, undertakings and obligations of the Transferor Bank, as on the Effective Date.

1.2.5	“the said assets” shall mean the entire undertaking, the entire business, all the properties (whether movable or immovable, tangible or intangible), assets, investments of all kinds, all cash balances with the Reserve Bank of India and other banks, money at call and short notice, loans, advances, contigent rights or benefits, lease and hire purchase contracts, benefit of any security arrangements, authorities, allotments, approvals, reversions, buildings and structures, office and residential premises, tenancies, leases, licenses, fixed assets and other assets, powers, consents, registrations, agreements, contracts, engagements, arrangements of all kinds, rights, titles, interests, benefits and advantages of whatsoever nature and wheresoever situate belonging to or in the ownership, power or possession or in the control of or vested in or granted in favour of or enjoyed by the Transferor Bank or to which the Transferor Bank may be entitled and include but without being limited to trade and service names and marks and other intellectual property rights of any nature whatsoever, permits, approvals, authorisations, rights to use and avail of telephones, telexes, facsimile, email, Internet, leased line connections and installations, utilities, electricity and other services, reserves, provisions, funds, benefits of all agreements, all necessary records, files, papers, computer programs, manuals, data, catalogues, sales and advertising materials, lists and other details of present and former customers and suppliers, customers credit information, customer pricing information and other records in

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connection with or relating to the Transferor Bank and all other interests of whatsoever nature belonging to or in the ownership, power or possession and in the control of or vested in or granted in favour of or enjoyed by the Transferor Bank, whether in India or abroad, as on the Effective Date.

1.2.6	“the Scheme” shall mean the Scheme of Amalgamation of the Transferor Bank with the Transferee Bank in its present form or as may be modified from time to time.

2.	On an from the Effective Date and subject to the provision of the Scheme in relation to the mode of transfer and vesting, other than such of the said assets as are movable in nature or are otherwise capable of transfer by manual delivery or by endorsement and delivery, the said assets shall be transferred to and vest in the Transferee Bank; in respect to such of the said assets as are movable in nature or are otherwise capable of transfer by manual delivery or by endorsement and delivery, the same shall be so transferred by the Transferor Bank, and in respect of the said assets other than those transferred in the manner provided hereinabove, the same shall, as more particularly provided by virtue of the order of sanction of the Reserve Bank of India under the provisions of Section 44A(6) and other applicable provisions of the said Act, without further act, instrument or deed, become as and from the Effective Date, the estate, assets, rights, title and interests of the Transferee Bank.

3.	The Transferee Bank may, from the Effective Date in accordance with the provisions hereof, if so required, under any law or otherwise, execute deeds of confirmation or any other writings in favour of any other party to any contract or arrangement to which the Transferor Bank is a party or is subject to in order to give formal effect to the Scheme as may be necessary. The Transferee Bank shall, under the provisions of the Scheme, be deemed to be authorised to execute any such writings on behalf of the Transferor Bank and to implement or carry out all such formalities or compliances referred to hereinabove on the part of the Transferor Bank, to be carried out or performed.

4.	On and from the Effective Date all the said liabilities of the Transferor Bank shall also be and stand transferred or deemed to be transferred, without further act, instrument or deed, to the Transferee Bank, pursuant to the provisions of Section 44A and other applicable provisions of the said Act, so as to become the debts, liabilities, duties, undertakings and obligations of the Transferee Bank and further that it shall not be necessary to obtain the consent of any third party or other person who is a party to any contract or arrangement by virtue of which such debts, liabilities, duties and obligations have arisen in order to give effect to the provisions of the Scheme.

5.         (a)         On and from the Effective Date, any debentures, bonds, notes or other debt securities, if any, whether convertible into equity or otherwise (hereinafter referred to as the “Transferor’s Securities”), and whether issued in India or abroad by the Transferor Bank, shall, without further act, instrument or deed become securities of the Transferee Bank and all rights, powers, duties and obligations in relation thereto shall be transferred to and vest in and shall upon coming into effect of the Scheme, be exercised by or against the Transferee Bank as if it were the Transferor Bank.

(b)	The Transferor’s Securities that have become the securities of the Transferee Bank, referred to aforesaid, shall be listed and/or admitted to trading as securities of the Transferee Bank on the relevant Stock Exchange(s) in India, in accordance with the terms of their respective issues save as specially modified by the provisions of the Scheme, or by necessary implication. The Transferee Bank shall enter into such arrangements and issue such confirmations and/or undertakings as may be necessary in accordance with the applicable laws or regulations, for the above purposes and further that it shall not be necessary to obtain the consent of any holder of the securities or any other person to give effect to the provisions of the Scheme.

(c)	On and from the Effective Date, any loans or other obligation due between or amongst the Transferor Bank and the Transferee Bank, if any, shall stand discharged and there shall be no liability in that behalf. In so far as any securities, debentures or notes issued by the Transferor Bank, and held by the Transferee Bank or vice versa, are concerned, the same shall, unless sold or transferred by the

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Transferor Bank or the Transferee Bank, as the case may be, at any time prior to the Effective Date, stand discharged and cancelled as on the Effective Date, and shall be of no effect and the Transferor Bank or the Transferee Bank, as the case may be, shall have no further obligations outstanding in the behalf.

6.	On and from the Effective Date and subject to the provisions hereof all contracts, deeds, tenancies, leases, licenses or other assurances, agreements, arrangements and other instruments of whatsoever nature to which the Transferor Bank is a party to or benefit of which the Transferor Bank may be eligible and which are subsisting or having effect immediately before the Effective Date, shall be in full force and effect against or in favour of the Transferee Bank as the case may be and all or any of the rights, privileges, obligations and liabilities of the Transferor Bank shall be transferred to and vest in the Transferee Bank and may be enforced as fully and effectual as if, instead of the Transferor Bank, the Transferee Bank had been a party, beneficiary or obligee thereto. The Transferee Bank shall, wherever necessary enter into and/or issue and/or execute deeds, writing or confirmations or enter into tripartite arrangements, confirmations or novations to which the Transferor Bank will, if necessary, also be a party in order to give formal effect to the provisions of the Scheme, on or prior to the Effective Date. Further, for the purposes of taxation or otherwise, on coming into effect of the Scheme, all the profits or incomes accruing or arising to the Transferor Bank or expenditure or losses arising or incurred by the Transferor Bank shall for all purposes be treated and deemed to be and accrue as the profits or incomes or expenditure or losses of the Transferee Bank.

7.	The Transferee Bank may enter into and/or issue and/or execute deeds, writings or confirmations or enter into any tripartite arrangement or confirmations or novations to which the Transferor Bank shall, if necessary, also be a party in order to give formal effect to the provisions of the Scheme, if so required, under any law or if it becomes necessary, in favour of any party. Wherever such tripartite agreements or confirmations or novations are required, the Transferor Bank and the Transferee Bank shall ensure that the same is completed on or prior to the Effective Date. The Transferee Bank shall under the provisions of the Scheme be deemed to be authorised to execute any such writings on behalf of the Transferor Bank and to implement or carry out all such formalities or compliances referred to hereinabove on part of the Transferor Bank to be carried out or performed.

8.	On and from the Effective Date, all suits, actions and proceedings of whatsoever nature by or against the Transferor Bank pending and/or arising on or before the Effective Date shall be continued and be enforced by or against the Transferee Bank as effectually as if the same had been filed by, pending and/or arising against the Transferee Bank.

9.	All the employees of the Transferor Bank in service on the Effective Date shall become the employees of the Transferee Bank on such date without any break or interruption in service and on emoluments which are not less favourable than those subsisting with reference to the Transferor Bank as on the Effective Date.

10.	In so far as the provident fund, gratuity fund, superannuation fund or any other special scheme(s)/fund(s) created or existing for the benefit of the employees of the Transferor Bank are concerned, on and from the Effective Date, the same shall stand transferred to the Transferee Bank and the Transferee Bank shall stand substituted for the Transferor Bank for all purposes whatsoever relating to the administration or operation of such schemes or funds or in relation to the obligations to make contributions to the said schemes or funds in accordance with the provisions of such schemes or funds as per the terms provided in the respective trust deeds/other documents to the end and intent that all rights, duties, powers and obligations of the Transferor Bank in relation to such funds or schemes shall become those of the Transferee Bank. It is clarified that the service of the employees of the Transferor Bank will be treated as having been continued for the purpose of the aforesaid funds or schemes or provisions.

11.	With effect from the date of approval of the Scheme by the Board of Directors of the Transferor Bank and up to and including the Effective Date :

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11.1	The Transferor Bank shall carry on all its business and activities with reasonable diligence and business prudence and shall not without the prior written consent of the Transferee Bank alienate, charge, mortgage, encumber or otherwise deal with the said assets or any part thereof, except in the ordinary course of business, or pursuant to any pre-existing obligation(s) undertaken by the Transferor Bank prior to the date of approval of the Scheme by its Board of Directors, which pre-existing obligations shall be disclosed in writing to the Transferee Bank by the Transferor Bank;

11.2	The Transferor Bank shall not without the prior written consent of the joint committee (constituted in terms of sub-clause 11.9 of Clause 11 of the Scheme) compromise, compound or settle any matter including any proceedings, suits or other actions for recovery of any debts or dues and nor shall the Transferor Bank, without the prior written consent of the joint committee enter into settlement of any debts or dues from any person by extending the maturity of any payments due, giving of any concession or making of any sacrifices on the claims, debts or dues of the Transferor Bank;

11.3	The Transferor Bank shall carry on and be deemed to have carried on all its business and activities and shall be deemed to have held and been in possession of and shall hold and be in possession of all the said assets for and on account of and in trust for the Transferee Bank;

11.4	The Transferor Bank shall not, without the prior consent in writing of the Board of the Transferee Bank, undertake any new business or undertake any substantial expansion of its current business;

11.5	The Transferor Bank shall provide to the Transferee Bank details of all charges, mortgages or any other encumbrances within such time as the Transferee Bank may require, and ensure the vacation or satisfaction of all such charges, mortgages or encumbrances prior to the Effective Date;

11.6	The Transferor Bank shall not, without the prior consent in writing of the Board of the Transferee Bank, declare or pay any dividend, whether interim or final;

11.7	Save and except as may be otherwise permitted or required under the provisions of the Scheme, the Transferor Bank and the Transferee Bank shall not make any change in their respective capital structure, either by issue of new equity or preference shares or bonus shares, convertible debentures, share warrants, options, or any securities convertible into equity shares or otherwise, sub-division, reduction, reclassification, consolidation, buy-back, or in any other manner which may affect the share exchange ratio, except with the prior written authorisation of the Board of Directors of the Transferor Bank and the Board of Directors of the Transferee Bank;

11.8	The Transferor Bank shall not, without the prior consent in writing of the Board of the Transferee Bank, alter, enhance or revise the emoluments, or perquisites or alter, enhance or revise the contributions of the Transferee Bank to any schemes/funds established by or under any law or otherwise including by way of any awards, settlements or standing orders, as applicable to the employees of the Transferor Bank; and

11.9	A joint committee comprising such number and of such persons (whether or not being the employees of the Transferor Bank and/or the Transferee Bank) as may be determined by the Transferee Bank be constituted to take such decisions as provided in the Scheme. No material decision in relation to the Transferor Bank’s business and affairs, and/or such other matters as the Transferee Bank may from time to time notify shall be taken by the Transferor Bank and no agreement or transaction (other than an agreement or transaction in the ordinary course of the Transferor Bank’s business) shall be entered into or performed by the Transferor Bank without the approval of the said joint committee including the appointment of any new person as an employee or staff or otherwise. The persons on the joint committee nominated by the Transferee Bank shall be entitled to attend the offices of the Transferor Bank and observe the business and activities being carried out by the Transferor Bank provided however that this would be subject to the approval, if any, of the Reserve Bank of India being required. Further, neither the Transferee Bank nor its representatives on the said joint committee shall be liable for any act or omission of the Transferee Bank or the joint committee, and they shall be fully indeminified and held harmless by the Transferor Bank.

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12.	The Authorised, Issued, Subscribed and Paid up Share Capital of the Transferor Bank as at November 30, 2000 is as under :

AUTHORISED

Rs. 25,00,00,000 divided into 2,50,00,000 equity shares of the face value of Rs. 10/- each.

ISSUED, SUBSCRIBED AND PAID UP

Rs. 11,76,99,000 divided into 1,17,69,900 equity shares of the value of Rs.10/- each fully paid up.

13.	The Authorised, Issued, Subscribed and Paid up Share Capital of the Transferee Bank as at November 30, 2000 is as under.

Rs.300,00,00,000 divided into 30,00,00,000 equity shares of the face value of Rs. 10/- each.

ISSUED, SUBSCRIBED AND PAID UP

Rs. 196,81,88,800 divided into 19,68,18,880 equity shares of the face value of Rs.10/- each fully paid up.

14.	Upon coming into effect of the Scheme and in consideration of the transfer of and vesting of all the said assets and the said liabilities and the entire undertaking of the Transferor Bank to the Transferee Bank in terms of the Scheme, the Transferee Bank shall subject to the provisions of the Scheme and without any further application, act or deed, issue and allot Two (2) equity shares of the Transferee Bank of the face value of Rs.10/- each credited as fully paid-up in the capital of the Transferee Bank to those Members of the Transferor Bank whose names are recorded in its Register of Members (“the said Members”) on a date (“Record Date”) to be fixed by the Board of the Transferee Bank for every One (1) equity share of the face value of Rs.10/- each held by the said Members in the Transferor Bank and, the Transferee Bank and the Board of the Transferee Bank will create, issue and allot, such number of equity shares of the Transferee Bank to the said Members as is necessary or required. Equity shares of the Transferee Bank issued in terms of the Scheme shall, subject to applicable regulations, be listed and/or admitted to trading on the relevant Stock Exchange(s) in India where the equity shares of the Transferee Bank are listed and/or admitted to trading.

15.	The share certificates in relation to the shares held by the said Members in the Transferor Bank shall be deemed to have been automatically cancelled and be of no effect on and from such Record Date, without any further act, deed or instrument. In so far as the issue of shares pursuant to Clause 14 hereof is concerned, each of the said Members, holding the share certificates of the Transferor Bank, shall have the option, exercisable by notice in writing by the said Members to the Transferee Bank on or before such date as may be determined by the Board of the Transferee Bank, to receive either in certificate form or in dematerialised form, the shares of the Transferee Bank in lieu thereof and in terms hereof. In the event that such notice from the said Members has not been received by the Transferee Bank in respect of any of the said Members, the shares of the Transferee Bank shall be issued to such Members in certificate form. In respect of those of the said Members exercising the option to receive the shares in dematerialised form, such of the said Members shall have opened and maintained an account with a depository participant and shall provide such other confirmations and details as may be required, and thereupon the Transferee Bank shall directly issue and credit the demat/dematerialised securities account of such Member with the shares of the Transferee Bank.

16.	Upon the coming into effect of the Scheme, the equity shares of the Transferee’ Bank to be issued and alotted to the said Members as provided in the Scheme shall rank pari passu in all respect with the equity shares of the Transferee Bank including pari passu entitlement in respect of dividends, if any, that may be declared by the Transferee Bank.

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17.	The Transferee Bank shall be entitled to declare and pay dividend, whether interim and/or final, to its Members in respect of the financial year/accounting period prior to the Effective Date subject to the Reserve Bank of India guidelines and subject to the provisions of the said Act. The Transferor Bank shall not declare any dividend except in accordance with the Scheme. The terms of the Scheme shall not be deemed to confer any right on the said Members or the Members of the Transferee Bank to demand or claim any dividend, which be entirely at the discretion of the Board of Directors of Transferor Bank and the Board of Directors of Transferee Bank, respectively, and subject to the provisions of the Memorandum and Articles of Association of the Transferor Bank and of the Memorandum and Articles of Association of the Transferee Bank, as the case may be.

18.	On and from the Effective Date, equity shares of the Transferor Bank, if any, held by the Transferee Bank, shall be deemed to be cancelled without any further act or deed, and no shares of the Transferee Bank are required to be issued in lieu thereof. Equity shares of the Transferee Bank held by the Transferor Bank, on the Effective Date if any, shall be deemed to be cancelled without any further act or deed on the Effective Date.

19.	Upon the coming into effect of the Scheme, no adjustment would be made to the book values of the assets and liabilities of the Transferor Bank when they are incorporated in the books of account of the Transferee Bank except to ensure uniformity of accounting policies and standards and to provide or adjust against the reserves appearing in the books of account of the Transferor Bank for non-performing assets, permanent diminution in assets, if any, or, on account of tax liabilities, if any, which are pending, if so required by the Transferee Bank in its sole discretion, which requirement will be complied with by the Transferor Bank on or prior to the Effective Date.

20.	The excess of the value of the net assets of the Transferor Bank as appearing in the books of account of the Transferor Bank, subject to adjustments, if any, as set out in Clause 19 hereinabove, over the paidup value of the shares to be issued and allotted pursuant to the terms of Clause 14 hereinabove, shall be accounted for and dealt with in the books of the Transferee Bank as follows :

20.1	An amount equal to the balance of “Profit and Loss Account” in the books of account of the Transferor Bank shall be credited by the Transferee Bank to its Profit and Loss Account.

20.2	An amount equal to the balance lying to the credit of the “Statutory Reserve Account” of the Transferor Bank shall be credited by the Transferee Bank to its Statutory Reserve Account.

20.3	An amount equal to the balance lying to the credit of the “Share Premium Account” of the Transferor Bank shall be credited by the Transferee Bank to its Share Premium Account.

20.4	An amount equal to the balance lying to the credit of the “Investment Fluctuation Reserve Account” of the Transferor Bank shall be credited by the Transferee Bank to a special account in the Books of the Transferee Bank to be styled “Investment Fluctuation Reserve Account”.

20.5	An amount equal to the balance lying to the credit of the revenue and other reserves account, as adjusted pursuant to the provisions of Clause 19 and the sub-clauses as hereinabove, shall be credited by the Transferee Bank to its revenue and other reserves accounts in the same form in which they appear in the books of account of the Transferor Bank.

21.	The balance, if any, in the event of a surplus, after giving effect to the adjustments as specified in Clause 19 and sub-clauses 20.1 to 20.5 of Clause 20 hereinabove, shall be credited by the Transferee Bank to a special account in the books of the Transferee Bank to be styled “Amalgamation Reserve Account”. The shortfall, if any, in the event of a deficit, occurring whilst giving effect to the adjustments as specified in Clause 19 and sub-clauses 20.1 to 20.5 hereinabove, shall be adjusted against the revenue and other reserves accounts as specified in Clause 20.5. The said Amalgamation Reserve Account, if any, shall be considered as a free reserve and shall form part of the net worth of the Transferee Bank.

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22.	The Transferee Bank shall be entitled to account any of the amounts, the accounts or the balances as referred to in Clause 19, 20 and 21 in any manner whatsoever as it may be deemed fit, after the Effective Date.

23.	The Transferor Bank and the Transferee Bank may make or assent, from time to time, on behalf of all persons concerned to any modifications or amendments to the Scheme or to any conditions or limitations which the Reserve Bank of India or any other relevant or concerned authority under law may direct or impose or which may otherwise be considered necessary, and may do and execute all acts, deeds, instruments, matters and things necessary for putting the Scheme into effect.

24.	For the purpose of giving effect to the Scheme as sanctioned by the Reserve Bank of India, the Board of the Transferee Bank may give all such directions as are necessary, expedient, incidental, ancillary or desirable including directions for settling or removing any question of doubt or difficulty that may arise with regard to the implementation of the Scheme, as it thinks fit, and such determination or directions as the case may be, shall be binding on all persons connected herewith or otherwise interested in the Scheme in the same manner as if the same were specifically incorporated in the Scheme.

25.	The Board of Directors of the Transferee Bank may review the position relating to satisfaction of the following conditions and if necessary to waive any of the following to the extent permissible under law:

25.1	approval, if required, of any Trustee of any debentures or other similar securities, being obtained if such approval is necessary under the terms of issue thereof; and/or,

25.2	vacating or satisfaction of the charges, mortagages or encumbrances, if any, on the said assets.

26.	The Transferor Bank and the Transferee Bank shall with all reasonable dispatch, make applications under Section 44A and all other applicable provisions of the said Act for sanctioning of the Scheme by the Reserve Bank of India and obtain all approvals as may be required by the law and for dissolution of the Transferor Bank without being wound up under the provisions of the law.

27.	This Scheme is specifically conditional upon and subject to :

27.1	the consent of a majority in number representing two-thirds in value of the Members of the Transferor Bank and of the Tranferee Bank at their respective meetings, present either in person or by proxy at a meeting called for the purpose;

27.2	the sanction of the Reserve Bank of India by an order in writing passed in this behalf pursuant to Section 44A of the said Act; and

27.3	sanction or approval, if any, under any law, of the Government of India or any other authority, agency department or person concerned, being obtained and granted in respect of the matters in respect of which such sanction or approval is required

28.	Under satisfaction of the said conditions, obtaining the said sanctions and approvals and passing of the said order or orders referred to in Clause 27 hereinabove, the Transferee Bank or the Transferor Bank, as the case may be, shall, for all purposes including for giving effect to the Scheme, under all laws for the time being in force, be deemed to be in compliance thereof.

29.	An order in terms of sub-clause 27.2 of Clause 27 hereinabove and sub-section (6C) of Section 44A of the said Act shall be conclusive evidence that all requirements of Section 44A of the said Act relating to amalgamation have been complied with, and a copy of the said order certified in writing by an officer of the Reserve Bank of India to be a true copy of such order and a copy of the Scheme certified in the like manner to be a true copy thereof, shall in all legal proceedings (whether in appeal or otherwise, and whether instituted before or after commencement of Section 19 of the Banking Laws (Miscellaneous Provisions) Act, 1963), be admitted as evidence to the same extent as the original order and the original scheme.

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30.	(Clause deleted by Reserve Bank of India vide its Letter No. PSBS 725 / 16.01.128/2000-2001 dated 26 February 2001)

31.	There will be no change in the name of the Transferee Bank by reason of coming into effect of the Scheme.

32.	Any Member of the Transferor Bank or the Transferee Bank, as the case may be, who has voted against the Scheme at the meeting of the Transferor Bank or the Transferee Bank, as the case may be, or has given notice in writing at or prior to the meeting of the Transferor Bank or the Transferee Bank, as the case may be, or to the presiding officer of the meeting of the Transferor Bank or the Transferee Bank, as the case may be, that he dissents from the Scheme, shall be entitled, in the event of the Scheme being sanctioned by the Reserve Bank of India, to claim from the Transferor Bank or the Transferee Bank, as the case may be, in respect of shares held by him in the Transferor Bank or the Transferee Bank, as the case may be, their value as determined by the Reserve Bank of India when sanctioning the Scheme and such Member shall, in consideration thereof, compulsorily tender the shares held by him, in the Transferor Bank or the Transferee Bank, as the case may be, to the Transferor Bank or the Transferee Bank respectively for cancellation thereof and to that extent the share capital of the Transferor Bank or the Transferee Bank, as the case may be, shall stand reduced. The determination by the Reserve Bank of India as to the value of the shares to be paid to the dissenting Member shall be final for all purposes.

33.	All costs, charges and expenses of the Transferor Bank and the Transferee Bank incurred by each of them in relation to or in connection with the Scheme and incidental to the completion of the amalgamation of the Transferor Bank with the Transferee Bank in pursuance of the Scheme, shall be borne and paid by the Transferee Bank.

34.	In the event of any of the said conditions referred to in Clause 27 hereinabove not being safisfied or the said sanctions and approvals referred to in Clause 27 hereinabove not being obtained and/or the said order or orders not being passed as aforesaid on or before July 31, 2001 or within such further period or periods as may be agreed upon between the Transferor Bank through and by its Board of Directors and the Transferee Bank through and by its Board of Directors (and which Board of Directors of each of the Transferor and the Transferee Banks are hereby authorised and empowered to agree to and extend the aforesaid period from time to time without any limitations in exercise of their powers), the Scheme shall stand nullified and shall become void, stand revoked, cancelled and be of no effect and shall be deemed to never have been in effect and all trusts constituted hereunder shall be deemed to have never have been in existence provided that in respect of any act or deed done by the Transferor and the Transferee Banks or their Directors, employees, contractors or by the joint committee or its members/nominees as is contemplated hereunder or any right, liability or obligation which has arisen or accrued pursuant thereto, shall be governed and be preserved or worked out as is specifically provided in the Scheme or as may otherwise arise in law, provided further that and on occurrence of an event in terms hereof the Transferor Bank and the Transferee Bank shall bear and pay all their respective costs, expenses, losses or damages.

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GRAM: COMPANYREG	TEL: 7438531

GOVERNMENT OF INDIA
MINISTRY OF LAW JUSTICE AND COMPANY AFFAIRS
(DEPARTMENT OF COMPANY AFFAIRS)
OFFICE OF THE REGISTRAR OF COMPANIES, GUJARAT
ROC. BHAVAN: OPP. RUPAL PARK: R/H ANKUR BUS STAND
NARANPURA: AHMEDABAD 380 013

Co. No. 21012

FORM II

(See Regulation 20),
Memorandum Acknowledging Receipt of Documents.

The Registrar of Companies Acknowledges the receipt of the undermentioned document relating to:

M/S/ ICICI BANK LIMITED

Description of the Document:                  Form No. 21 along with High Court of Gujarat Order passed on 7.3.2002. Under Section 391/394 of the Act, for Scheme of Amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited, (Mumbai) with ICICI Bank Limited (Gujarat), is taken on record by this office on 29.5.2002.

/s/

(U.S. PATOLE)
ASSTT. REGISTRAR OF COMPANIES,
GUJARAT.

Place: Ahmedabad
Dated: 29.05.2002.

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[FORM NO. 21]

Registration No. 04-21012

Nominal Capital Rs. 300 crores

THE COMPANIES ACT, 1956

Notice of the Court’s/Company Law Board’s Order

[Pursuant to section 391(2)*]

1.	Name of the company	:	ICICI Bank Limited

2.	Name of the Court/Company Law	:	High Court of Gujarat at Ahmedabad
Board with Location

3.	Date of passing the order	:	March 7, 2002

4.	Section of the Companies Act under which order passed. An authenticated copy of the order is attached	:	391(2)

Signature           :    /s/
Name                :    BHASHYAM SESHAN
Designation        :   Company Secretary

97

FORM NO. 21

Registration No. : 11-9456

Nominal Capital : Rs. 69,500,000,000

The Companies Act, 1956

Notice of the Court’s Order

[Pursuant to Section 391(2) and 394(1)]

1.	Name of the Company	:	ICICI Limited

2.	Name of the Court/Company	:	Hon. High Court of Judicature at Bombay
Law Board with Location

3.	Date of passing the Order	:	April 11, 2002 (Date of Sealing of Order-May 3, 2002)

4.	Section of the Companies Act under which order passed.	:	Sections 391(2) and 394(1) of the Companies Act1956. An authenticated copy of Order is Attached.

98

FORM NO. 21

Registration No. : 11-125493

Nominal Capital : Rs. 5,00,00,000

The Companies Act, 1956

Notice of the Court’s Order

[Pursuant to Section 391(2) and 394(1)]

1.	Name of the Company	:	ICICI Capital Services Limited

2.	Name of the Court/Company : Law Board with Location	:	Hon. High Court of Judicature at Bombay

3.	Date of passing the Order	:	April 11, 2002 (Date of Sealing of Order-May 2, 2002)

4.	Section of the Companies Act under which Order passed.	:	Sections 391(2) and 394(1) of the Companies Act 1956. An authenticated copy of Order is attached.

99

FORM NO. 21

Registration No. : 11-124229

Nominal Capital : Rs. 150,00,00,000

The Companies Act, 1956

Notice of the Court’s Order

[Pursuant to Section 391(2) and 394(1)]

1.	Name of the Company	:	ICICI Personal Financial Services Limited

2.	Name of the Court/Company : Law Board with Location	:	Hon. High Court of Judicature at Bombay

3.	Date of passing the Order	:	April 11, 2002 (Date of Sealing of Order-May 2, 2002

4.	Section of the Companies Act under which Order passed.	:	Sections 391(2) and 394(1) of the Companies Act 1956. An authenticated copy of Order Is Attached.

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IN THE HIGH COURT OF GUJARAT AT AHMEDABAD
ORDINARY ORIGINAL JURISDICTION
COMPANY PETITION NO. 21 OF 2002
CONNECTED WITH
COMPANY APPLICATION NO. 360 OF 2001

In the matter of the Companies Act, 1956;

-And-

In the matter. of Sections 391.to 394 of the Companies Act, 1956;

-And-

In the matter of ICICI Bank Limited, a company incorporated under Companies Act, 1956 and having its registered office at Landmark, Race Course Circle, Vadodara — 390 007, Gujarat;

-And-

In the matter of Scheme of Amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

ICICI Bank Limited, a company incorporated	}
under the Companies Act, 1956 and having	}
its registered office at Land Mark, Race	}
Course Circle, Vadodara 390 097, Gujarat.	}	…… Petitioner Company.

Coram: Mr. Justice M. S. Shah Dated : March 7, 2002

Order on Petition

UPON the Petition ICICI Bank Limited, the Petitioner abovenamed (hereinafter referred to as the “Transferee Company” or the. “Petitioner Company” as the context may admit) presented to this Hon’ble Court on the 30th day of January, 2002 for sanctioning the arrangement embodied in the Scheme of Amalgamation (the “Scheme”) of ICICI Limited (hereinafter referred to as “ICICI”), ICICI Capital Services Limited (hereinafter referred to as “ICICI Capital”) and ICICI Personal Financial Services Limited (hereinafter referred to as “ICICI PFS”) (ICICI, ICICI Capital and ICICI PFS arc hereinafter collectively referred to as the “Transferor Companies”) with the Petitioner Company and for other consequential reliefs as mentioned in the Petition and the said Petition being called on this day for hearing and final disposal AND UPON READING the said Petition and affidavit of Mr. Bhashyam Seshan, Company Secretary of the Petitioner Company, solemnly affirmed on the 30th day

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of January, 2002 verifying the said Petition AND UPON READING the affidavit of Mr. Anil C. Dave, a clerk in the Office of the Petitioner Company’s Advocates, dated 19th day of February, 2002 proving, publication of notice of hearing of the Petition in the issue of newspapers, i.e. All editions of Business Standard and all editions of Sandesh, all of them dated February 4, 2002, in compliance of the Order dated 31st January, 2002 passed in Company Petition No. 21 of 2002 AND UPON READING the affidavit of Mr. Sanjay Pulekar dated 5th day of February, 2002 proving service of notice of hearing of the Petition upon the Regional Director, Department of Company Affairs, Maharashtra, Mumbai AND UPON READING the Order dated 19th day of December, 2001, passed by this Hon’ble Court in Company Application No. 360 of 2001, interalia observing that no separate meetings of the creditors were required to be convened since the amalgamation was not affecting the interest of the creditors of the Petitioner Company. AND the said order having directed the Petitioner Company to convene meeting of the Equity Shareholders of the Petitioner Company on Friday the 25th day of January, 2002 for the purpose of considering, and if thought fit, approving with or without modifications, the arrangement embodied. in the Scheme, being Annexure “I” to the Petition AND UPON READING the affidavit dated 17th day of January, 2002 of Shri Bhupendranath Vidyanath Bhargava, the Chairman, appointed for the meeting of the Equity Shareholders of the Petitioner Company, proving service of individual notice convening meeting upon the Equity Shareholders of the Petitioner Company and also proving publication of the notice convening the meeting of the Equity Shareholders of the Petitioner Company in the Issue of newspapers “Business Standard” (Ahmedabad Edition) and Gujarati translation thereof in “Sandesh” (Baroda Edition) both dated 1st January, 2002 pursuant to the Orders dated 19th day of January, 2001 AND UPON READING the Report dated 29th January, 2002 of Shri Bhupendranath Vidyanath Bhargava, who conducted the meeting as the Chairman appointed by this Hon’ble Court for the meeting of the Equity Shareholders of the Petitioner Company as to the result of the said meeting AND UPON READING the affidavit of the Chairman Shri Bhupendranath Vidyanath Bhargava, dated 29th day of January, 2002, verifying the Report AND IT APPEARS from the said Report of the Chairman of the meeting of the Equity Shareholders of the Petitioner Company, that the arrangement, embodied in the Scheme, has been approved with the requisite majority in number of the Equity Shareholders of the Petitioner Company representing 96.60% in number of Equity Shareholders and 99.49% in the value of the Equity Shares, present and voting at the said meeting AND UPON PERUSING the affidavit of objector Mr. Dipakkurnar Jayantilal Shah, served on the Advocate for the Petitioner Company on 25th February, 2002, AND UPON PERUSING the Company Application No. 24 of 2002 filed by the objector, Mr. Sureshchandra V. Parekk dated 24th January, 2002, AND UPON PERUSING the affidavit in reply, dated 26th day of February, 2002 of Mr. Bhasyant Seshan, the Company Secretary of the Petitioner Company, to the affidavit of Mr. D. J. Shah, AND UPON PERUSING the affidavit of Mr. Bhasyam Seshan, the Company Secretary of the Petitioner Company and the affidavit of Mr. Jayesh L. Odedra, Advocate, acting on behalf of Amarchand and Mangaldas and Suresh A. Shroff and Co., the Advocates on Record of the Petitioner Company, both dated 26th day of February, 2002, placing on record of this Hon’ble Court the comments / grievances / objections

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received in respect to the Scheme AND UPON PERUSING the affidavit in rejoinder, dated, 27th day of February, 2002 of Mr. D. J. Shah, AND UPON HEARING, Shri Saurabh N. Soparkar, Senior Advocate, along with Mr, Sandeep Singhi and Mr. Jayesh L. Odedra instructed by M/s. Amarchand & Mangaldas & Suresh A. Shroff & Co., Advocates for the Petitioner Company, and Mrs. P. J. Dawawala, Add. Standing Central Govt. Counsel for the Regional Director, Department of Company Affairs, Maharashtra, Mumbai, appearing pursuant to the notice dated 31st day of January, 2002 issued by this Hon’ble Court, AND no other person or persons entitled to appear at the hearing of the said Petition appearing this day, either in support or to show cause against the said Petition; THIS COURT DOTH HEREBY sanction the arrangement embodied in the Scheme of Amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited, the Transferor Companies with the Petitioner Company, as set forth in the Scheme being Annexure “I” to the Petition and annexed as Schedule hereto AND THIS COURT DOTH HEREBY DECLARE that the said Scheme, with effect from the later of (i) 30th March, 2002 and (ii) the date on which the approval of the Reserve Bank of India becomes effective, which is the Appointed Date (hereinafter referred to as the “Appointed Date”) shall be binding on all the members of the Transferor Companies and of the Petitioner Company and all persons concerned under the Scheme AND THIS COURT DOTH ORDER that with effect from the Appointed Date the entire Assets / Undertakings (as defined in the Scheme of Amalgamation being Annexure “I” to the Petition and in the Schedule hereto) shall without any further act or deed stand transferred to and vested in and / or deemed to have been transferred to and vested in the Petitioner Company pursuant to the provision of Sections 391 to 394 of the Companies Act, 1956 so as to become the properties and assets of the Petitioner Company AND THIS COURT DOTH FURTHER ORDER that all debts, liabilities, duties and obligations of the Transferor Companies as set forth in the Scheme of Amalgamation shall without any further act or deed stand transferred to and vested in or deemed to have been transferred to and vested in the Petitioner Company pursuant to the provision of Sections 391 to 394 of the Companies Act, 1956 so as to become the debts, liabilities, duties and obligations of the Petitioner Company AND THIS COURT DOTH FURTHER ORDER that all suits, claims, actions and legal proceedings pending by or against the Transferor Companies pending and/.or arising on or before the Appointed Date or the Effective Date (as defined in the Scheme), whichever is later, shall be continued and be enforced by or against the Petitioner Company AND THIS COURT DOTH FURTHER ORDER that all the employees of the Transferor Companies who are in service on the Appointed Date or the Effective Date (whichever is later) shall become the employees of the Petitioner Company on such date without any break or interruption of the service and on the terms and conditions not less favourable than those subsisting with reference to the respective of the Transferor Companies as on the said date AND THIS COURT DOTH FURTHER ORDER that upon the Scheme becoming finally effective and in consideration of the transfer and vesting of, the Assets / Undertaking and all debts, liabilities, undertakings, duties and obligations of the Transferor Companies in the Petitioner Company in terms of the Scheme, the Petitioner Company shall, subject to the provisions of the Scheme and without further application, act, instrument or deed,

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issue and allot, to the equity shareholders of the ICICI whose names are recorded in its Register of members, on a Record Date to be fixed by the Board of Directors of the Petitioner Company or a committee of such Board of Directors, equity share of Rs.10/- (Rupees Ten only) each, credited as fully paid up, in the ratio of 1 (one) equity shares of the face value of Rs.10/- (Rupees Ten only) each in the Petitioner Company for every 2 (Two) equity shares of the face value of Rs.10/- (Rupees Ten only) each held in ICICI; AND THIS COURT DOTH FURTHER ORDER that the Petitioner Company do within 30 days of the sealing of this Order, cause a certified copy of this Order to be delivered to the Registrar of Companies, Gujarat, Ahmedabad for registration and upon such certified copy of the Order being so delivered, the Registrar of Companies, Ahmedabad, shall, upon the Registrar of Companies, Maharashtra, Mumbai placing all the files and records of the Transferor Companies and transfering it to the Registrar of Companies, Ahmedabad, register the said files and records on the file kept by him in relation to the Petitioner Company and the files of the Transferor Companies and the Petitioner Company shall be consolidated accordingly AND THIS COURT DOTH FURTHER ORDER that the parties to the Scheme of Amalgamation and any other person or persons interested therein, shall be at liberty to apply to this Hon’ble Court for any directions that may be necessary in regard to the working of the arrangement embodied in the Scheme of Amalgamation as sanctioned herein and annexed as Schedule hereto AND THIS COURT DOTH LASTLY ORDER that the Petitioner Company do pay a sum of Rs. 3,500/ (Rupees Three Thousand Five Hundred Only) to Mrs. P. J. Dawavala, Add. Standing Central Govt. Counsel for the. Regional Director, Department of Company Affairs, towards the costs of the Petition.

SCHEDULE

Being the Scheme of Amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited as sanctioned by the High Court of Gujarat at Ahmedabad.

Dated 7th day of March 2002.

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SCHEME OF AMALGAMATION

of

ICICI LIMITED
ICICI CAPITAL SERVICES LIMITED	collectively the Transferor Companies
ICICI PERSONAL FINANCIAL SERVICES LIMITED

with

ICICI BANK LIMITED	the Transferee Company

PART I - GENERAL

1.	This Scheme of Amalgamation (hereinafter referred to as the “Scheme”) provides for the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited (both ICICI Capital Services Limited and ICICI Personal Financial Services Limited, are wholly-owned subsidiaries of ICICI Limited) with ICICI Bank Limited pursuant to Sections 391 to 394 and other relevant provisions of the Act.

2.	In this Scheme, unless repugnant to the meaning or context thereof, the following expressions shall have the following meanings:

“Act” means the Companies Act, 1956 or any amendment or re-enactment thereof.

“ADRs” means American depositary receipts issued pursuant to the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary, Receipt Mechanism) Scheme, 1993 together with any modification thereto and other applicable laws, and where relevant shall include the underlying equity shares relating thereto.

“Appointed Date” means the later of (i) March 30, 2002 and (ii) the date on which the approval of the Reserve Bank of India for the Scheme becomes effective.

“Assets” or “Undertaking” means all the undertakings, the entire businesses, all the properties (whether movable or immovable, tangible or intangible), assets, deposits, investments of all kinds (including shares, scrips, stocks, bonds, debentures, debenture stock, units or pass through certificates), all cash balances with the Reserve Bank of India and other banks, money at call and short notice, loans, advances, contingent rights or benefits, lease and hire purchase contracts and assets, securitised assets, receivables, benefit of assets or properties or other interest held in trust, benefit of any security arrangements, authorities, allotments, approvals, reversions, buildings and structures, office, residential. and other premises, tenancies, leases, licenses, fixed and other assets, powers, consents, authorities, registrations, agreements, contracts, engagements, arrangements of all kinds, rights, titles, interests, benefits and advantages of whatsoever nature and wheresoever situate belonging to or in the ownership, power or possession or in the control of or vested in or granted in favour of or held for the benefit of or enjoyed by the Transferor Companies or to which the Transferor Companies may be entitled and include but without being limited to trade and service names and marks and other intellectual property rights of any nature whatsoever, permits, approvals, authorisations, rights to use and avail of telephones, telexes, facsimile, email, Internet, leased line, connections and installations, utilities, electricity and other services, reserves, provisions, funds, benefits of all agreements, all records, files, papers, computer programmes, manuals, data, catalogues, sates and advertising materials, lists and other details of present and former customers and suppliers, customers credit information, customer and supplier pricing Information and other records in connection with or relating to the Transferor Companies and all other interests of whatsoever nature belonging to or in the ownership, power, possession or the control of or vested in or granted in favour of or held for the benefit of or enjoyed by the Transferor Companies, whether in India or abroad.

“Deposit Agreement” shall have the meaning ascribed to it in Clause 17(a).

“Depositary” shall have the meaning ascribed to it in Clause 17(a).

“Effective Date” means the last of the dates on which all conditions, matters and filings referred to in Clause 26 hereof have been fulfilled and necessary orders, approvals and consents referred to therein have been obtained. References in this Scheme to the date of “coming Into effect of this Scheme” or “effectiveness of this Scheme” shall mean the Effective Date.

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“ICICI” means ICICI Limited, a company incorporated under the Indian Companies Act, 1913 and having its registered office at ICICI Towers, Bandra-Kurla Complex, Mumbai 400 051, Maharashtra.

“ICICI Bank” or the “Transferee Company” means ICICI Bank Limited, a company incorporated under the Companies Act, 1956 and licensed by the Reserve Bank of India under the Banking Regulation Act, 1949 and having its registered office at Landmark, Race Course Circle, Vadodara 390 007, Gujarat.

“ICICI Bank Shares” shall have the meaning ascribed to it in Clause 8.

“ICICI Capital” means ICICI Capital Services Limited, a company incorporated under the Companies Act, 1956, and having its registered office at ICICI Towers, Bandra-Kurla Complex, Mumbai 400051, Maharashtra.

“ICICI PFS” means ICICI Personal Financial Services Limited, a company incorporated under the Companies Act, 1956, and having its registered office at ICICI Towers, Bandra-Kurla Complex, Mumbai 400 051, Maharashtra.

“ICICI Stock Options” shall have the meaning ascribed to it in Clause 9 (b) (1).

“Joint Committee” shall have the meaning ascribed to it in Clause 7(a).

“Members” shall have the meaning ascribed to it in Clause 13(a).

“Liabilities” shall have the meaning ascribed to it in Clause 5(a).

“Pledged Documents” shall have the meaning ascribed to it in Clause 4(e).

“Pledged Shares” shall have the meaning ascribed to it in Clause 4(e).

“Preference Shares” shall have the meaning ascribed to it in Clause 13(e).

“Record Date” shall have the meaning ascribed to it in Clause 13(a).

“Securities Act” shall have the meaning ascribed to it in Clause 17(b).

“Security Trustee” shall have the meaning ascribed to it in Clause 4(e).

“Share Exchange Ratio” shall have the meaning ascribed to it in Clause 13(a).

“Transferor Companies” means collectively ICICI, ICICI Capital and ICICI PFS and “Transferor Company” means individually each of them.

“Transferor Companies’ Securities” shall have the meaning ascribed to it in Clause 5(d).

“Trust” shall have the meaning ascribed to it in Clause 8.

“Trust Deed” shall have the meaning ascribed to it in Clause 8.

“Trustees” shall have the meaning ascribed to it in Clause 8.

PART II - SHARE CAPITAL

3. (a) The share capital of ICICI as of September 30, 2001 is as under :

AUTHORIZED	(IN RUPEES)
1,600,000,000 Equity Shares of Rs. 10/- each	1600,00,00,000
5,000,000,000 Preference Shares of Rs. 10/-each	5000,00,00,000
350 Preference Shares of Rs. 10,000,000/- each	350,00,00,000
6950,00,00,000
ISSUED, SUBSCRIBED AND PAID-UP
785,345,448 Equity Shares of Rs. 10/- each fully paid-up	785,34,54,480
Less: Calls in arrears	48,29.648.19
784,86,24,831.81
350 0.001% Preference Shares of Rs. 1,00,00,000/ each fully paid-up redeemable at par on April 20, 2018	350,00,00,000

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Of the above —

(i)	6,750,000 Equity Shares are allotted as fully paid-up by way of bonus shares by capitalization of General Reserve;

(ii)	222,534,943 Equity Shares are allotted as fully paid-up by conversion of Debentures/ Loans into Equity Shares (including 9,798,327 Equity Shares on conversion of loans of erstwhile SCICI Ltd.)

(iii)	69,184,024 Equity Shares are allotted as- fully paid-up towards consideration for amalgamation of erstwhile SCICI Ltd. with ICICI.

(iv)	2,395,205 Equity Shares are.allotted as fully paid-up towards consideration for amalgamation of erstwhile ITC Classic Finance Limited with ICICI.

(v)	1,657,061 Equity Shares are allotted as fully paid-up towards consideration for amalgamation of erstwhile Anagram Finance Limited with ICICI.

(vi)	256,414,285 (including 96,700,000 Equity Shares represented by Global Depositary Receipts which were converted into American Depositary Shares) Equity Shares are allotted as fully paid-up represented by American Depositary Shares through an international offering in US Dollars.

(b) The share capital of ICICI Capital as of September 30, 2001 is as under:

AUTHORIZED	(IN RUPEES)
5,000,000 Equity Shares of Rs. 10/- each	5,00,00,000,
ISSUED, SUBSCRIBED AND PAID-UP
5,000,000 Equity Shares of Rs. 10/- each fully paid-up	5,00,00,000

(c) The share capital of ICICI PFS as of September.30, 2001 is as under:

AUTHORIZED	(IN RUPEES)
150,000,000 Equity Shares of Rs. 10/- each	150,00,00,000
ISSUED, SUBSCRIBED AND PAID-UP
5,000,000 Equity Shares of Rs. 10/- each	5,00,00,000

(d) The share capital of the Transferee Company as of September 30, 2001 is as under

AUTHORIZED	(IN RUPEES)
300,000,000 Equity Shares of Rs, 10/- each	300,00,00,000
ISSUED, SUBSCRIBED AND PAID-UP
220,358,680 Equity Shares of Rs. 10/- each fully paid-up	220,35,86,800

Of the above —

23,539,800 Equity Shares are allotted as fully paid-up towards consideration for amalgamation of erstwhile Bank of Madura Limited with the ICICI Bank.

PART III - TRANSFER AND VESTING

4.	Upon the coming into effect of this Scheme and with effect from the Appointed Date and subject to the provisions of this Scheme:

(a)	The Undertaking of the Transferor Companies shall, pursuant to the provisions of Section 394(2) of the Act, without any further act, instrument or deed, be and stand transferred to and vested in or be deemed to have been transferred to and vested in the Transferee Company as a going concern so as to become as and from the Appointed Date, the estate, assets, rights, title, interest and authorities of the Transferee Company.

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(b)	Without prejudice to sub-clause (a) above, in respect of such of the assets of the Undertaking as are movable in nature or are otherwise capable of transfer by manual delivery or by endorsement and/or delivery, the same may be so transferred by the Transferor Companies, and shall, upon such transfer, become the property, estate, assets, rights, title, interest and authorities of the Transferee Company.

(c)	An the licenses, permits, quotas, approvals, incentives, subsidies, rights, claims, leases, tenancy rights, liberties, rehabilitation schemes, special status and other benefits or privileges enjoyed or conferred upon or held or availed of by and all rights and benefits that have accrued to the Transferor Companies shall, pursuant to the provisions of Section 394(2) of the Act, without any further act, instrument or deed, be and stand transferred to and vest in or be deemed to be transferred to and vested in and be available to the Transferee Company so as to become as and from the Appointed Date the estates, assets, rights, title, interests and authorities of the Transferee Company and shall remain valid, effective and enforceable on the same terms and conditions to the extent permissible under law.

(d)	All assets, estate, rights, title, interest, licenses and authorities acquired by or quotas, approvals, incentives, subsidies, rights, claims, leases, tenancy rights, liberties, rehabilitation schemes, special status and other benefits or privileges enjoyed or conferred upon or held or availed of by and/or all rights and benefits that have accrued to the Transferor Companies after the Appointed Date and prior to the Effective Date in connection or in relation to the operation of the Undertaking shall, pursuant to the provisions of Section 394(2) of the Act, without any further act, instrument or deed, be and stand transferred to and vested or deemed to be transferred to and vested in the Transferee Company.

(e)	Such of the shares which have been pledged in favour of one or more of the Transferor Companies (the “Pledged Shares”), whether in their own name or as an agent or trustee, by third parties by way of security under the terms of the relevant agreements, documents and/or arrangements (collectively the “Pledge Documents”), shall, without any further act, instrument or deed be and stand transferred to ICICI Trusteeship Services Limited, a company incorporated under the Companies Act, 1956 and having its registered office at ICICI Towers, Bandra-Kurla Complex, Mumbai 400 051, Maharashtra, who shall hold the Pledged Shares on trust as a trustee exclusively for the benefit of the persons for whose benefit the pledge has been created (ICICI Trusteeship Services Limited is hereinafter referred to as the “Security Trustee”), and all the rights, benefits and obligations of such Transferor Company as pledgee, agent or trustee under the Pledge Documents shall be and stand transferred to and vested in the Security Trustee, and the Pledge Documents shall continue to be in full force and effect and may be enforced as fully and effectually as if, instead of such Transferor Company, the Security Trustee had been a party thereto. The Security Trustee shall hold the Pledged Shares in trust for the benefit of the persons for whose benefit the pledge has been created and exercise all powers, trusts, authorities, duties and discretions as are specifically vested in the Security Trustee under the Pledge Documents and such other rights, powers and discretions as are reasonably incidental thereto, on and subject to the instructions and directions issued by the person for whose benefit the pledge has been created, from time to time.

Upon the coming into effect of this Scheme and with effect from the Appointed Date:

(a) All debts, including rupee and foreign currency loans, term deposits, time and demand liabilities, borrowings, bills payable, interest accrued and all other duties, liabilities, undertakings and obligations of the Transferor Companies (the “Liabilities”) shall, pursuant to the provisions of Section 394(2) of the Act, without any further act, instrument .or deed be and stand transferred to and vested in or be deemed to stand transferred to and vested in, the Transferee Company so as to become the Liabilities of the Transferee Company, and further that it shall not be necessary to obtain the consent of any person who is a party to any contract or arrangement by virtue of which such Liabilities have arisen in order to give effect to the provisions of this Clause.

(b) In case of such of the Liabilities or the documents governing such of the Liabilities where there is an obligation on one or more of the Transferor Companies to maintain any privilege or status specifically conferred by any statute or regulation, such obligation and related consequences thereof shall cease to be operative against the Transferee Company, and the relevant terms of the documents governing such Liabilities shall, without any further act, instrument or deed, stand modified accordingly.

(c) All public deposits, debentures or bonds of the Transferor Companies shall be kept distinctly identified in the records of the Transferee Company for all intents and purposes including taxation and accounting and shall not be combined with any existing outstanding deposit scheme or series of debentures or bonds of the Transferee Company.

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(d)        (i)          All debentures, bonds, notes or other securities of the Transferor Companies, whether convertible into equity or otherwise, (the “Transferor Companies’ Securities”), shall, pursuant to the provisions of Section 394(2) of the Act, without any further act, instrument or deed become securities of the Transferee Company and all rights, powers, duties and obligations in relation thereto shall be and stand transferred to and vested in or deemed to be transferred to and vested in and shall be exercised by or against the Transferee Company as if it were the Transferor Company in respect of the Transferor Companies’ Securities so transferred. If the Transferor Companies’ Securities are listed on any stock exchange, the same shall, subject to applicable regulations, be listed and/or admitted to trading on the relevant stock exchanges whether in India or abroad, where the Transferor Companies’ Securities were listed and/or admitted to trading on the same terms and conditions unless otherwise modified in accordance with the provisions hereof.

(ii)	Loans and other obligations (including any guarantees, letters of credit, letters of comfort or any other instrument or arrangement which may give rise to a contingent liability in whatever form), if any, due or which may at any time in future become due between or amongst the Transferor Companies and the Transferee Company shall stand discharged and there, shall be no liability in that behalf on either party. Provided however, security over any moveable and/or immoveable properties and security in any other form (both present and future), if any, created by any person in favour of any one or more of the Transferor Companies for securing the obligation of the persons for and on whose behalf a guarantee, letter of credit, letter of comfort or other similar instrument has been executed or arrangements entered into by the Transferor Companies in favour of the Transferee Company shall, pursuant to the provisions of Section 394(2) of the Act, without any further act, instrument or deed stand vested in and be deemed to be in favour of the Transferee Company and the benefit of such security shall be available to the Transferee Company as if such security was ab initio- created in favour of the Transferee Company.

(iii)	Any securities, debentures or notes, if any, issued by any one or more of the Transferor Companies, and held by the Transferee Company, and vice versa shall, unless sold or transferred by such Transferor Company or the Transferee Company, as the case may be, at any time prior to the Appointed Date or the Effective Date (whichever is later), stand cancelled as on the Effective Date, and shall be of no effect and such Transferor Company or the Transferee Company, as the case may be, shall have no further obligation outstanding in that behalf.

(iv)	Without prejudice to the provisions of clause (d) (ii) above, the guarantees, letters of credit, letters of comfort and other similar arrangements, if any, given or executed or made by ICICI in favour of, for the benefit of and on behalf of, ICICI Capital and/or ICICI PFS in favour of any person shall stand discharged.

(e)	if the Effective Date occurs after the Appointed Date, the following provisions shall apply:

(i)	where any of the liabilities and obligations of the Transferor Companies as on the Appointed Date transferred to the Transferee Company have been discharged by the Transferor Companies after the Appointed Date and prior to the Effective Date, such discharge shall be deemed to have been for and on account of the Transferee Company;

(ii)	all loans raised and utilized and all debts, duties, undertakings, liabilities and obligations incurred or undertaken by the Transferor Companies in relation to or in connection with the Undertaking after the Appointed Date and prior to the Effective Date shall be deemed to have been raised, used, incurred or undertaken for and on behalf of the Transferee Company and to the extent they are outstanding on the Effective Date, shall, pursuant to the provisions of Section 394(2) of the Act, without any further act, instrument or deed be and stand transferred to or vested in or be deemed to be transferred to and vested in the Transferee .Company and shall become the liabilities and obligations of the Transferee Company which shall meet, discharge and satisfy the same; and

(iii)	all estates, assets, rights, title, interests and authorities accrued to and/or acquired by the Transferor Companies in relation to or in connection with the Undertaking after the Appointed Date and prior to the Effective Date shall have been deemed to have been accrued to and/or acquired for and on behalf of the Transferee Company and shall, pursuant to the provisions of Section 394(2) of the Act, without any further act, instrument or deed be and stand transferred to or vested in

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or be deemed to be transferred to or vested in the Transferee Company to that extent and shall become the estates, assets, right; title, interests and authorities of the Transferee Company.

6.	if the Effective Date occurs after the Appointed Date:

(a)	each of the Transferor Companies with effect from the Appointed Date and upto and including the Effective Date:

(i)	shall carry on and shall be deemed to have carried on all the business and activities as hitherto and shall hold and stand possessed of and shall be deemed to have held and stood possessed of the Undertaking on account of, and in trust for, the Transferee Company; and

(ii)	all the profits or incomes accruing or arising to the Transferor Companies, or expenditure or losses arising or incurred (including the effect of taxes, if any, thereon) by the Transferor Companies shall, for all purposes, be treated and be deemed to be and accrue as the profits or incomes or expenditure or losses or taxes of the Transferee Company, as the case may be.

(b)	each of the Transferor Companies with effect from the Appointed Date and upto and including the Effective Date shall carry on its business and activities with reasonable diligence and business prudence and shall not undertake financial commitments either for itself or on behalf of its subsidiaries or group companies or any third party, or sell, transfer, alienate, charge, mortgage or encumber the Undertaking or any part thereof, save and except in each case in the following circumstances:

(i)	if the same is in its ordinary course of business as carried on by it as on the date of filing of this Scheme with the High Court of Judicature at Bombay and the High Court of Gujarat at Ahmedabad; or

(ii)	if the same is expressly permitted by this Scheme; or

(iii)	if prior written consent of the Transferee Company has been obtained.

(c)	the Transferee Company with effect from the Appointed Date and upto and including the Effective Date shall carry on its business and activities with reasonable diligence and business prudence and shall not undertake financial commitments either for itself or on behalf of its subsidiaries or group companies or any third party, or sell, transfer, alienate, charge, mortgage or encumber its undertaking or any part thereof, save and except in each case in the following circumstances:

(i)	if the same is in its ordinary course of business as carried on by it as on the date of filing this Scheme with the High Court of Judicature at Bombay and the High Court of Gujarat at Ahmedabad; or

(ii)	if the same is expressly permitted by this Scheme; or

(iii)	if prior written consent of each of the Transferor Companies has been obtained.

7.         (a)        The Board of Directors of ICICI and the Transferee Company have jointly constituted a committee in the manner described in sub-clause (b) below (the “Joint Committee”) to perform the functions specified in sub-clause (c) below from the date of filing of this Scheme with the High Court of Judicature at Bombay and the High Court of Gujarat at Ahmedabad until the Effective Date.

(b)	The constitution of the Joint Committee shall be as mentioned hereinbelow:

(i)	Shri K. V. Kamath (Managing Director and Chief Executive Officer, ICICI), as the Chairman of the Joint Committee;

(ii)	Shri H. N. Sinor (Managing Director and Chief Executive Officer, ICICI Bank), as a member of the Joint Committee;

(iii)	Shri K. V. Kamath shall have the power and authority to appoint such additional members of the Joint Committee, as may be necessary, from amongst the whole time Directors and/or employees of ICICI;

(iv)	Shri H. N. Sinor shall have the power and authority to appoint such additional members of the Joint Committee, as may be necessary, from amongst the whole time Directors and/or employees of ICICI Bank.

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(c)	From the date of filing of this Scheme with the High Court of Judicature at Bombay and the High Court of Gujarat at Ahmedabad and until the Effective Date, the Joint Committee shall perform the following functions:

(i)	in case of any ambiguity or any question as to Whether any matter is within or outside the ordinary course of the business of the Transferor Companies and/or the Transferee Company, it shall determine the same on the basis of evidence that it may deem relevant for the purpose (including the books and records of the Transferor Companies and/or the Transferee Company);

(ii)	to consider for approval the matters pertaining to the share capital of the Transferor Companies and/or the Transferee Company as specified in Clause 9 below;

(iii)	to deal with the matters, if any, in relation to change in the employees’ compensation structure of the Transferor Companies and the Transferee Company and-matters incidental or consequential or related thereto; and

(iv)	to perform such other functions specifically provided elsewhere in this Scheme or as may be specifically conferred on it by the Boards of Directors of ICICI and the Transferee Company respectively.

(d)	Unless otherwise agreed to between Shri K. V. Kamath and Shri H. N. Sinor, the quorum for meetings of the Joint Committee shall be two (2). The Joint Committee shall meet at such times and places, and shall observe and follow such rules and procedure formulated by the Joint Committee, from time to time, in regard to the transaction of business at its meetings. The Chairman of the Joint Committee or, if for any reason, the Chairman is unable to attend a meeting of the Joint Committee, any other member elected by the members present from amongst themselves at the meeting shall preside at such meeting. All matters shall be decided by the Joint Committee by a majority vote of the members present and voting at the meeting, and in the event of an. equality of votes, the Chairman. or in his absence, the person presiding, shall have the second or casting vote. If, however, without convening a meeting of the members of the Joint Committee any matter is decided by the Joint Committee wherein the consent or approval of the majority of the members of the Joint Committee is obtained by letter or letters or any instrument signed by such members of the Joint Committee then such letter or letters or instrument shall constitute a resolution passed or decision taken at the meeting of the Joint Committee duly convened and held and shall have the effect accordingly. All decisions of the Joint Committee determined as aforesaid shall be binding on the Transferor Companies and the Transferee Company.

8.	ICICI may, on the Appointed Date, transfer all the shares of the Transferee Company held by it on such date (the “ICICI Bank Shares”) to an individual trustee or a board of trustees (including the survivors or survivor of any of the trustees comprising such board of trustees) or a corporate trustee (hereinafter referred to as the “Trustees”), to have and to hold the ICICI Bank Shares in trust together with all additions or accretions thereto upon trust exclusively for the benefit of ICICI and its successor subject to the powers, provisions, discretions, rights and agreements contained in the instrument (the “Trust Deed”) establishing the aforesaid trust (the “Trust”). The Trustees shall not exercise any voting rights with respect to ICICI Bank Shares. It is proposed that the Trustee shall, within a period of 24 months from the Effective Date subject however to the prevailing market conditions (in which case, the said period may be suitably extended in the discretion of the Trustees), sell, transfer or dispose of the ICICI Bank Shares at such time or times and in such manner as may be proper in accordance with provisions of the Trust Deed and shall remit the proceeds thereof to ICICI or its successor and consequent thereto all obligations of the Trustees under the Trust Deed shall stand discharged and the trust shall stand terminated.

9.         (a)         From the date of filing of this Scheme with the High Court of Judicature at Bombay and the High Court of Gujarat at Ahmedabad and upto and including the Effective Date, none of the Transferor Companies and/or the Transferee Company shall make any change in its capital structure in any manner either by any increase (including by way of issue of equity and/or preference shares on a rights basis or by way of a public issue, bonus shares and/or convertible debentures or otherwise), decrease, reduction, reclassification, sub-division, consolidation, re-organisation, or in any other manner which may, in any way, affect the Share Exchange Ratio (as defined in Clause 13 below), except, with the prior approval of the Joint Committee provided that nothing contained in this sub-clause shall be deemed to affect any pre-existing obligations of any of the Transferor Companies and/or the Transferee Company, including in respect of the issue of further employees’ stock options, vesting of stock options or exercise of vested options under any existing scheme or conversion of any loan or convertible security into equity shares

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in accordance with the terms of any loan obtained or convertible security issued by any of the Transferor Companies and/or the Transferee Company.

(b)        (i)          In respect of the stock options granted by ICICI under the employees’ stock options scheme to its directors and employees and employees of ICICI Capital or ICICI PFS or any other subsidiary or associate company of ICICI which have not yet been exercised and are outstanding (“ICICI Stock Options”), the said directors and employees shall, in lieu of the options held by them in ICICI, receive such number of options in the Transferee Company determined in accordance with the Share Exchange Ratio (as defined in Clause 13 below). The exercise price of the options received by the aforesaid directors and employees in lieu or the ICICI Stock Options shall be twice the price payable by the said directors and employees for the exercise of the ICICI Stock Options. All other terms and conditions in relation to the options aforesaid shall be similar to those contained in the employees stock option scheme of the Transferee Company.

(ii)	Upon the coming into effect of this Scheme, Section IV Part 1 of the employees’ stock options scheme of the Transferee Company shall stand amended in the following manner:

“The maximum number of Options granted to any Eligible Employee in a financial year shall not exceed 0.05% of the issued equity shares of the Bank at the time of grant of the Options and the aggregate of all such Options granted to the Eligible Employees shall not exceed five percent of the aggregate number of the issued equity shares of the Bank after coming into effect of the amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with the Bank and the issuance of equity shares by the Bank pursuant to the aforesaid amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with the Bank.”

10.        Upon the coming into effect of this Scheme:

(a)	all suits, actions and legal and other proceedings by or against the Transferor Companies pending and/ or arising on or before the Appointed Date or the Effective Date (whichever is later) shall be transferred in the name of the Transferee Company and shall be continued and be enforced by or against the Transferee Company as effectually and in the same manner and to the same extent as if the same had been pending and/or arisen by or against the Transferee Company.

(b)	the Transferee Company shall be notified as the ‘designated person’ under the provisions of Section 16 read with Section 2(d) of the Shipping Development Fund Committee (Abolition) Act, 1986 and all suits, actions and legal and Other proceedings by or against ICICI in its capacity as such ‘designated person’ pending and/or arising on or before the Appointed Date or the Effective Date (whichever is later) shall be transferred in the name of the Transferee Company and shall be continued and be enforced by or against the Transferee Company as effectually and in the same manner and to the same extent as if the Transferee Company had originally been notified as the ‘designated person’ in that behalf and as if the same had been pending and/or arisen by or against the Transferee Company.

11.       (a)         Upon the coming into effect of this Scheme, and subject to the provisions of this Scheme, all contracts, deeds, bonds, agreements, arrangements and other instruments (including all tenancies, leases, licenses and other assurances in favour of any of the Transferor Companies or powers or authorities granted by or to any of them) of whatsoever nature to which any of the Transferor Companies is a party or to the benefit of which any of the Transferor Companies may be eligible, and which are subsisting or having effect immediately before the Appointed Date or the Effective Date (whichever is later), shall, without any further act, instrument or deed, be in full force and effect in favour of or against the Transferee Company, as the case may be, and may be enforced as fully and effectually as if, instead of such Transferor Company, the Transferee Company had been a party or beneficiary or obligee thereto.

(b)	The Transferee Company may, at any time after the coming into effect of this Scheme in accordance with the provisions hereof, if so required, under any law or otherwise, execute deeds of confirmation in favour of any party to any contract or arrangement to which any of the Transferor Companies is a party or any writings as may be necessary to be executed in order to give formal effect to the above provisions. The Transferee Company shall be deemed to be authorized to execute any such writings on behalf of the Transferor Companies and to carry out or perform all formalities or compliances required for the purposes referred to above on the part of the Transferor Companies.

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12.	Upon the coming into effect of this Scheme:

(a)	the employees of the Transferor Companies who are in service on the Appointed Date or the Effective Date (whichever is later), shall become the employees solely of the Transferee Company on such date without any break or interruption in service and on terms and conditions as to remuneration not less favourable than those subsisting with reference to the respective Transferor Companies on the said date.

(b)	the existing provident fund, gratuity fund, and pension and/or superannuation fund or trusts created by the Transferor Companies or any other special funds created or existing for the benefit of the employees of the Transferor Companies shall be transferred to the relevant funds of the Transferee Company. In the event that the Transferee Company does not have its own fund with respect to any such matters, the Transferee Company shall create its own funds to which the contributions pertaining to the employees of Transferor Companies shall be transferred.

PART IV - REORGANIZATION OF CAPITAL

13.       (a)         Upon the coming into effect of this Scheme, and in consideration of the transfer of and vesting of the Undertaking and the Liabilities of the Transferor Companies in the Transferee Company in terms of this Scheme, the Transferee Company shall without any further application, act, instrument or deed, issue and allot to the equity shareholders of ICICI whose names are recorded in the Register of Members of ICICI (the “Members”), on a date (hereinafter referred to as the “Record Date”) to be fixed by the Board of Directors of the Transferee Company or a committee of such Board of Directors, equity shares of Rs.10/- (Rupees ten only) each, credited as fully paid up, in the ratio of 1(one) equity share of the face value of Rs. 10/- (Rupees ten only) each in the Transferee Company for every 2 (two) equity shares of the face value of Rs. 10/- (Rupees ten only) each held in ICICI.

(the above ratio in which the shares of the Transferee Company are to be allotted to the shareholders of ICICI by the Transferee Company is hereinafter referred to as the “Share Exchange Ratio”).

(b)	The share certificates in relation to the shares held by the said Members in ICICI (and the ADRs that have been issued representing the underlying shares in ICICI) shall be deemed to have been automatically cancelled and be of no effect on and from such Record Date, without any further act, instrument or deed. In so far as the issue of shares pursuant to sub-clause (a) above is concerned, each of the said Members of ICICI, shall have the option, exercisable by notice in writing by the said Members to the Transferee Company on or before such date as may be/determined by the Board of Directors of the Transferee Company or a committee of such Board of Directors, to receive either in certificate form or in dematerialised form, the shares of the Transferee Company in lieu thereof and in terms hereof. In the event that such notice has not been received by the Transferee Company in respect of any of the said Members, the shares of the Transferee Company shall be issued to such Members in certificate form. Those of the said Members exercising the option to receive the shares in dematerialised form shall be required to have an account with a depository participant and shall provide details thereof and such other confirmations as may be required. It is only thereupon that the Transferee Company shall issue and directly credit the demat/dematerialised securities account of such Member with the shares of the Transferee Company.

(c)	No shares shall be issued by the Transferee Company pursuant to the amalgamation of ICICI Capital and ICICI PFS, both of which are wholly owned subsidiaries of ICICI.

(d)	In respect of equity shares of ICICI where calls are in arrears, without prejudice to any remedies that ICICI or the Transferee Company, as the case may be, shall have in this behalf, the Transferee Company shall not be bound to issue any shares of the Transferee Company (whether partly paid or otherwise) nor to confirm any entitlement to such holder until such time as the calls-in-arrears are paid.

(e)	Upon the coming into effect of this Scheme, the Transferee Company shall issue to the holders of 0.001% preference shares of Rs.1,00,00,000/- each fully paid-up (the “Preference Shares”) of ICICI one 0.001% preference share of Rs. 1,00,00,000/- fully paid in lieu of every Preference Share on the same terms and conditions subject to the approval of the Reserve Bank of India and issue of notification and/or grant of permission for issuance of such preference shares, and/or amendment of the Banking Regulation Act, 1949. Provided however, in case such approval and/or grant of permission and/or amendment is not forthcoming ICICI will make alternate arrangements for accounting for the Preference Shares. The Preference Shares of ICICI shall stand cancelled upon the issuance of the preference shares

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by the Transferee Company as aforesaid. Nothing contained in this Clause shall affect the redemption on maturity of any of the Preference Shares of ICICI prior to the Effective Date.

14.	No fractional certificates shall be issued by the Transferee Company in respect of fractional entitlements, if any, to any Member. The Board of Directors of the Transferee Company shall, instead consolidate all such fractional entitlements and thereupon issue and allot equity shares in lieu thereof to the Trust or a director or an officer of the Transferee Company or such other person as the Transferee Company shall appoint in this behalf who shall hold the shares in trust on behalf of the Members entitled to fractional entitlements with the express understanding that such Trust, director(s) or officer(s) or person shall sell the same in the market at such time or times and at such price or prices in the market and to such person or persons, as it/he/they deem lit, and pay to the Transferee Company, the net sale proceeds thereof, whereupon the Transferee Company shall distribute such net sale proceeds to the Members of ICICI in proportion to their respective fractional entitlements.

15.	Equity shares issued and allotted by the Transferee Company in terms of Clause 13 shall be subject to the provisions of the Articles of Association of the Transferee Company and shall rank pari passu in all respects with the then existing equity shares of the Transferee Company, including in respect of dividends, if any, that may be declared by the Transferee Company, on or after the Appointed Date.

16.	Equity shares of the Transferee Company issued in terms of Clause 13 above, shall, subject to applicable regulations, be listed or admitted to trading on the relevant stock exchange/s, whether in India or abroad, where the equity shares of the Transferee Company are presently listed or admitted to trading.

17.       (a)         Upon the coming into effect of this Scheme and the issue of shares in the Share Exchange Ratio, pursuant to Clause 13 above, the Transferee Company shall instruct its depositary (the “Depositary”) to issue ADRs of the Transferee Company to the existing investors in ADRs of ICICI in an appropriate manner in accordance with the terms of the Deposit Agreement entered into amongst the Transferee Company, Bankers Trust Company and all registered holders and beneficial owners from time to time of the ADRs ‘of the Transferee Company (the “Deposit Agreement”). The Transferee Company and the Depositary shall enter into such further documents as may be necessary and appropriate in this behalf.

(b)	The Transferee Company shall take necessary steps for the issue of ADRs pursuant to Clause 17(a) above and for listing the ADRs on the New York Stock Exchange, including without limitation the filing of a supplemental listing application with the New York Stock Exchange and any required amendment of the Form F-6 under the Securities Act of 1933, as amended, of the United States of America (the “Securities Act”):

(c)	The ADRs issued to the existing investors in the ADRs of ICICI pursuant to Clause 17(a) above shall be similar in all material respects with the then existing ADRs of the Transferee Company.

(d)	The equity shares underlying the ADRs issued to the existing investors in the ADRs of ICICI shall not be registered under Securities Act in reliance upon the exemption from registration contained in Section 3(a)(10) of the Securities Act, and upon a no-action letter issued by the staff of the US Securities and Exchange Commission. To obtain this exemption, the Transferee Company will rely on the approval of the Scheme by the High Court of Judicature at Bombay and the High Court of Gujarat at Ahmedabad following the hearing by each court.

(e)	If, on account of the Share Exchange Ratio, fractional ADRs of the Transferee Company have to be issued, then, in accordance with Section 4.03 of the Deposit Agreement, in lieu of delivering receipts for fractional ADRs the Depository may, in its discretion, sell the shares represented by the aggregate of such fractions, at public or private sale, at such place or places and at such price or prices as it may deem proper, and distribute the net proceeds of any such sale in accordance with the terms of the Deposit Agreement.

PART V - GENERAL TERMS AND CONDITIONS

18.       (a)        The Transferor Companies and the Transferee Company shall be entitled to declare and pay dividends, whether interim or final, to their respective equity shareholders in respect of the accounting period prior to the Appointed Date. Provided that any such declaration after the Appointed Date and prior to the Effective Date shall be made with the prior approval of the Board of Directors of the Transferor Companies and the Transferee Company.

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(b)	Until the coming into effect of this Scheme, the holder of equity shares of the Transferor Companies and the Transferee Company shall, save as expressly provided otherwise in this Scheme, continue to enjoy their existing rights under their respective articles of association including the right to receive dividends.

(c)	It is clarified that the aforesaid provisions in respect of declaration of dividends, whether interim or final, are enabling provisions only and shall not be deemed to confer any right on any member of any of the Transferor Companies and/or the Transferee Company to demand or claim any dividends which, subject to the provisions of the Act, shall be entirely at the discretion of the respective Boards of Directors of the Transferor Companies and the Transferee Company and subject, wherever necessary, to the approval of the shareholders of the Transferor Companies and the Transferee Company, respectively.

19.       (a)         Upon the coming into effect of this Scheme and with effect from the Appointed Date, for the purpose of accounting for and dealing with the value of the assets and liabilities of ICICI in the books of the Transferee Company, the fair value of the assets (after deducting such provisions as are outstanding in the books of ICICI, on the date immediately preceding the Appointed Date in respect of any asset or class of assets) and liabilities shall be determined on the Appointed Date to the satisfaction of the Transferee Company.

(b)	Upon the coming into effect of the Scheme and with effect from the Appointed Date:

(i)	If the fair value of any class of assets of ICICI determined in accordance with sub-clause (a) above is less than the value of such class of assets appearing in the books of ICICI immediately prior to the Appointed Date, the assets shall be accounted for and dealt with in the books of the Transferee Company at the value appearing in the books of ICICI on the date immediately preceding the Appointed Date and a provision equal to the difference between the value appearing in the books of ICICI and the fair value determined in accordance with sub-clause (a) above shall be made in the books of the Transferee Company.

(ii)	If the fair value of any class of assets of ICICI determined in accordance with sub-clause (a) above is greater than the value of such class of assets appearing in the books of ICICI immediately prior to the Appointed Date, the assets shall be accounted for and dealt within the books of the Transferee Company at the fair value.

(iii)	Provisions outstanding in the books of ICICI on the date immediately preceding the Appointed Date in respect of any asset or class of assets shall be accounted for and dealt with in the books of the Transferee Company as provisions against the assets or class of assets against which such provisions were held in the books of ICICI on the date immediately preceding the Appointed Date.

(iv)	The liabilities of ICICI shall be accounted for and dealt with in the books of the Transferee Company at the fair value determined in accordance with sub-clause (a) above.

(c)	The excess of the fair value of the net assets of ICICI over the paid-up value of the shares to be issued and allotted pursuant to the terms of Clause 13, shall be accounted for and dealt with in the books of the Transferee Company as follows:

(i)	The balance in “Special Reserve Account” of ICICI shall continue to be designated as Special Reserve Account in the books of the Transferee Company;

(ii)	The balance in “Debenture Redemption Reserve Account” of ICICI shall continue to be designated as a Debenture Redemption Reserve Account in the books of the Transferee Company;

(iii)	The aggregate balance in “Capital Reserve Account”, “Capital Redemption Reserve Account”, “Share Premium Account”, “General Reserve Account”, “Profit and Loss Account” and any other account included in reserves and surplus of ICICI on the date immediately preceding the Appointed Date shall be reduced by the provisions created in accordance with sub-clause (b)(i) above and such further adjustments as may be deemed necessary including, such adjustments as may be required to ensure the uniform application of accounting standards and policies adopted by the Transferee Company and the net balance thereof shall be credited by the Transferee Company to its General Reserve Account.

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(d)        (i)         Upon the coming into effect of the Scheme and with effect from the Appointed Date, the assets and liabilities of ICICI Capital and ICICI- PFS shall be accounted for and dealt with in the books of the Transferee Company at their fair values to be determined on the Appointed Date to the satisfaction of the Transferee Company.

(ii)	In determining the fair value of the assets and liabilities of ICICI Capital and ICICI PFS and making the necessary adjustments, the provisions of sub-clauses (a) to (c) above shall be applied mutatis mutandis to ICICI Capital and ICICI PFS.

(iii)	An amount equal to the net assets of ICICI Capital and ICICI PFS shall be credited by the Transferee Company to its General Reserve Account.

20.	Upon the coming into effect of this Scheme:

(a)	Clauses V of the Memorandum of Association of the Transferee Company shall, without any further act, instrument or deed, be and stand altered, modified and amended pursuant to Sections 94 and 394 and other applicable provisions of the Act in the manner set forth in Schedule I hereto.

(b)	The Articles of Association of the Transferee Company shall, without any further act, instrument or deed, be and stand altered, modified and amended pursuant to Sections 31 and 394 and other applicable provisions of the Act in the manner set forth in Schedule II hereto.

21.	Upon the coming into effect of this Scheme, the Board of Directors of the Transferee Company shall be reconstituted in accordance with the provisions of the Act and the Banking Regulation Act, 1949. Provided that, subject to the approval of the Reserve Bank of India, the maximum number of Directors on the Board of Directors shall be increased to 21 (exclusive of the nominee director appointed by the Government of India and the director as may be nominated pursuant to the trust documents in relation to the issue of debentures or bonds of the Transferee Company and/or the Transferor Companies).

22.	Upon the coming into effect of this Scheme, the borrowing limits of the Transferee Company in terms of Section 293(1)(d) of the said Act, shall without further act, instrument or deed stand enhanced by an amount aggregating to Rs.100,550 crore being the aggregate borrowing limits of the Transferor Companies, such limits being incremental to the existing limits of the Transferee Company.

23.	The Transferor Companies shall with all reasonable despatch, make applications/petitions under Sections 391 and 394 and other applicable provisions of the Act to the High Court of Judicature at Bombay for sanctioning of this Scheme and for dissolution of the Transferor Companies without winding up under the provisions of law, and obtain all approvals as may be required under law. Upon coming into effect of this Scheme, the Transferor Companies shall, without any further act, deed, or instrument, be dissolved without winding-up.

24.	The Transferee Company shall also with all reasonable despatch, make applications/petitions under Sections 391 and 394 and other applicable provisions of the Act to the High Court of Gujarat at Ahmedabad for sanctioning of this Scheme under the provisions of law, and obtain all approvals as may be required under law.

25.       (a)       The Transferor Companies and the Transferee Company may assent from time to time or behalf of all persons concerned to any modifications or amendments or additions to this Scheme or to any conditions or limitations which either the Boards of Directors of any of the Transferor Companies and the Transferee Company deem fit, or which the High Court of Judicature at Bombay and/or the High Court of Gujarat at Ahmedabad and/or any other authorities (including the Reserve Bank of India) under law may deem fit to approve of or impose and which the Transferor Companies and the Transferee Company may in their discretion deem fit and to resolve all doubts or difficulties that may arise in carrying out and implementing this Scheme and to do, authorise and execute all acts, instruments, deeds, matters and things necessary, or to review the position relating to the satisfaction of the conditions to this Scheme and if necessary, to waive any of those (to the extent permissible under law) for bringing this Scheme into effect. In the event of any of the conditions that may be imposed by the Courts or other authorities (including the Reserve Bank of India) which the Transferor Companies or the Transferee Company may find unacceptable for any reason, then the Transferor Companies and the Transferee Company are at liberty to withdraw the Schethe. The aforesaid powers of the Transferor Companies and the Transferee Company may be. xercised by their respective Boards of Directors, a committee or committees of the concerned Board of Directors or any director authorised in that behalf by the concerned Board of Directors (hereinafter referred to as the “delegates”).

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(b)	For the purpose of giving effect to this Scheme or to any modifications or amendments thereof or additions thereto, the delegate of the Transferor Companies and Transferee Company may give and are authorised to determine and give all such directions as are necessary including directions for selling or removing any questions of doubt or difficulty that may arise and such determination or directions, as the case may be, shall be binding on all parties, in the same manner as if the same were specifically incorporated in this Scheme.

(c)	In the event of there being any pending. share transfers, whether lodged or outstanding, of any shareholder of ICICI, the Board of Directors or any committee thereof of ICICI shall be empowered in appropriate cases, even subsequent to the Record Date to effectuate such a transfer in ICICI as if such changes in registered holder were operative as on the Record Date, in order to remove any difficulties arising to the transferor or the transferee of the share in the Transferee Company and in relation to the new shares after the Scheme becomes effective.

26.	This Scheme is conditional upon and subject to:

(a)	the Scheme being agreed to by the requisite majorities of the members of the Transferor Companies and the Transferee Company as required under the Act and the requisite orders of the High Court of Judicature at Bombay and the High Court of Gujarat at Ahmedabad referred to in Clauses 23 and 24 above being obtained;

(b)	the approval of the Reserve Bank of India being obtained;

(c)	such other sanctions and approvals including from any governmental authority or contracting party, if any, as may be required by law or contract in respect of the Scheme being obtained; and

(d)	the certified copies of the court orders referred to in this Scheme being filed with the Registrar of Companies, Maharashtra, and the Registrar of Companies, Gujarat.

27.	In the event of this Scheme not becoming effective by June 30, 2002 or by such later date as may be agreed to by the respective Boards of Directors of the Transferor Companies and the Transferee Company, this Scheme shall become null and void and in that event no rights and liabilities whatsoever shall accrue to or be incurred inter se by the parties or their Shareholders or creditors or employees or any other person. In such case each company shall bear its own costs or as may be mutually agreed amongst themselves.

28.	All costs, charges and expenses, including any taxes and duties of the Transferor Companies and Transferee Company respectively in relation to or in connection with this Scheme and incidental to the completion of the amalgamation of the Transferor Companies in pursuance of this Scheme shall be borne and paid by ICICI.

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SCHEDULE I

Amendment to the Memorandum of Association

Clause V of the Memorandum of Association of the Transferee Company shall stand modified and amended by deleting the Clause and replacing it with the following:

“The authorized capital of the Company shall be Rs. 2,250,00,00,000 divided into 1,90,00,00,000 shares of Rs. 10/- each and 350 shares of Rs. 1 crore each with rights privileges and conditions attached thereto as are provided by the Articles of Association of the Company for the time being with power to increase or reduce the capital of the Company and to divide the shares in the capital for the time being into several classes and to attach thereto respectively such preferential, cumulative, convertible, guarantee, qualified or other special rights, privilege, condition or restriction, as may be determined by or in accordance with the Articles of Association of the Company for the time being and to vary, modify, or abrogate any such right, privilege or condition or restriction in such manner as may for the time being be permitted by the Articles of Association of the Company or the legislative provisions for the time being in force.”

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SCHEDULE II

Amendment to the Articles of Association

The Articles of Association of the Company shall stand modified and amended in the following manner.

1.	By deleting the definition of ICICI in Article 3.

2.	By deleting Article 5(a) and replacing it with the following:

“5(a)	The Authorised Share Capital of the Company is Rs. 2,250,00,00,000 divided into 1,90,00,00,000 equity shares of Rs. 10/- each and 350 preference shares of Rs. 1 crore each.”

3.	By inserting the word ‘debentures’ in Article 10(a) after the word ‘shares’ and before the words ‘or other interest.....”

4.	By inserting a new Article 80A as follows:

“The Company may purchase its own shares in the manner provided for in Section 77A of the Act.”

5.	By deleting Article 99(b) and replacing it with the following:

“99(b)	If there be no Chairman or if at any meeting he shall not be present within 15 minutes after the time appointed for holding such meeting, or is unwilling to act, the Managing Director shall be entitled to act as the Chairman of such meeting failing which the Non-Rotational Directors present may choose one of their number to act as Chairman of the meeting and in default of their doing so, the Members present shall choose one of the Directors to take the Chair and if no Directors present be willing to take the Chair, the Members present shall choose one of their number to be the Chairman of the meeting.”

6.	By deleting Article 113 and replacing it with the following:

“113     (a) on a show of hands, every Member present in person shall have one vote; and

(b)	on a poll, the voting rights of Members shall be as provided in Section 87 of the Act, but will be subject to the ceiling of ten per cent of the total voting rights or such other percentage as may be stipulated by Section 12(2) of the Banking Regulation Act.”

7.	By deleting Article 126 and replacing it with the following:

“126	Until otherwise determined by a General Meeting, the number of Directors shall not be less than three or more than 21 excluding the Government Director (referred to in Article 128A) and the Debenture Director (referred to in Article 129) (if any).”

8.	By deleting Article 128 and replacing it with the following:

“128	Not more than one-third of the total number of Directors shall be non-rotational Directors and, except for the Debenture Director and the Government Director, such non-rotational Directors (hereinafter referred to as the “Non-Rotational Directors”) shall be appointed by the Board of Directors of the Company. The remaining Directors shall be persons whose period of office is liable to determination by rotation and subject to the provisions of the Act shall be appointed by the Company in General Meeting.”

9.	By inserting a new Article 128A after the existing Article 128:

“128A   (a)        During such time as the Guarantee Agreement dated March 14, 1955 or the Guarantee Agreement dated July 15, 1959 or the Guarantee Agreement dated October 28, 1960 or the Guarantee Agreement dated February 28, 1962, between the President of India and The International Bank for Reconstruction and Development shall remain in force the President of India shall have the right from time to time to appoint one person as a Director of the Company and to remove such person from office and on a vacancy being caused in such office from any cause whether by resignation, death, removal or otherwise to appoint a Director in the vacant place. The Company shall be entitled to agree with the President of India for the appointment of a Director of the Company by the President of India as contemplated by this Article in respect of any

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future advance or advances by the Government of India or in respect of any guarantee or guarantees that may be given by the Government of India in connection with the Company’s future borrowings from The International Bank for Reconstruction and Development or any other financial institution. The Director appointed under this Article is herein referred to as “the Government Director” and the term “Government Director” means the Director for the time being in office under this Article. The Government Director shall not be liable to retire by rotation or be removed from office except by the President of India as aforesaid. Subject as aforesaid the Government Director shall be entitled to the same rights and privileges and be subject to the same obligations as any other. Director of the Company.”

10.    By inserting the following sentence at the end of Article 132 after the words “…or the Central Government.”:

“No Director who is a Government servant shall be entitled to receive any remuneration under this Article or other provisions of these presents except as authorised by the Government.”

11.	By inserting a new Article 132A after the existing Article 132:

“132A	Subject to the provisions of Article 132 in the case of a Government servant, the Directors may allow and pay to any Director who is not a bona fide resident of the place where a meeting is held and who shall come to such place for the purpose of attending a meeting such sum as the Directors may consider fair compensation for travelling, hotel and other expenses in addition to his remuneration as above specified and the Directors may from time to time fix the remuneration to be paid to any member or members of their body constituting a committee appointed by the Directors in terms of these presents and may pay the same.”

12.	By inserting a new Article 132B after the Article 132A:

“132B	Subject to the provisions of Article 132 in the case of a Government servant if any Director, being willing, shall be called upon to perform extra services or to make any special exertions in going out or residing at a particular place or otherwise for any of the purposes of the Company, the Company may remunerate such Director either by fixed sum or otherwise as may be determined by the Directors and such remuneration may be either in addition to or in substitution for his remuneration above provided.”

13.	By deleting Article 140(b)(iii)

14.	By deleting Article 142 and replacing it with the following:

“142	At every Annual General Meeting of the Company, one third of such Directors for the time being as are liable to retire by rotation or if their number is not three or a multiple of three, then the number nearest to one-third, shall retire from office. The Debenture Directors, the Government Directors and the Non-Rotational Directors, subject to Article 151, shall not be subject to retirement under this Article.”

15.	By deleting the words “nomination of ICICI Directors by ICICI” in Article 149(d) and replacing it with the words “appointment of the Non-Rotational Directors”.

16.	By inserting the words “or a Non-Rotational Director” instead of the words “or a Nominee Director” in Article 150(a).

17.	By deleting Article 151(a) and replacing it with the following:

“151(a)	Subject to the provisions of the said Acts and these presents, the Board of Directors of the Company shall be entitled to appoint froin time to time, one or more of the Non-Rotational Directors to act as the Whole-time or Executive Chairman and Managing Director or Part-time Chairman or Whole-time Chairman (hereinafter referred to as the “Executive Chairman”) or a Managing Director or Managing Director(s) and/or Whole-time Director or Whole-time Director(s) of the Company (hereinafter referred to as the “Managing Director”) for such term not exceeding five years at a time as the Board of Directors may think fit to manage the affairs and business of the Company and may from time to time (subject to provisions of any contract between him and the Company) may remove or dismiss him or them from office and appoint another in his place.”

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18.       By deleting Article 151(b).

19.       By deleting Article 151(c).

20.       By deleting the following paragraph in Article 155:

“Provide further, that no quorum for a Meeting of the Board shall be constituted and no such meeting shall proceed to transact any business unless at least one ICICI Director or his Alternate are present at such meeting, except where for a particular meeting the said requirement for a quorum is waived in writing by the ICICI Directors or their Alternates.”

21.       By deleting Article 157 and replacing it with the following:

“157	The Directors may subject to the provisions of the Act delegate any of their powers to Committees consisting of Directors and/or such other person or persons as they think fit, and they may from time to time revoke and substitute such delegation. Any Committee so formed shall in the exercise of the powers so delegated, conform to any regulations that may from time to time be imposed on it by the Directors. All acts done by any such Committee in conformity with such regulations and in fulfilment of the purposes of its appointment but not otherwise, shall have the force and the effect as if done by the Board.”

22.       By deleting Article 159(a) and replacing it with the following:

“159(a)	All meetings of the Directors shall be presided over by the Chairman if present, but if at any meeting of Directors, the Chairman be not present, at the time appointed for holding the same, then and in that case the Managing Director shall be entitled to be the Chairman of such meeting, failing which the Board shall choose one of the Non-Rotational Directors then present to preside at the meeting.”

23.       By deleting Article 161(c).

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WITNESS SHRI BABULAL CHANDULAL PATEL, ESQUIRE, THE ACTING CHIEF JUSTICE at Gujarat High Court, aforesaid this 7th day of March, Two Thousand and Two.

HIGH COURT OF GUJARAT-AHMEDABAD

BY THE ORDER OF THE COURT

Sd/- M. G. [signature] 17/4/02

JOINT REGISTRAR

This 17th day of April, 2002

Sd/- D. B. [signature] 17/4/02

SEALER

This 17th day of April, 2002

ORDER DRAWN BY

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IN THE HIGH COURT OF GUJARAT AT
AHMEDABAD

ORDINARY ORIGINAL JURISDICTION

COMPANY PETITION NO. 21 OF 2002

CONNECTED WITH

COMPANY APPLICATION NO. 360 OF 2001

In the matter of the Scheme of Amalgamation of ICICI Limited, ICICI Capital Services Limited and ICICI Personal Financial Services Limited with ICICI Bank Limited.

Order on Petition

DATED THIS 7th DAY OF MARCH, 2002

FILED THIS 17th DAY OF APRIL, 2002

Amarchand & MangaIdas & Suresh A. Shroff & Co.
Apartment No.4B, Premchand House Annexe,
Old High Court Way, Ashram Road,
Ahmedabad- 380 009
Advocates for the Petitioner

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DBOD No. PSBS854/16.01.128/02-03

January 16, 2003

Mr. Jyotin Mehta
Company Secretary
ICICI Bank Ltd, ICICI Towers,
Bandra Kurla Complex,
Mumbai.

Dear Sir,

Banking Regulation Act, 1949 – Sections 6, 8, 12 & 49-C – Alteration of
Memorandum of Association – Object clause and share capital

. . . . . .

. . . . . .

(xii) As regards the proposed amendment to Clause V of MOA to reduce the authorised capital from the present level of Rs.2,250 crores to Rs.1,900 crores, it is advised that the proposed amendment is In order.

. . . . . .

. . . . . .

Yours faithfully

Sd/-
(M. Rajeshwar Rao)
General Manager

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DBOD No. PSBS (128/16•01•128/03-04)
May 12, 2004

The Managing Director
ICICI Bank Ltd,
ICICI Towers,
Bandra-Kurla Complex,
Mumbai -400 051.

Dear Sir,

Alteration to Memorandum of Association - ICICI Bank Ltd-
No Objection Certificate under Section 49C of the BR Act, 1949

Please refer to your letters dated February. 24, 2004 and May 5, 2004 on the captioned subject. In this connection it is advised that we have no objection to the proposed alteration to the Memorandum of Association of the bank. Further, we advise that you should forward to this Department a copy of the amended Memorandum of Association of the bank duly signed by the authorized signatories, for record.

2.       Please acknowledge receipt.

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DBOD. No. PSBD 10268/16.01.128/2006-07	April 18, 2007

Order

Scheme of Amalgamation under Section 44A of Banking Regulation Act, 1949 — The Sangli Bank Ltd. with the ICICI Bank Ltd.

In exercise of the powers contained in subsection (4) of Section 44A of Banking Regulation Act, 1949, the Reserve Bank of India hereby sanctions the appended scheme of amalgamation of The Sangli Bank Ltd. (Transferor Bank) with the ICICI Bank Ltd. (Transferee Bank). The scheme of amalgamation shall come into effect from April 19, 2007.

(Anand Sinha)
Executive Director

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SCHEME OF AMALGAMATION

Of

The Sangli Bank Limited	Transferor Bank

with

ICICI Bank Limited	Transferee Bank

PART 1 — GENERAL

1.	This Scheme of Amalgamation provides for the amalgamation of The Sangli Bank Limited, a company within the meaning of the Companies Act, 1956 (hereinafter referred to as the “Companies Act”) and licensed as a banking company under the provisions of the Banking Regulation Act, 1949 (hereinafter referred to as the “said Act”), having its Registered Office at Rajwada Chowk, Sangli 416 416, Maharashtra (hereinafter referred to as the “Transferor Bank”) with ICICI Bank Limited, a company incorporated under the provisions of the Companies Act and licensed as a banking company under the provisions of the said Act, having its Registered Office at Landmark, Race Course Circle, Vadodara 390 007, Gujarat (hereinafter referred to as the “Transferee Bank”), pursuant to Section 44A and other relevant provisions of the said Act and Reserve Bank of India’s guidelines for merger and amalgamation of private sector banks dated May 11, 2005 (hereinafter referred to as the “RBI Guidelines”).

2.	In this Scheme of Amalgamation, unless inconsistent with the subject or context, the following words or expressions shall have the following meaning:

(a)	‘Board of the Transferee Bank’ shall mean the Board of Directors of the Transferee Bank, any Committee/s constituted / that may be constituted by the Board of Directors of the Transferee Bank or any other person authorised / to be authorised by the Board or the Committee/s to exercise its powers including the powers in terms of this Scheme.

(b)	‘Board of the Transferor Bank’ shall mean the Board of Directors of the Transferor Bank, or any person authorised / to be authorised by the Board to exercise its powers including the powers in terms of this Scheme.

(c)	‘Effective Date’ shall mean the date on which Reserve Bank of India sanctions the Scheme of Amalgamation or such other date as may be specified by Reserve Bank of India by an order in writing passed in this behalf under the provisions of the said Act and RBI Guidelines. References in the Scheme of Amalgamation to the ‘coming into effect of the Scheme’ shall mean the Effective Date.

(d)	‘said assets’ or ‘the undertaking’ shall mean the entire undertaking, the entire business, all the properties (whether movable or immovable, tangible or intangible), assets, investments of all kinds including but not limited to securities, securitised assets, receivables and security receipts, all cash balances (including with Reserve Bank of India and other banks), money at call and short notice, loans, advances, contingent rights or benefits, reserves, provisions, funds, benefits of all agreements, lease and hire purchase contracts, benefit of any security arrangements, agreements, rights, contracts, entitlements, permits, licences including branch or other licences, quotas, approvals, consents, incentives, subsidies, rights, claims, leases, tenancy rights, liberties, rehabilitation schemes, special status, engagements, arrangements and all other privileges and benefits of every kind, nature and description whatsoever enjoyed or conferred upon or held or availed of by and all rights and benefits that have accrued to business, activities and operations of the Transferor Bank, authorities, allotments, approvals, reversions, buildings and structures, branches, offices and residential premises, tenancies, leases, licenses, fixed assets and other assets, powers, consents, registrations, agreements, contracts, engagements, arrangements of all kinds, rights, titles, interests, benefits and advantages of whatsoever nature and

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wheresoever situate belonging to or in ownership, power or possession or in control of or vested in or granted in favour of or enjoyed by the Transferor Bank or to which the Transferor Bank may be entitled and include but without being limited to trade and service names and service marks and other intellectual property of any nature whatsoever, permits, approvals, authorisations, rights to use and avail of telephone, telex, facsimile, email, internet, leased line connections and installations, utilities, electricity and other services, all necessary records, files, papers, computer programs, manuals, data, catalogues, sales and advertising materials, lists and other details of present and former customers, suppliers, employees, customer information including credit information, customer pricing information and other records in connection with or relating to the Transferor Bank and all other interests of whatsoever nature belonging to or in the ownership, power or possession and/or in the control of or vested in or granted in favour of or enjoyed by the Transferor Bank, whether in India or abroad, as on the Effective Date.

(e)	‘said liabilities’ shall mean all debts, demand deposits, saving bank deposits, term deposits, certificate of deposits, time and demand liabilities, borrowings whether rupee or foreign currency, bills payable, interest accrued, statutory reserves, contingent liabilities including tax liabilities, and other liabilities, duties and undertakings and obligations of the Transferor Bank, whether or not disputed or the subject matter of any court, arbitration or other proceedings, as on the Effective Date.

(f)	‘the Scheme’ or ‘this Scheme’ shall mean the Scheme of Amalgamation of the Transferor Bank with the Transferee Bank as sanctioned by the Reserve Bank of India under section 44A of the said Act.

PART II – SHARE CAPITAL

3. (a) The share capital of the Transferor Bank as of September 30, 2006 is as under:

Authorised Capital

100,000,000 Equity Shares of Rs. 10/- each amounting to Rs. 100.0 million

Issued, Subscribed and Paid-up Capital

31,960,028 Equity Shares of Rs. 10/- each amounting to Rs. 319.6 million, including shares forfeited and calls-in-arrears

The Equity Shares of the Transferor Bank are not listed on any stock exchange.

(b)	The share capital of Transferee Bank as of September 30, 2006 is as under:

Authorised Capital

1,000,000,000 Equity Shares of Rs. 10/- each amounting to Rs. 10,000.0 million

55,000,000 Preference Shares of Rs. 100/- each amounting to Rs. 5,500.0 million

350 Preference Shares of Rs. 10,000,000/- each amounting to Rs. 3,500.0 million

Issued, Subscribed & Paid-up Capital

892,895,861 Equity Shares of Rs. 10/- each amounting to Rs. 8,929.2 million, including shares forfeited and calls-in-arrears

350 Preference Shares of Rs. 10,000,000/- each fully paid-up redeemable at par on April 20, 2018 amounting to Rs. 3,500.0 million

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The equity shares of the Transferee Bank are listed on The Bombay Stock Exchange Limited and The National Stock Exchange of India Limited. American Depositary Shares representing underlying equity shares of Transferee Bank are listed on New York Stock Exchange. The preference shares of the Transferee Bank are not, at present, listed on any stock exchange.

PART III – TRANSFER & VESTING

4.	Upon the coming into effect of this Scheme pursuant to the provisions of the said Act and RBI Guidelines, subject to the provisions of this Scheme, and on and from the Effective Date:

(a)	The Undertaking of the Transferor Bank shall, without any further act, instrument or deed, be and stand transferred to and vested in or be deemed to have been transferred to and vested in the Transferee Bank as a going concern so as to become the properties, estates, assets, rights, title, interest and authorities of the Transferee Bank.

(b)	Without prejudice to sub-clause (a) above, in respect of such of the assets of the Undertaking as are movable in nature or are otherwise capable of transfer by manual delivery or by endorsement and/or delivery, the same may be so transferred by the Transferor Bank, and shall, upon such transfer, become the properties, estates, assets, rights, title, interests and authorities of the Transferee Bank.

(c)	All the licences, permits, quotas, approvals, incentives, subsidies, rights, claims, leases, tenancy rights, liberties, rehabilitation schemes, special status and other benefits or privileges enjoyed or conferred upon or held or availed of by and all rights and benefits that have accrued to the Transferor Bank shall, without any further act, instrument or deed, be and stand transferred to and vest in or be deemed to be transferred to and vested in and be available to the Transferee Bank so as to become the estates, assets, rights, title, interests and authorities of the Transferee Bank and shall remain valid, effective and enforceable on the same terms and conditions to the extent permissible under law.

(d)	All properties, assets, estates, rights, title, interest, licenses and authorities acquired by or quotas, approvals, incentives, subsidies, rights, claims, leases, tenancy rights, liberties, rehabilitation schemes, special status and other benefits or privileges enjoyed or conferred upon or held or availed of by and/ or all rights and benefits that have accrued to the Transferor Bank after the approval of the amalgamation by the respective Boards of Directors of the Transferor Bank and Transferee Bank and prior to the Effective Date in connection or in relation to the operation of the Undertaking shall, without any further act, instrument or deed, be and stand transferred to and vested or deemed to be transferred to and vested in the Transferee Bank.

(e)	All contracts, deeds, bonds, agreements, arrangements and other instruments (including all tenancies, leases, licenses and other assurances in favour of the Transferor Bank or powers or authorities granted by or to it) of whatsoever nature to which the Transferor Bank is a party or to the benefit of which the Transferor Bank may be eligible, and which are subsisting or having effect immediately before the Effective Date, shall, without any further act, instrument or deed, be in full force and effect in favour of or against the Transferee Bank, as the case may be, and may be enforced as fully and effectually as if, instead of the Transferor Bank, the Transferee Bank had been a party or beneficiary or obligee thereto.

Upon the coming into effect of this Scheme pursuant to the provisions of the said Act and RBI Guidelines, subject to the provisions of this Scheme, and on and from the Effective Date:

(a)	All debts, demand deposits, savings bank deposits, term deposits, certificate of deposits, time and demand liabilities, borrowings whether rupee or foreign currency, bills payable, interest accrued, statutory reserves, contingent liabilities including tax liabilities, and other liabilities, duties and undertakings and obligations of the Transferor Bank, whether or not disputed or the subject matter of any court, arbitration or other proceedings (the “Liabilities”) shall, without any further act, instrument or deed be and stand

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transferred to and vested in or be deemed to stand transferred to and vested in, the Transferee Bank so as to become the Liabilities of the Transferee Bank, and further that it shall not be necessary to obtain the consent of any person concerned with the Liabilities in any capacity whatsoever or any person who is a party to any contract or arrangement by virtue of which such Liabilities have arisen in order to give effect to the provisions of this Clause.

(b)	Loans and other obligations (including any guarantees, letters of credit, letters of comfort or any other instrument or arrangement which may give rise to a contingent liability in whatever form), if any, due or which may at any time in future become due between or amongst the Transferor Bank and the Transferee Bank shall stand discharged and there shall be no liability in that behalf on either party.

(c)	Any securities, debentures or notes, if any, issued by the Transferor Bank, and held by the Transferee Bank, and vice versa shall, unless sold or transferred by the Transferor Bank or the Transferee Bank, as the case may be, at any time prior to the Effective Date, stand cancelled as on the Effective Date, and shall be of no effect and such Transferor Bank or the Transferee Bank, as the case may be, shall have no further obligation outstanding in that behalf.

(d)	Without prejudice to the provisions of Clause (b) above, the guarantees, letters of credit, letters of comfort and other similar arrangements, if any, given or executed or made by the Transferor Bank in favour of or for the benefit of the Transferee Bank shall stand discharged.

Upon the coming into effect of this Scheme pursuant to the provisions of the said Act and RBI Guidelines, subject to the provisions of this Scheme, and on and from the Effective Date:

(a)	All the security created in favour of or for the benefit of the Transferor Bank under the terms of the relevant agreements, documents and/or arrangements, whether such security be immovable, movable, tangible or intangible, and whether by way of mortgage, hypothecation, pledge, lien or any other form or mode of creation of security, and all guarantees, letters of comfort, letters of credit or similar instruments in favour of or for the benefit of the Transferor Bank under the terms of the relevant agreements, documents and/or arrangements, shall without any further act, deed, instrument or thing, be transferred to and vested in the Transferee Bank or be deemed to have been transferred to and vested in the Transferee Bank, and shall continue to be in full force and effect and may be enforced as fully and effectually as if instead of the Transferor Bank, the Transferee Bank had been the beneficiary or a party thereto, and the benefit shall be available to the Transferee Bank as if such same were ab initio created in favour of the Transferee Bank and further that it shall not be necessary to obtain the consent of any person concerned therewith in any capacity whatsoever or of the person who created such security in order to give effect to the provisions of this Clause.

(b)	All debit mandates or negotiable instruments including post dated cheques that are issued in favour of the Transferor Bank, or which are drawn on the Transferor Bank, shall be payable to or by the Transferee Bank, as the case may be, without any further act, deed, instrument or thing and may be enforced as fully and effectually as if instead of the Transferor Bank, the Transferee Bank had been the beneficiary or a party specified therein.

(c)	All suits, actions and legal and other proceedings by or against the Transferor Bank pending and/or arising on or before the Effective Date shall be transferred in the name of the Transferee Bank and shall be continued and be enforced by or against the Transferee Bank as effectually and in the same manner and to the same extent as if the same had been pending and/or arisen by or against the Transferee Bank.

5.      (a)     The Boards of Directors of the Transferor Bank and the Transferee Bank have jointly constituted a committee in the manner described in sub-clause (b) below (the “Joint Committee”) to perform the functions specified in sub-clause (c) below from the date of approval of this amalgamation until the Effective Date.

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(b) The constitution of the Joint Committee shall be as mentioned hereinbelow:

(i)	Mr. Vijay Chandok, Senior General Manager of the Transferee Bank, as the Chairman of the Joint Committee;

(ii)	Mr. S.R. Godbole, General Manager of the Transferor Bank as a member of the Joint Committee; and

(iii)	The Chairman of the Joint Committee and Mr. S. R. Godbole shall have the power and authority to appoint such additional members of the Joint Committee, as may be necessary, from amongst the wholetime Directors and/or employees of the Transferee Bank, and from amongst the employees of the Transferor Bank, respectively, provided that the number of members from the Transferor Bank shall not exceed the number of members from the Transferee Bank.

(c)	From the date of approval of the amalgamation by the respective Boards of Directors of the Transferor Bank and the Transferee Bank and until the Effective Date, the Joint Committee shall perform the following functions:

(i)	in case of any ambiguity or any question as to whether any matter is within or outside the ordinary course of the business of the Transferor or the Transferee Bank it shall determine the same on the basis of evidence that it may deem relevant for the purpose (including the books and records of the Transferor Bank or the Transferee Bank, as the case may be);

(ii)	consider and approve the matters pertaining to the share capital of the Transferor Bank and/or the Transferee Bank as specified in Clause 9 below;

(iii)	deal with matters incidental or consequential or related thereto; and

(iv)	such other functions specifically provided elsewhere in this Scheme or as may be specifically conferred on it by the Boards of Directors of Transferor Bank and the Transferee Bank, respectively.

(d)	Unless otherwise agreed to between Mr. Vijay Chandok and Mr. S. R. Godbole, the quorum for meetings of the Joint Committee shall be at least two (2) members of the Joint Committee including at least one (1) representative of the Transferee Bank. The Joint Committee shall meet at such times and places, and shall observe and follow such rules and procedures formulated by the Joint Committee, from time to time, in regard to the transaction of business at its meetings. If for any reason the Chairman of the Joint Committee is unable to attend a meeting of the Joint Committee, any other member elected by the members present from amongst themselves at the meeting shall preside at such meeting. All matters shall be decided by the Joint Committee by a majority vote of the members present and voting at the meeting, and in the event of an equality of votes, the Chairman or in his absence, the person presiding, shall have the second or casting vote. If, however, without convening a meeting of the members of the Joint Committee any matter is decided by the Joint Committee wherein the consent or approval of the majority of the members of the Joint Committee is obtained by letter or letters or any instrument signed by such members of the Joint Committee then such letter or letters or instrument shall constitute a resolution passed or decision taken at the meeting of the Joint Committee duly convened and held and shall have the effect accordingly. All decisions of the Joint Committee determined as aforesaid shall be binding on the Transferor Bank and the Transferee Bank.

(e)	Neither the Transferee Bank nor its representatives on the said Joint Committee shall be liable for any act or omission of the Transferor Bank or the Joint Committee, and they shall be fully indemnified and held harmless by the Transferor Bank.

(f)	Neither the Transferor Bank nor its representatives on the said Joint Committee shall be liable for any act or omission of the Transferee Bank or the Joint Committee, and they shall be fully indemnified and held harmless by the Transferee Bank.

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6.	After the approval of the amalgamation by the respective Boards of Directors of the Transferor Bank and Transferee Bank up to and including the Effective Date:

(a)	Any of the liabilities and obligations of the Transferor Bank that have been discharged by the Transferor Bank, such discharge shall be deemed to have been for and on account of the Transferee Bank.

(b)	All loans raised and utilised and all debts, duties, undertakings, liabilities and obligations incurred or undertaken by the Transferor Bank in relation to or in connection with the Undertaking shall be deemed to have been raised, used, incurred or undertaken for and on behalf of the Transferee Bank and to the extent they are outstanding on the Effective Date, shall, without any further act, instrument or deed be and stand transferred to or vested in or be deemed to be transferred to and vested in the Transferee Bank and shall become the liabilities and obligations of the Transferee Bank which shall meet, discharge and satisfy the same.

(c)	All properties, estates, assets, rights, title, interests and authorities accrued to and/or acquired by the Transferor Bank in relation to or in connection with the Undertaking prior to the Effective Date shall have been deemed to have been accrued to and/or acquired for and on behalf of the Transferee Bank and shall, without any further act, instrument or deed be and stand transferred to or vested in or be deemed to be transferred to or vested in the Transferee Bank to that extent and shall become the properties, estates, assets, right, title, interests and authorities of the Transferee Bank.

(d)	The Transferor Bank shall carry on and shall be deemed to have carried on all the business and activities as hitherto and shall hold and stand possessed of and shall be deemed to have held and stood possessed of the Undertaking on account of, and in trust for, the Transferee Bank.

(e)	All the profits or incomes accruing or arising to the Transferor Bank, or expenditure or losses arising or incurred (including the effect of taxes, if any, thereon) by the Transferor Bank shall, for all purposes, be treated and be deemed to be and accrue as the profits or incomes or expenditure or losses or taxes of the Transferee Bank, as the case may be.

(f)	The Transferor Bank shall not make any change in its capital structure in any manner whatsoever, whether by any increase (including by way of issue of equity and/or preference shares on a rights basis or by way of a public issue, bonus shares and/ or convertible debentures or otherwise), decrease, reduction, reclassification, sub-division, consolidation, re-organisation, or in any other manner which may, in any way, affect the Share Exchange Ratio (as defined in Clause 9 below), except with the prior written consent of the Transferee Bank.

(g)	The Transferor Bank shall not, without the prior written consent of the Joint Committee, alter, enhance or revise the remuneration, emoluments or perquisites, or create any new terms of remuneration, increase or vary remuneration for any personnel or pay scale for any class of personnel, or vary seniority or other personnel parameters for any employee or class of employees, or amend or alter any such existing terms or alter, enhance or revise the contributions of the Transferor Bank to any schemes/ funds established by or under any law or otherwise including by way of any awards, settlements, standing orders, as applicable to the employees of the Transferor Bank.

(h)	The Transferor Bank shall not, without the prior written consent of the Joint Committee, amend the terms and conditions of employment or engagement of, a director, officer, employee, a person on contract or a consultant of the Transferor Bank, or provide, or agree to provide, a gratuitous payment or benefit to a director, officer, employee, a person on contract or a consultant of the Transferor Bank (or any of their dependants) or employ, appoint, engage or terminate the employment or engagement of, any person as a director, officer, employee, a person on contract or as consultant.

(i)	No material decision in relation to the Transferor Bank’s business and affairs and operations and no agreement or transaction (other than an agreement or transaction in the ordinary course of the Transferor Bank’s business) shall be taken, entered into or performed by the Transferor Bank and/or such other

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matters as the Transferee Bank may notify from time to time shall be undertaken or performed by the Transferor Bank, without the prior written approval of the Joint Committee.

 7. Upon the coming into effect of the Scheme, the Transferee Bank may if so required under any law or otherwise, execute deeds of confirmation or any other writings in favour of any other party to any contract or arrangement to which the Transferor Bank is a party or is subject to in order to give formal effect to any provision of the Scheme as may be necessary. The Transferee Bank shall be authorised or be deemed to be authorised to execute any such writings on behalf of the Transferor Bank and to implement, carry out or perform all such formalities or compliances to be implemented, carried out or performed on part of the Transferor Bank.

8. Upon the coming into effect of this Scheme,

(a)	the employees of the Transferor Bank who are in service on the Effective Date shall become the employees of the Transferee Bank on such Date without any break or interruption in service and on terms and conditions as to remuneration, emoluments or perquisites not less favourable than those subsisting with reference to the Transferor Bank on the said date.

(b)	The existing provident fund, gratuity fund, pension and/or superannuation fund or trusts created by the Transferor Bank or any other special funds created or existing for the benefit of the employees of the Transferor Bank shall be transferred to the relevant funds of the Transferee Bank. In the event that the Transferee Bank does not have its own funds with respect to any such matters, the Transferee Bank shall create its own funds to which the contributions pertaining to the employees of the Transferor Bank shall be transferred.

PART IV – REORGANISATION OF CAPITAL

9. Upon the coming into effect of this Scheme, and in consideration of the transfer of and vesting of the

Undertaking and the Liabilities of the Transferor Bank in the Transferee Bank in terms of this Scheme, the Transferee Bank shall without any further application, act, instrument or deed, issue and allot to the equity shareholders of the Transferor Bank whose names are recorded in the Register of Members of Transferor Bank (the “Members”), on a date (hereinafter referred to as the “Record Date”) to be fixed by the Board of Directors of the Transferee Bank or a committee of such Board of Directors, equity shares of Rs. 10/- (Rupees ten only) each, credited as fully paid up, in the ratio of One Hundred (100) equity share of the face value of Rs. 10/- (Rupees ten only) each in the Transferee Bank for every Nine Hundred and Twenty Five (925) equity shares of the face value of Rs. 10/- (Rupees ten only) each held in the Transferor Bank.

The above ratio in which the equity shares of the Transferee Bank are to be allotted to the Members of the Transferor Bank by the Transferee Bank is hereinafter referred to as the “Share Exchange Ratio” and such allotment will be within fifteen (15) days of the Record Date. Accordingly the Transferee Bank shall issue in aggregate 3,455,138 equity shares of Rs. 10/- (Rupees ten only) each, credited as fully paid-up, to the Members, subject to the provisions of this Scheme of Amalgamation, including but not limited to Clause 11 below.

10. The share certificates in relation to the equity shares held by the said Members in the Transferor Bank shall be deemed to have been automatically cancelled and be of no effect on and from such Record Date, without any further act, instrument or deed. In so far as the issue of equity shares pursuant to Clause 9 above is concerned, each of the said Members of the Transferor Bank, shall have the option, exercisable by notice in writing by the said Members to the Transferee Bank on or before such date as may be determined by the Board of Directors of the Transferee Bank or a committee of such Board of Directors, to receive either in certificate form or in dematerialised form, the equity shares of the Transferee Bank in lieu thereof and in terms hereof. In the event that the Transferee Bank has not received such notice from any of the said Members, the equity shares of the Transferee Bank shall be issued to such Members in certificate form. Those of the said Members exercising the option to receive the equity shares in dematerialised form shall be required to have an account with a depository participant and shall provide details thereof and such other confirmations as may be required. It is

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only thereupon that the Transferee Bank shall issue and directly credit the demat/ dematerialised securities account of such Member with the equity shares of the Transferee Bank.

11.	In respect of equity shares of the Transferor Bank where calls are in arrears, without prejudice to any remedies that the Transferor Bank or the Transferee Bank, as the case may be, shall have in this behalf, the Transferee Bank shall not be bound to issue any equity shares of the Transferee Bank (whether partly paid or otherwise) nor to confirm any entitlement to such holder until such time as the calls-in-arrears are paid.

12.	No fractional certificates shall be issued by the Transferee Bank in respect of fractional entitlements, if any, to any Member. The Board of Directors of the Transferee Bank shall, instead consolidate all such fractional entitlements and thereupon issue and allot equity shares in lieu thereof to the trust or a director or an officer of the Transferee Bank or such other person as the Transferee Bank shall appoint in this behalf who shall hold the equity shares in trust on behalf of the Members entitled to fractional entitlements with the express understanding that such trust, director(s) or officer(s) or person shall sell the same in the market at such time or times, no later than fifteen (15) days from the date of allotment, and at such price or prices in the market and to such person or persons, as it/he/they deem fit, and pay to the Transferee Bank, the net sale proceeds thereof, whereupon the Transferee Bank shall distribute such net sale proceeds to the Members of Transferor Bank in proportion to their respective fractional entitlements.

13.	Equity shares issued and allotted by the Transferee Bank in terms of Clause 9 above shall be subject to the provisions of the Articles of Association of the Transferee Bank and shall rank pari passu in all respects with the then existing equity shares of the Transferee Bank, including in respect of dividends, if any, that may be declared by the Transferee Bank, on or after the Effective Date.

14.	Equity shares of the Transferee Bank issued in terms of Clause 9 above, shall, subject to applicable regulations, be listed or admitted to trading on the relevant stock exchange/s, whether in India or abroad, where the equity shares of the Transferee Bank are presently listed or admitted to trading.

PART V - GENERAL TERMS AND CONDITIONS

15.	The Transferor Bank shall not declare any dividend. The Transferee Bank shall be entitled to declare and pay dividends, whether interim or final, to its Members in respect of the financial year/accounting period prior to the Effective Date subject to the RBI guidelines and subject to the provisions of the said Act and the Companies Act. It is clarified that the terms of the Scheme shall not be deemed to confer any right on the Members of the Transferor Bank or of the Transferee Bank to demand or to claim any dividend, which shall be entirely at the discretion of the Board of Directors of the Transferee Bank and subject, wherever necessary, to the approval of the shareholders of the Transferee Bank.

16.	Upon the coming into effect of the Scheme and with effect from the Effective Date;

(a)	The books of the Transferor Bank shall be closed and balanced and its balance sheet prepared as at the close of business on the date immediately preceding the Effective Date taking into account all incomes, expenses, assets and liabilities received, paid, accrued, incurred, acquired or sold till such date, including expenses with respect to the amalgamation to be borne by the Transferor Bank, and the balance sheet shall be audited and certified by a chartered accountant or a firm of chartered accountants.

(b)	For the purpose of accounting for and dealing with the value of the assets and liabilities of the Transferor Bank, the fair value of the assets and liabilities shall be determined on the Effective Date to the satisfaction of the Transferee Bank.

(c)	If the fair value of any asset or class of assets of the Transferor Bank is less than the value of such asset or class of assets appearing in its books immediately prior to the Effective Date, the assets or the class of assets would be accounted for and dealt with in the books of the Transferee Bank at the value appearing in the books of the Transferor Bank on the date immediately preceding the Effective Date and the difference between the value appearing in the books of the Transferor Bank (after deducting such

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provisions as are outstanding in the books of the Transferor Bank on the date, immediately preceding the Effective Date in respect of the assets or class of assets) and its fair value shall be accounted for as a credit balance in provision account in the books of the Transferee Bank.

(d)	If the fair value of any asset or class of assets of the Transferor Bank is greater than the value (after deducting such provisions as are outstanding in the books of the Transferor Bank on the date, immediately preceding the Effective Date in respect of the assets or class of assets) of such asset or class of assets appearing in the books of the Transferor Bank immediately prior to the Effective Date, the assets or class of assets shall be accounted for and dealt with in the books of the Transferee Bank at fair value.

(e)	Provisions outstanding in the books of the Transferor Bank on the date immediately preceding the Effective Date in respect of any asset or asset class shall be accounted for and dealt with in the books of the Transferee Bank as provisions against the assets or class of assets against which such provisions were held in the books of the Transferor Bank on the date immediately preceding the Effective Date.

(f)	The liabilities of the Transferor Bank shall be accounted for and dealt with in the books of the Transferee Bank at fair value.

(g)	In the books of the Transferee Bank, an “Amalgamation Expenses Provision Account” shall be credited by an amount determined for the expenses and costs of the Scheme arising as a direct consequence on account of any changes in the business or operations of the Transferor Bank proposed or considered necessary by the Board of Directors of the Transferee Bank (including but not limited to rationalisation, upgradation and enhancement of human resources and expenses relating to modifying signage, modifying stationery, branding, changing systems and network, communication including media costs, impairment of technology and fixed assets, conducting general meetings, payment of listing fees and other statutory and regulatory charges, travel in relation to the consolidation contemplated in this Scheme, valuation, due diligence, investment banking expenses and charges relating to preparation of the Scheme, consultations in relation to the consolidation contemplated in the Scheme and training), and other extraordinary expenses on integration and consolidation under the Scheme, to be incurred by the Transferee Bank and the balance in such account shall be debited to the Revenue & Other Reserves of the Transferee Bank arising pursuant to sub-clause (h) herein below, or may be debited to the Share Premium Account if no Revenue & Other Reserves arise pursuant to the amalgamation.

(h)	Any excess of the value of the net assets of the Transferor Bank determined pursuant to sub-clauses (a) to (f) hereinabove and after such further adjustments as may be deemed necessary by the Board of Directors of the Transferee Bank (including such adjustments as may be required by any regulatory or statutory authority or required to ensure the uniform application of accounting standards and policies adopted by the Transferee Bank) over the paid-up value of the equity shares to be issued and allotted shall be credited to the Revenue & Other Reserves of the Transferee Bank. Any excess of the paid-up value of the equity shares to be issued and allotted over the value of the net assets of the Transferor Bank determined pursuant to subclauses (a) to (f) hereinabove and after such further adjustments as may be deemed necessary by the Board of Directors of the Transferee Bank (including such adjustments as may be required by any regulatory or statutory authority or required to ensure the uniform application of accounting standards and policies adopted by the Transferee Bank) may be reduced from the Share Premium Account of the Transferee Bank.

17.	The Transferor Bank and the Transferee Bank may make or assent, from time to time, on behalf of all persons concerned to any modifications or amendments to the Scheme or to any conditions or limitations which Reserve Bank of India or any other relevant or concerned authority under law may direct or impose or which may otherwise be considered necessary, and may do so and execute all acts, deeds, documents, instruments, matters or things necessary for putting the Scheme into effect.

18.	For the purpose of giving effect to the Scheme as sanctioned by Reserve Bank of India, the Board of Directors of the Transferee Bank may give all such directions as are necessary, expedient, incidental, ancillary or desirable including directions for settling or removing any question of doubt or difficulty that may arise with

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regarding to the implementation of the Scheme, as it thinks fit, and such determination or directions, as the case may be, shall be binding on all persons connected herewith or otherwise interested in the Scheme in the same manner as if the same were specifically incorporated in the Scheme.

19.	The Board of Directors of the Transferee Bank may review the position relating to satisfaction of the following conditions and if necessary waive any of the following, to the extent permissible under law:

(a)	Approval, if required, of any trustee of any debentures or other similar securities, being obtained if such approval is necessary under the terms of issue thereof, and/or

(b)	Vacating or satisfaction of charges, mortgages or encumbrances, if any on the said assets.

20.	The Transferor Bank and the Transferee Bank shall with all reasonable dispatch make applications under Section 44A and all other applicable provisions of the said Act and RBI Guidelines for sanctioning of the Scheme by Reserve Bank of India and obtain all approvals, sanctions or consents as may be required by law, and for dissolution of the Transferor Bank without being wound up under the provisions of the said Act.

21.   This Scheme is specifically conditional upon and subject to:

(a)	Consent of a majority in number representing two-thirds in value of the Members of the Transferor Bank and of the Transferee Bank in their respective Meetings, present in person or by proxy, at a Meeting called for the purpose;

(b)	Sanction of Reserve Bank of India by an order in writing passed in this behalf pursuant to Section 44A of the said Act and RBI Guidelines; and

(c)	Sanction or approval, if any, under any law of the Government of India, or any other authority, agency, department or persons concerned, being obtained and granted in respect of the matters of which such sanction or approval is required.

22.

Any Member of Transferor Bank or the Transferee Bank, as the case may be, who has voted against the Scheme at the Meeting of Transferor Bank or the Transferee Bank, as the case may be, or has given notice in writing at or prior to the Meeting of Transferor Bank or the Transferee Bank, as the case may be, or to the presiding officer of the Meeting of either Transferor Bank or the Transferee Bank, as the case may be, that he dissents from the Scheme, shall be entitled, in the event of the Scheme being sanctioned by Reserve Bank of India under Section 44A of the said Act, to claim from the Transferor Bank or the Transferee Bank, as the case may be, in respect of equity shares held by him in the Transferor Bank or the Transferee Bank, as the case may be, their value as determined by Reserve Bank of India when sanctioning the Scheme, and such Member shall, in consideration thereof, compulsorily tender the said shares held by him in the Transferor Bank or the Transferee Bank, as the case may be, to the Transferor Bank or the Transferee Bank, respectively, for cancellation thereof and to that extent, without any further act, instrument or deed, the equity share capital of the Transferor Bank or the Transferee Bank, as the case may be, shall stand reduced or be deemed to have been reduced, by such number of the said shares as held and tendered by such Member, on the date immediately preceding the Effective Date. The determination by Reserve Bank of India as to the value of the equity shares to be paid to the dissenting Member shall be final for all purposes.

23.	Upon satisfaction of the said conditions, obtaining the said sanctions and approvals, and passing of the said order or orders referred to in Clause 21 hereinabove, the Transferor Bank or the Transferee Bank, as the case may be, shall, for all purposes including for giving effect to the Scheme, under all laws for the time being in force, be deemed to be in compliance thereof.

24.	If any provision of this Scheme is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Scheme but without invalidating any of the remaining provisions of this Scheme.

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25.	Pursuant to receipt of an order in terms of sub-clause (b) of Clause 21 hereinabove and sub-section 6A of Section 44A of the said Act, Reserve Bank of India may, by a further order in writing, direct that on such date as may be specified therein, the Transferor Bank shall cease to function and shall stand dissolved on such date notwithstanding anything to the contrary contained in any other law.

26.	An order in terms of sub-clause (b) of Clause 21 hereinabove and sub-section 6C of Section 44A of the said Act shall be conclusive evidence that all requirements of Section 44A of the said Act, the RBI Guidelines, and any applicable provisions of the Companies Act or any other applicable law relating to amalgamation, provisions set forth in the Scheme and matters incidental or ancillary thereto have been complied with, and a copy of the said order certified in writing by an officer of Reserve Bank of India to be a true copy thereof, shall in all legal proceedings (whether in appeal or otherwise, and whether instituted before or after the commencement of Section 19 of the Banking Laws (Miscellaneous Provisions) Act, 1963), be admitted as evidence to the same extent as the original order and the original scheme.

27.	There will be no change in the name of the Transferee Bank by reason of coming into effect of this Scheme.

28.	All costs, charges and expenses, including any taxes and duties of the Transferor Bank and the Transferee Bank in relation to or in connection with this Scheme and incidental to the completion of the amalgamation of the Transferor Bank in pursuance of this Scheme (other than due diligence expenses of the Transferee Bank) shall be borne and paid by the Transferor Bank.

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By fax

DBOD No. PSBD 12103/16.01.128/2006-07

June 5, 2007

The Managing Director
ICICI Bank Ltd.
ICICI Bank Towers
Bandra-Kurla Complex
Mumbai 400 051

Dear-Sir,

Alteration In the Authorized Share
Capital Clause of Memorandum of Association

Please refer to your letter dated May 25, 2007 on the captioned subject.

2.	In this connection, we have ‘no objection’ to the bank amending the capital clause of MOA on the following lines:

“The authorized capital of the Company shall be Rs. 1775,00,00,000 divided into 127,50,00,000 shares of Rs. 10 each, 150,00,000 shares of Rs. 100 each and 350 shares of Rs.1 crore each with rights, privileges and conditions attached thereto as are provided by the Articles of Association of the Company for the time being with power to increase or reclassify or alter the capital of the Company and to divide/consolidate the shares in the capital for the time being into several classes and face values and to attach thereto respectively such preferential, cumulative, convertible, guarantee, qualified or other special rights, privileges, conditions or restrictions, as may be determined by or in accordance with the Articles of Association of the Company for the time being and to vary, modify and abrogate any such right, privilege or condition or restriction in such manner as may for the time being be permitted by the Articles of Association of the Company and the legislative provisions for the time being in force.”

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3. We advise that Article 5(a) of AOA should also be modified as under

“The authorised capital of the Company is Rs. 1775,00,00,000 divided into:

(i)       127,50,00.000 equity shares of Rs. 10 each

(ii)      150.00,000 shares of Rs. 100 each which shall be of such class and with such rights privileges, conditions or restrictions as may be determined by the Company in accordance with these presents and subject to the legislative provisions tar the time being In force in that behalf, and

(iii)      350 preference shares of Rs. 1 Crore each.”

Yours faithfully.

/s/

(Sudha Damodar)
General Manager

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Executive Director

DBOD No. PSBD.2599/16.01.056/2010-11	August 12, 2010

Order

Scheme of Amalgamation under Section 44A of Banking Regulation Act, 1949 –
Bank of Rajasthan Ltd. with the ICICI Bank Ltd.

In exercise of the powers conferred by subsection (4) of Section 44A of Banking Regulation Act, 1949, the Reserve Bank of India hereby sanctions the appended scheme of amalgamation of Bank of Rajasthan Ltd. (Transferor Bank) with ICICI Bank Ltd. (Transferee Bank). The scheme of amalgamation shall come into effect from the close of business on August 12, 2010.

{Anand Sinha)

Executive Director

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SCHEME OF AMALGAMATION

Of

The Bank of Rajasthan Limited	Transferor Bank

with

ICICI Bank Limited	Transferee Bank

PART I - GENERAL

1.	This Scheme of Amalgamation provides for the amalgamation of The Bank of Rajasthan Limited, a company within the meaning of the Companies Act, 1956 (hereinafter referred to as the “Companies Act”) and licensed as a banking company under the provisions of the Banking Regulation Act, 1949 (hereinafter referred to as the “said Act”), having its Registered Office at Raj Bank Bhawan, Clock Tower, Udaipur 313001 RAJASTHAN (hereinafter referred to as the “Transferor Bank”) with ICICI Bank Limited, a company Incorporated under the provisions of the Companies Act and licensed as a banking company under the provisions of the said Act, having its Registered Office at Landmark, Race Course Circle, Vadodara 390 007, Gujarat (hereinafter referred to as the “Transferee Bank”), pursuant to Section 44A and other relevant provisions of the said Act and Reserve Bank of India’s guidelines for merger and amalgamation of private sector banks dated May 11, 2005 (hereinafter referred to as the “RBI Guidelines”).

2.	In this Scheme of Amalgamation, unless inconsistent with the subject or context, the following words or expressions shall have the following meaning:

(a)	‘Board of the Transferee Bank’ shall mean the Board of Directors of the Transferee Bank, any Committee’s constituted / that may be constituted by the Board of Directors of the Transferee Bank or any other person authorised / to be authorised by the Board or the Committee/s to exercise its powers including the powers in terms of this Scheme.

(b)	‘Board of the Transferor Bank’ shall mean the Board of Directors of the Transferor Bank, any Committee’s constituted / that may be constituted by the Board of Directors of the Transferor Bank or any person authorised / to be authorised by the Board or the Committee to exercise its powers including the powers in terms of this Scheme.

(c)	‘Effective Date’ shall mean the date on which Reserve Bank of India provides its sanction to the Scheme of Amalgamation or such other date as may be specified by Reserve Bank of India by an order in writing passed in this behalf under the provisions of the said Act and RBI Guidelines. References in the Scheme of Amalgamation to the ‘corning into effect of the Scheme’ shall mean the Effective Date.

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(d)	‘said assets’ or ‘the undertaking’ shall mean the entire undertaking, the entire business, all the properties (whether movable or immovable, tangible or intangible), assets, investments of all kinds including but not limited to securities, securitised assets, receivables and security receipts, all cash balances (including with Reserve Bank of India and other banks), money at call and short notice, loans, advances, contingent rights or benefits, reserves, provisions, funds, benefits of all agreements, lease and hire purchase contracts, benefit of any security arrangements, agreements, rights, contracts, entitlements, permits, licences including branch or other licences, quotas, approvals, consents, incentives, subsidies, rights, claims, leases, tenancy rights, liberties, rehabilitation schemes, special status, engagements, arrangements and all other privileges and benefits of every kind, nature and description whatsoever enjoyed or conferred upon or held or availed of by and all rights and benefits that have accrued to business, activities and operations of the Transferor Bank, authorities, allotments, approvals, reversions, buildings and structures, branches, offices and residential premises, tenancies, leases, licenses, fixed assets and other assets, powers, consents, registration’s, agreements, contracts, engagements, arrangements of all kinds, rights, titles, interests, benefits and advantages of whatsoever nature and wheresoever situate belonging to or in ownership, power or possession or in control of or vested in or granted in favour of or enjoyed by the Transferor Bank or to which the Transferor Bank may be entitled and include but without being limited to trade and service names and service marks and other intellectual property of any nature whatsoever, permits, approvals, authorisations, rights to use and avail of telephone, telex, facsimile, email, internet, leased line connections and installations, utilities, electricity and other services, all necessary records, files, papers, computer programs, manuals, data, catalogues, sales and advertising materials, lists and other details of present and former customers, suppliers, employees, customer information including credit information, customer pricing information and other records in connection with or relating to the Transferor Bank and all other interests of whatsoever nature belonging to or in the ownership, power or possession and/or in the control of or vested in or granted in favour of or enjoyed by the Transferor Bank, whether in India or abroad, as on the Effective Date.

(e)	‘said liabilities’ shall mean all debts, demand deposits, saving bank deposits, term deposits, certificate of deposits, time and demand liabilities, borrowings whether rupee or foreign currency, bills payable, interest accrued, statutory reserves, contingent liabilities including tax liabilities, and other liabilities, duties and undertakings and obligations of the Transferor Bank, whether or not disputed or the subject matter of any court, arbitration or other proceedings, as on the Effective Date.

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(f)	‘the Scheme’ or ‘this Scheme’ shall mean the Scheme of Amalgamation of the Transferor Bank with the Transferee Bank as approved by the shareholders of the Transferor Bank and the Transferee Bank including the Swap Ratio specified in Part IV of the Scheme and as sanctioned by the Reserve Bank of India under section 44A of the said Act.

PART II - SHARE CAPITAL

3.        (a)         The share capital of the Transferor Bank as of March 31, 2010 is as under:

Authorised Capital

265,000,000 Equity Shares of Rs. 10/- each amounting to Rs. 2650 million

Issued Capital

16,13, 97, 442 Equity Shares of Rs. 10/- each amounting to 161,39,74,420

Subscribed and Paid-up Capital

16,13,550,093 Equity shares of Rs. 10/- each amounting to Rs. 161,35,00,930

13,500,000 Equity Shares are not listed.

The Equity Shares of the Transferor Bank are listed on the Stock Exchange, Mumbai (BSE), the National Stock Exchange (NSE) and the Jaipur Stock Exchange.

(b)	The share capital of Transferee Bank as of March 31, 2010 is as under:

Authorised Capital

1275,000,000 Equity Shares of Rs. 10/- each amounting to Rs, 12750.0 million

15,000,000 Shares of Rs. 100/ each amounting to Rs. 1500.0 million

350 Preference Shares of Rs. 10,000,000/- each amounting to Rs. 3,500,0 million

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Issued, Subscribed & Paid-up Capital

1114,956,917 Equity Shares of Rs. 10/- each amounting to Rs. 11149.6 million, including shares forfeited and calls-in-arrears

350 Preference Shares of Rs. 10,000,000/- each fully paid-up redeemable at par on April 20, 2018 amounting to Rs. 3,500.0 million

The equity shares of the Transferee Bank are listed on The Stock Exchange, Mumbai (BSE) and The National Stock Exchange of India Limited. American Depositary Shares representing underlying equity shares of Transferee Bank are listed on New York Stock Exchange. The preference shares of the Transferee Bank are not, at present, listed on any stock exchange.

PART III - TRANSFER & VESTING

4.  (i)     Upon the coming into effect of this Scheme pursuant to the provisions of the said Act and RBI Guidelines, subject to the provisions of this Scheme, and on and from the Effective Date:

(a)	The Undertaking of the Transferor Bank shall, without any further act, instrument or deed, be and stand transferred to and vested in or be deemed to have been transferred to and vested in the Transferee Bank as a going concern so as to become the properties, estates, assets, rights, title, interest and authorities of the Transferee Bank.

(b)	Without prejudice to sub-clause (a) above, in respect of such of the assets of the Undertaking as are movable in nature or are otherwise capable of transfer by manual delivery or by endorsement and/or delivery, the same may be so transferred by the Transferor Bank, and shall, upon such transfer, become the properties, estates, assets, rights, title, interests and authorities of the Transferee Bank.

(c)	All the licences, permits, quotas, approvals, incentives subsidies, rights, claims, leases, tenancy rights, liberties, rehabilitation schemes, special status and other benefits or privileges enjoyed or conferred upon or held or availed of by and all rights and benefits that have accrued to the Transferor Bank shall, without any further act, instrument or deed, be and stand transferred to and vest in or be deemed to be transferred to and vested in and be available to the Transferee Bank so as to become the estates, assets, rights, title, interests and authorities of the Transferee Bank and shall remain valid effective and enforceable on the same terms and conditions to the extent permissible under law.

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(d)	All properties, assets, estates, rights, title, interest, licenses and authorities acquired by or quotas, approvals, Incentives, subsidies, rights, claims, leases, tenancy rights, liberties, rehabilitation schemes, special status and other benefits or privileges enjoyed or conferred upon or held or availed of by and/or all rights and benefits that have accrued to the Transferor Bank after the approval of the amalgamation by the respective Boards of Directors of the Transferor Bank and Transferee Bank and prior to the Effective Date in connection or in relation to the operation of the Undertaking shall, without any further act, instrument or deed, be and stand transferred to and vested or deemed to be transferred to and vested in the Transferee Bank.

(e)	All contracts, deeds, bonds, agreements, arrangements and other instruments (including all tenancies, leases, licenses and other assurances in favour of the Transferor Bank or powers or authorities granted by or to it) of whatsoever nature to which the Transferor Bank is a party or to the benefit of which the Transferor Bank may be eligible, and which are subsisting or having effect immediately before the Effective Date, shall, without any further act, instrument or deed, be in full force and effect in favour of or against the Transferee Bank, as the case may be, and may be enforced as fully and effectually as if, instead of the Transferor Bank, the Transferee Bank had been a party or beneficiary or obligee thereto.

(ii)	Upon the coming into effect of this Scheme pursuant to the. provisions of the said Act and RBI Guidelines, subject to the provisions of this Scheme, and on and from one day prior to the Effective Date, notwithstanding any to the contrary contained in any contracts, deeds, documents, agreements, arrangements, other instruments or understandings (oral or otherwise) and in this Scheme, the distribution or referral tie-ups, agencies or marketing or co-marketing arrangements by whatever name called between the Transferor Bank and Aviva Life Insurance Company Limited, United India Insurance Company Limited, the Export Credit and Guarantee Corporation, !DBI Capital Markets Ltd, Religare Securities Ltd and Western Union shall terminate and have no effect (other than for the receipt of any amounts, if any, that may be due and payable anytime from such person or entities pertaining to the period prior to termination) without requirement of any further act, instrument or deed and without any cost, compensation or damages being payable by the Transferor Bank or the Transferee Bank to such person or entities or any other person or entities.

(iii)	Upon the coming into effect of this Scheme pursuant to the provisions of the said Act and RBI Guidelines, subject to the provisions of this Scheme, and on and from the Effective Date:

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(a)	All debts, demand deposits, savings bank deposits, term deposits, certificate of deposits, time and demand liabilities, borrowings whether rupee or foreign currency, bills payable, interest accrued, statutory reserves, contingent liabilities including tax liabilities, and other liabilities, duties and undertakings and obligations of the Transferor Bank, whether or not disputed or the subject matter of any court, arbitration or other proceedings (the “Liabilities”) shall, without any further act, instrument or deed be and stand transferred to and vested in or be deemed to stand transferred to and vested in, the Transferee. Bank so as to become the Liabilities of the Transferee Bank, and further that it shall not be necessary to obtain the consent of any person concerned with the Liabilities in any capacity whatsoever or any person who is a party to any contract or arrangement by virtue of which such Liabilities have arisen in order to give effect to the provisions of this Clause.

(b)	Loans and other obligations (including any guarantees, letters of credit, letters of comfort or any other instrument or arrangement which may give rise to a contingent liability in whatever form), if any, due or which may at any time in future become due between or amongst the Transferor Bank and the Transferee Bank shall stand discharged and there shall be no liability in th.at behalf on either party.

(c)	Any securities, debentures or notes, if any, issued by the Transferor Bank, and held by the Transferee Bank, and vice versa shall, unless sold or transferred by the Transferor Bank or the Transferee Bank, as the case may be, at any time prior to the Effective Date, stand cancelled as on the Effective Date, and shall be of no effect and such Transferor Bank or the Transferee Bank, as the case may be, shall have no further obligation outstanding in that behalf.

(d)	Without prejudice to the provisions of Clause (b) above, the guarantees, letters of credit, letters of comfort and other similar arrangements, if any, given or executed or made by the Transferor Bank in favour of or for the benefit of the Transferee Bank shall stand discharged.

(iv)	Upon the coming into effect of this Scheme pursuant to the provisions of the said Act and RBI Guidelines, subject to the provisions of this Scheme, and on and from the Effective Date:

(a)	All the security created in favour of or for the benefit of the Transferor Bank under the terms of the relevant agreements, documents and/or arrangements, whether such security be immovable, movable, tangible or intangible, and whether by way of mortgage, hypothecation, pledge, lien or any other form or mode of creation of security, and all guarantees, letters of

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comfort, letters of credit or similar instruments in favour of or for the benefit of the Transferor Bank under the terms of the relevant agreements, documents and/or arrangements, shall without any further act, deed, instrument or thing, be transferred to and vested in the Transferee Bank or be deemed to have been transferred to and vested in the Transferee Bank, and shall continue to be in full force and effect and may be enforced as fully and effectually as if instead of the Transferor Bank, the Transferee Bank had been the beneficiary or a party thereto, and the benefit shall be available to the Transferee Bank as if such same were ab initio created in favour of the Transferee Bank and further that it shall not be necessary to obtain the consent of any person concerned therewith in any capacity whatsoever or of the person who created such security in order to give effect to the provisions of this Clause.

(b)	All debit mandates or negotiable instruments including post dated cheques that are issued in favour of the Transferor Bank, or which are drawn on the Transferor Bank, shall be payable to or by the Transferee Bank, as the case may be, without any further act , deed, instrument or thing and may be enforced as fully and effectually as if instead of the Transferor Bank, the Transferee Bank had been the beneficiary or a party specified therein.

(c)	All suits, actions and legal and other proceedings by or against the Transferor Bank pending and/or arising on or before the Effective Date shall be transferred in the name of the Transferee Bank and shall be continued and be enforced by or against the Transferee Bank as effectually and in the same manner and to the same extent as if the same had been pending and/or arisen by or against the Transferee Bank.

5.         INTENTIONALLY LEFT BLANK

6.	From the date of approval of the scheme of amalgamation by the respective Boards of Directors of the Transferor Bank and Transferee Bank upto and including the Effective Date:

(a)	Any of the liabilities and obligations of the Transferor Bank that have been discharged by the Transferor Bank, such discharge shall be deemed to have been for and on account of the Transferee Bank.

(b)	All loans raised and utilised and all debts, duties, undertakings, liabilities and obligations incurred or undertaken by the Transferor Bank in relation to or in connection with the Undertaking shall be deemed to have been raised, used, incurred or undertaken for and on behalf of the Transferee Bank and to the extent they are outstanding on the Effective Date, shall, without any further act, instrument or

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deed be and stand transferred to or vested in or be deemed to be transferred to and vested in the Transferee Bank and shall become the liabilities and obligations of the Transferee Bank which shall meet, discharge and satisfy the same.

(c)	All properties, estates, assets, rights, title, interests and authorities accrued to and/or acquired by the Transferor Bank in relation to or in connection with the Undertaking prior to the Effective Date shall have been deemed to have been accrued to and/or acquired for and on behalf of the Transferee Bank and shall, without any further act, instrument or deed be and stand transferred to or vested in or be deemed to be transferred to or vested in the Transferee Bank to that extent and shall become the properties, estates, assets, right, title, interests and authorities of the Transferee Bank.

(d)	The Transferor Bank shall carry on and shall be deemed to have carried on all the business and activities as hitherto and shall hold and stand possessed of and shall be deemed to have held and stood possessed of the Undertaking on account of, and in trust for, the Transferee Bank.

(e)	All the profits or incomes accruing or arising to the Transferor Bank, or expenditure or losses arising or incurred (including the effect of taxes, if any, thereon) by the Transferor Bank shall, for all purposes, be treated and be deemed to be and accrue as the profits or incomes or expenditure or losses or taxes of the Transferee Bank, as the case may be.

(f)	The Transferor Bank shall not make any change in its capital structure in any manner whatsoever, whether by any increase (including by way of issue of equity and/or preference shares on a rights basis or by way of a public issue, bonus shares and/ or convertible debentures or otherwise), decrease, reduction, reclassification, sub-division, consolidation, re-organisation, or in any other manner which may, in any way, affect the Swap Ratio (as defined in Clause 9 below), except with the prior written consent of the Transferee Bank.

(g)	The Transferor Bank shall not, without the prior written consent of the Board, alter, enhance or revise the remuneration, emoluments or perquisites, or create any new terms of remuneration, increase or vary remuneration for any personnel or pay scale for any class of personnel, or vary seniority or other personnel parameters for any employee or class of employees, or amend or alter any such existing terms or alter, enhance or revise the contributions of the Transferor Bank to any schemes/funds established by or under any law or otherwise including by way of any awards, settlements, standing orders, as applicable to the employees of the Transferor Bank.

(h)	The Transferor Bank shall not, without the prior written consent of the Board, amend the terms and conditions of employment or engagement of, a director, officer, employee, a person on contract or a consultant

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of the Transferor Bank, or provide, or agree to provide, a gratuitous payment or benefit to a director, officer, employee, a person on contract or a consultant of the Transferor Bank (or any of their dependants) or employ, appoint, engage or terminate the employment or engagement of, any person as a director, officer, employee, a person on contract or as consultant.

(i)	No material decision in relation to the Transferor Bank’s business and affairs and operations and no agreement or transaction (other than an agreement or transaction in the ordinary course of the Transferor Bank’s business) shall be taken, entered into or performed by the Transferor Bank and/or such other matters as the Transferee Bank may notify from time to time shall be undertaken or performed by the Transferor Bank, without the prior written approval of the Board.

Provided that if the Effective Date has not occurred, this clause shall be deemed not to have come into effect.

7.	Upon the coming into effect of the Scheme, the Transferee Bank may if so required under any law or otherwise, execute deeds of confirmation or any other writings in favour of any other party to any contract or arrangement to which the Transferor Bank is a party or is subject to in order to give formal effect to any provision of the Scheme as may be necessary. The Transferee Bank shall be authorised or be deemed to be authorised to execute any such writings on behalf of the Transferor Bank and to implement, carry out or perform all such formalities or compliances to be implemented, carried out or performed on part of the Transferor Bank.

8.	Upon the coming into effect of this Scheme,

(a)	the employees of the Transferor Bank who are in service on the Effective Date shall become the employees of the Transferee Bank on such Date without any break or interruption in service and on terms and conditions as to remuneration, emoluments or perquisites not less favourable than those subsisting with reference to the Transferor Bank on the said date.

(b)	The existing provident fund, gratuity fund, pension and/or superannuation fund or trusts created by the Transferor Bank or any other special funds created or existing for the benefit of the employees of the Transferor Bank shall be transferred to the relevant funds of the Transferee Bank. In the event that the Transferee Bank does not have its own funds with respect to any such matters, the Transferee Bank shall create its own funds to which the contributions pertaining to the employees of the Transferor Bank shall be transferred.

PART IV - REORGANISATION OF CAPITAL

9.	Simultaneous with the coming into effect of this Scheme, and in consideration of the transfer of and vesting of the Undertaking and the Liabilities of the

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Transferor Bank in the Transferee Bank in terms of this Scheme, and subject to the provisions of this Part IV of the Scheme, and without any further application, act, instrument or deed, equity shares of Rs. 10/- (Rupees ten only) each, credited as fully paid up, in the ratio of twenty five 25 equity share of the face value of Rs. 10/- (Rupees ten only) each in the Transferee Bank for every One Hundred And Eighteen 118 equity shares of the face value of Rs. 10/- (Rupees ten only) each held in the Transferor Bank shall stand automatically issued and allotted to the equity shareholders of the Transferor Bank whose names are recorded in the Register of Members of Transferor Bank (the “Members”) as of the Effective Date. The requisite action and formalities for dispatch of share certificates and the crediting of dematerialized shares of the Transferee Bank pursuant to the issuance and allotment as per this Clause 9, shall be completed within 5 (five) days of the afore-mentioned deemed allotment.

The above ratio in which the equity shares of the Transferee Bank are to be allotted to the Members of the Transferor Bank by the Transferee Bank is hereinafter referred to as the “Swap Ratio”.

10.	The share certificates in relation to the equity shares held by the said Members in the Transferor Bank shall be deemed to have been automatically cancelled and be of no effect on and from the Effective Date, without any further act, instrument or deed. The form of issuance of shares of the Transferee Bank to the shareholders of the Transferor Bank, i.e. either in the form of share certificates or in dematerialized form, shall be determined by the form in which the shares of the Transferor Bank are held by the respective Members of Transferor Bank on the Effective Date.

11.	In respect of equity shares of the Transferor Bank where calls are in arrears, without prejudice to any remedies that the Transferor Bank or the Transferee Bank, as the case may be, shall have in this behalf, the Transferee Bank shall not be bound to issue any equity shares of the Transferee Bank (whether partly paid or otherwise) nor to confirm any entitlement to such holder until such time as the calls-in-arrears are paid.

12.	No fractional certificates shall be issued by the Transferee Bank in respect of fractional entitlements, if any, to any Member. The Board of Directors of the Transferee Bank shall, instead consolidate all such fractional entitlements and thereupon issue and allot, equity shares in lieu thereof to the trust or a director or an officer of the Transferee Bank or such other person as the Transferee Bank shall appoint in this behalf who shall hold the equity shares in trust on behalf of the Members entitled to fractional entitlements with the express understanding that such trust, director(s) or officer(s) or person shall sell the same in the market at such time or times, no later than fifteen (15) days from the date of allotment, and at such price or prices in the market and to such person or persons, as it/he/they deem fit, and pay to the Transferee Bank, the net sale proceeds thereof, whereupon the Transferee Bank shall distribute such net sale proceeds to the Members of Transferor Bank in proportion to their respective fractional entitlements.

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13.	Equity shares issued and allotted by the Transferee Bank in terms of Clause 9 above shall be subject to the provisions of the Articles of Association of the Transferee Bank and shall rank pari passu in all respects and shall have the same rights attached to them as the then existing equity shares of the Transferee Bank, including in respect of dividends, if any, that may be declared by the Transferee Bank, on or after the Effective Date.

14.	Equity shares of the Transferee Bank issued in terms of Clause 9 above shall be listed and admitted to trading on the relevant stock exchange/s, whether in India or abroad, where the equity shares of the Transferee Bank are presently listed or admitted to trading, within a period of 120 (one hundred and twenty) days of the Effective Date.

PART V - GENERAL TERMS AND CONDITIONS

15.	The Transferor Bank shall not declare any dividend. The Transferee Bank shall be entitled to declare and pay dividends, whether interim or final, to its Members in respect of the financial year/accounting period prior to the Effective Date subject to the RBI guidelines and subject to the provisions of the said Act and the Companies Act. It is clarified that the terms of the Scheme shall not be deemed to confer any right on the Members of the Transferor Bank or of the Transferee Bank to demand or to claim any dividend, which shall be entirely at the discretion of the Board of Directors of the Transferee Bank and subject, wherever necessary, to the approval of the shareholders of the Transferee Bank.

16.	Upon the coming into effect of the Scheme and with effect from the Effective Date:

(a)	The books of the Transferor Bank shall be closed and balanced and its balance sheet prepared as at the close of business on the date immediately preceding the Effective Date taking into account all incomes, expenses, assets and liabilities received, paid, accrued, incurred, acquired or sold till such date, including expenses with respect to the amalgamation to be borne by the Transferor Bank, and the balance sheet shall be audited and certified by a chartered accountant or a firm of chartered accountants.

(b)	For the purpose of accounting for and dealing with the value of the assets and liabilities of the Transferor Bank, the fair value of the assets and liabilities shall be determined on the Effective Date to the satisfaction of the Transferee Bank.

(c)	If the fair value of any asset or class of assets of the Transferor Bank is less than the value of such asset or class of assets appearing in its books immediately prior to the Effective Date, the assets or the class of assets would be accounted for and dealt with in the books of the Transferee Bank at the value appearing in the books of the Transferor Bank on the date immediately preceding the Effective Date and the difference between the value appearing in the books of the Transferor

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Bank (after deducting such provisions as are outstanding in the books of the Transferor Bank on the date, immediately preceding the Effective Date in respect of the assets or class of assets) and its fair value shall be accounted for as a credit balance in provision account in the books of the Transferee Bank.

(d)	If the fair value of any asset or class of assets of the Transferor Bank is greater than the value (after deducting such provisions as are outstanding in the books of the Transferor Bank on the date, immediately preceding the Effective Date in respect of the assets or class of assets) of such asset or class of assets appearing in the books of the Transferor Bank immediately prior to the Effective Date, the assets or class of assets shall be accounted for and dealt with in the books of the Transferee Bank at fair value.

(e)	Provisions outstanding in the books of the Transferor Bank on the date immediately preceding the Effective Date in respect of any asset or asset class shall be accounted for and dealt with in the books of the Transferee Bank as provisions against the assets or class of assets against which such provisions were held in the books of the Transferor Bank on the date immediately preceding the Effective Date.

(f)	The Liabilities of the Transferor Bank shall be accounted for and dealt with in the books of the Transferee Bank at fair value.

(g)	In the books of the Transferee Bank, an “Amalgamation Expenses Provision Account” shall be credited by an amount determined for the expenses and costs of the Scheme arising as a direct consequence on account of any changes in the business or operations of the Transferor Bank proposed or considered necessary by the Board of Directors of the Transferee Bank (including but not limited to rationalisation, upgradation and enhancement of human resources and expenses relating to modifying signage, modifying stationery, branding, changing systems and network, communication including media costs, impairment of technology and fixed assets, conducting general meetings, payment of listing fees and other statutory and regulatory charges, travel in relation to the consolidation contemplated in this Scheme, valuation, due diligence, investment banking expenses and charges relating to preparation of the Scheme, consultations in relation to the consolidation contemplated in the Scheme and training), and other extraordinary expenses on integration and consolidation under the Scheme, to be incurred by the Transferee Bank and the balance in such account shall be debited to the Revenue & Other Reserves of the Transferee Bank arising pursuant to sub-clause (h) hereinbelow, or may be debited to the Share Premium Account if no Revenue & Other Reserves arise pursuant to the amalgamation.

(h)	Any excess of the value of the net assets of the Transferor Bank determined pursuant to sub-clauses (a) to (f) hereinabove and after such further adjustments as may be deemed necessary by the Board of

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Directors of the Transferee Bank (including such adjustments as may be required by any regulatory or statutory authority or required to ensure the uniform application of accounting standards and policies adopted by the Transferee Bank) over the paid-up value of the equity shares to be issued and allotted shall be credited to the Revenue & Other Reserves of the Transferee Bank. Any excess of the paid up value of the equity shares to be issued and allotted over the value of the net assets of the Transferor Bank determined pursuant to subclauses (a) to (f) hereinabove and after such further adjustments as may be deemed necessary by the Board of Directors of the Transferee Bank (including such adjustments as may be required by any regulatory or statutory authority or required to ensure the uniform application of accounting standards and policies adopted by the Transferee Bank) may be reduced from the Share Premium Account of the Transferee Bank.

Provided that with respect to sub-clauses (b), (c), (d), (e), (f), (g) and (h) of ‘this Clause 16, the Transferee Bank may account for the assets and liabilities of the Transferor Bank upon the Scheme becoming effective in any other manner as may be approved by Reserve Bank of India.

17.	Upon and any time after the coming Into effect of the Scheme, The Transferor Bank and the Transferee Bank may make or assent, from time to time, on behalf of all persons concerned to any modifications or amendments to the Scheme (other than in respect of Part IV of this Scheme, modifications or amendments to which if detrimental to the shareholders of the Transferor Bank and/or the Transferee Bank, as the case may be, shall be upon the assent of such shareholders) or to any conditions or limitations which Reserve Bank of India or any other relevant or concerned authority under law may direct or impose or which may otherwise be considered necessary, and may do so and execute all acts, deeds, documents, instruments, matters or things necessary for putting the Scheme into effect.

18.	Upon and anytime after the coming into effect of the Scheme, and for the purpose of giving effect to the Scheme as sanctioned by Reserve Bank of India, the Board of Directors of the Transferee Bank may take all such actions and give such authorizations as are necessary, expedient, incidental, ancillary or desirable including for settling or removing any question of doubt or difficulty that may arise with regard to the procedural aspects of implementation of the Scheme only, in so far as the same are not prejudicial to the shareholders of the Transferee bank, who were before the Effective date the Members of the Transferor Bank and such determination or directions, as the case may be, shall be binding on all persons connected herewith or otherwise interested in the Scheme in the same manner as if the same were specifically incorporated in the Scheme.

19.	The Board of Directors of the Transferee Bank may review the position relating to satisfaction of the following conditions and If necessary waive any of the following, to the extent permissible under law:

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(a)	Approval, if required, of any trustee of any debentures or other similar securities, being obtained if such approval is necessary under the terms of issue thereof, and/or

(b)	Vacating or satisfaction of charges, mortgages or encumbrances, if any on the said assets.

20.	The Transferor Bank and the Transferee Bank shall, within five (5) days from the date of obtaining, approval from the shareholders of both the Transferor Bank and the Transferee Bank, make applications under Section 44A and all other applicable provisions of the said Act and RBI Guidelines for sanctioning of the Scheme by Reserve Bank of India and obtain all approvals, sanctions or consents as may be required by law, and for dissolution of the Transferor Bank without being wound up under the provisions. of the said Act.

21.	This Scheme is specifically conditional upon and subject to:

(a)	Consent to this Scheme by a majority in number representing two-thirds in value of the Members of the Transferor Bank and of the Transferee Bank in their respective Meetings, present in person or by proxy, at a Meeting called for the purpose;

(b)	Sanction of Reserve Bank of India of this Scheme by an order in writing passed in this behalf pursuant to Section 44A of the said Act and RBI Guidelines; and

(c)	Sanction or approval, if any, under any law of the Government of India, or any other authority, agency, department or persons concerned, being obtained and granted in respect of the matters of which such sanction or approval is required.

(d)	Obtaining the approval of the Reserve Bank of India as per Clause 21 (b) above on or before 30.11.2010. The Scheme shall no longer remain valid after 30.11.2010.

22.	Any Member of Transferor Bank or the Transferee Bank, as the case may be, who has voted against the Scheme at the Meeting of Transferor Bank or the Transferee Bank, as the case may be, or has given notice in writing at or prior to the Meeting of Transferor Bank or the Transferee Bank, as the case may be, or to the presiding officer of the Meeting of either Transferor Bank or the Transferee Bank, as the case may be, that he dissents from the Scheme, shall be entitled, in the event of the Scheme being sanctioned by Reserve Bank of India under Section 44A of the said Act, to claim from the Transferor Bank or the Transferee Bank, as the case may be, in respect of equity shares held by him in the Transferor Bank or the Transferee Bank, as the case may be, their value as determined by Reserve Bank of India when sanctioning the Scheme, and such Member shall, in consideration thereof, compulsorily tender the said shares held by him in the Transferor Bank or the Transferee Bank, as the case may be, to the Transferor Bank or the Transferee Bank, respectively, for cancellation thereof and to that extent, without any further act, instrument

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or deed, the equity share capital of the Transferor Bank or the Transferee Bank, as the case may be, shall stand reduced or be deemed to have been reduced, by such number of the said shares as held and tendered by such Member, on the date immediately preceding the Effective Date. The determination by Reserve Bank of India as to the value of the equity shares to be paid to the dissenting Member shall be final for all purposes.

23.	Upon satisfaction of the said conditions, obtaining the said sanctions and approvals, and passing of the said order or orders referred to in Clause 21 hereinabove, the Transferor Bank or the Transferee Bank, as the case may be, shall, for all purposes including for giving effect to the Scheme, under all laws for the time being in force, be deemed to be in compliance thereof.

24.	Upon and anytime after the coming into effect of the Scheme and Part IV of this Scheme being given effect to, if any other provision of this Scheme is held to be invalid or unenforceable, then such other provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Scheme but without invalidating any of the remaining provisions of this Scheme including Part IV of this Scheme.

25.	Pursuant to receipt of an order in terms of sub-clause (b) of Clause 21 hereinabove and sub-section 6A of Section 44A of the said Act, Reserve Bank of India may, by a further order in writing, direct that on such date as may be specified therein, the Transferor Bank shall cease to function and shall stand dissolved on such date notwithstanding anything to the contrary contained in any other law.

26.	An order in terms of sub-clause (b) of Clause 21 hereinabove and sub-section 6C of Section 44A of the said Act shall be conclusive evidence that all requirements of Section 44A of the said Act, the RBI Guidelines, and any applicable provisions of the Companies Act or any other applicable law relating to amalgamation, provisions set forth in the Scheme and matters incidental or ancillary thereto have been complied with, and a copy of the said order certified In writing by an officer of Reserve Bank of India to be a true copy thereof, shall in all legal proceedings (whether in appeal or otherwise, and whether instituted before or after the commencement of Section 19 of the Banking Laws (Miscellaneous Provisions) Act, 1963), be admitted as evidence to the same extent as the original order and the original scheme.

27.	There will be no change in the name of the Transferee Bank by reason of coming into effect of this Scheme.

28.	All costs, charges and expenses, including any taxes and duties of the Transferor Bank and the Transferee Bank in relation to or in connection with this Scheme and incidental to the completion of the amalgamation of the Transferor Bank in pursuance of this Scheme (other than due diligence expenses of the Transferee Bank) shall be borne and paid by the Transferee Bank. In the event this Scheme does not come into effect, the Transferor

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Bank and the Transferee Bank shall bear their respective costs, charges and expenses in relation the aforesaid matters.

29.	The obligations of the parties to the Scheme of Amalgamation shall be subject to applicable law.

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